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As filed with the Securities and Exchange Commission on August 31, 2004

Registration No. 333-117874

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUPERIOR ESSEX COMMUNICATIONS LP
ESSEX GROUP, INC.
As Issuers and Registrants of Debt Securities

SUPERIOR ESSEX INC.
SUPERIOR ESSEX HOLDING CORP.
SE COMMUNICATIONS GP INC.
ESSEX INTERNATIONAL INC.
ESSEX CANADA INC.
ESSEX GROUP MEXICO INC.
ESSEX GROUP, INC.
ESSEX MEXICO HOLDINGS, L.L.C.
ESSEX TECHNOLOGY, INC.
ESSEX WIRE CORPORATION
As Issuers and Registrants of Guarantees

Superior Essex Communications LP	Delaware	3357	90-0112091
Essex Group, Inc.	Michigan	3357	35-1313028
Superior Essex Inc.	Delaware	3357	20-0282396
Superior Essex Holding Corp.	Delaware	3357	20-6282438
SE Communications GP Inc.	Delaware	3357	20-1269037
Essex International Inc.	Delaware	3357	13-3496934
Essex Canada Inc.	Delaware	3357	52-1692473
Essex Group Mexico Inc.	Delaware	3357	35-1919914
Essex Group, Inc.	Delaware	3357	99-135952
Essex Mexico Holdings, L.L.C.	Delaware	3357	52-2155254
Essex Technology, Inc.	Delaware	3357	51-0385092
Essex Wire Corporation	Michigan	3357	35-1150598
(Exact names of co-registrants as specified in their charters)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

150 Interstate North Parkway
Atlanta, Georgia 30339
(770) 657-6000
(Address, including zip code, and telephone number,
including area code, of registrants' principal executive offices)

Barbara L. Blackford, Esq.
Executive Vice President, General Counsel and Secretary
Superior Essex Inc.
150 Interstate North Parkway
Atlanta, Georgia 30339
(770) 657-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:
Jack P. Jackson, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
(212) 969-3000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment that specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), determines.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 31, 2004

Superior Essex Communications LP
Essex Group, Inc.

Offer to Exchange
9% Senior Series B Notes due 2012
for all Outstanding
9% Senior Notes due 2012

        We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the exchange offer), $257,100,000 aggregate principal amount of our 9% Senior Series B Notes due 2012, or the New Notes, for $257,100,000 aggregate principal amount of our issued and outstanding 9% Senior Notes due 2012, or the Old Notes. We refer to the New Notes and the Old Notes collectively as the Notes.

The New Notes:

  The terms of the New Notes are substantially identical to the Old Notes, except that some of the transfer restrictions and registration rights relating to the Old Notes will not apply to the New Notes.

  •
  Maturity: The New Notes mature on April 15, 2012.

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  Interest Payments: We will pay interest on the New Notes semiannually in cash, in arrears, on April 15 and October 15 of each year, starting on October 15, 2004.

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  Guarantees: The New Notes will be guaranteed by SE Communications GP Inc., the general partner of Superior Essex Communications LP, by Essex International Inc., the direct parent of Essex Group, Inc., by Superior Essex Holding Corp., the direct parent of SE Communications GP Inc. and Essex International Inc., by Superior Essex Inc., the direct parent of Superior Essex Holding Corp., and by substantially all of our domestic subsidiaries.

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  Ranking: The New Notes will be our unsecured senior obligations and will rank equally with all of our existing and future senior debt and rank senior to all of our existing and future subordinated debt. The New Notes will be effectively subordinated to all of our secured indebtedness, including indebtedness under our senior secured revolving credit facility.

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  Optional Redemption: We may redeem some or all of the New Notes at any time on or after April 15, 2008. We may also redeem up to 40% of the aggregate principal amount of the Notes using the proceeds of one or more equity offerings completed before April 15, 2007. The redemption prices are described beginning on page 91.

The Exchange Offer:

  •
  The exchange offer will expire at 5:00 p.m., New York City time, on September 30, 2004, unless extended.

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  Subject to the satisfaction or waiver of specified conditions, we will exchange the New Notes for all Old Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

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  Tenders of Old Notes may be withdrawn at any time before the expiration of the exchange offer.

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  We will not receive any proceeds from the exchange offer.

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date on which the Old Notes are accepted for exchange, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

The exchange offer involves risks. See "Risk factors" beginning on page 14.

        Neither the Securities and Exchange Commission, or the Commission, nor any state securities commission has passed upon the accuracy or adequacy of this prospectus or the investment merits of the New Notes. Any representation to the contrary is unlawful.

The date of this prospectus is                   , 2004

        You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell the New Notes in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

        On June 17, 2004, Superior Essex Communications LLC, a co-issuer of the Old Notes, converted from a Delaware limited liability company into a Delaware limited partnership and is now known as Superior Essex Communications LP.

        Superior Essex Holding Corp. is the sole limited partner and SE Communications GP Inc., a wholly owned subsidiary of Superior Essex Holding Corp., is the sole general partner of Superior Essex Communications LP. Essex Group, Inc. is a wholly owned subsidiary of Essex International Inc., which is a wholly owned subsidiary of Superior Essex Holding Corp. Superior Essex Holding Corp. is a wholly owned subsidiary of Superior Essex Inc., a publicly held company. Superior Essex Communications LP's principal executive offices are located at 150 Interstate North Parkway, Atlanta, GA 30339, and the telephone number at that address is (770) 657-6000. Essex Group, Inc.'s principal executive offices are located at 1601 Wall Street, MS B1K, Ft. Wayne, IN 46802, and the telephone number at that address is (260) 461-4000. Superior Essex Inc.'s website is located at http://www.supsx.com. The information on Superior Essex Inc.'s website is not part of this prospectus.

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In this prospectus, the following terms have the meanings indicated below:

  •
  when used in the context of the Notes and the exchange offer, the terms "we," "us" and "our" refer to Superior Essex Communications LP and Essex Group, Inc., the co-issuers of the Notes. These entities are also referred to individually as Superior Essex Communications and Essex Group, respectively.

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  in all other cases, unless the context otherwise requires, the terms "we," "us" and "our," as well as the term "Superior Essex," refer to (1) Superior Essex Inc. and its subsidiaries on and after November 10, 2003, the effective date of the plan of reorganization of Superior TeleCom Inc. and its subsidiaries discussed in this prospectus, and (2) Superior Essex and its subsidiaries and Superior TeleCom Inc. and its subsidiaries with respect to financial results for 2003.

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  "Superior TeleCom," unless the context otherwise requires, refers to Superior TeleCom Inc. and its subsidiaries and the business carried on by them prior to November 10, 2003.

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  "Superior Essex Holding" refers to Superior Essex Holding Corp.

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  "SE Communications GP" refers to SE Communications GP Inc.

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  "Essex International" refers to Essex International Inc.

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  "initial purchasers" refers to J.P. Morgan Securities Inc., Lehman Brothers Inc., UBS Securities LLC, Wachovia Capital Markets, LLC and Fleet Securities, Inc., the initial purchasers of the Old Notes.

INDUSTRY AND MARKET DATA

        Unless otherwise indicated, information contained in this prospectus concerning the wire and cable industry, our general expectations concerning the industry and its segments and our market position and market share within the industry and its segments are principally derived from management estimates. Such estimates are derived from third party sources as well as data from our internal research and on assumptions made by us, based on such data and our knowledge of the industry which we believe to be reasonable. Our internal research has not been verified by any independent source. In addition, some similar information in this prospectus is based on data from various third party sources, including industry publications, government publications, reports by market research firms or other published independent sources. We have not independently verified any of such information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the caption "Risk factors" in this prospectus.

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FORWARD LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are based on current expectations, estimates and forecasts about us, our future performance, the industries in which we operate and our liquidity. In addition, other written and oral statements that constitute forward-looking statements may be made by us or on our behalf. Such forward-looking statements include statements regarding expected financial results and other planned events, including, but not limited to, anticipated liquidity and capital expenditures. Words such as "anticipate," "assume," "believe," "estimate," "expect," "intend," "plan," "seek," "target," "goal," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. These risks and uncertainties include the impact of the following:

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  General economic, business and industry conditions;

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  Spending reductions by the telephone industry;

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  Competition, including from other wire and cable manufacturers and other alternative sources and technologies;

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  Rapid product and technology development;

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  Market acceptance of new products and continuing product demand;

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  Production and timing of customer orders;

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  The migration of magnet wire demand to China and other countries;

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  Fluctuations in the supply and pricing of copper and other principal raw materials;

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  Our significant level of indebtedness and debt covenant requirements;

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  The potential need for and availability of additional sources of capital and liquidity;

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  Our ability to realize the benefits of our acquisition of assets from Belden Inc. and to identify, finance and integrate other acquisitions;

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  Changes in short-term interest rates and foreign exchange rates;

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  A significant deterioration in our labor relations;

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  The volatility of the market price of our common stock; and

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  Other risks and uncertainties, including those included under the caption "Risk factors."

        Forward-looking statements should be considered in light of various important factors, including those set forth elsewhere in this prospectus and our other filings with the Commission. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus and in our other filings with the Commission.

SUMMARY

        This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire prospectus and the documents to which this prospectus refers. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus. Unless otherwise indicated, financial information included in this prospectus is presented on a historical basis. Certain statements include forward looking information that involves risks and uncertainties. See "Forward looking statements."

        On April 14, 2004, we completed the private offering of an aggregate principal amount of $257,100,000 of the Old Notes. We entered into a registration rights agreement with the initial purchasers of the Old Notes in which we agreed, among other things, to deliver to you this prospectus and to offer to exchange your Old Notes for New Notes with substantially identical terms. If the exchange offer is not completed by October 11, 2004, additional interest shall accrue on the Notes. You should read the discussion under the heading "Description of New Notes" for further information regarding the New Notes.

        We believe the New Notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading "The exchange offer" for further information regarding the exchange offer and resale of the New Notes.

Our Company

        We are one of the largest wire and cable manufacturers in North America based on revenues and enjoy number one market share positions in North America in our core copper communications cable and magnet wire businesses. Based on sales, we are a leading manufacturer and supplier of communications wire and cable products to telephone companies, CATV companies, distributors and systems integrators, and magnet wire and insulation materials to major original equipment manufacturers, or OEMs, and, through our distribution operations, to small OEMs and the motor repair industry. Our magnet wire products are used in industrial, automotive and other motor applications, power transformers and generators, and electrical coils and controls. We manufacture and supply over 30,000 copper, aluminum, fiber optic and composite wire and cable products. In each of our core markets, we believe we offer our customers the largest single source in North America for their respective copper communications cable and magnet wire needs.

        We are one of the leading suppliers of communications cable in North America for telephone local loop applications with a complete offering of copper and fiber optic cable products for our customers. We are the only manufacturer in North America to produce both copper and fiber optic cable products from a single facility and believe this production strategy gives us a cost advantage over certain of our competitors. Through our four production facilities, we are well positioned to efficiently adjust production levels to respond to changing industry conditions.

        In our magnet wire and distribution business, we differentiate ourselves through vertical integration by manufacturing a substantial portion of our own copper rod from copper cathode, and formulating and producing our own enamel coating products. Controlling our own copper and enamel production, we believe, gives us a distinct advantage over certain of our competitors in terms of higher quality, and along with our economies of scale, contributes to our standing as a low-cost producer in our core markets. In addition, we are the only North American magnet wire manufacturer to own a national distribution channel. We believe that our Essex Brownell distribution operations, through which we distribute magnet wire, insulation and a full line of complementary electrical accessory products, provides us with a unique ability, among the major North American magnet wire producers, to serve as a single source supplier to the motor repair and small OEM markets.

        We operate 16 manufacturing facilities in the United States, United Kingdom and Mexico. For the fiscal year ended December 31, 2003, we generated $1.0 billion of net sales.

Our Products and Markets

        We divide our business operations into three business segments, based on the principal markets that we serve.

        The principal products, principal applications and customers of each of our business segments are summarized in the following table:

Business Segments	Principal Products	Principal Applications	Customers
Communications Cable	Copper outside plant (OSP) wire and cable Fiber optic OSP and composite cable Copper and fiber optic premise wire and cable
Outside plant applications, including:

•  Voice and data transmission
    in the local loop;

•  Trunking and feeder
    applications in local
    exchange, CATV and
    metropolitan rings; and

•  Local exchange distribution
    and service wire

Premise product applications, including:

•  Homes, home offices
    and offices;

•  Central office switching; and

•  Local area networks (LANs)
    and wide area networks
		(WANs)	Regional Bell operating companies (RBOCs) Major independent telephone companies Distributors CATV operators
Magnet Wire and Distribution	Over 2,000 types of magnet wire (copper and aluminum) Fabricated insulation products	Industrial motor applications Automotive applications Power transformers and generators Appliances Electrical coils and controls Motor repair	Global OEMs (industrial, power, automotive and appliance) Small OEMs (power tool and small appliance) Motor repair shops Distributors
Copper Rod	Continuous cast copper rod products	Basic raw material used in the copper wire and cable industry	Internal use Third party copper wire and cable producers

        Communications Cable.    Through our communications cable segment, which generated $340 million of net sales in fiscal 2003, we develop, manufacture and market copper wire, copper cable, fiber optic cable, composite cable and other related products to telephone companies, CATV companies, distributors and systems integrators.

        We are the largest manufacturer of copper OSP communications wire and cable in North America, based on sales, and at the end of 2003 had an approximate 40% market share of the total North American copper OSP products market. We began selling fiber optic OSP cable products in 1999 and have successfully improved our market position in each year, notwithstanding contracting demand for fiber optic cable products. We estimate that we have an approximate 15% market share of local loop fiber optic OSP cable products sold to telephone companies.

        Our OSP products include: copper wire and cable for voice and data transmission used in the distribution, or local loop portion, of the telecommunications infrastructure, principally by local exchange carriers, or LECs (including the RBOCs and large independent telephone companies); fiber optic cable products used principally for trunking and feeder applications in the local exchange, CATV and metropolitan rings; and composite (or hybrid) cables, which consist of fiber optic/twisted pair and coaxial/twisted pair cables, for local loop, distribution and service wire applications.

        Our premise wire and cable products include copper and fiber optic cables used within buildings to provide connectivity for telecommunications networks, LANs, WANs and within switching structures to connect various electronic switching and testing components. Our current premise wire and cable product offerings include high performance data transmission cables (Category 6 and Category 5e) ranging in size from 4-pair to 25-pair. Our fiber optic premise cables contain from one to 144 fibers and are used principally for data network backbone applications. Our premise wire and cable products are sold primarily through major national distributors, international distributors and smaller regional distributors who in turn resell to contractors, international and domestic telephone companies and private overseas contractors for installation in industrial, commercial and residential markets.

        Magnet Wire and Distribution.    Through our magnet wire and distribution segment, which generated $476 million of net sales in fiscal 2003, we develop, manufacture and market magnet wire and related products to major OEMs for use in motors, transformers and electrical coils and controls. We also distribute magnet wire and fabricated insulation products manufactured by us and related accessory products purchased from third parties to small OEMs and motor repair facilities. We market our products internationally to global OEMs and through authorized distributors.

        With an approximate 30% North American market share, we are the leading supplier of magnet wire, as measured by copper equivalent pounds sold. Magnet wire is enamel coated copper or aluminum wire that is wound into coils and used in electrical motors, controls, switches and other electronic devices. The principal end market applications include motors used in industrial, automotive and other applications, and for appliances. Magnet wire is also used in transformers for power generation by power utilities and for power conversion and electrical controls in industrial applications. We offer a comprehensive line of magnet wire products, including over 2,000 types of magnet wire ranging in diameter from 4 gauge to 46 gauge.

        We work closely with global OEMs to develop new magnet wire products and enhancements to existing products for applications in energy efficient motors, generators and transformers. These products include inverter duty magnet wire for use by OEM motor manufacturers where high voltage spikes are encountered and wire with additional abrasion resistance and thermal protection for use in severe motor/generator winding applications and for form wound coils made with rectangular cross section wire. We believe that we are an industry leader in effective product packaging and palletizing resulting in reduced freight damage, environmental issues and overall costs for the customer and us. In addition, we believe our ability to formulate and produce our own enamel coatings allows us to distinguish ourselves in terms of quality and low-cost production relative to our competitors.

        Within our magnet wire and distribution segment, we control the largest national distribution channel for magnet wire and related products. Our Essex Brownell distribution operations provide a single source for motor repair businesses and small OEMs to purchase all of their magnet wire, insulation and related accessory product needs. We also manufacture various fabricated insulation products that are primarily marketed and distributed by Essex Brownell. The Essex Brownell distribution operations include a sales force that covers North America, supported by 23 strategically located distribution and warehouse locations. In addition to internally produced magnet wire and insulation products, the Essex Brownell line includes products from more than 400 third party manufacturers. We believe that we have a distinct competitive advantage as we are the only major North American magnet wire producer that also distributes a full line of complementary electrical accessory products used by the motor repair and small OEM markets.

        Copper Rod.    Through our copper rod segment, which generated $172 million of net sales in fiscal 2003, we manufacture continuous-cast copper rod products, which are basic raw materials used in the copper wire and cable industry. We operate three copper rod continuous casting units to convert copper cathode into copper rod. Production of copper rod meeting our internal specifications is used to supply approximately one half of our overall internal needs. We sell the remaining copper rod to third parties for various wire and cable applications and to meet a full range of customer needs. We source our remaining internal need for copper rod from third party producers.

        The market for copper rod is highly competitive and is dominated by a few major producers, including ourselves. Our ability to supply our own copper rod requirements allows us to control the quality and consistency of a substantial portion of our primary raw material and also leads to significant cost savings versus buying all of our copper rod requirements from third parties.

        We believe we have adequate supplies of copper cathode available from producers and merchants, both foreign and domestic.

Our Competitive Strengths

        We believe that our competitive strengths include the following:

        Leading market positions.    We are the leading operator in our core businesses. Based on sales, we are the largest manufacturer of copper OSP communications wire and cable in North America and at the end of 2003 had an approximate 40% North American market share of copper OSP products used by telephone companies in the local loop. With an approximate 30% North American market share, we are the leading supplier of magnet wire, as measured by copper equivalent pounds sold. We also own and operate the largest national distributor of magnet wire and related products, Essex Brownell.

        Strong relationships with a diverse, high quality customer base.    The customers in our core businesses include the market leading companies in a diverse range of large end markets, many of who represent the consolidators in their industry. We supply our products to RBOCs, other major independent telephone companies, CATV operators, global and regional OEMs, systems integrators and distributors, among others.

        We distribute our communications cable products to three of the four RBOCs. Sales to three of the four RBOCs, along with Sprint, accounted for 57% of our communications cable segment net sales in 2003. In the communications cable segment, we are strategically positioned as the "last mile" cabling supplier to our telephone company customers. By defining our role through market application, rather than specific products, we believe we are better positioned to serve our customers' multiple needs. For example, we are BellSouth Corporation's leading supplier of copper cable, fiber cable and composite cable products. We believe we are uniquely positioned to provide our communications cable customers with the most comprehensive offering of products. Furthermore, our product depth and breadth makes us an attractive supplier to major distributors such as Graybar Electric and Anixter International Inc., which supply more than 1,200 independent telephone companies.

        Key customers of our magnet wire products include A.O. Smith, Bosch, Cooper Industries, Cummins Power Generation, Delphi, Emerson, Howard Industries, Tecumseh Products and Visteon, among others. Through our magnet wire and distribution segment, we directly and indirectly serve over 6,000 customers. In 2003, the top 10 magnet wire customers represented 38% of our magnet wire and distribution segment net sales.

        In addition to selling magnet wire products directly to OEMs and other customers, we sell magnet wire, insulation and related accessory products through our own distribution channel, Essex Brownell, the largest magnet wire distributor in North America. Essex Brownell also distributes products from over 400 other vendors, allowing it to serve as a one-stop shop for its diversified customer base. Our distribution business generates a higher profit margin than direct sales to our large customers.

        Low cost producer.    As a result of our number one market share positions in North America in our core communications cable and magnet wire and distribution businesses, we believe we benefit from greater economies of scale that lead to cost advantages versus our competitors. Our volume levels and manufacturing flexibility help to generate more efficient capacity utilization, which we believe is the highest in the industry, and cost absorption.

        In our communications cable segment, we are able to lower our production cost of fiber optic cable by co-locating fiber and copper product production in a single manufacturing facility.

        As a vertically integrated manufacturer of magnet wire products, we are the only North American magnet wire manufacturer that formulates and produces its own enamel. Our unique technology and the ability to control our formulation and production of enamel, along with our own internal production capabilities of copper rod, help us to maintain our position among North America's low-cost producers of magnet wire products.

        To maintain our low cost position, we continuously focus on optimizing our manufacturing operations in order to improve efficiencies. This ongoing focus is expected to help us maintain our low manufacturing cost structure, reduce waste and inventory levels, improve cycle times and maintain a high level of customer service.

        Product quality.    We believe the quality and recognition of Superior Essex brand products are well established in North America and in other areas of the world and position us as a preferred supplier of communications cable and magnet wire products. We work closely with our major customers to continually enhance, improve and innovate our product offering. We control the quality of a significant portion of our primary raw material, copper rod, by producing half of our internal needs. We source the raw materials that enable us to manufacture our internally formulated enamel coating, which we believe leads to a superior quality product versus many of our competitors.

        As a result of our long-standing commitment and ongoing effort to meet the highest standards of quality and service, our communications cable operations have been repeatedly recognized through numerous customer awards, including recent awards from two of our largest customers, Verizon Communications and BellSouth Corporation. We are also consistently recognized as the supplier of magnet wire products with the best quality and consistency in the industry, as measured by customer returns.

        Experienced management team.    Our management team includes individuals with significant operating experience in the copper wire and cable industry, as well as individuals with extensive backgrounds and established relationships within our core markets. Our management team has substantial experience in identifying and integrating new businesses, as well as rationalizing existing operations, in order to achieve operating efficiencies.

Our Business Strategy

        Pursue growth.    We will continue our focus on organic growth by leveraging our leadership position in our core communications cable and magnet wire businesses. We believe we are well positioned with our customers as one of their preferred suppliers with a complete product offering. We will also continue our efforts to gain entry with new customers by leveraging our core market leading positions, quality and expertise.

        We regularly analyze strategic opportunities. As the leading operator in our core markets, we believe we are well positioned to benefit from consolidation and contraction of manufacturers and suppliers in our primary markets, as evidenced by the Belden Asset Acquisition. We believe that our experienced management team and our scalable infrastructure give us the capability to identify and successfully integrate opportunistic acquisitions.

        Align our businesses to maximize value and growth.    Over the last several years, many of our magnet wire customers have sought to take advantage of lower cost labor by shifting their manufacturing to regions such as Mexico and China. We believe it is important to align our capabilities to match the needs of our customers. Our Torreon, Mexico manufacturing facility is strategically located to service our major U.S. OEM customers with Mexican manufacturing locations as well as to service new market opportunities in Mexico, Central America and South America. As a result of our expectations for growth in this region, we built our Torreon facility such that production capacity can be doubled to meet future demand with relatively small additional facility investment. We continue to explore future opportunities, such as China, where our presence would better align our businesses with that of our customers' and also serve as entry into faster growing markets.

        Improve operating efficiency and productivity.    We continue to evaluate our operating efficiency and productivity and are focused on maintaining our low-cost position in our core businesses. Recent initiatives have included rationalization of manufacturing facilities and product lines, consolidation of distribution locations, co-location of production of different products to single facilities, improvement in sourcing materials and inventory management, increasing production yields and minimizing waste, among others. Within our magnet wire segment, we are currently in the process of completing our initiative of migrating our systems from mainframe to client server software, which is likely to reduce costs in the future.

        Continued product innovation and development.    We are committed to continuously improving and developing our product offerings in our core business segments. We operate research and development facilities dedicated to improving our product quality and maintaining our low-cost advantage. Research and development efforts in our communications segment are primarily focused on product cost-reduction activities and development of fiber optic and premise product lines. Our metallurgical and chemical labs are focused on the development of magnet wire metal properties and processing qualities, as well as enhancements of enamels and their application in the magnet wire manufacturing process.

Chapter 11 and the Reorganization

        On March 3, 2003, Superior TeleCom, and certain of its U.S. subsidiaries (including the co-issuers of the Notes), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. Superior TeleCom decided to file a reorganization proceeding because it had been experiencing continued liquidity shortfalls, which hampered its ability to meet interest and principal obligations on its long-term indebtedness. These shortfalls were primarily a result of both the overall global economic downturn and specific industry conditions, including reduced demand levels in the communications and magnet wire sectors caused by, among other things, substantial spending reductions by the RBOCs and independent telephone operating companies.

        In accordance with the plan of reorganization, on November 10, 2003, the effective date of the plan, we acquired the business formerly conducted by Superior TeleCom and its subsidiaries and began operating the business without supervision or approval by the Bankruptcy Court. As a result, we currently operate the business with reduced leverage, an improved capital structure and access to working capital to enable us to be a more competitive enterprise with sufficient operating and financial flexibility to implement our business strategy. Specifically,

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  At the time of the Chapter 11 filing, Superior TeleCom had approximately $1,122 million of debt and accrued and unpaid interest outstanding. As of June 30, 2004 we had $311.9 million of debt outstanding and no near term debt principal amortization.

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  We entered into a $120 million senior secured revolving credit facility which, as of June 30, 2004, had $48.8 million outstanding and $6.5 million of issued and outstanding letters of credit. In 2004, the senior secured revolving credit facility was amended to increase the total facility amount by an aggregate of $55 million to $175 million.

        In connection with the plan of reorganization, we issued $145 million of 9 1/2% senior notes due 2008 to our pre-petition secured lenders. We repaid these senior notes, plus accrued interest, with a portion of the proceeds of the Old Notes offering.

        During the Chapter 11 process, Superior TeleCom operated under a "critical vendor" plan whereby Superior TeleCom continued to pay its trade debt and made payments to vendors important to its business. As a result, we have maintained strong relationships with key vendors and have continued to do business with them throughout the process and upon emergence from bankruptcy. We believe our new financial profile positions us well, relative to our competitors, to manage our businesses in a variety of industry environments and to potentially take advantage of strategic opportunities. In addition, we believe that we are well positioned to pursue opportunities for market share gains in our core businesses.

Recent Developments—Belden Asset Acquisition

        On June 1, 2004, Superior Essex Communications acquired certain assets from operating subsidiaries of Belden Inc. ("Belden") related to their North American copper OSP communications wire and cable business (the "Belden Asset Acquisition"). Under the terms of the asset purchase agreement, Superior Essex Communications acquired certain inventories, selected machinery and equipment and certain customer contracts related to a portion of Belden's communications business for total consideration not to exceed $95 million (including a contingent payment of up to $10 million to be made nine months after closing based on business relationships successfully transitioned to Superior Essex Communications). Belden retained its manufacturing facilities and employees together with all of the associated liabilities, including, among others, accounts payable, any employee-related obligations, plant shutdown costs and environmental obligations. We paid an initial cash purchase price of $82.2 million on June 1, 2004. The initial purchase price is subject to adjustment based on a final accounting of the inventories acquired.

        For the year ended December 31, 2003, Belden reported revenues of $202.4 million from its North American copper OSP communications wire and cable operations. We believe that this acquisition represents an attractive opportunity for us to develop new customer relationships and increase our level of business with existing customers in the copper OSP communications business. We further believe we will be able to generate meaningful cost benefits from manufacturing efficiencies and greater capacity utilization.

Summary of the exchange offer

        The following summary contains basic information about the exchange offer and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange offer, please refer to the section of this prospectus entitled "The exchange offer."

The exchange offer
We are offering to exchange $1,000 principal amount of the New Notes, which have been registered under the Securities Act, for each $1,000 principal amount of the Old Notes, which have not been registered under the Securities Act. We issued the Old Notes on April 14, 2004.
In order to exchange your Old Notes, you must tender them before the expiration date referred to below. All Old Notes that are validly tendered and not validly withdrawn prior to the expiration date will be exchanged. We will issue the New Notes on or promptly after the expiration date.
You may tender your Old Notes for exchange in whole or in part in integral multiples of $1,000 principal amount.
Registration rights agreement	We sold the Old Notes on April 14, 2004 to the initial purchasers. Simultaneously with that sale, we signed a registration rights agreement with the initial purchasers relating to the Old Notes that requires us to conduct this exchange offer.
You have the right under the registration rights agreement to exchange your Old Notes for New Notes. The exchange offer is intended to satisfy this right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes, subject to limited exceptions, if applicable.
For a description of the procedures for tendering Old Notes, see the section "The exchange offer" under the heading "Procedures for tendering Old Notes."
Consequences of failure to exchange	If you do not exchange your Old Notes for New Notes in the exchange offer, you will still have the restrictions on transfer provided in the Old Notes and in the indenture that governs both the Old Notes and the New Notes. In general, the Old Notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the Old Notes under the Securities Act. See the section "Risk factors" under the heading "Holders that do not exchange their Old Notes hold restricted securities."
Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on September 30, 2004, unless we extend it. In that case, the expiration date will be the latest date and time to which we extend the exchange offer. See the section "The exchange offer" under the heading "Expiration date; extensions; amendments."

Conditions to the exchange offer	The exchange offer is subject to conditions that we may waive in our sole discretion, to the extent legally permissible. The exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.
We reserve the right in our sole discretion, subject to applicable law, at any time and from time to time:
• to delay the acceptance of the Old Notes;
• to terminate the exchange offer if specified conditions have not been satisfied;
• to extend the expiration date and retain all tendered Old Notes, subject to the right of tendering holders to withdraw their tender of Old Notes; and
• to waive any condition or otherwise amend the terms of the exchange offer in any respect.
See the section "The exchange offer" under the headings "Conditions to the exchange offer" and "Expiration date; extensions; amendments."
Procedures for tendering Old Notes	If you wish to tender your Old Notes for exchange, you must:
• complete and sign a letter of transmittal according to the instructions contained in the letter of transmittal; and
• forward the letter of transmittal, together with any other required documents, to the exchange agent, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of the Old Notes.
Specified brokers, dealers, commercial banks, trust companies and other nominees may also make tenders by book-entry transfer. See the section "The exchange offer" under the heading "Procedures for tendering Old Notes."
Please do not send your letter of transmittal or your Old Notes to us. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See the section "The exchange offer" under the heading "Exchange agent."
Special procedures for beneficial owners	If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact such person promptly if you wish to tender your Old Notes. See the section "The exchange offer" under the heading "Procedures for tendering Old Notes."
Withdrawal rights	You may withdraw the tender of your Old Notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in the section "The exchange offer" under the heading "Withdrawal rights."

Resales of New Notes	We believe that you will be able to offer for resale, resell or otherwise transfer the New Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
• you are acquiring the New Notes in the ordinary course of your business;
• you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes; and
• you are not an affiliate of Superior Essex Communications or Essex Group.
Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff of the Commission has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the Commission would make a similar determination with respect to the exchange offer. If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from those requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes that such broker-dealer acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or other transfer of New Notes. A broker-dealer may use this prospectus for an offer to sell, resell or otherwise transfer New Notes. See the section "Plan of distribution."
Exchange agent	The exchange agent for the exchange offer is The Bank of New York Trust Company, N.A. The address, telephone number and facsimile number of the exchange agent are provided in the section "The exchange offer" under the heading "Exchange agent," as well as in the letter of transmittal.
Use of proceeds	We will not receive any cash proceeds from the issuance of the New Notes. See the section "Use of proceeds."
United States federal income tax consequences	Your participation in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange. See the section "Certain U.S. federal tax considerations."

Summary of the New Notes

        The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the New Notes, please refer to the section of this prospectus entitled "Description of New Notes."

Issuers	Superior Essex Communications LP and Essex Group, Inc.
Securities offered	$257,100,000 aggregate principal amount of 9% Senior Series B Notes due 2012.
Maturity date	April 15, 2012.
Interest rate	9% per year.
Interest payment dates	April 15 and October 15 of each year, beginning on October 15, 2004.
Guarantees
SE Communications GP, the general partner of Superior Essex Communications, Essex International, the direct parent of Essex Group, Superior Essex Holding, the direct parent of SE Communications GP and Essex International, Superior Essex, the direct parent of Superior Essex Holding, and substantially all of our existing and future domestic restricted subsidiaries will fully and unconditionally guarantee the New Notes.
Ranking
The New Notes will be our unsecured senior obligations and will rank equally with all of our existing and future senior debt and rank senior to all of our existing and future senior subordinated debt and all of our existing and future subordinated debt. The New Notes will be effectively subordinated to all existing and future liabilities, including trade payables, of our non-guarantor subsidiaries.

The New Notes will be effectively subordinated in right of payment to our existing and future secured debt, including the senior secured revolving credit facility. As of June 30, 2004 we had a total of $48.8 million of indebtedness outstanding and $6.5 million of issued and outstanding letters of credit under our senior secured credit facility, to which the New Notes would have been effectively subordinated.
Optional redemption
We may redeem some or all of the New Notes at our option at any time on or after April 15, 2008. We may also redeem up to 40% of the aggregate principal amount of the Notes using the proceeds of one or more equity offerings completed before April 15, 2007. The redemption prices are described under "Description of New Notes—Redemption—Optional redemption."
Change of control and asset sales
If we experience specific kinds of changes of control or we sell assets under certain circumstances, we will be required to make an offer to purchase the New Notes at the prices listed in "Description of New Notes—Redemption—Optional Redemption." We may not have sufficient funds available at the time of any change of control to effect the purchase.

Certain covenants	The indenture restricts our ability and the ability of our restricted subsidiaries to, among other things:
	•	incur additional debt and issue preferred stock;
	•	make certain distributions, investments and other restricted payments;
	•	create certain liens;
	•	enter into transactions with affiliates;
	•	enter into agreements that restrict dividends from subsidiaries;
	•	merge, consolidate or sell substantially all of our assets;
	•	sell assets; and
	•	enter into new lines of business.
These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of New Notes" in this prospectus.
Original issue discount
The Old Notes were issued at an original issue discount (OID) for U.S. federal income tax purposes. In each tax year during which a Note is held, a U.S. holder (regardless of its regular method of tax accounting) must generally include the OID in gross income over the term of the Notes as it accrues on a constant yield basis. See "Certain U.S. federal tax considerations—U.S. holders—Original issue discount."
Trading	We do not intend to list the New Notes for trading on any securities exchange.

Risk Factors

        Investing in the New Notes involves substantial risk. You should carefully consider all the information in this prospectus prior to making a decision to participate in the exchange offer. In particular, we urge you to consider carefully the factors set forth under "Risk factors" beginning immediately after this "Summary."

RISK FACTORS

        The following risk factors should be considered carefully in addition to the other information contained in this prospectus. This prospectus contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those contained in the forward looking statements. Factors that may cause these differences include those discussed below as well as those discussed elsewhere in this prospectus.

Risks Relating to the Exchange Offer

Holders that do not exchange their Old Notes will be subject to limitations on their ability to sell their Old Notes.

        If you do not exchange your Old Notes for New Notes, your ability to sell your Old Notes will be restricted.

        If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws or are offered or sold pursuant to an exemption from those requirements. If you are still holding any Old Notes after the expiration date of the exchange offer and the exchange offer has been consummated, you generally will not be entitled to have those Old Notes registered under the Securities Act or to any similar rights under the registration rights agreement. After the exchange offer is completed, we do not intend to register the Old Notes under the Securities Act. To the extent Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes would be adversely affected.

Holders are responsible for compliance with exchange offer procedures.

        You are responsible for complying with all exchange offer procedures. If you do not comply with the exchange offer procedures, you will be unable to obtain the New Notes.

        We will issue New Notes in exchange for your Old Notes only after we have timely received your Old Notes, along with a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Old Notes in exchange for New Notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to inform you of any defects or irregularities in the tender of your Old Notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on September 30, 2004, or on a later extended date and time as we may decide. See "The exchange offer—Procedures for tendering Old Notes."

There may be limitations on your ability to transfer the New Notes.

        Even the New Notes, in your hands, may not be freely tradable.

        Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include that you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, that you acquired your New Notes in the ordinary course of your business and that you are not engaging in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of your New Notes. However, we have not submitted a no-action letter to the Commission regarding this exchange offer and we cannot assure you that the Commission would make a similar determination with respect to this exchange offer. If you are an affiliate of ours, are engaged in or intend to engage in, or have any arrangement or understanding with respect to, a distribution of the New Notes to be acquired in the exchange offer, you will be subject to additional limitations. See "The exchange offer—Resales of the New Notes."

Risks Relating to Our Business

Our net sales, net income and growth depend largely on the economies in the geographic markets that we serve.

        Many of our customers use our products as components in their own products, systems or networks or in projects undertaken for their customers. Our ability to sell our products is largely dependent on general economic conditions, including how much our customers and end-users spend on information technology, new construction and building, maintaining or reconfiguring their communications network, industrial manufacturing assets and power transmission and distribution infrastructures. Over the past few years, many companies have significantly reduced their capital equipment and information technology budgets, and construction activity that necessitates the building or modification of communication networks and power transmission and distribution infrastructures has slowed considerably as a result of a weakening of the U.S. and foreign economies. As a result, our net sales and financial results have declined significantly. In the event that these markets do not improve, or if they were to become weaker, we could suffer further decreased sales and net income and we may not be able to service our debt.

The increased use of fiber optic cable in the "local loop" may reduce the market for our products.

        Through our communications cable segment, we are the largest supplier, based on sales, of copper OSP cables used by the RBOCs and other telephone companies in the "local loop" portion of the telecommunications infrastructure. Copper OSP is the communications cable segment's largest product group. Over the past several years, fiber optic cable has been deployed in trunking line applications connecting central office to central office and in some feeder lines that connect central offices to the "local loop." Fiber optic cable provides increased bandwidth and transmission speeds as compared to copper cable. While the cost to install and operate fiber optic cable in the "local loop" currently exceeds that for copper cable, the cost of installing, operating and maintaining fiber optic cable and related systems in the "local loop" has continued to decline. Furthermore, the RBOCs have been forced through government regulation into wholesaling of their copper cabling infrastructure to competitors. Recent regulatory rulings by the Federal Communication Commission do not require such wholesaling of fiber optic networks. Although these rulings have been challenged in court, if allowed to stand they could provide increased economic incentives for our customers to deploy fiber optic cable in the "local loop." If the rate of introduction of fiber optic cable into the "local loop" accelerates, then the demand for our copper OSP cable would likely decrease. This decrease could result in a significant decline in sales of copper OSP cable, our revenues and liquidity.

Advancing technologies, such as fiber optic and wireless technologies, may make some of our products less competitive.

        Technological developments could have a material adverse effect on our business. For example, a significant decrease in the cost and complexity of installation of fiber optic systems or increase in the cost of copper based systems could make fiber optic systems superior on a price performance basis to copper systems and may have a material adverse effect on our business. The superior technological characteristics of fiber optic cables has caused companies increasingly to deploy it in the local loop. Also, competitive alternatives to traditional telephone service, such as wireless and cable telephony and "voice over Internet Protocol," or VOIP, services, have had a negative impact on the demand for copper OSP wire and cable, and these threats are not expected to diminish and may increase. While we sell some fiber optic cable and components and cable that is used in certain wireless applications, if fiber optic systems or wireless technology were to significantly erode the markets for copper based systems, our sales of fiber optic cable and products for wireless applications may not be sufficient to offset any decrease in sales or profitability of other products that may occur.

Spending reductions by the telephone industry could adversely affect our business.

        Our largest customer segments for the communications cable segment are the RBOCs and independent telephone operating companies. Over 60% of sales of the communications cable segment are attributable to these customers. Beginning in the second half of 2001 and continuing through 2003, the RBOCs and the independent telephone companies have substantially reduced their capital expenditure levels, including substantial reductions in purchases of the communications cable products that we supply. The telephone companies are experiencing extreme competitive pressures from CATV companies and other alternative providers of local exchange service, resulting in negative access line growth and loss of subscribers. These market conditions could result in further reductions in the demand for our communications cable products. Further reductions in demand could lead to a substantial decrease in our revenues and liquidity.

        Substantial spending reductions by the RBOCs and independent telephone operating companies contributed to significant revenue declines in the past three years with the most pronounced reductions in revenues occurring in 2002.

Declines in access lines, including a decline in the new start housing market, could adversely affect our business.

        A decrease in access lines to homes and businesses could have a negative impact on our business. Competitive alternatives, such as wireless and cable telephony, digital subscriber lines or "DSL", VOIP services, and cable modems have had a negative impact on the demand for additional access lines. Furthermore, the demand for access lines is impacted by new housing starts. Any negative access line growth resulting from these factors could result in further reductions in the demand for our communications cable products.

Migration of magnet wire demand to China may adversely affect our business.

        Our business may suffer due to the migration of magnet wire demand to China. Our magnet wire and distribution segment's principal product is magnet wire, which is used primarily in motors for industrial, automotive, appliance and other applications. We currently service the North American market, with limited sales elsewhere. Several of our major magnet wire customers are shifting, or have plans to shift, certain levels of product manufacturing to China. We do not currently have production capabilities in China, but are evaluating entering the China market to service the growing demand there, including the requirements of existing customers who are located in, or are relocating production to, China. There can be no assurance that we will be able to establish production facilities or other arrangements in China, or that we will be able to successfully compete in China and/or offset any loss of business resulting from the decline in demand of our products in North America from this shift of customer requirements to China.

Fluctuations in the supply or pricing of copper and other principal raw materials could harm our business.

        Copper is the primary raw material that we use to manufacture our products. There are a limited number of copper suppliers in the United States. If we are unable to maintain good relations with our copper suppliers or if there are any business interruptions at our copper suppliers, we may not have access to a sufficient supply of copper. If we were to suffer the loss of one or more important suppliers of copper, we may not be able to meet customer demand, which could result in the loss of customers and revenues.

        In addition, copper is a commodity and is therefore subject to price volatility. We may not be able to adjust product pricing to properly match the price of copper billed with the copper cost component of the inventory shipped. Any fluctuations in the cost of copper that we cannot effectively manage could cause us to increase prices for our products, which could hinder our ability to sell those products. Copper pricing under our major telephone companies contracts is generally based on the average copper price for the preceding quarter. To minimize the risk of fluctuations in the price of copper, we forward price copper purchases with our suppliers based on forecasted demand. To the extent forecasted demand differs significantly from actual demand, changes in the price of copper may have a negative impact on our operating profit.

        Beginning in the fourth quarter of 2003 and continuing through the first six months of 2004, copper prices have escalated rapidly, increasing from an average of $0.88 per pound for the month of October 2003 to an average of $1.23 per pound for the first six months of 2004. Additionally, the daily spot price for copper has fluctuated from a low of $1.06 per pound to a high of $1.39 per pound during the first six months of 2004. The rapid increase in copper prices can impact profitability in the short term based upon the timing of product price adjustments to match the increased copper costs. While we did not experience a material negative impact from this situation in 2003 or the first quarter of 2004, our results in the second quarter of 2004 were negatively impacted due to accelerated orders by some communications cable customers in the first quarter of 2004 in anticipation of future contractual price adjustments related to increased copper costs. There can be no assurance that continued volatility in copper prices will not impact our future profitability.

        In addition, significant increases in the price of copper and the resultant increase in accounts receivable and, to a lesser degree, inventory impacts our working capital requirements. As a result of the increase in copper prices, we have experienced an increase in our working capital financing requirements of $15 million to $25 million. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and Capital Resources" below.

        The other raw materials we use in the manufacture of our wire and cable products are aluminum, bronze, steel, optical fibers and plastics, such as polyethylene and polyvinyl chloride. Although Superior TeleCom had not experienced any shortages in the recent past, no assurance can be given that we will be able to procure adequate supplies of our essential raw materials to meet our future needs.

Our indebtedness may limit cash flow available to invest in the ongoing needs of our business to generate future cash flow.

        Our outstanding debt, including Superior Essex Holding's series A preferred stock (which is classified as debt for accounting purposes), as of June 30, 2004 was $311.9 million. We may also incur additional debt from time to time to finance working capital, acquisitions, capital expenditures and other general corporate purposes. Our indebtedness could have important consequences to holders of our Notes. For example, it could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, acquisitions, capital expenditures, research and development efforts and other general corporate purposes;

  •
  increase the amount of interest expense that we have to pay, because some of our borrowings (approximately $49.7 million as of June 30, 2004) are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

  •
  increase our vulnerability to adverse general economic or industry conditions;

  •
  limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate; or

  •
  place us at a competitive disadvantage compared to some of our competitors that have less debt.

We may be unable to meet our covenant obligations under our senior secured revolving credit facility which could adversely affect our business.

        Our operations are dependent on the availability and cost of working capital financing and may be adversely affected by any shortage or increased cost of such financing. We entered into a senior secured revolving credit facility upon emergence from bankruptcy. The senior secured revolving credit facility contains covenants that we may not be able to meet. If we cannot meet these covenants, events of default would arise, which could result in payment of the applicable indebtedness being accelerated and a cross default to our other indebtedness. In addition, if we require working capital greater than that provided by our senior secured revolving credit facility, we may be required either to (1) seek to increase the availability under the senior secured revolving credit facility, (2) obtain other sources of financing or (3) reduce our operations. There can be no assurance that any amendment of our senior secured revolving credit facility or replacement financing would be available on terms that are favorable or acceptable to us. Moreover, there can be no assurance that we will be able to obtain an acceptable new credit facility upon expiration of our senior secured revolving credit facility or that the terms of any such new credit facility would be acceptable.

We may be unable to raise additional capital to meet capital expenditure needs if our operations do not generate sufficient funds to do so.

        Our business is expected to have continuing capital expenditure needs. While we anticipate that our operations will generate sufficient funds to meet our capital expenditure needs for the foreseeable future, our ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions. If we are unable to obtain additional capital, or unable to obtain additional capital on favorable terms, our business and financial condition could be adversely affected.

Declining returns in the investment portfolio of our defined benefit plans will require us to increase cash contributions to the plans.

        Funding for the defined benefit pension plans we sponsor is based upon the funded status of the plans and a number of actuarial assumptions, including an expected long-term rate of return on assets and discount rate. On December 1, 2003, we announced that benefit accruals under our defined benefit pension plans for salaried employees and for eligible employees who are not included in a unit of employees covered by a collective bargaining agreement would be frozen as of January 22, 2004. Due to declining returns in the investment portfolio of our defined benefit pension plans in recent years, the defined benefit plans were underfunded as of December 31, 2003 by approximately $35.8 million, based on the actuarial methods and assumptions utilized for purposes of FAS 87 and after giving effect to the planned curtailment of benefits. As a result, we expect to experience an increase in our future cash contributions to our defined benefit pension plans. Our required cash contributions are expected to increase to $11.9 million in 2004 from $3.8 million in 2003. In 2005, total cash contributions are expected to be approximately $2.1 million. In the event that actual results differ negatively from the actuarial assumptions, the funded status of our defined benefit plans may change and any such deficiency could result in additional charges to equity and against earnings and increase our required cash contributions.

Our inability to compete with other manufacturers in the wire and cable industry could harm our business.

        The market for wire and cable products is highly competitive. Each of our businesses competes with at least one major competitor. Many of our products are made to industry specifications and, therefore, may be interchangeable with competitors' products. We are subject to competition in many markets on the basis of price, delivery time, customer service and our ability to meet specialty needs. Some of our competitors are significantly larger and have greater resources, financial and otherwise, than we do. There can be no assurance that we will be able to compete successfully with our existing competitors or with new competitors. Failure to compete successfully could result in a significant decrease in sales of our products and our revenues.

If we are unable to retain senior management, our business operations could be adversely affected.

        Our success and future prospects depend on the continued contributions of our senior management. There can be no assurances that we would be able to find qualified replacements for these individuals if their services were no longer available. The loss of services of one or more members of our senior management team, and the process of integrating their replacements, could severely disrupt our operations.

Failure to negotiate extensions of our labor agreements as they expire may result in a disruption of our operations.

        Approximately 21% of our employees are represented by various labor unions. Labor agreements covering approximately 10% of our employees expire during 2004. We cannot predict what issues may be raised by the collective bargaining units representing our employees and, if raised, whether negotiations concerning such issues will be successfully concluded. A protracted work stoppage could result in a disruption of our operations which could adversely affect our ability to deliver certain products and our financial results.

We may not be able to realize the benefits of the Belden Asset Acquisition or to identify, finance or integrate other acquisitions.

        We cannot assure you that we will be able to realize the benefits of the Belden Asset Acquisition. Customers of Belden that have agreed to have their contracts assigned to us may not continue to purchase at past or anticipated future levels. In addition to the Belden Asset Acquisition, we evaluate possible acquisition opportunities from time to time. We cannot assure you that we will be able to consummate acquisitions in the future on terms acceptable to us, if at all. We cannot assure you that any future acquisitions will be successful or that the anticipated strategic benefits of any future acquisitions will be realized.

We recently emerged from a Chapter 11 bankruptcy reorganization and have a history of losses.

        On March 3, 2003, Superior TeleCom and certain of its U.S. subsidiaries (including the co-issuers of the Notes) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. In accordance with the plan of reorganization, on November 10, 2003, the effective date of the plan, we acquired the business formerly conducted by Superior TeleCom and its subsidiaries. Superior TeleCom incurred net losses of approximately $32.5 million in 2001 and $961.3 million in 2002. We adopted fresh-start reporting as of November 10, 2003, and our emergence from Chapter 11 resulted in a new reporting entity. The net effect of all fresh start reporting adjustments resulted in a charge of $12.1 million, which is reflected in Superior TeleCom's statement of operations for the period January 1, 2003 to November 10, 2003. We may continue to incur losses in the future.

Our historical financial information is not comparable to our current financial condition and results of operations.

        As a result of our emergence from bankruptcy, we are operating our business with a new capital structure. We are also subject to the fresh-start reporting prescribed by GAAP and our financial statements for periods subsequent to November 10, 2003 reflect the application of these rules. Accordingly, our financial condition and results of operations will not be comparable to the financial condition and results of operations reflected in the historical financial statements of Superior TeleCom contained in this prospectus, which may make it difficult for you to assess our future prospects based on historical performance.

You are unlikely to be able to seek remedies against Arthur Andersen LLP, Superior TeleCom's former independent auditor.

        The audited consolidated financial statements and schedules of Superior TeleCom as of December 31, 2001 and for the year ended December 31, 2001 included in this prospectus have been audited by Arthur Andersen LLP, or Arthur Andersen, independent accountants, whose report thereon is also included in this prospectus. On August 31, 2002, Arthur Andersen ceased practicing before the Commission. Commission rules require us to present our audited financial statements in various Commission filings. We do not expect to receive Arthur Andersen's consent in any filing that we make with the Commission, including this registration statement. Without this consent, it may become more difficult for you to seek remedies against Arthur Andersen. Furthermore, relief in connection with claims, which may be available to investors under the federal securities laws against auditing firms, may not be available as a practical matter against Arthur Andersen. You are unlikely to be able to exercise effective remedies or judgments against Arthur Andersen.

Risks Relating to the New Notes

We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations.

        Our ability to generate cash flow from operations to make principal and interest payments on our debt, including the New Notes, will depend on our future performance, which will be affected by a range of factors, including general economic, financial, competitive, business and other factors beyond our control. If our operations do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may need to borrow additional funds to make these payments or undertake alternative financing plans, such as refinancing or restructuring our debt, or reducing or delaying capital investments and acquisitions. We cannot guarantee that such additional funds or alternative financing will be available on commercially reasonable or favorable terms, if at all. Our inability to generate sufficient cash flow from operations or obtain additional funds or alternative financing on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

The New Notes and the subsidiary guarantees will be effectively subordinated to all of our and our subsidiary guarantors' secured indebtedness and all indebtedness and other obligations of our non-guarantor subsidiaries.

        The New Notes will not be secured. The New Notes will be effectively subordinated to our and our subsidiaries' secured indebtedness, including our senior secured revolving credit facility, to the extent of the value of the assets securing that indebtedness. The holders of the New Notes would in all likelihood recover ratably less than the lenders of our and our subsidiaries' secured indebtedness in the event of our bankruptcy, liquidation or dissolution. As of June 30, 2004 we had $48.8 million of secured indebtedness and $6.5 million of issued and outstanding letters of credit. As limited by the borrowing base, we could have borrowed up to an additional $110.7 million of secured indebtedness under our senior secured revolving credit facility as of such date.

        In addition, the New Notes will be structurally subordinated to all of the liabilities and other obligations of our subsidiaries that do not guarantee the New Notes. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. However, under some circumstances, the terms of the New Notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness.

The indenture governing the New Notes contains covenants that restrict our ability to take certain corporate actions and may harm our business.

        The indenture relating to our New Notes restricts, among other things, our ability to:

  •
  incur or repay debt;

  •
  dispose of assets;

  •
  create liens;

  •
  make investments;

  •
  enter into affiliate transactions;

  •
  enter into new lines of business; and

  •
  pay dividends.

        Any of the covenants described in this risk factor may restrict our operations and our ability to pursue potentially advantageous business opportunities. In addition, we may not be able to comply in the future with these covenants. Our failure to comply with these covenants could also result in an event of default that, if not cured or waived, could result in the acceleration of the New Notes. An event of default under the indenture would in turn result in a default under our senior secured revolving credit facility. If an event of default occurs under our senior secured revolving credit facility and continues beyond any applicable cure period, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If such indebtedness were to be accelerated, we may not be able to pay it. Any such acceleration would have a material adverse effect on our financial condition.

We may not be able to purchase the New Notes upon a change of control.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding New Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the New Notes.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the New Notes and require the holders of the New Notes to return payments received from the guarantors.

        SE Communications GP, the general partner of Superior Essex Communications, Essex International, the direct parent of Essex Group, Superior Essex Holding, the direct parent of SE Communications GP and Essex International, Superior Essex, the direct parent of Superior Essex Holding, and substantially all of our existing and future domestic restricted subsidiaries will guarantee the New Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees could be voided, or claims in respect of the guarantees could be subordinated to all other debts of a guarantor if, either, the guarantee was incurred with the intent to hinder, delay or defraud any present or future creditors of the guarantor or the guarantors, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and the guarantor either:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which such guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        If a guarantee is voided, you will be unable to rely on the applicable guarantor to satisfy your claim in the event that we fail to make one or more required payments due on the New Notes. In addition, any payment by such guarantor pursuant to its guarantee could be voided and required to be returned to such guarantor, or to a fund for the benefit of creditors of such guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including the contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we and each guarantor believe that, after giving effect to the indebtedness incurred in connection with the Old Notes offering, no guarantor is insolvent, has unreasonably small capital for the business in which it is engaged or has incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determination or that a court would agree with our or the guarantors' conclusions in this regard.

An active trading market may not develop for the New Notes.

        The New Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The initial purchasers have informed us that they currently intend to make a market in the New Notes. However, the initial purchasers are not obligated to do so and may discontinue any such market making at any time without notice. The liquidity of any market for the New Notes will depend upon various factors, including:

  •
  the number of holders of the New Notes;

  •
  the interest of securities dealers in making a market for the New Notes;

  •
  the overall market for high yield securities;

  •
  our financial performance or prospects; and

  •
  the prospects for companies in our industry generally.

        Accordingly, we cannot assure you that a market or liquidity will develop for the New Notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. We cannot assure you that the market for the New Notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the New Notes.

The original issue discount may limit your claims in certain circumstances.

        If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code, the claim of a holder of Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of the Notes and (ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing could constitute "unmatured interest."

THE EXCHANGE OFFER

Purpose and effect of the exchange offer

        In connection with the sale of the Old Notes, we entered into a registration rights agreement with the initial purchasers, pursuant to which we agreed to use our reasonable best efforts to file and cause to become effective with the Commission a registration statement with respect to the exchange of the Old Notes for the New Notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Unless the context requires otherwise, the term "holder" means any person in whose name Old Notes are registered on the books of Superior Essex Communications and Essex Group or any other person who has obtained a properly completed bond power from the registered holder, or any participant in the Depository Trust Company, or DTC, whose name appears on a security position listing as a holder of Old Notes (which, for purposes of the exchange offer, includes beneficial interests in the Old Notes held by direct or indirect participants in DTC and Old Notes held in definitive form).

        By tendering Old Notes in exchange for New Notes, each holder represents to us that:

  •
  any New Notes to be received by such holder are being acquired in the ordinary course of such holder's business;

  •
  such holder has no intention to engage in, and has no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of New Notes;

  •
  such holder is not an "affiliate" of Superior Essex Communications or Essex Group (within the meaning of Rule 405 under the Securities Act) or, if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  such holder has full power and authority to tender, exchange, sell, assign and transfer the tendered Old Notes;

  •
  we will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances; and

  •
  the Old Notes tendered for exchange are not subject to any adverse claims or proxies.

        Each tendering holder also warrants and agrees that it will, upon request, execute and deliver any additional documents we or the exchange agent request to complete the exchange, sale, assignment and transfer of the Old Notes tendered pursuant to the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the exchange offer, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See the section "Plan of distribution."

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the New Notes would be in violation of the securities or blue sky laws of that jurisdiction.

Terms of the exchange offer

        We hereby offer, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes, properly tendered before the expiration date and not properly withdrawn according to the procedures described below. Holders may tender their Old Notes in whole or in part in integral multiples of $1,000 principal amount.

        The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that:

  •
  the New Notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the Old Notes; and

  •
  holders of New Notes will not be entitled to some of the rights of holders of the Old Notes under the registration rights agreement.

        The New Notes evidence the same indebtedness as and replace the Old Notes, and will be issued pursuant to, and entitled to the benefits of, the same indenture.

        The exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding after the expiration date or, as described under the heading "—Conditions to the exchange offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $257.1 million principal amount of Old Notes is outstanding.

        Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old Notes that are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. See the section "Risk factors" under the heading "Risks Relating to the Exchange Offer—Holders are responsible for compliance with exchange offer procedures."

        If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain events described in this prospectus or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder promptly after the expiration date.

        Holders who tender Old Notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges and expenses, other than specified applicable taxes. See the heading "—Fees and expenses."

        We make no recommendation to the holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes in the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision as to whether to tender pursuant to the exchange offer, and, if so, the aggregate amount of Old Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their financial positions and requirements.

Expiration date; extensions; amendments

        The term "expiration date" means 5:00 p.m., New York City time, on September 30, 2004, unless extended. We, in our sole discretion, have the right to extend the exchange offer, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended.

        In order to extend the exchange offer, we will notify the exchange agent of any extension and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

        We reserve the right in our sole discretion, subject to applicable law, at any time and from time to time:

  •
  to delay the acceptance of the Old Notes for exchange;

  •
  to terminate the exchange offer (whether or not any Old Notes have already been accepted for exchange) if we determine, in our sole discretion, that any of the events or conditions referred to under the heading "—Conditions to the exchange offer" has occurred or exists or has not been satisfied;

  •
  to extend the expiration date and retain all Old Notes tendered pursuant to the exchange offer, subject, however, to the right of holders of the Old Notes to withdraw their tendered Old Notes as described under the heading "—Withdrawal rights"; and

  •
  to waive any condition or otherwise amend the terms of the exchange offer in any respect.

        If we amend the exchange offer in a manner that we determine constitutes a material change, or if we waive a material condition to the exchange offer, we will promptly disclose such amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the affected Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        Any such delay in acceptance, termination, amendment or waiver will be followed promptly by notice to the exchange agent and by making a public announcement. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for exchange and issuance of New Notes

        Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, New Notes for Old Notes validly tendered and not withdrawn promptly after the expiration date.

        In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

  •
  Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the exchange agent's account at DTC;

  •
  the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and

  •
  any other documents required by the letter of transmittal.

        Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes or book-entry confirmations with respect to Old Notes and other required documents are received by the exchange agent. The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the exchange agent's account at DTC.

        Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when we give notice to the exchange agent of our acceptance of such Old Notes for exchange pursuant to the exchange offer. Our acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of Old Notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, letters of transmittal and related documents and transmitting New Notes to holders who validly tendered Old Notes. Such exchange will be made promptly after the expiration date of the exchange offer. If for any reason the acceptance for exchange or the exchange of any Old Notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of Old Notes), or we extend the exchange offer or are unable to accept for exchange or exchange Old Notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth in this prospectus and in the letter of transmittal, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under the heading "—Withdrawal rights."

Procedures for tendering Old Notes

Valid tender

        Except as set forth below, in order for Old Notes to be validly tendered pursuant to the exchange offer, either:

  •
  a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the exchange agent at the address set forth under the heading "—Exchange agent" prior to the expiration date, and tendered Old Notes must be received by the exchange agent, or such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case prior to the expiration date; or

  •
  the guaranteed delivery procedures described below must be complied with.

        If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the letter of transmittal. The entire amount of Old Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person's authority to so act must also be submitted.

        Any beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

        The method of delivery of Old Notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No letter of transmittal or Old Notes should be sent to Superior Essex Communications or Essex Group. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

Book-entry transfer

        The exchange agent will make a request to establish an account with respect to the applicable Old Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Old Notes may be effected by book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents must in any case be delivered to and received by the exchange agent at its address set forth under the heading "—Exchange agent" prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

Delivery of documents to DTC does not constitute delivery to the Exchange agent.

Signature guarantees

        Old Notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless: (1) the Old Notes are registered in a name other than that of the person surrendering the certificate; or (2) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal.

        In the case of (1) or (2) above, Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (a) a bank, (b) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (c) a credit union, (d) a national securities exchange, registered securities association or clearing agency or (e) a savings association that is a participant in a Securities Transfer Association.

Guaranteed delivery

        If a holder desires to tender Old Notes pursuant to the exchange offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

  •
  such tenders are made by or through an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, setting forth the name and address of the holder of Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, the letter of transmittal (or facsimile thereof) and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent. The notice of guaranteed delivery may be delivered by hand, or transmitted by facsimile, mail or overnight courier to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

  •
  all tendered Old Notes, in proper form for transfer, or book-entry confirmation, together with a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of validity

        All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the right, in our sole discretion, to reject any and all tenders we determine not to be in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the right, subject to applicable law, to waive any of the conditions to the exchange offer as set forth under the heading "—Conditions to the exchange offer" or any defect or irregularity in any tender of Old Notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders.

        Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and its instructions) will be final and binding on all parties. No tender of Old Notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of Superior Essex Communications, Essex Group or any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of the New Notes

        Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us, we believe that a holder of Old Notes who exchanges Old Notes for New Notes may offer for resale, resell and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

  •
  the New Notes are acquired in the ordinary course of such holder's business,

  •
  such holder has no intention to engage in, and no arrangement or understanding with any person to participate in, the distribution of such New Notes, and

  •
  such holder is not an "affiliate" of Superior Essex Communications or Essex Group.

        The staff of the Commission has not considered the exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer. Limitations would apply, however, to any holder that is a broker-dealer that acquired Old Notes as a result of market-making activities or other trading activities or directly from us for resale under an available exemption under the Securities Act. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes in the exchange offer, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See the section "Plan of distribution."

Withdrawal rights

        Tenders of Old Notes may be withdrawn at any time prior to the expiration date of the exchange offer. In order for a withdrawal to be effective, such withdrawal must be in writing and received by the exchange agent at its address set forth under the heading "—Exchange agent" prior to the expiration date. Any notice of withdrawal must (1) specify the name of the person having tendered the Old Notes to be withdrawn, (2) identify the Old Notes to be withdrawn, including the principal amounts of such Old Notes, (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (4) where certificates for Old Notes have been transmitted, specify the name in which such Old Notes are to be registered, if different from that of the tendering holder. If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of Old Notes tendered for the account of an eligible guarantor institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth under the heading "Procedures for tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time prior to the expiration date of the exchange offer by following any of the procedures described above under the heading "—Procedures for tendering Old Notes."

        All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither Superior Essex Communications, Essex Group or any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes that have been tendered but that are withdrawn will be returned to the holder promptly after withdrawal.

Conditions to the exchange offer

        If any of the following conditions has occurred or exists or has not been satisfied, as the case may be, prior to the expiration date, we will not be required to accept for exchange any Old Notes and will not be required to issue New Notes in exchange for any Old Notes:

  •
  a change in the current interpretation by the staff of the Commission that permits resale of New Notes as described above under the heading "—Resales of the New Notes";

  •
  the institution or threat of an action or proceeding in any court or by or before any governmental agency or body with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  the adoption or enactment of any law, statute, rule or regulation that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  the issuance of a stop order by the Commission or any state securities authority suspending the effectiveness of the registration statement, or commencement of proceedings for that purpose;

  •
  failure to obtain any governmental approval that we consider necessary for the consummation of the exchange offer as contemplated hereby; or

  •
  any change or development involving a prospective change in our business or financial affairs that we think might materially impair our ability to proceed with the exchange offer.

        If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, as the case may be, at any time prior to the expiration date, we may, subject to applicable law, at any time and from time to time, terminate the exchange offer (whether or not any Old Notes have already been accepted for exchange) or waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. In this case, we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Exchange agent

        The Bank of New York Trust Company, N.A. has been appointed as the exchange agent. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By facsimile (for eligible guarantor institutions only):

(212) 298-1915

Confirm by telephone:

(212) 815-5920

By hand or overnight courier, or by registered or certified mail:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street 7 East
New York, NY 10286
Attention: Carolle Montreuil

Delivery to other than the above address or facsimile number will not constitute a valid delivery.

Fees and expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by our officers, directors or employees.

        We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

        Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

USE OF PROCEEDS

        The exchange offer is intended to satisfy certain obligations of Superior Essex Communications and Essex Group under the registration rights agreement. We will not receive any proceeds from the issuance of the New Notes or the closing of the exchange offer.

        In consideration for issuing the New Notes as contemplated in this prospectus, we will receive in exchange Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described in the section "The exchange offer" under the heading "Terms of the exchange offer." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued.

        The net proceeds of the offering of the Old Notes were used to redeem our senior notes, repay a portion of our senior secured revolving credit facility indebtedness, fund the Belden Asset Acquisition and pay related fees and expenses.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2004. The information presented in the table below should be read in conjunction with "Selected historical consolidated financial data," "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

(Dollars in thousands, except share data)	As of June 30, 2004
Cash and cash equivalents	$12,512

Short term borrowings:
Senior secured revolving credit facility(1)	48,764
Other	984
Long term debt:
Senior notes(2)	250,132
Series A redeemable preferred stock	5,000
Other	7,000

Total debt	311,880

Stockholders' equity:
Common stock of Superior Essex Inc. ($.01 par value; 33,000,000 shares authorized; 17,020,000 shares issued at June 30, 2004)	170
Capital in excess of par value	170,730
Accumulated other comprehensive income	1,226
Retained earnings	953

173,079
Equity-based unearned compensation	(5,238)
Treasury stock	(191)

Total stockholders' equity	167,650

Total capitalization	$479,530

(1)
Indebtedness outstanding under our senior secured revolving credit facility does not include approximately $6.5 million of issued and outstanding letters of credit.

(2)
Reflects the aggregate principal amount of $257.1 million of Old Notes reduced by the amount of the original issue discount of approximately $7.0 million.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

        The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 is derived from the application of pro forma adjustments to the historical statements of operations of Superior TeleCom Inc. for the period January 1, 2003 to November 10, 2003 as if the effective date of the plan of reorganization was January 1, 2003. The pro forma combined statement of operations for the year ended December 31, 2003 include the historical results of operations of Superior Essex Inc. for the period November 11, 2003 to December 31, 2003 combined with the pro forma results of operations of Superior TeleCom for the period January 1, 2003 to November 10, 2003. The pro forma statement of operations should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

        The pro forma adjustments are described in the notes to the pro forma statement of operations and are based on available information and assumptions that management believes are reasonable. The pro forma statement of operations is not necessarily indicative of the future results of operations of Superior Essex or results of operations of Superior Essex that would have actually occurred had the plan of reorganization been consummated as of January 1, 2003.

        The pro forma statement of operations does not reflect the issuance of the Old Notes or the New Notes or the consummation of the Belden Asset Acquisition.

Superior Essex Inc. and Subsidiaries
Unaudited Pro Forma Consolidated
Statement of Operations

Year Ended December 31, 2003
(in thousands, except per share data)

				Superior TeleCom Inc.	Superior Essex Inc.	Superior Essex Inc.
	Superior TeleCom Inc.
				Pro Forma Period January 1, 2003 to November 10, 2003	Period November 11, 2003 to December 31, 2003	Pro Forma Combined Year Ended December 31, 2003
	Period January 1, 2003 to November 10, 2003	Pro Forma Adjustments
Net sales	$861,629	—		$861,629	$126,409	$988,038
Cost of goods sold	764,311	$(8,278	)(a)	756,033	116,354	872,387

Gross profit	97,318	8,278		105,596	10,055	115,651
Selling, general and administrative expenses	71,969	(1,016	)(a)	70,953	10,284	81,237
Restructuring and other charges	8,638	—		8,638	1,184	9,822

Operating income (loss)	16,711	9,294		26,005	(1,413)	24,592
Interest expense	(26,659)	26,659 (15,632	(b) )(c)	(15,632)	(2,650)	(18,282)
Other (expense) income, net	(785)	—		(785)	349	(436)

Income (loss) before reorganization items, income taxes and distributions on preferred securities of Superior Trust I	(10,733)	20,321		9,588	(3,714)	5,874
Reorganization items	890,729	(890,729	)(d)	—	—	—

Income (loss) before income taxes and distributions on preferred securities of Superior Trust I	879,996	(870,408)		9,588	(3,714)	5,874
Benefit (expense) for income taxes	2,759	(6,594	)(e)	(3,835)	1,271	(2,564)

Income (loss) before distributions on preferred securities of Superior Trust I	882,755	(877,002)		5,753	(2,443)	3,310
Distributions on preferred securities of Superior Trust I	(5,050)	5,050(b	)	—	—	—

Net income (loss)	$877,705	$(871,952)		$5,753	$(2,443)	$3,310

Net income (loss) per basic share of common stock	$40.25				$(0.15)	$0.20

Net income (loss) per diluted share of common stock	$34.43				$(0.15)	$0.20

Weighted average shares outstanding:
Basic	21,809				16,500	16,500
Diluted	25,640				16,500	16,500

The accompanying notes are an integral part of this pro forma consolidated financial statement.

Superior Essex Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations
Year Ended December 31, 2003

Pro Forma Adjustments

        The following are descriptions of the pro forma adjustments related to the consummation of the plan of reorganization and adoption of fresh-start reporting, labeled (a) through (e), which have been reflected in the accompanying unaudited pro forma consolidated statement of operations:

  (a)
  To reflect the net change in the historical depreciation expense of Superior TeleCom resulting from the application of fresh-start reporting.

  (b)
  To reflect elimination of historical interest expense and distributions on the preferred securities of Superior Trust I.

  (c)
  To reflect interest expense on the senior secured revolving credit facility, the new senior notes, the series A preferred stock and the sale/leaseback finance obligation issued in connection with or assumed pursuant to the plan of reorganization. Pro forma interest expense with respect to the senior secured revolving credit facility is computed using the following assumptions: (i) an average outstanding balance of $50 million, (ii) 90% of the average outstanding borrowings are LIBOR-based loans and 10% are base-rate loans, and (iii) an applicable margin of 2.25% for LIBOR-based loans and 0.75% for base-rate loans.

  (d)
  To reflect elimination of reorganization items.

  (e)
  To reflect the net change between the historical income tax benefit and expected tax expense on the pro forma operations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        Set forth below are selected financial data of Superior Essex and Superior TeleCom. As a result of the plan of reorganization, we acquired the business formerly conducted by Superior TeleCom and its subsidiaries. This information should be read in conjunction with the consolidated financial statements and related notes thereto appearing elsewhere herein and "Management's discussion and analysis of financial condition and results of operations" below. The selected historical consolidated financial data as of December 31, 2003 and for the period November 11, 2003 to December 31, 2003 are derived from the audited consolidated financial statements of Superior Essex. The selected historical consolidated financial data as of, and for the six months ended, June 30, 2004 are derived from the unaudited consolidated financial statements of Superior Essex. The selected historical consolidated financial data for the period January 1, 2003 to November 10, 2003, and as of the end of, and for the years ended, December 31, 2002, 2001, 2000 and 1999 are derived from the audited consolidated financial statements of Superior TeleCom. The selected historical consolidated financial data for the six months ended June 30, 2003 are derived from the unaudited consolidated financial statements of Superior TeleCom.

        Superior TeleCom and certain of its U.S. subsidiaries filed for bankruptcy protection on March 3, 2003. Superior TeleCom's plan of reorganization was confirmed by order of the Bankruptcy Court on October 22, 2003 and became effective on November 10, 2003. The historical consolidated financial statements of Superior TeleCom elsewhere herein have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business, and, for periods subsequent to March 3, 2003, in accordance with AICPA Statement of Position 90-7. As of November 10, 2003, the effective date of the plan of reorganization, we began operating our business under a new holding company and capital structure and we adopted fresh start reporting for our financial statements. Because of the emergence from bankruptcy and adoption of fresh start reporting, the historical financial information for Superior TeleCom is not comparable to our financial information for periods after November 10, 2003.

	Superior Essex Inc.	Superior TeleCom Inc.	Superior Essex Inc.	Superior TeleCom Inc.
	Six Months Ended June 30,	Six Months Ended June 30,	Period November 11, 2003 to December 31,	Period January 1, 2003 to November 10,	Year Ended December 31,
	2004(a)	2003	2003(a)	2003	2002	2001(c)	2000	1999(c)
	(in thousands, except per share data)
Statement of Operations Data(b)
Net sales	$659,202	$498,318	$126,409	$861,629	$1,439,958	$1,747,302	$2,049,048	$2,036,732
Cost of goods sold	595,985	442,217	116,354	764,311	1,268,695	1,471,409	1,708,920	1,652,839

Gross profit	63,217	56,101	10,055	97,318	171,263	275,893	340,128	383,893
Selling, general and administrative expenses	43,182	41,701	10,284	71,969	143,950	156,017	156,437	150,833
Restructuring and other charges	1,486	4,835	1,184	8,638	37,757	5,358	14,961	8,431
Amortization of goodwill	—	—	—	—	—	21,057	20,959	19,629
Loss on asset sale and impairments	—	—	—	—	502,578	—	—	—

Operating income (loss)	18,549	9,565	(1,413)	16,711	(513,022)	93,461	147,771	205,000
Interest expense	(11,980)	(23,021)	(2,650)	(26,659)	(114,323)	(115,048)	(129,905)	(120,100)
Other income (expense), net	(593)	(30)	349	(785)	(2,916)	(3,324)	976	(148)

Income (loss) before reorganization items, income taxes, distributions on preferred securities of Superior Trust I, minority interest and cumulative effect of accounting change	5,976	(13,486)	(3,714)	(10,733)	(630,261)	(24,911)	18,842	84,752
Reorganization items	—	(32,968)	—	890,729	—	—	—	—

	Superior Essex Inc.	Superior TeleCom Inc.	Superior Essex Inc.	Superior TeleCom Inc.
	Six Months Ended June 30,	Six Months Ended June 30,	Period November 11, 2003 to December 31,	Period January 1, 2003 to November 10,	Year Ended December 31,
	2004(a)	2003	2003(a)	2003	2002	2001(c)	2000	1999(c)
	(in thousands, except per share data)
Income (loss) before income taxes, distributions on preferred securities of Superior Trust I, minority interest and cumulative effect of accounting change	5,976	(46,454)	(3,714)	879,996	(630,261)	(24,911)	18,842	84,752
Benefit (provision) for income taxes	(2,580)	2,060	1,271	2,759	106,665	5,340	(10,925)	(35,699)

Income (loss) before distributions on preferred securities of Superior Trust I, minority interest and cumulative effect of accounting change	3,396	(44,394)	(2,443)	882,755	(523,596)	(19,571)	7,917	49,053
Distributions on preferred securities of Superior Trust I	—	(5,050)	—	(5,050)	(16,654)	(15,362)	(15,145)	(11,289)

Income (loss) before minority interest and cumulative effect of accounting change	3,396	(49,444)	(2,443)	877,705	(540,250)	(34,933)	(7,228)	37,764
Minority interest in (earnings) losses of subsidiaries	—	—	—	—	3,462	2,430	5,088	(596)

Income (loss) before cumulative effect of accounting change	3,396	(49,444)	(2,443)	877,705	(536,788)	(32,503)	(2,140)	37,168
Cumulative effect of accounting change(d)	—	—	—	—	(424,503)	—	—	—

Net income (loss)	$3,396	$(49,444)	$(2,443)	$877,705	$(961,291)	$(32,503)	$(2,140)	$37,168

Net income (loss) per share of common stock:
Basic:
Income (loss) before cumulative effect of accounting change	$0.21	$(2.27)	$(0.15)	$40.25	$(25.22)	$(1.58)	$(0.11)	$1.83
Cumulative effect of accounting change	—	—	—	—	(19.94)	—	—	—

Net income (loss) per basic share of common stock	$0.21	$(2.27)	$(0.15)	$40.25	$(45.16)	$(1.58)	$(0.11)	$1.83

Diluted:
Income (loss) before cumulative effect of accounting change	$0.20	$(2.27)	$(0.15)	$34.43	$(25.22)	$(1.58)	$(0.11)	$1.78
Cumulative effect of accounting change(d)	—	—	—	—	(19.94)	—	—	—

Net income (loss) per diluted share of common stock	$0.20	$(2.27)	$(0.15)	$34.43	$(45.16)	$(1.58)	$(0.11)	$1.78

Other Data:
Ratio of earnings to fixed charges(e)	1.45	—	—	26.71	—	0.70	0.99	1.52
Cash dividends per share	—	—	—	—	—	—	—	—

		Superior Essex Inc.	Superior TeleCom Inc.
			December 31,
	June 30, 2004(a)	December 31, 2003(a)
			2002	2001	2000	1999
Balance Sheet Data:
Current assets	$344,390	$254,602	$261,178	$520,741	$597,302	$627,464
Current liabilities(f)	167,321	136,820	1,272,840	433,092	521,139	465,915
Total assets(b)	625,142	486,925	570,605	1,875,939	1,992,314	2,000,354
Total long term debt(f)(g)	262,132	157,000	—	1,233,007	1,224,364	1,255,974
Mandatorily redeemable preferred stock(h)	—	—	137,270	136,040	134,941	133,959
Total long term debt, including mandatorily redeemable preferred stock	262,132	157,000	137,270	1,369,047	1,359,305	1,389,933
Total stockholders' equity (deficit)	167,650	163,892	(884,024)	76,740	110,003	113,008

(a)
As of November 10, 2003, the effective date of the plan of reorganization, we began operating our business under a new holding company and capital structure and we adopted fresh start reporting for our financial statements. Because of the emergence from bankruptcy and adoption of fresh start reporting, the historical financial information for Superior TeleCom is not comparable to our financial information for periods after November 10, 2003.

(b)
On December 11, 2002, Superior TeleCom sold substantially all of the assets, subject to related accounts payable and accrued liabilities, of its electrical wire business, all of the outstanding shares of capital stock of DNE Systems, Inc. and approximately 47% of Superior Cables Ltd., or Superior Israel.

(c)
Superior TeleCom adopted SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment to FASB Statement No. 13, and Technical Corrections effective January 1, 2003. As a result, losses on the early extinguishment of debt of $4.6 million and $2.7 million previously reported as extraordinary losses, net of tax, for the years ended December 31, 2001 and 1999, respectively, have been reclassified to other income (expense).

(d)
Superior TeleCom adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. Adoption of SFAS No. 142 resulted in an impairment charge of $424.5 million, which was recorded as a cumulative effect of accounting change as of January 1, 2002.

(e)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of the sum of (i) income (loss) before income taxes, distributions on preferred securities, minority interest and cumulative effect of accounting change; (ii) fixed charges; and (iii) amortization of capitalized interest less the sum of interest capitalized and distributions on preferred securities. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance cost; (iii) the portion of rental expense representative of the interest factor; and (iv) the amount of pre-tax earnings required to cover preferred stock dividends and any accretion in the carrying value of the preferred stock. For the six months ended June 30, 2003, the period November 11, 2003 to December 31, 2003 and the years ended December 31, 2002, 2001 and 2000, earnings were insufficient to cover fixed charges by $51.2 million, $3.7 million, $646.5 million, $41.1 million and $0.8 million, respectively.

(f)
Superior TeleCom was in default under its debt agreements and all of its debt outstanding at December 31, 2002 was reflected as a current liability.

(g)
Total debt for years prior to December 31, 2002 includes debt of Superior TeleCom's then 50.2% owned Israeli subsidiary, Superior Israel, of $143.9 million, $153.9 million and $120.7 million at December 31, 2001, 2000 and 1999, respectively.

(h)
Mandatorily redeemable preferred stock totaling $5 million at June 30, 2004 and December 31, 2003 has been classified as long-term debt in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

        Superior Essex, a Delaware holding company, and its operating subsidiaries were formed to acquire and conduct the business formerly conducted by Superior TeleCom.

        We manufacture a portfolio of wire and cable products grouped into the following primary industry segments: (i) our communications cable segment; (ii) our magnet wire and distribution segment; and (iii) our copper rod operations. As discussed in Notes 1 and 5 to the accompanying audited consolidated financial statements, on December 11, 2002 Superior TeleCom sold the operations comprising its electrical wire business, which we sometimes refer to as the Electrical Group, all of the outstanding capital stock of DNE Systems, Inc., or DNE, and a 47% interest in Superior Cables Ltd., or Superior Israel, to a subsidiary of The Alpine Group, Inc., or Alpine. We sometimes refer to this sale as the "Electrical Sale". Our communications cable segment manufactures communications wire and cable products sold to telephone companies, CATV companies, distributors and systems integrators, principally in North America. In addition, included within the communications cable segment for periods prior to December 11, 2002 are DNE and Superior TeleCom's then 50.2% owned Israeli subsidiary, Superior Israel, which manufactures a range of wire and cable products in Israel. Our magnet wire and distribution segment manufactures magnet wire, fabricated insulation and accessory products for motors, transformers and electrical controls sold primarily to OEMs. Our copper rod operations include sales of copper rod produced by our continuous casting units to external customers. Prior to 2003, substantially all copper rod produced by Superior TeleCom was used in its manufacturing operations. In 2003, due to available capacity resulting from the Electrical Sale and reduced production volumes in both the communications cable and magnet wire and distribution segments, Superior TeleCom began to actively offer copper rod for sale to third parties, including Essex Electric, which was formed by Alpine to acquire the Electrical Group. The Electrical Group manufactured building and industrial wire for applications in commercial and residential construction and industrial facilities.

        Industry segment financial data (including sales and operating income by industry segment) for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003 and the years ended December 31, 2002 and 2001 are included in Note 19 to the accompanying audited consolidated financial statements. Industry segment financial data (including sales and operating income by industry segment) for the six-month periods ended June 30, 2004 and 2003 is included in Note 12 to the accompanying unaudited condensed consolidated financial statements.

Chapter 11 Filing and Reorganization

        On March 3, 2003, Superior TeleCom and certain of its U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Chapter 11 cases were jointly administered (Case No. 03-10607). Superior TeleCom managed its properties and operated its businesses as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. Superior TeleCom's United Kingdom and Mexican operations were not included in the Chapter 11 filings.

        Superior TeleCom decided to file a reorganization proceeding because it had been experiencing continued liquidity shortfalls, which hampered its ability to meet interest and principal obligations on its long-term indebtedness. These shortfalls were primarily a result of both the overall global economic downturn and specific industry conditions, including reduced demand levels in the communications cable and magnet wire sectors caused by, among other things, substantial spending reductions by the RBOCs and independent telephone operating companies.

        As part of Superior TeleCom's Chapter 11 proceedings, it filed its original Joint Plan of Reorganization and related disclosure statement on July 30, 2003. On August 28, 2003, Superior TeleCom filed an amended Joint Plan of Reorganization and disclosure statement. As further modified, the amended plan, which was the product of extensive discussion with certain of the largest holders of Superior TeleCom's senior secured debt and others, was confirmed by order of the Bankruptcy Court on October 22, 2003 and became effective on November 10, 2003. We refer to the amended Joint Plan of Reorganization, as modified, as the "plan of reorganization" or the "plan."

        In accordance with the plan of reorganization, on November 10, 2003, the effective date of the plan, we acquired the business formerly conducted by Superior TeleCom and its subsidiaries, and Superior TeleCom and certain of its dormant subsidiaries were deemed dissolved and ceased to have continuing corporate existences, subject only to obligations under the plan of reorganization to satisfy allowed claims. Except as otherwise provided in the plan of reorganization, our senior secured revolving credit facility (discussed below), our senior notes (discussed below) or any agreement, instrument or indenture relating thereto, on or after the effective date of the plan, all property of Superior TeleCom and its subsidiaries vested in Superior Essex, free and clear of all liens, claims, charges or other encumbrances. On and after the effective date of the plan of reorganization, Superior Essex began operating its business without supervision or approval by the Bankruptcy Court.

        The plan of reorganization provided for the following to occur as of the effective date of the plan (or as soon thereafter as practicable):

  •
  the distribution to Superior TeleCom's senior secured debt holders or their transferees of (1) 16,500,000 shares of common stock of Superior Essex, representing 100% of the outstanding common stock of Superior Essex, (2) 5,000,000 shares of series A non-convertible preferred stock of Superior Essex Holding, Superior Essex's direct subsidiary, which we refer to as the "series A preferred stock," and (3) $145 million principal amount of 9 1/2% senior secured second lien notes jointly issued by Superior Essex Communications, Superior Essex Holding's direct subsidiary, and Essex Group, Superior Essex Holding's indirect subsidiary, having a five-year term, which we refer to as the "senior notes;"

  •
  the distribution to holders of Superior TeleCom's senior subordinated notes of warrants to purchase, until May 10, 2006, up to 868,421 shares of common stock of Superior Essex at a price of $25.00 per share;

  •
  the payment of $3,000,000 in cash to holders of general unsecured claims against Superior TeleCom;

  •
  the consummation of a new $120 million senior secured revolving credit facility to (1) fund repayment of Superior TeleCom's "debtor-in-possession," or DIP, credit facility and certain expenses relating to the plan of reorganization, (2) provide for working capital needs, (3) fund debt service on the senior notes of Superior Essex Communications and Essex Group and Superior Essex Holding's series A preferred stock and (4) provide for the issuance of letters of credit in connection with the operation of our business;

  •
  the cancellation of all pre-bankruptcy senior secured debt of Superior TeleCom;

  •
  the cancellation of all pre-bankruptcy senior subordinated notes of Superior TeleCom;

  •
  the cancellation of all 8 1/2% convertible subordinated debentures of Superior TeleCom, which had previously been distributed to holders of the 8 1/2% trust convertible preferred securities of Superior Trust I in liquidation of that trust;

  •
  the cancellation of all equity and debt interests held in Superior TeleCom by Alpine, Superior TeleCom's former principal stockholder;

  •
  the cancellation of all outstanding shares of common stock of Superior TeleCom, as well as all options, warrants and related rights to purchase or otherwise receive shares of such common stock;

  •
  the ability to issue stock options and/or restricted stock for up to 1.8 million shares of common stock of Superior Essex under Superior Essex's Stock Incentive Plan, with the allocation of awards to be effected by Superior Essex's board of directors following the effective date of the plan of reorganization; and

  •
  the implementation of equity awards to the independent directors of Superior Essex as part of Superior Essex's Stock Incentive Plan.

Fresh Start Reporting

        Upon implementation of the plan of reorganization, we adopted fresh-start reporting in accordance with AICPA Statement of Position 90-7, or SOP 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Under fresh-start reporting, the reorganization value was allocated to our net assets based on their relative fair values in a manner similar to the accounting provisions applied to business combinations under Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"). Our reorganization value was less than the fair value of the net assets acquired pursuant to the plan of reorganization. In accordance with SFAS No. 141, the excess of the fair value of the net assets over the reorganization value was used to reduce the value of property, plant and equipment. Liabilities existing at the effective date of the plan of reorganization were stated at the present value of amounts to be paid discounted at appropriate current rates. Debt issued in connection with the plan of reorganization was recorded at the stated value, which approximated fair value.

        As a result of the reorganization and our implementation of fresh-start reporting, our consolidated financial statements for periods subsequent to November 10, 2003 reflect a new basis of accounting and are not comparable to the historical consolidated financial statements of Superior TeleCom for periods prior to the effective date of the plan of reorganization.

Belden Asset Acquisition

        On June 1, 2004, Superior Essex Communications acquired certain assets from operating subsidiaries of Belden Inc. ("Belden") related to their North American copper OSP communications wire and cable business (the "Belden Asset Acquisition"). Under the terms of the asset purchase agreement, Superior Essex Communications acquired certain inventories, selected machinery and equipment and certain customer contracts related to a portion of Belden's communications business for total consideration not to exceed $95 million (including a contingent payment of up to $10 million to be made nine months after closing based on business relationships successfully transitioned to Superior Essex Communications). Belden retained its manufacturing facilities and employees together with all of the associated liabilities, including, among others, accounts payable, any employee-related obligations, plant shutdown costs and environmental obligations. We paid an initial cash purchase price of $82.2 million on June 1, 2004. The initial purchase price is subject to adjustment based on a final accounting of the inventories acquired.

        For the year ended December 31, 2003, Belden reported revenues of $202.4 million from its North American copper OSP communications wire and cable operations. We believe that this acquisition represents an attractive opportunity for us to develop new customer relationships and increase our level of business with existing customers in the copper OSP communications business. We further believe we will be able to generate meaningful cost benefits from manufacturing efficiencies and greater capacity utilization. In the short term, we expect the incremental revenues will yield lower profit contributions while we deplete purchased inventory and incur transitional expenses and charges.

Impact of Copper Price Fluctuations on Operating Results

        Copper is one of the principal raw materials used in our wire and cable product manufacturing. Fluctuations in the price of copper affect per unit product pricing and related revenues. Historically, the cost of copper has not had a material impact on profitability, as, in certain cases, we have the ability to adjust prices billed for our products to properly match the copper cost component of our inventory shipped. In our communications cable segment these adjustments include, among others, certain contractual arrangements under which product prices are adjusted quarterly based on an average of previous periods' copper indices. Beginning in the fourth quarter of 2003 and continuing through the first six months of 2004, copper prices have escalated rapidly, increasing from an average of $0.88 per pound for the month of October 2003 to an average of $1.23 per pound for the first six months of 2004. Additionally, the daily spot price for copper has fluctuated from a low of $1.06 per pound to a high of $1.39 per pound during the first six months of 2004. The rapid increase in copper prices can impact profitability in the short term based upon the timing of product price adjustments to match the increased copper costs. While we did not experience a material negative impact from this situation in 2003 or the first quarter of 2004, our results in the second quarter of 2004 were negatively impacted due to accelerated orders by some communications cable customers in the first quarter of 2004 in anticipation of future contractual price adjustments related to increased copper costs. Increases in copper prices can also impact our working capital. See "Liquidity and Capital Resources" below.

Results of Operations

Six Month Period Ended June 30, 2004 Compared to the Six Month Period Ended June 30, 2003

        The discussion below compares the results of our operations for the six months ended June 30, 2004 to those of Superior TeleCom for the six months ended June 30, 2003.

        Average copper prices for the six months ended June 30, 2004 increased 64% as compared to the six months ended June 30, 2003. Due to the impact of this increase on reported sales, the following table provides supplemental sales information adjusted to a constant $0.80/lb COMEX cost of copper to aid in a comparison of period-to-period revenues by segment.

	Superior Essex Inc.	Superior TeleCom Inc.	Superior Essex Inc.	Superior TeleCom Inc.
	Six months ended June 30,		Six months ended June 30,
	Actual		Copper-adjusted
	2004	2003	2004	2003
	(in millions)
Net sales:
Communications cable	$221.6	$168.1	$207.1	$171.6
Magnet wire and distribution	299.5	244.1	259.6	250.9
Copper rod	138.1	86.1	92.1	90.7

	659.2	498.3	558.8	513.2
Constant cost of copper adjustment	—	—	100.4	(14.9)

Total	$659.2	$498.3	$659.2	$498.3

        Consolidated sales for the six months ended June 30, 2004 were $659.2 million, an increase of 32% as compared to consolidated sales of $498.3 million for the quarter ended June 30, 2003. Sales for the 2004 period were significantly impacted by the increase in copper prices. Sales adjusted for a constant cost of copper increased 9% for the six months ended June 30, 2004 compared to the prior year period. Sales in our communications cable segment for the six months ended June 30, 2004 also included approximately $15.1 million ($13.5 million on a copper-adjusted basis) attributable to customer contracts acquired in the Belden Asset Acquisition. Excluding the impact of the Belden Asset Acquisition, consolidated sales adjusted for a constant cost of copper increased 6% primarily as a result of increased volumes in our communications cable and magnet wire and distribution segments.

        Sales for our communications cable segment for the six months ended June 30, 2004 were $221.6 million, an increase of 32%, as compared to sales of $168.1 million for the six months ended June 30, 2003. Sales adjusted for a constant cost of copper increased 21%. Excluding the impact of the Belden Asset Acquisition, sales for our communications cable segment adjusted for a constant cost of copper increased 13%. The sales increase in 2004, excluding the effects of the Belden Asset Acquisition, reflects a broad-based increase in demand for our OSP cable product lines, which we believe is due in part to higher spending levels to support deferred maintenance by the major telephone companies (the largest customer group of the communications cable segment) as well as increased demand for our copper and fiber premise products supported by growing investment in information technology, including new and upgraded computer systems and associated wiring. We also believe the increase in sales reflects an increase in our market share due in part to the effects of continuing industry consolidation.

        Sales for our magnet wire and distribution segment were $299.5 million for the six months ended June 30, 2004, an increase of 23% as compared to the prior year. On a copper-adjusted basis, sales for the six months ended June 30, 2004 increased 3% over the same period in the prior year. For the past three fiscal years (2001-2003), copper adjusted sales for our magnet wire and distribution segment have declined on a comparative year-over-year basis, principally as a result of weak economic conditions in the industrial sector, including substantial reductions during this period in durable goods consumption, factory production and commercial construction. To a lesser extent, migration to foreign markets of production of certain customer manufacturing impacted sales from 2001 through 2003. We believe the stabilization and increase in copper adjusted sales in the six months ended June 30, 2004 reflects the recovery in the general economy, as well as in our basic end markets, particularly related to industrial production and the energy sector.

        Copper rod sales for the six months ended June 30, 2004 were $138.1 million compared to $86.1 million for the comparable 2003 period, an increase of $52.0 million. On a copper-adjusted basis, sales for our copper rod segment increased by only $1.4 million, or approximately 2%. Pricing for copper rod is generally based on monthly average COMEX spot prices and thus sales are directly impacted by changes in copper prices.

        For the six months ended June 30, 2004, gross profit was $63.2 million, an increase of 13% as compared to the same period in the prior year primarily attributable to increased volume in our communications cable and magnet wire and distribution segments and lower depreciation charges in 2004 resulting from the application of fresh-start reporting. The gross profit margin for the six months ended June 30, 2004 quarter was 9.6% compared to 11.3% for same period in 2003. The comparative decline in gross profit margin primarily reflects the effects of increased copper prices on sales. Gross profit margin on a copper-adjusted basis was 11.3% for the six months ended June 30, 2004 compared to 10.9% for the six months ended June 30, 2003. Copper-adjusted gross profit margins in our communications cable business decreased by 1.0% for the 2004 period compared to the prior year due to integration costs incurred in connection with the Belden Asset Acquisition and a shortfall in recovering second quarter 2004 increases in copper costs through contractual product price adjustments. This was principally the result of first quarter 2004 accelerated orders by some customers in anticipation of copper-based contractual price adjustments. Additionally, gross profit margins in our communications cable segment reflect lower product pricing resulting from the effects of competitive pressures on contracts renegotiated in the last half of 2003 and continuing in 2004. Copper-adjusted gross profit margin for our magnet wire and distribution business for the six months ended June 30, 2004 increased 0.7% compared to the prior year quarter. This increase reflects lower depreciation charges resulting from the application of fresh-start reporting, increased volume in our higher margin Essex Brownell distribution channel and improved capacity utilization partially offset by certain inflationary cost increases including higher natural gas prices in the second quarter of 2004.

        Selling, general and administrative expenses ("SG&A expense") for the six-month period ended June 30, 2004 were $43.2 million, an increase of 4% as compared to SG&A expense of $41.7 million for the six months ended June 30, 2003. The slight increase primarily reflects the impact of increased sales volume and related sales commissions in our communications cable segment and corporate stock-based compensation charges.

        Superior TeleCom incurred $1.2 million of restructuring and other charges in the first six months of 2003 primarily related to ongoing closure and sale activities at its communication cable segment's Elizabethtown, Kentucky and Winnipeg, Manitoba facilities which were closed in 2002. Restructuring and other charges for the six months ended June 30, 2003 also includes pre-petition professional fees of $3.6 million incurred in connection with Superior TeleCom's Chapter 11 filings. Restructuring and other charges for the six months ended June 30, 2004 were $1.5 million and consisted primarily of ongoing professional fees related to implementation of the plan of reorganization and employee retention and severance payments under plans established by Superior TeleCom in connection with its bankruptcy proceedings.

        We had operating income of $18.5 million for the six months ended June 30, 2004, compared to $9.6 million for the same period in 2003. Operating income in the six months ended June 30, 2003 included restructuring and other charges of $4.8 million as compared to $1.5 million of such charges for the six months ended June 30, 2004. The comparative improvement in operating income for the current year was principally attributable to increased sales volume and related gross profit together with the decrease in restructuring and other charges.

        Superior TeleCom recorded charges for reorganization items related to its Chapter 11 filing of $33.0 million in the six months ended June 30, 2003. These costs primarily consisted of $6.8 million of post-petition professional fees related to the reorganization, $27.0 million to adjust the carrying value of the Trust Convertible Preferred Securities and related unpaid distributions to the amount of the allowed claim in respect of this liability, $3.5 million to write-off deferred debt issue costs associated with Superior TeleCom's refinanced accounts receivable securitization and a benefit of $5.0 million from the settlement of pre-petition claims.

        Interest expense for the six months ended June 30, 2004 was $12.0 million, compared to interest expense of $23.0 million for the six months ended June 30, 2003. Interest expense for the 2003 period consisted of interest on Superior TeleCom's debtor-in-possession financing and interest on Superior TeleCom's pre-petition indebtedness through March 3, 2003. At the time of the Chapter 11 bankruptcy filing, Superior TeleCom had approximately $890 million of senior debt and $222 million of senior subordinated notes outstanding. The decrease in interest expense in 2004 reflects our new capital structure under the plan of reorganization as well as borrowings to finance increased working capital and the Belden Asset Acquisition. During the quarter ended June 30, 2004 we also recognized a loss on early extinguishment of debt of $0.4 million resulting from the write-off of deferred debt issue costs associated with our 9 1/2% senior notes which were redeemed with the proceeds of our 9% senior note offering in April 2004.

        Superior TeleCom recorded $5.1 million of distributions on the preferred securities of Superior Trust I for the six months ended June 30, 2003. Superior TeleCom's Chapter 11 filing constituted an early dissolution event under the terms of the instruments governing the Trust and as a result the Trust was liquidated on or about April 30, 2003 by distribution to holders of the Trust Convertible Preferred Securities of an aggregate principal amount of 8 1/2% Convertible Debentures equal to the aggregate liquidation amount of their Trust Convertible Preferred Securities. All outstanding 8 1/2% Convertible

Debentures were cancelled on November 10, 2003 in accordance with the terms of the plan of reorganization.

        Superior TeleCom recorded a full valuation allowance on its net deferred tax assets for the six months ended June 30, 2003 because the realization of such assets in future periods was uncertain as a result of the bankruptcy filing. The tax benefit recorded for 2003 period primarily represents the elimination of the net deferred tax liabilities existing at December 31, 2002. Our effective tax rate for the six months ended June 30, 2004 was 43%. The effective tax rate exceeds the U.S. statutory tax rate due to the impact of state taxes and a valuation allowance established with respect to net operating losses incurred by our U.K. subsidiary.

Year Ended December 31, 2003 as Compared to the Year Ended December 31, 2002

        The following discussion provides a comparison of our results of operations and those of our predecessor, Superior TeleCom, on a combined basis for the year ended December 31, 2003 with the historical results of operations of Superior TeleCom for the year ended December 31, 2002. The discussion is provided for comparative purposes only, but the value of such a comparison may be limited. The combined results of operations for the year ended December 31, 2003 include our results of operations for the period November 11, 2003 to December 31, 2003 combined with the results of operations of Superior TeleCom for the period January 1, 2003 to November 10, 2003. The combined financial information for the year ended December 31, 2003 is merely additive and does not give pro forma effect to the transactions provided for in the plan of reorganization or the application of fresh start reporting. As a result of the reorganization and adoption of fresh start reporting, our results of operations after November 10, 2003 are not comparable to the results of operations of Superior TeleCom for periods prior to November 10, 2003. The information in this section should be read in conjunction with the consolidated financial statements and related notes thereto appearing herein.

        The following table presents selected operating data presented on a combined basis for the year ended December 31, 2003 and for Superior TeleCom for the year ended December 31, 2002:

	Superior TeleCom Inc.	Superior Essex Inc.
				Superior TeleCom Inc.
	Period January 1, 2003 to November 10, 2003	Period November 11, 2003 to December 31, 2003
			Combined Year Ended December 31, 2003
				Year Ended December 31, 2002
	(in thousands)
Net sales:
Communications	$298,658	$41,552	$340,210	$490,602
Magnet Wire	417,260	58,855	476,115	493,542
Copper Rod	145,711	26,002	171,713	13,740
Electrical	—	—	—	442,074

	$861,629	$126,409	$988,038	$1,439,958

Gross profit	$97,318	$10,055	$107,373	$171,263
Selling, general and administrative expenses	71,969	10,284	82,253	143,950
Restructuring and other charges	8,638	1,184	9,822	37,757
Loss on asset sale and impairments	—	—	—	502,578

Operating income	16,711	(1,413)	15,298	(513,022)
Interest expense	(26,659)	(2,650)	(29,309)	(114,323)
Other income (expense)	(785)	349	(436)	(2,916)
Reorganization items	890,729	—	890,729	—

Income (loss) before income taxes, distributions on preferred securities of Superior Trust I, minority interest and cumulative effect of accounting change for goodwill impairment	$879,996	$(3,714)	$876,282	$(630,261)

        Combined sales for the year ended December 31, 2003 were $988.0 million, a decrease of 31% as compared to consolidated sales of $1,440.0 million for the year ended December 31, 2002. Sales for the 2002 period relating to the Electrical Group, DNE and Superior Israel were $581.3 million. Excluding the effects of the Electrical Sale, net sales increased $129.4 million, or 15% (a 13% increase adjusted for a constant cost of copper). The increase was due to third party sales of manufactured copper rod of $171.7 million, including $104.8 million sold to Essex Electric, during the year ended December 31, 2003 compared to $13.7 million in 2002 offset by sales decreases in our communications cable and magnet wire and distribution segments as discussed below.

        Combined sales for the communications cable segment for the year ended December 31, 2003 were $340.2 million as compared to $490.6 million for the comparable 2002 period. Sales for the 2002 period relating to Superior Israel and DNE were $139.3 million. Excluding the effects of the Electrical Sale, sales decreased $11.1 million, or 3% (a 4% decrease adjusted for a constant cost of copper). The communications cable segment's sales decline was due primarily to a reduction in comparative sales of copper OSP cables (the largest product segment of Superior Essex and Superior TeleCom), which are used principally by telephone companies in the local loop segment of the telephony network. OSP cables sales were lower due to reduced spending levels by all of our major telephone company customers following budgetary constraints imposed during the second half of 2001 that continued throughout 2002 and into 2003.

        The magnet wire and distribution segment's combined sales were $476.1 million for the year ended December 31, 2003, a decline of 4% (a copper adjusted decline of 5%) as compared to the prior year period. The combined sales decline for the year ended December 31, 2003 as compared to 2002 reflected the reduced demand for magnet wire from our major OEM customers due principally to the comparative decline on a year-over-year basis in the industrial sector, which is a core market for the magnet wire and distribution segment's products, and customer migration to lower cost foreign suppliers.

        Total combined sales of copper rod for the year ended December 31, 2003 were $171.7 million compared to $13.7 million for the year ended December 31, 2002. Sales of copper rod to Essex Electric amounted to $104.8 million for the year ended December 31, 2003.

        For the year ended December 31, 2003, combined gross profit was $107.4 million, a decline of 37% as compared to the prior year period. Gross profit for the 2002 period relating to the Electrical Group, DNE and Superior Israel amounted to $50.9 million. Excluding the effects of the Electrical Sale, combined gross profit declined $13.0 million for the year ended December 31, 2003 compared to the corresponding prior year period. The combined gross profit margin for the year ended December 31, 2003 was 10.9% which, after excluding the effects of the Electrical Sale, compares to a gross profit margin of 14.1% for the year ended December 31, 2002. The comparative decline in gross profit was principally the result of implicitly lower margins related to the outside copper rod sales in 2003 (as compared to other products) and, to a lesser degree, comparative decreases in the magnet wire and distribution segment's gross profit margin percentages caused by competitive pricing pressures and the impact of manufacturing cost absorption resulting from reduced production levels.

        Combined SG&A expense for the year ended December 31, 2003 was $82.3 million, a decrease of 43% as compared to SG&A expense of $143.9 million for the comparable 2002 period. SG&A expense for the 2002 period relating to the Electrical Group, DNE and Superior Israel amounted to $54.3 million. Excluding the effects of the Electrical Sale, combined SG&A expense decreased $7.3 million as compared to the corresponding 2002 period due primarily to cost reductions in Superior TeleCom's business units in response to reduced sales and reductions in non-reorganization related professional fees.

        During the year ended December 31, 2002, Superior TeleCom recorded restructuring and other charges of $37.8 million. These charges included $31.8 million, $4.2 million, $0.9 million and

$0.9 million, respectively, related to (i) the closure of the communications cable segment's Elizabethtown, Kentucky and Winnipeg, Canada manufacturing facilities, (ii) the closure of the magnet wire and distribution segment's Rockford, Illinois manufacturing facility, (iii) the shutdown of its Electrical Group Canadian operations and (iv) operational restructuring activities at Superior Israel. These actions were taken to more closely align the productive capacity with market demand levels and to reduce overall manufacturing costs. The $37.8 million charge included a $22.6 million write-down of property, plant and equipment, $9.0 million of employee separation costs (relating to 422 employees) and $6.2 million of other facility related closure costs. Superior TeleCom incurred an additional $2.3 million of restructuring and other charges for the period January 1, 2003 to November 10, 2003 primarily relating to ongoing closure activities at the communications cable segment's Elizabethtown and Winnipeg facilities offset by foreign currency transaction gains of $1.5 million related to Superior TeleCom's Canadian subsidiary. Restructuring and other charges for the period January 1, 2003 to November 10, 2003 also included pre-petition professional fees of $3.6 million incurred in connection with preparation for Superior TeleCom's Chapter 11 filings, $1.1 million of severance payments related to a workforce reduction at Superior TeleCom's U.K. subsidiary, $2.3 million of asset impairments resulting from closure of one of Superior TeleCom's continuous copper rod casting lines and $0.8 million of asset impairments resulting from the write-off of abandoned equipment. Restructuring and other charges for the period November 11, 2003 to December 31, 2003 were $1.2 million consisting primarily of ongoing professional fees related to the implementation of the plan of reorganization and employee retention and severance payments.

        As discussed in Note 15 to the consolidated financial statements, Superior TeleCom incurred a non-cash loss on asset sale and impairment charge of $177.9 million associated with the Electrical Sale. The charge related principally to Superior TeleCom's Electrical Group wire business. As discussed below, Superior TeleCom also incurred a goodwill impairment charge in the fourth quarter of 2002 of $324.7 million.

        Combined operating income was $15.3 million for the year ended December 31, 2003 compared to an operating loss of $513.0 million for the comparable 2002 period. The operating loss in 2002 included restructuring and other charges and loss on asset sale and impairment charges of $540.3 million as compared to $9.8 million of such charges for the year ended December 31, 2003. The comparative improvement in operating income for the current year was principally attributable to the decrease in the aforementioned restructuring and other charges offset by lower sales volumes and reduced gross profit margins in the magnet wire and distribution segment. The operating loss for the year ended December 31, 2002 included a combined operating loss of $3.5 million attributable to the Electrical Group, DNE and Superior Israel.

        Superior TeleCom recorded a benefit from reorganization items related to its Chapter 11 filing of $890.7 million during the period January 1, 2003 to November 10, 2003 comprised of (i) a gain of $976.4 million on cancellation of indebtedness upon implementation of the plan of reorganization, (ii) gains on settlement of pre-petition liabilities of $5.2 million, (iii) $18.6 million of post-petition professional fees relating to the reorganization, (iv) $27.0 million to adjust the carrying value of Superior TeleCom's Trust Convertible Preferred Securities and related unpaid distributions to the amount of the allowed claim in respect of this liability, (v) $26.4 million to write off deferred debt issuance costs associated with Superior TeleCom's pre-petition debt, (vi) $4.5 million of employee retention and severance payments, (vii) fresh start reporting adjustments of $12.1 million and (viii) $2.3 million of other reorganization related costs.

        Combined interest expense for the year ended December 31, 2003 was $29.3 million, compared to interest expense of $114.3 million for the comparable 2002 period. As a result of Superior TeleCom's Chapter 11 filing, effective March 3, 2003, Superior TeleCom ceased accruing interest on all pre-petition debt in accordance with SOP 90-7. Combined interest expense for the year ended December 31, 2003 consisted primarily of interest related to Superior TeleCom's DIP credit facility

($6.7 million), interest on pre-petition debt through March 3, 2003 ($20.0 million) and interest incurred by us after November 10, 2003 on our senior secured revolving credit facility, senior notes and redeemable preferred stock ($2.7 million).

        Superior TeleCom recorded a full valuation allowance for the period January 1, 2003 to November 10, 2003 on its net deferred tax assets as the realization of such assets in future periods was uncertain as a result of the bankruptcy filing. The tax benefit recorded for the period January 1, 2003 to November 10, 2003 primarily represents the elimination of the net deferred tax liabilities existing at December 31, 2002. Our effective tax rate for the period November 10, 2003 to December 31, 2003 was 34%.

        Superior TeleCom adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. SFAS No. 142 requires that the amortization of goodwill and certain other intangible assets cease as of January 1, 2002 and that the related recorded value of goodwill be allocated to the identified reporting units of Superior TeleCom and its consolidated subsidiaries and be reviewed annually for impairment. The transitional rules for implementing SFAS No. 142 provide that any goodwill impairment resulting from initial application of this new rule be reflected through a charge to income as a cumulative effect of an accounting change, applied retroactively to January 1, 2002. The impact of economic and industry specific conditions affecting Superior TeleCom's business segments resulted in substantially reduced fair values and thus initial implementation of SFAS No. 142 gave rise to a non-cash goodwill impairment charge of $424 million which was recorded retroactively to January 1, 2002 as a cumulative effect of accounting change. The charge included $166 million related to the Electrical Group and $258 million related to the magnet wire and distribution segment.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

        Consolidated sales for the year ended December 31, 2002 were $1.44 billion, a decrease of 18% as compared to consolidated sales of $1.75 billion for the year ended December 31, 2001. Adjusted for a constant cost of copper, the sales decline in 2002 as compared to 2001 approximated 16%. The comparative reduction in sales for 2002 was due primarily to comparative declines of 31% in the communications cable segment's sales due principally to severe budgetary constraints and resulting spending reductions by Superior TeleCom's telephone company customers along with a smaller comparative decline in the magnet wire and distribution segment's sales (6% copper adjusted sales decline) due to general weakness in the industrial sector. The comparative 2002 sales decline attributable to the Electrical Sale, which was effective on December 11, 2002, amounted to $32 million.

        Sales for the communications cable segment for 2002 were $490.6 million, a decrease of 31% on a copper adjusted basis from 2001. The sales decline in 2002 as compared to 2001 was due primarily to a 39% reduction in comparative sales of OSP cables (Superior TeleCom's largest product segment), which are used principally by telephone companies in the local loop segment of the telephony network. OSP cables sales were lower due to significantly reduced spending levels by all of Superior TeleCom's major telephone company customers following budgetary constraints imposed during the second half of 2001 and continuing in 2002.

        The magnet wire and distribution segment's sales were $493.5 million for 2002, a decline of 8% (6% on a copper adjusted basis) as compared to the prior year. The sales decline in 2002 as compared to 2001 reflected the reduced demand for magnet wire from Superior TeleCom's major OEM customers due principally to the comparative decline on a year-over-year basis in the general economy, and particularly in the industrial sector.

        Electrical Group sales were $442.1 million for 2002 representing a decrease of 8% on a copper adjusted basis as compared to 2001. The comparative sales decline was due principally to continuing weak industry-wide pricing conditions caused by severe industry overcapacity and competitive pressures in the building wire market. The comparative 2002 sales decline for the Electrical Group attributable to the Electrical Sale, which was effective on December 11, 2002, amounted to $22 million.

        For the year ended December 31, 2002, gross profit was $171.3 million, a decline of 38% as compared to the prior year. The comparative decline in gross profit was principally the result of (i) lower sales associated with the aforementioned spending reductions by the telephone companies and weak industry conditions in both the industrial and commercial construction sectors and (ii) a lower gross margin percentage caused by competitive pricing pressures and the impact of manufacturing cost absorption resulting from reduced production levels.

        SG&A expense for 2002 was $144.0 million, a decrease of 8% as compared to SG&A expense of $156.0 million for 2001. The decline was due to cost reductions in all of Superior TeleCom's business units in response to reduced sales and commercial activity, partially offset by higher insurance costs and higher professional fees associated with Superior TeleCom's financial restructuring activities. The decline in SG&A expense attributable to the Electrical Sale, effective December 11, 2002, amounted to $3.4 million.

        Superior TeleCom incurred restructuring and other charges of $37.8 million for the year ended December 31, 2002, which included non-cash charges for the write-down of property, plant and equipment of $22.6 million, $9.0 million of employee separation costs (422 employees) and $6.2 million of facility closure costs. These charges reflected (i) the closure of the communications cable segment's Elizabethtown, Kentucky and Winnipeg, Canada manufacturing facilities ($31.8 million), (ii) the closure of the magnet wire and distribution segment's Rockford, Illinois manufacturing facility ($4.2 million), (iii) the shutdown of Superior TeleCom's Electrical Group Canadian operations ($0.9 million) and (iv) the operational restructuring activities at Superior Israel ($0.9 million). These actions were principally taken to more closely align productive capacity with current market demands and to reduce overall manufacturing costs. Superior TeleCom incurred restructuring and other charges of $5.4 million during 2001 consisting of $3.1 million related to legal and professional fees associated with amendments to its bank credit agreement and asset divestiture activities and $2.3 million related to Superior Israel's restructuring activities.

        As discussed in Note 15 to Superior TeleCom's consolidated financial statements, Superior TeleCom incurred a non-cash loss on an asset sale and impairment charge of $177.9 million associated with the Electrical Sale. As discussed below, Superior TeleCom also incurred a goodwill impairment charge in the fourth quarter of 2002 of $324.7 million.

        Superior TeleCom incurred an operating loss of $513.0 million in 2002 compared to operating income of $93.5 million in 2001. The 2002 operating loss included restructuring and other charges and impairment charges of $540.3 million. Operating income for 2001 included $5.4 million of such charges as well as $21.1 million of goodwill amortization. The comparative decline in operating income for 2002 was principally attributable to the increase in restructuring and other charges and impairment charges and to substantially lower sales volumes in 2002 and reduced gross profit margins, primarily in Superior TeleCom's communications cable segment and Electrical Group, offset by the elimination of goodwill amortization in 2002 resulting from initial application of SFAS No. 142.

        Interest expense for 2002 was $114.3 million, representing a decrease of $0.7 million from 2001. The decrease in interest expense in 2002 was primarily the result of lower comparative LIBOR market interest rates, partially offset by increased interest spreads over LIBOR on Superior TeleCom's Senior Subordinated Notes, which interest was paid in the form of payment-in-kind, or PIK, notes rather than cash for three of the four quarters in 2002.

        Superior TeleCom adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. As of December 31, 2001, $750.5 million in goodwill was included as an asset in Superior TeleCom's consolidated balance sheet. SFAS No. 142 requires that the amortization of goodwill and certain other intangible assets cease as of January 1, 2002 and that the related recorded value of goodwill be allocated to the identified reporting units of Superior TeleCom and its consolidated subsidiaries and be reviewed annually for impairment. The transitional rules for implementing SFAS No. 142 provide that any goodwill impairment resulting from initial application of SFAS No. 142 be reflected through a charge to income as a cumulative effect of an accounting change, applied retroactively to January 1, 2002. The impact of economic conditions and industry specific conditions affecting Superior TeleCom's business segments resulted in substantially reduced fair values and thus initial implementation of SFAS No. 142 gave rise to a non-cash goodwill impairment charge of $424 million which was recorded retroactively to January 1, 2002 as a cumulative effect of accounting change. The charge was comprised of $166 million related to Superior TeleCom's Electrical Group and $258 million related to Superior TeleCom's magnet wire and distribution segment. As required by SFAS No. 142, Superior TeleCom performed another annual review for impairment of goodwill in the fourth quarter of 2002. As a result of continued depressed economic conditions, specific industry conditions in the telecommunications industry and continued declines in Superior TeleCom's operating income and operations, Superior TeleCom recognized an additional goodwill impairment charge in the fourth quarter of 2002 of $324.7 million in order to write off the remaining goodwill in its magnet wire and communications reporting units since the carrying amount of these units was greater than their fair value (as determined using the expected present value of future cash flows) and the carrying amount of these units' goodwill exceeded the implied fair value of that goodwill.

Liquidity and Capital Resources

        We reported cash used by operating activities of $18.6 million for the six months ended June 30, 2004 compared to cash provided by operating activities of $58.6 million for the six months ended June 30, 2003. Cash from operations for the 2003 period was positively impacted by Superior TeleCom's Chapter 11 filing as payment of interest on pre-petition indebtedness was suspended and actions to collect pre-petition liabilities were stayed pending settlement under a plan of reorganization. In addition, cash from operations for the six months ended June 30, 2003 included approximately $58.1 million of tax refunds related to Superior TeleCom's fiscal 2002. The tax refund was used to repay pre-petition indebtedness. Cash used by operating activities for the six months ended June 30, 2004 includes a net working capital increase of $20.4 million, which reflects normal seasonal build in accounts receivable and inventory, incremental accounts receivable attributable to sales under customer contracts acquired in the Belden Asset Acquisition and the impact of substantially higher copper costs. Additionally, we paid approximately $12.3 million during the 2004 period of previously accrued reorganization costs consisting primarily of professional fees related to implementation of the plan of reorganization and employee retention and severance payments under plans established by Superior TeleCom in connection with its bankruptcy proceedings. On June 1, 2004, we closed the Belden Asset Acquisition and paid an initial purchase price of $82.2 million, excluding fees and expenses. The initial purchase price was financed with the proceeds from our 9% senior note offering. This initial purchase price is subject to adjustment based on a final accounting of the inventories acquired. Based on a preliminary analysis, we believe in excess of $5 million of the initial purchase price will be refunded to us. Additionally, a contingent payment of up to $10 million is payable nine months after the closing based on business relationships successfully transitioned to us. We have accrued the full $10 million contingent payment as of June 30, 2004 as we believe payment of this amount is probable based on customers transitioned to date.

        Superior TeleCom generated cash flows from operations of $71.6 million during the period January 1, 2003 to November 10, 2003. The improvement over 2002 and 2001 was largely attributable to the Chapter 11 filing, since payment of interest on pre-petition indebtedness was suspended and actions to collect pre-petition liabilities were stayed pending settlement under a plan of reorganization. Additionally, cash from operations for the period January 1, 2003 to November 10, 2003 included approximately $58.1 million of federal tax refunds related to losses incurred in fiscal 2002. The tax refund was used to repay pre-petition indebtedness. The declining trend in cash from operations during the two-year period ended December 31, 2002 was the result of significant cash interest requirements combined with decreased operating profits due to both the overall global economic downturn and specific industry conditions, including reduced demand levels in the magnet wire and distribution and communications cable segments caused by, among other things, substantial spending reductions by the RBOCs and independent telephone operating companies. We reported cash used by operations of $3.3 million for the period November 11, 2003 to December 31, 2003 reflecting operating losses during the slow seasonal months of November and December for our core businesses. Our future cash interest requirements are significantly lower as a result of the plan of reorganization. These reduced interest costs together with the expected stabilization in the magnet wire and distribution and communications cable segments are expected to result in positive annual cash from operations. In addition, because Superior TeleCom made certain payments to "critical vendors" for pre-petition goods and services and continued to pay its trade debt on a timely basis for post-petition goods and services, in each case, during the pendency of the Chapter 11 cases, at the time of emergence, we have sufficient trade credit to operate our business in the ordinary course.

Superior TeleCom

        In connection with its filings for relief under Chapter 11 of the Bankruptcy Code, Superior TeleCom received bankruptcy court approval for a $100 million (with a sub-limit of $15 million in letters of credit) debtor-in-possession financing facility, sometimes referred to as the DIP credit facility, in order to refinance Superior TeleCom's then outstanding accounts receivable securitization facility and to provide liquidity during the reorganization process. The DIP credit facility provided for adequate protection payments to certain pre-petition lenders in an amount representing Superior TeleCom's $58.1 million 2002 income tax refunds received in May 2003 and monthly payments commencing April 1, 2003 in an amount not to exceed $1.5 million per month, determined by the level of Superior TeleCom's monthly financial performance. Superior TeleCom paid monthly adequate protection payments aggregating $4.0 million for the period ended November 10, 2003. Borrowings under the DIP credit facility bore interest at the prime rate plus 2.5% or, at Superior TeleCom's option, at the LIBOR rate plus 3.5%. The DIP credit facility terminated and was repaid on the effective date of Superior TeleCom's plan of reorganization.

        Superior TeleCom's principal pre-petition debt agreements included a senior secured credit facility comprised of a revolving credit facility along with a term loan A and a term loan B, all of which were governed by Superior TeleCom's pre-petition senior credit agreement, and Superior TeleCom's senior subordinated notes. As a result of Superior TeleCom's Chapter 11 filing, actions to collect pre-petition indebtedness were stayed and certain contractual provisions could not be enforced against Superior TeleCom during the pendency of the proceedings. All amounts outstanding under Superior TeleCom's pre-petition senior secured credit agreement and the senior subordinated notes were cancelled on November 10, 2003 in accordance with the terms of the plan of reorganization.

Superior Essex

        As previously discussed, the plan of reorganization provided for the issuance, as of the effective date of the plan of reorganization (or as soon thereafter as practicable), of the senior notes of Superior Essex Communications and Essex Group, the series A preferred stock of Superior Essex Holding and 16,500,000 shares of our common stock. The plan of reorganization also provided for the payment of $3 million in cash to holders of general unsecured claims against Superior TeleCom.

        The senior notes were issued jointly by Superior Essex Communications and Essex Group in an aggregate principal amount of $145 million due in November 2008, with interest payable semi-annually in cash at a rate of 9 1/2%. On April 29, 2004 we redeemed the senior notes with the proceeds from the offering of the Old Notes, completed on April 14, 2004. Interest on the Notes is payable April 15 and

October 15 of each year beginning on October 15, 2004. The Old Notes were issued at an original issue discount of $7.1 million. The proceeds from the offering were also used to pay fees and expenses of the offering and fund the Belden Asset Acquisition.

        The Notes were issued by Superior Essex Communications and Essex Group and are fully and unconditionally guaranteed by us and each of our existing and future domestic subsidiaries. We may redeem some or all of the Notes at any time on or after April 15, 2008 at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on April 15 of the year set forth below:

Year:	Percentage
2008	104.50%
2009	102.25%
2010 and after	100.00%

        We may also redeem up to 40% of the aggregate principal amount of the Notes at a redemption price of 109% of the principal amount thereof using the proceeds of one or more equity offerings completed before April 15, 2007. Additionally, upon the occurrence of specific kinds of changes in control as specified in the indenture governing the Notes, holders of the Notes will have the right to require us to purchase all or a portion of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest.

        Simultaneously with the sale of the Old Notes on April 14, 2004, we entered into a registration rights agreement with the initial purchasers of the Old Notes requiring us to use our reasonable best efforts to file with the Commission and cause to become effective a registration statement relating to an offer to exchange the Old Notes for the New Notes. If the exchange offer is not completed before October 11, 2004, the annual interest rate on the Notes will be increased by 0.25% per annum on October 11, 2004 and at the end of each 90-day period thereafter up to a maximum of 1.0% per annum until the exchange offer is completed.

        The indenture governing the Notes contains covenants which restrict our ability and the ability of certain of our subsidiaries to, among other things: incur additional debt and issue preferred stock; make certain distributions, investments and other restricted payments; create certain liens; enter into transactions with affiliates; and merge, consolidate or sell substantially all of our assets.

        Holders of the series A preferred stock issued by Superior Essex Holding are entitled to receive cumulative cash dividends at a rate of 9 1/2% per annum per share, payable semi-annually. The series A preferred stock ranks junior to all other classes of preferred stock of Superior Essex Holding. The series A preferred stock is mandatorily redeemable in November 2013 at $1 per share plus accrued and unpaid dividends. The series A preferred stock contains certain other mandatory and optional redemption provisions. Each share of series A preferred stock shall have one vote with respect to all matters submitted to stockholders for a vote, provided however, that holders of the series A preferred stock shall not be entitled to vote generally for directors.

        On the effective date of the plan of reorganization, we entered into a new $120 million senior secured revolving credit facility with a $25 million sublimit for letters of credit. In 2004 the senior secured revolving credit facility was amended to (i) increase the total facility amount by $55 million to $175 million, (ii) increase the maximum amount of eligible inventory for purposes of computing availability from $60 million to $70 million, and (iii) increase the minimum availability threshold requiring the maintenance of a specified EBITDA ratio as discussed below from $10 million to $15 million. Superior Essex, Superior Essex Holding and our domestic subsidiaries have fully guaranteed the senior secured revolving credit facility. Interest accrues on outstanding borrowings at an annual rate equal to, at our option, LIBOR or a base rate, plus, in each case, an applicable margin, determined quarterly based on average borrowing availability, ranging from 1.75% to 2.75% for LIBOR loans and 0.25% to 1.25% for base rate loans. The applicable margin in effect for the third quarter of

2004 is 1.75% for LIBOR loans and 0.25% for base rate loans. Obligations under the senior secured revolving credit facility are secured by substantially all of our tangible and intangible assets. Availability under the senior secured revolving credit facility is subject to a borrowing base equal to the lesser of (1) $175 million less outstanding letters of credit and (2) a specified percentage of eligible accounts receivable and inventory less specified reserves. The specified percentages of eligible accounts receivable and eligible inventory are each subject to decrease in the reasonable credit judgment of the administrative agent. Currently, the applicable percentages are (i) 85% of eligible receivables and (ii) with respect to eligible inventory the lesser of (a) $70 million or (b) the lesser of (x) 65% of the value of the eligible inventory and (y) 85% multiplied by the net orderly liquidation value percentage then applicable to our inventory multiplied by the value of the eligible inventory. The specified reserves that reduce availability are not fixed and may be imposed by the administrative agent of the revolving credit facility in its reasonable credit judgment. Current reserves include (a) rent reserves related to property on which collateral is located, (b) amounts in respect of liabilities or obligations secured by liens on the collateral senior to liens held by the administrative agent and (c) certain outstanding personal property taxes. Under the revolving credit facility, if availability under the revolving credit line falls below $15 million for any period of two consecutive days, the borrowers will be required to maintain a ratio of 1.1 to 1 of (a) the sum of the consolidated EBITDA of the borrowers minus specified distributions of the borrowers relating to capital expenditures, foreign investments, tax distributions and pension contributions of the borrowers to (b) all principal and cash interest payments on specified debt of the borrowers. The senior secured revolving credit facility also contains covenants that limit our and our subsidiaries' ability to (i) pay dividends, redeem capital stock or make other restricted payments, (ii) sell or dispose of assets, (iii) incur additional indebtedness or permit liens to exist on our property, (iv) engage in transactions with affiliates and (v) make additional investments or acquisitions. We are currently obligated to pay an unused commitment fee of 0.375% per annum on the unused amount of the maximum committed amount and a fee of 0.125% per annum on the outstanding face amount of outstanding letters of credit. A total of $48.9 million was drawn under this facility as of June 30, 2004. Undrawn availability (after considering outstanding letters of credit) on such date amounted to $110.7 million. The senior secured revolving credit facility matures in November 2007, however in accordance with Emerging Issues Task Force Issue 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement, borrowings under our senior secured revolving credit facility have been classified as a current liability.

        Our principal cash requirements include interest payments on our senior secured revolving credit facility and the Notes, dividend payments on our series A preferred stock, capital expenditures currently estimated at approximately $10 to $15 million annually, funding the Belden Asset Acquisition contingent payment and funding obligations related to our defined benefit pension plans. We are also in advanced discussions with a leading Chinese magnet wire producer to form a strategic partnership to enter the Chinese magnet wire market. If successful, we expect this partnership will require an initial capital investment of approximately $12 million. In addition, the price of copper, our principal raw material, has increased approximately 16% as of June 30, 2004 compared to December 31, 2003. Significant increases in the price of copper and the resultant increase in accounts receivable and, to a lesser degree, inventory impacts our working capital funding requirements. We have experienced an increase in net working capital (excluding short-term borrowings) at June 30, 2004 of approximately $20.4 million compared to December 31, 2003 reflecting the increase in copper prices as well as normal seasonal increases. We believe that cash provided by operations, together with borrowing availability under our senior secured revolving credit facility will be sufficient to meet our obligations and fund our working capital requirements for the foreseeable future.

Contractual Obligations

        As of December 31, 2003, our long-term debt obligations and future minimum payments under capital and operating leases with terms over one year were as follows (in thousands):

	Less than 1 Year	2 Years	3 Years	4 Years	5 Years	More than 5 Years	Total
Senior notes(a)	$—	$—	$—	$—	$145,000	$—	$145,000
Series A redeemable preferred stock(b)	—	—	—	—	—	5,000	5,000
Sale/leaseback finance obligation(c)	—	—	—	—	—	7,000	7,000
Operating leases	6,369	5,129	3,988	3,449	3,279	5,719	27,933
Other long term obligations(d)	11,932	2,133	1,018	390	51	20,988	36,512
Copper purchase obligations(e)	26,046	—	—	—	—	—	26,046

	$44,347	$7,262	$5,006	$3,839	$148,330	$38,707	$247,491

(a)
The senior notes were due to mature in November 2008. The senior notes were redeemed at par on April 29, 2004 with the proceeds from the Old Notes offering. The Old Notes were issued with an aggregate principal balance of $257.1 million and are due in April 2012. Interest on the Notes is payable April 15 and October 15 of each year beginning October 2004 at the rate of 9% per annum. We may redeem the Notes at any time after April 15, 2008 at redemption prices commencing at 104.5% of the principal amount thereof for redemptions commencing during the twelve-month period beginning April 15, 2008 and declining to 100% of the principal amount thereof for redemptions commencing after April 15, 2010. We may also redeem up to 40% of the aggregate principal amount of the Notes at a redemption price of 109% of the principal amount thereof using the proceeds of one or more equity offerings completed prior to April 15, 2007.

(b)
The series A preferred stock is entitled to receive cumulative cash dividends at a rate of 9 1/2% per annum per share, payable semiannually. The series A preferred stock is subject to mandatory redemption at $1 per share, plus accrued and unpaid dividends, in November 2013. The series A preferred stock may be redeemed, at our option at any time, at $1 per share plus accrued and unpaid dividends.

(c)
The sale/leaseback finance obligation reflects a one-time purchase option during the period from December 13, 2008 to December 13, 2009 at a price equal to the greater of $5 million and the then fair market value of the leased property.

(d)
Other long-term obligations relate to the estimated funding of our defined benefit pension plans. The estimated contributions to our defined benefit pension plan represent the minimum required contributions calculated using an assumed rate of return on assets of 8% and a current liability rate of 6.5%.

(e)
Purchase obligations consist of forward fixed price purchase commitments for copper cathode. We enter into these purchase obligations to match the copper component of product pricing for outstanding customer orders.

Quantitative and Qualitative Disclosures About Market Risk

Commodity price risk management

        The market prices of copper, our most significant raw material, and aluminum, another important raw material used by us, experience marked fluctuations, thereby subjecting us to commodity price risk. To a limited extent, we use forward fixed price and futures contracts to manage these commodity price risks. Additionally, to a limited extent, we use natural gas futures contracts to minimize the risk to our cash flows related to increases in natural gas prices. We do not hold or issue financial instruments for investment or trading purposes. We are exposed to credit risk in the event of nonperformance by counter parties; however, we do not anticipate such nonperformance.

        The costs of copper, our most significant raw material, and aluminum, have historically been subject to considerable volatility. To manage the risk associated with such volatility, we enter into futures contracts to match the metal component of customer product pricing with the cost component of the inventory shipped. At June 30, 2004, we had futures purchase contracts for 13.5 million pounds of copper expiring through March 2006 and 2.5 million pounds of aluminum expiring through December 2004 related to certain future customer firm sales commitments. These futures contracts have been designated as cash flow hedges with unrealized gains and losses recorded in other comprehensive income until the hedged sales transactions are reflected in the income statement which are generally expected to occur in the next twenty-four months. Hedge ineffectiveness, which is not significant, is immediately recognized in earnings. At June 30, 2004, we had an unrealized gain of $1.5 million on these futures contracts. A total of $0.6 million of this unrealized gain arose subsequent to November 11, 2003 and is recorded in accumulated other comprehensive income net of deferred income taxes of $0.2 million. We recorded a liability of $3.0 million ($0.9 million as of June 30, 2004) representing the unrealized loss on sales commitments to customers in connection with the application of fresh-start reporting as of November 10, 2003 corresponding with a $3.0 million unrealized gain on copper futures contracts at that time.

Interest rate risk management

        In order to limit our exposure to rising interest rates with respect to borrowings under our variable rate senior secured revolving credit facility, we have entered into interest rate cap agreements. The following interest rate cap agreements were outstanding as of June 30, 2004:

Type	Notional Amount	Interest Rate	Cap Rate	Expiration Date	Fair Value
	(in thousands)				(in thousands)
Interest rate cap	$30,000	30-day LIBOR	1.75%	December 2005	$421
Interest rate cap	30,000	30-day LIBOR	5.0%	December 2004	1
Interest rate cap	15,000	30-day LIBOR	5.0%	April 2005	—
Interest rate cap	12,500	3-month LIBOR	7.0%	May 2005	1

        As previously discussed, on April 14, 2004 we completed a private placement offering of $257.1 million of 9% unsecured senior notes due April 2012. Interest on the 9% senior notes is payable April 15 and October 15 of each year beginning on October 15, 2004. The 9% senior notes were issued at an initial discount of $7.1 million.

Critical Accounting Policies

        On March 3, 2003, Superior TeleCom and certain of its U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. As part of Superior TeleCom's Chapter 11 proceedings, it filed its original Joint Plan of Reorganization and related disclosure statement on July 30, 2003. On August 28, 2003, Superior TeleCom filed an amended Joint Plan of Reorganization and disclosure statement. As further modified, the amended plan was confirmed by order of the

Bankruptcy Court on October 22, 2003 and became effective on November 10, 2003. As a result of the plan of reorganization and our implementation of fresh start reporting, our consolidated financial statements for periods subsequent to November 10, 2003 reflect a new basis of accounting and are not comparable to the historical consolidated financial statements of Superior TeleCom for periods prior to the effective date of the plan of reorganization.

        Upon implementation of the plan of reorganization, we adopted fresh start reporting in accordance with AICPA Statement of Position 90-7, or SOP 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Under fresh start reporting, the reorganization value is allocated to our net assets based on their relative fair values in a manner similar to the accounting provisions applied to business combinations under Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"). Information concerning the determination of our reorganization value is included in Note 1 to the accompanying consolidated financial statements. The reorganization value was less than the fair value of the net assets acquired pursuant to the plan of reorganization. In accordance with SFAS No. 141, the excess of the fair value of the net assets over the reorganization value was used to reduce the value of property, plant and equipment. Liabilities existing at the effective date of the plan of reorganization are stated at the present value of amounts to be paid discounted at appropriate current rates. Debt issued in connection with the plan of reorganization is recorded at the stated value, which approximates fair value. Deferred taxes are reported in conformity with existing generally accepted accounting principles. The determination of reorganization value and the net fair values of the assets and liabilities is subject to significant estimation and assumptions. Actual results could differ from the estimates made.

        Our consolidated financial statements and the consolidated financial statements of Superior TeleCom are prepared in conformity with accounting principles generally accepted in the United States. In the preparation of these financial statements, management makes judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant accounting policies followed in the preparation of the financial statements are detailed in Note 2 to the audited consolidated financial statements. Management believes that the application of policies regarding the implementation of fresh start reporting, establishment of allowances for accounts receivable and inventories, long-lived asset and goodwill impairment, valuation allowances for deferred tax assets and certain accrued expenses involve significant levels of judgments, estimates and complexity.

        Allowances for discounts and sales incentives are made at the time of sale based on incentive programs available to the customer. The cost of these programs is dependent on various factors including the timing of the sale and the volume of sales achieved by the customer. We monitor these factors and revise the provisions when necessary.

        Our allowances for surplus and obsolete inventory are based on estimates of future sales and production. Changes in demand and product design can impact these estimates. We periodically evaluate and update assumptions when assessing the adequacy of inventory allowances.

        We review long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. We review goodwill for impairment annually or more frequently if events or circumstances indicate that the carrying amount of goodwill may be impaired. Recoverability of goodwill is measured by a comparison of the carrying value to the fair value of a reporting unit in which the goodwill resides. If the carrying amount of a reporting unit exceeds its fair value, an impairment charge is recognized to the extent that the implied fair value of the reporting unit's goodwill exceeds its carrying value. The implied fair value of goodwill is the residual fair value, if any, after allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and all of the liabilities of the reporting unit. The fair value of reporting units is generally determined using a discounted cash flow approach. Assumptions and estimates with respect to estimated future cash flows used in the evaluation of long-lived assets and goodwill impairment are subject to a high degree of judgment and complexity.

        Valuation allowances for deferred tax assets are established when it is estimated it is more likely than not that the tax assets will not be realized. These estimates are based on projections of future income in certain tax jurisdictions. Changes in industry conditions and the competitive environment may impact the accuracy of our projections.

        Insurance reserves are provided for estimates of losses due to claims for worker's compensation and health insurance for which we are self-insured. These estimates are based on the ultimate value of claims, which often have long periods of resolution. We closely monitor the claims to maintain adequate reserves.

        Due to the level of judgment, complexity and period of time over which many of these items are resolved, actual results could differ from those estimated at the time of preparation of the financial statements. Adjustments to these estimates would impact our financial position and future results of operations.

Recent Accounting Pronouncements

        In April 2002, the Financial Accounting Standards Board, or FASB, issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 amends existing guidance to eliminate the requirement that gains and losses on early extinguishment of debt must be classified as extraordinary items and permits such classification only if the debt extinguishment meets the criteria for classification as an extraordinary item under APB Opinion No. 30, "Reporting the Results of Operations Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The adoption of SFAS No. 145 in 2003 resulted in the reclassification of losses on the early extinguishment of debt of $4.6 million and $2.7 million previously reported as extraordinary losses, net of tax for the years ended December 31, 2001 and 1999, respectively, to other income (expense).

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others," an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. Interpretation No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. Interpretation No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of Interpretation No. 45 are applicable to guarantees issued or modified after December 31, 2002 and have not had a material effect on the consolidated financial statements. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation Transition and Disclosure," an amendment of FASB Statement No. 123. SFAS No. 148 amends FASB Statement No. 123, "Accounting for Stock Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of FASB Statement

No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to our consolidated financial statements elsewhere herein.

        We adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," effective January 1, 2003. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The restructuring costs incurred during the year ended December 31, 2003 have been accounted for in accordance with SFAS No. 146.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity, and imposes certain additional disclosure requirements. The provisions of SFAS No. 150 are generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. As a result of its mandatory redemption provisions, our series A preferred stock has been classified as long-term debt and related dividends have been recorded as interest expense in accordance with Statement of Financial Accountings Standards No. 150.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 requires consolidation of a variable interest entity if a company's variable interest absorbs a majority of the entity's losses or receives a majority of the entity's expected residual returns, or both. Implementation of Interpretation No. 46 did not have any impact on our consolidated financial statements.

BUSINESS

General

        We are one of the largest wire and cable manufacturers in North America based on revenues and enjoy number one market share positions in North America in our core copper communications cable and magnet wire businesses. Superior Essex, a Delaware holding company, was formed to acquire and conduct the business formerly conducted by Superior TeleCom. Prior to December 11, 2002, Superior TeleCom also manufactured wire and cable products for the electrical markets. Based on sales, we are a leading manufacturer and supplier of communications wire and cable products to telephone companies, CATV companies, distributors and systems integrators, and magnet wire and insulation materials to major original equipment manufacturers, or OEMs, and, through our distribution operations, to small OEMs and the motor repair industry. Our magnet wire products are used in industrial, automotive and other motor applications, power transformers and generators, and electrical coils and controls. We manufacture and supply over 30,000 copper, aluminum, fiber optic and composite wire and cable products. In each of our core markets, we believe we offer our customers the largest single source in North America for their respective copper communications cable and magnet wire needs.

        We are one of the leading suppliers of communications cable in North America for telephone local loop applications with a complete offering of copper and fiber optic cable products for our customers. We are the only manufacturer in North America to produce both copper and fiber optic cable products from a single facility and believe this production strategy gives us a cost advantage over certain of our competitors. Through our four production facilities, we are well positioned to efficiently adjust production levels to respond to changing industry conditions.

        In our magnet wire business, we differentiate ourselves through vertical integration by manufacturing a substantial portion of our own copper rod from copper cathode, and formulating and producing our own enamel coating products. Controlling our own copper and enamel production, we believe, gives us a distinct advantage over certain of our competitors in terms of higher quality, and along with our economies of scale, contributes to our standing as a low-cost producer in our core markets. In addition, we are the only North American magnet wire manufacturer to own a national distribution channel. We believe that our Essex Brownell distribution operations, through which we distribute magnet wire, insulation and a full line of complementary electrical accessory products, provides us with a unique ability, among the major North American magnet wire producers, to serve as a single source supplier to the motor repair and small OEM markets.

        We also convert copper cathode to copper rod for sale to other wire and cable manufacturers. We operate 16 manufacturing facilities in the United States, United Kingdom and Mexico.

        Financial information about our business segments and foreign operations is included in Note 19 to the accompanying audited consolidated financial statements for the period November 11, 2003 to December 31, 2003, and for Superior TeleCom for the period January 1, 2003 to November 10, 2003 and the years ended December 31, 2002 and 2001, and in Note 12 to the accompanying unaudited consolidated financial statements for the six months ended June 30, 2004 and 2003.

Our Products and Markets

        We divide our business operations into three business segments, based on the principal markets that we serve.

        The principal products, principal applications and customers of each of our business segments are summarized in the following table:

Business Segments	Principal Products	Principal Applications	Customers
Communications Cable	Copper outside plant (OSP) wire and cable Fiber optic OSP and composite cable Copper and fiber optic premise wire and cable
Outside plant applications, including:

•  Voice and data transmission
    in the local loop;

•  Trunking and feeder
    applications in local
    exchange, CATV and
    metropolitan rings; and

•  Local exchange distribution
    and service wire

Premise product applications, including:

•  Homes, home offices
    and offices;

•  Central office switching; and

•  Local area networks (LANs)
    and wide area
		networks (WANs)	Regional Bell operating companies (RBOCs) Major independent telephone companies Distributors CATV operators
Magnet Wire and Distribution	Over 2,000 types of magnet wire (copper and aluminum) Fabricated insulation products	Industrial motor applications Automotive applications Power transformers and generators Appliances Electrical coils and controls Motor repair	Global OEMs (industrial, power, automotive and appliance) Small OEMs (power tool and small appliance) Motor repair shops Distributors
Copper Rod	Continuous cast copper rod products	Basic raw material used in the copper wire and cable industry	Internal use Third party copper wire and cable producers

Our Competitive Strengths

        We believe that our competitive strengths include the following:

        Leading market positions.    We are the leading operator in our core businesses. Based on sales, we are the largest manufacturer of copper OSP communications wire and cable in North America and at the end of 2003 had an approximate 40% North American market share of copper OSP products used by telephone companies in the local loop. With an approximate 30% North American market share, we are the leading supplier of magnet wire, as measured by copper equivalent pounds sold. We also own and operate the largest national distributor of magnet wire and related products, Essex Brownell.

        Strong relationships with a diverse, high quality customer base.    The customers in our core businesses include the market leading companies in a diverse range of large end markets, many of who represent the consolidators in their industry. We supply our products to RBOCs, other major independent telephone companies, CATV operators, global and regional OEMs, systems integrators and distributors, among others.

        We distribute our communications cable products to three of the four RBOCs. Sales to three of the four RBOCs, along with Sprint, accounted for 57% of our communications cable segment net sales in 2003. In the communications cable business segment, we are strategically positioned as the "last mile" cabling supplier to our telephone company customers. By defining our role through market application, rather than specific products, we believe we are better positioned to serve our customers' multiple needs. For example, we are BellSouth Corporation's leading supplier of copper cable, fiber cable and composite cable products. We believe we are uniquely positioned to provide our communications cable customers with the most comprehensive offering of products. Furthermore, our product depth and breadth makes us an attractive supplier to major distributors such as Graybar Electric and Anixter International Inc., which supply more than 1,200 independent telephone companies.

        Key customers of our magnet wire products include A.O. Smith, Bosch, Cooper Industries, Cummins Power Generation, Delphi, Emerson, Howard Industries, Tecumseh Products and Visteon, among others. Through our magnet wire and distribution business segment, we directly and indirectly serve over 6,000 customers. In 2003, the top 10 magnet wire customers represented 38% of our magnet wire and distribution segment net sales.

        In addition to selling magnet wire products directly to OEMs and other customers, we sell through our own distribution channel, Essex Brownell, the largest magnet wire distributor in North America. Essex Brownell also distributes products from over 400 other vendors, allowing it to serve as a one-stop shop for its diversified customer base. Our distribution business generates a higher profit margin than direct sales to our large customers.

        Low cost producer.    As a result of our number one market share positions in North America in our core communications cable and magnet wire and distribution businesses, we believe we benefit from greater economies of scale that lead to cost advantages versus our competitors. Our volume levels and manufacturing flexibility help to generate more efficient capacity utilization, which we believe is the highest in the industry, and cost absorption.

        In our communications cable segment, we are able to lower our production cost of fiber optic cable by co-locating fiber and copper product production in a single manufacturing facility.

        As a vertically integrated manufacturer of magnet wire products, we are the only North American magnet wire manufacturer that formulates and produces its own enamel. Our unique technology and the ability to control our formulation and production of enamel, along with our own internal production capabilities of copper rod, help us to maintain our position among North America's low-cost producers of magnet wire products.

        To maintain our low cost position, we continuously focus on optimizing our manufacturing operations in order to improve efficiencies. This ongoing focus is expected to help us maintain our low manufacturing cost structure, reduce waste and inventory levels, improve cycle times and maintain a high level of customer service.

        Product quality.    We believe the quality and recognition of Superior Essex brand products are well established in North America and in other areas of the world and position us as a preferred supplier of communications cable and magnet wire products. We work closely with our major customers to continually enhance, improve and innovate our product offering. We control the quality of a significant portion of our primary raw material, copper rod, by producing half of our internal needs. We source the raw materials that enable us to manufacture our internally formulated enamel coating, which we believe leads to a superior quality product versus many of our competitors.

        As a result of our long-standing commitment and ongoing effort to meet the highest standards of quality and service, our communications cable operations have been repeatedly recognized through numerous customer awards, including recent awards from two of our largest customers, Verizon Communications and BellSouth Corporation. We are also consistently recognized as the supplier of magnet wire products with the best quality and consistency in the industry, as measured by customer returns.

        Experienced management team.    Our management team includes individuals with significant operating experience in the copper wire and cable industry, as well as individuals with extensive backgrounds and established relationships within our core markets. Our management team has substantial experience in identifying and integrating new businesses, as well as rationalizing existing operations, in order to achieve operating efficiencies.

Our Business Strategy

        Pursue growth.    We will continue our focus on organic growth by leveraging our leadership position in our core communications cable and magnet wire businesses. We believe we are well positioned with our customers as the supplier of choice with a complete product offering. We will also continue our efforts to gain entry with new customers by leveraging our core market leading positions, quality and expertise.

        We regularly analyze strategic opportunities. As the leading operator in our core markets, we believe we are well positioned to benefit from consolidation and contraction of manufacturers and suppliers in our primary markets, as evidenced by the Belden Asset Acquisition. We believe that our experienced management team and our scalable infrastructure give us the capability to identify and successfully integrate opportunistic acquisitions.

        Align our businesses to maximize value and growth.    Over the last several years, many of our magnet wire customers have sought to take advantage of lower cost labor by shifting their manufacturing to regions such as Mexico and China. We believe it is important to align our capabilities to match the needs of our customers. Our Torreon, Mexico manufacturing facility is strategically located to service our major U.S. OEM customers with Mexican manufacturing locations as well as to service new market opportunities in Mexico, Central America and South America. As a result of our expectations for growth in this region, we built our Torreon facility such that production capacity can be doubled to meet future demand with relatively small additional investment. We continue to explore future opportunities, such as China, where our presence would better align our businesses with that of our customers' and also serve as entry into faster growing markets.

        Improve operating efficiency and productivity.    We continue to evaluate our operating efficiency and productivity and are focused on maintaining our low-cost position in our core businesses. Recent initiatives have included rationalization of manufacturing facilities and product lines, consolidation of distribution locations, co-location of production of different products to single facilities, improvement in sourcing materials and inventory management, increasing production yields and minimizing waste, among others. Within our magnet wire segment, we are currently in the process of completing our initiative of migrating our systems from mainframe to client server software, which are likely to reduce costs in the future.

        Continued product innovation and development.    We are committed to continuously improving and developing our product offerings in our core business segments. We operate research and development facilities dedicated to improving our product quality and maintaining our low-cost advantage. Research and development efforts in our communications segment are primarily focused on product cost-reduction activities and development of fiber optic and premise product lines. Our metallurgical and chemical labs are focused on the development of magnet wire metal properties and processing qualities, as well as enhancements of enamels and their application in the magnet wire manufacturing process.

Chapter 11 Filing and Reorganization

        On March 3, 2003, Superior TeleCom and certain of its U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Chapter 11 cases were jointly administered (Case No. 03-10607). Superior TeleCom managed its properties and operated its businesses as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. Superior TeleCom's United Kingdom and Mexican operations were not included in the Chapter 11 filings.

        Superior TeleCom decided to file a reorganization proceeding because it had been experiencing continued liquidity shortfalls, which hampered its ability to meet interest and principal obligations on its long-term indebtedness. These shortfalls were primarily a result of both the overall global economic downturn and specific industry conditions, including reduced demand levels in the communications and magnet wire sectors caused by, among other things, substantial spending reductions by the regional Bell operating companies, sometimes referred to as RBOCs, and independent telephone operating companies.

        At the time of the Chapter 11 bankruptcy filing, Superior TeleCom had approximately $892 million of senior secured debt under a then existing senior credit facility and approximately $230 million of principal and accrued and unpaid interest under then existing senior subordinated notes. In addition, prior to the Chapter 11 filing, Superior TeleCom's operating activities were also financed through an accounts receivable securitization facility. On March 4, 2003, Superior TeleCom received interim Bankruptcy Court approval of $95 million of a $100 million DIP credit facility for working capital needs and other general corporate purposes (including repayment of the accounts receivable securitization facility), and on May 16, 2003, Superior TeleCom received final Bankruptcy Court approval for the full $100 million DIP credit facility.

        As part of Superior TeleCom's Chapter 11 proceedings, it filed its original Joint Plan of Reorganization and related disclosure statement on July 30, 2003. On August 28, 2003, Superior TeleCom filed an amended Joint Plan of Reorganization and disclosure statement. As further modified, the amended plan, which was the product of extensive discussion with certain of the largest holders of Superior TeleCom's senior secured debt and others, was confirmed by order of the Bankruptcy Court on October 22, 2003 and became effective on November 10, 2003.

        In accordance with the plan of reorganization, on November 10, 2003, the effective date of the plan, we acquired the business formerly conducted by Superior TeleCom and its subsidiaries, and Superior TeleCom and certain of its dormant subsidiaries were deemed dissolved and ceased to have continuing corporate existences, subject only to obligations under the plan of reorganization to satisfy allowed claims. Except as otherwise provided in the plan of reorganization, our senior secured revolving credit facility, our senior notes or any agreement, instrument or indenture relating thereto, on or after the effective date of the plan, all property of Superior TeleCom and its subsidiaries vested in Superior Essex, are free and clear of all liens, claims, charges or other encumbrances. On and after the effective date of the plan of reorganization, Superior Essex began operating its business without supervision or approval by the Bankruptcy Court.

        The plan of reorganization provided for the following to occur as of the effective date of the plan (or as soon thereafter as practicable):

  •
  the distribution to Superior TeleCom's senior secured debt holders or their transferees of (1) 16,500,000 shares of common stock of Superior Essex, representing 100% of the outstanding common stock of Superior Essex, (2) 5,000,000 shares of series A preferred stock Superior Essex Holding, and (3) $145 million principal amount of 9 1/2% senior notes jointly issued by Superior Essex Communications and Essex Group, having a five-year term;

  •
  the distribution to holders of Superior TeleCom's senior subordinated notes of warrants to purchase, until May 10, 2006, up to 868,421 shares of common stock of Superior Essex at a price of $25.00 per share;

  •
  the payment of $3,000,000 in cash to holders of general unsecured claims against Superior TeleCom;

  •
  the consummation of a new $120 million senior secured revolving credit facility to (1) fund repayment of the DIP credit facility and certain expenses relating to the plan of reorganization, (2) provide for working capital needs, (3) fund debt service on the senior notes of Superior Essex Communications and Essex Group and Superior Essex Holding's series A preferred stock and (4) provide for the issuance of letters of credit in connection with the operation of our business;

  •
  the cancellation of all pre-bankruptcy senior secured debt of Superior TeleCom;

  •
  the cancellation of all pre-bankruptcy senior subordinated notes of Superior TeleCom;

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  the cancellation of all 8 1/2% convertible subordinated debentures of Superior TeleCom, which had previously been distributed to holders of the 8 1/2% trust convertible preferred securities of Superior Trust I in liquidation of that trust;

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  the cancellation of all equity and debt interests held in Superior TeleCom by Alpine, Superior TeleCom's former principal stockholder;

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  the cancellation of all outstanding shares of common stock of Superior TeleCom, as well as all options, warrants and related rights to purchase or otherwise receive shares of such common stock;

  •
  the ability to issue stock options and/or restricted stock for up to 1.8 million shares of common stock of Superior Essex under Superior Essex's Stock Incentive Plan, with the allocation of awards to be effected by Superior Essex's board of directors following the effective date of the plan of reorganization; and

  •
  the implementation of equity awards to the independent directors of Superior Essex as part of Superior Essex's Stock Incentive Plan.

Organizational History

        We were incorporated under Delaware law in 2003 to acquire, pursuant to Superior TeleCom's plan of reorganization, and conduct the business formerly conducted by Superior TeleCom. Superior TeleCom was incorporated in July 1996 as a wholly owned subsidiary of Alpine. In October 1996, Alpine completed a reorganization whereby all of the issued and outstanding common stock of two of Alpine's wholly owned subsidiaries, Superior Telecommunications Inc. and DNE, was contributed to Superior TeleCom. Immediately thereafter, Superior TeleCom completed an initial public offering of its common stock, as a result of which Alpine's common stock ownership position in Superior TeleCom was reduced to approximately 50.1%. As a result of treasury stock repurchases, stock grants and other transactions, Alpine's common stock interest in Superior TeleCom at December 31, 2002 and through November 10, 2003 was 48.9%. The plan of reorganization provided for the cancellation of all outstanding shares of common stock of Superior TeleCom, including those held by Alpine, and Alpine had no equity ownership in Superior Essex as of the effective date of the plan of reorganization.

Acquisitions and Dispositions

        In 1998 and 1999, Superior TeleCom acquired Essex International. As a result of this acquisition, Superior TeleCom became the largest wire and cable manufacturer in North America and one of the largest wire and cable manufacturers in the world based on revenues.

        In 1998, Superior TeleCom expanded its international operations by acquiring a 51% controlling interest in Cables of Zion United Works, Ltd., or Cables of Zion, an Israel based cable and wire manufacturer whose primary products included fiber and copper communications wire and cable and power cable. During 1998 and 1999, Cables of Zion acquired two other wire and cable companies in Israel, Cvalim-The Electric Wire & Cable Company of Israel Ltd., or Cvalim, and Pica Plast Limited, or Pica Plast. As a result of these acquisitions, Cables of Zion, which changed its name to Superior Cables Ltd., became the largest wire and cable manufacturer in Israel with an approximate 80% market share.

        On December 11, 2002, Superior TeleCom sold the following assets and securities to Alpine Holdco Inc., or Alpine Holdco, a newly formed subsidiary of Alpine: (1) substantially all of the assets, subject to related accounts payable and accrued liabilities (excluding, however, any secured debt), of Superior TeleCom's electrical wire business; (2) all of the outstanding shares of capital stock of DNE, a manufacturer of multiplexers and other communications and electronic products; and (3) all of the outstanding shares of capital stock of Texas SUT Inc. and Superior Cable Holdings (1997) Ltd., which together owned approximately 47% of Superior Israel. The sales price for the Electrical Sale was approximately $85 million in cash, plus the issuance to Superior TeleCom of a warrant to purchase 19.9% of the common stock of Essex Electric, a wholly owned subsidiary of Alpine Holdco formed to own and operate the electrical wire business. In addition, pursuant to a securityholders agreement among Essex Electric, Alpine Holdco and Superior TeleCom, preemptive rights were granted to Superior TeleCom to purchase a pro rata share of any new equity securities issued by Essex Electric such that Superior TeleCom's ownership on a fully diluted basis, after consideration of exercise of the warrant, would remain at 19.9%. On July 30, 2003, Superior TeleCom received notice of its right to invest in its pro rata share (19.9%) of a proposed equity offering of up to $2.4 million by Essex Electric. Superior TeleCom exercised its right and invested $0.5 million in this offering and as a result now owns 169 shares of Essex Electric, or 10.2% of the total outstanding shares of Essex Electric. In addition, Superior Essex continues to hold a warrant to purchase an additional 9.7% of the common stock of Essex Electric on a fully diluted basis. Superior TeleCom retained a 3% equity interest in Superior Israel, which Superior Essex acquired in accordance with the plan of reorganization.

        On June 1, 2004, Superior Essex Communications acquired certain assets from operating subsidiaries of Belden Inc. ("Belden") related to their North American copper OSP communications wire and cable business (the "Belden Asset Acquisition"). Under the terms of the asset purchase agreement, Superior Essex Communications acquired certain inventories, selected machinery and equipment and certain customer contracts related to a portion of Belden's communications business for total consideration not to exceed $95 million (including a contingent payment of up to $10 million to be made nine months after closing based on business relationships successfully transitioned to Superior Essex Communications). Belden retained its manufacturing facilities and employees together with all of the associated liabilities, including, among others, accounts payable, any employee-related obligations, plant shutdown costs and environmental obligations.

Communications Cable

        The communications cable segment of our business develops, manufactures and markets the following communications wire and cable products to telephone companies, CATV companies, distributors and system integrators:

  (1)
  OSP products, including (i) copper wire and cable for voice and data transmission used in the distribution, or local loop portion, of the telecommunications infrastructure, principally by the LECs (which include the RBOCs and large independent telephone companies); (ii) fiber optic cable products used principally for trunking and feeder applications in local exchange, CATV and metropolitan rings; and (iii) composite (or hybrid) cables, which consist of fiber optic/twisted pair and coaxial/twisted pair cables, for local loop, distribution and service wire applications; and

  (2)
  premise wire and cable products, including copper and fiber optic cables used within buildings to provide connectivity for telecommunications networks, LANs, WANs and switching structures to connect various electronic switching and testing components.

        We are the largest manufacturer of copper OSP communications wire and cable in North America, based on sales, and at the end of 2003 had an approximate 40% market share of the total North American copper OSP products market. We estimate that we have an approximate 15% market share of local loop fiber optic OSP cable products sold to telephone companies. We began selling fiber optic OSP cable products in 1999 and have successfully improved our market position in each year, notwithstanding contracting demand for fiber optic cable products.

        OSP Products.    OSP product revenues were $285.4 million, $293.5 million and $504.8 million for the years ended December 31, 2003, 2002 and 2001, respectively. The declining trend in revenues reflects the substantial infrastructure spending reductions initiated by the RBOCs and independent telephone operating companies commencing in the latter half of 2001 and continuing through 2003. In addition, four of the major telephone operating companies experienced negative access line growth in the local loop in 2001, 2002 and 2003, which contributed to reduced demand for OSP products. Although forecasts for capital spending by major telephone operating companies for 2004 are expected to continue to be well below historical levels, demand in our basic end markets has strengthened during the first quarter of 2004, which we believe is due in part to higher spending levels to support deferred maintenance by the major telephone companies. Demand for fiber optic OSP cable has declined significantly since 2001 due to the substantial overbuilding of long haul fiber optic networks by emerging, as well as established, long distance companies and, to a lesser degree, reductions in capital budgets of CATV operators and major telephone companies.

        The majority of our OSP product sales relate to copper OSP products. Copper wire and cable are the most widely used media for voice and data transmission in the local loop portion of the traditional telecommunications infrastructure operated by the LECs. The local loop is the segment of the telecommunications network that connects the customer's premises to the nearest telephone company switching center or central office.

        Demand for copper OSP wire and cable is dependent on several factors, including the rate at which new access lines are installed in homes and businesses, the level of infrastructure spending for items such as road-widenings and bridges, which generally necessitate replacement of existing utilities including telephone cable, and the level of general maintenance spending by the LECs. The installation of new access lines is, in turn, partially dependent on the level of new home construction and expansion of business. Competitive alternatives to traditional telephone service, such as wireless and cable telephony, have had a negative impact on the demand for copper OSP wire and cable, and these threats are not expected to diminish and may increase. Additionally, the RBOCs have been forced, through government regulations, into wholesaling of their cabling infrastructure to competitors and this practice has negatively impacted the capital spending of these companies on copper OSP wire and cable.

        The local loop comprises approximately 185 million residential and business access lines in the United States. The installed base of copper wire and cable and associated switches and other components utilized in the local loop represents an investment of over $150 billion that must be maintained by the LECs. Although other media, such as fiber optic cable, are used for trunk lines between central offices and for feeder lines connecting central offices to the local loop, a substantial portion of all local loop lines and systems continues to be copper based. We believe that in the local loop, copper based networks require significantly lower installation costs than other alternative networks such as fiber optics.

        Copper usage in the local loop continues to be supported by technological advances that expand the use and bandwidth of the installed local loop copper network. These technologies, together with regulatory developments and increased competition among service providers, have accelerated the demand for and the introduction of new high-speed and bandwidth intensive telecommunications services, such as integrated voice and data, digital subscriber lines, or DSL, broadcast and conference quality video, Internet, high-speed LAN-to-LAN connectivity and other specialized bandwidth intensive applications, all of which can now be provided over the copper based local loop network.

        Our copper OSP products include distribution cable and service wire products, ranging in size from a single twisted pair wire to a 4,200-pair cable. The basic unit of virtually all copper OSP wire and cable is the "twisted pair," a pair of insulated conductors twisted around each other. Twisted pairs are bundled together to form communications wire and cable. Our copper OSP wire and cable products are differentiated by a multitude of design variations, depending on where the cable is to be installed. Copper OSP products normally have metallic shields for mechanical protection and electromagnetic shielding, as well as an outer polyethylene jacket.

        The fiber optic OSP cables we manufacture can be used in a variety of installations, such as aerial, buried and underground conduit, and can be configured with two to 288 fibers. These cables are sold to our traditional customers, such as distributors and LECs (including the RBOCs), as well as new customers, such as CATV companies and campus networks.

        Superior TeleCom was historically a key supplier of copper OSP wire and cable to the RBOCs and Sprint Corporation. It is estimated that the RBOCs and Sprint comprise approximately 66% of the North American copper OSP market. The remaining North American market is comprised of more than 1,200 smaller independent telephone companies. For years ended December 31, 2003, 2002 and 2001, 65%, 66% and 57% of Superior TeleCom's and our OSP product net sales were to the RBOCs and Sprint. We sell to the RBOCs and major independent telephone companies through a direct sales force.

        Our sales to the RBOCs and the major independent telephone operating companies are generally pursuant to multi-year supply arrangements in which the customer agrees to have us supply a certain portion of the customer's OSP wire or cable needs during the term of the arrangement. Typically, customers are not required to purchase any minimum quantities of product under these arrangements. At December 31, 2003, we had multi-year arrangements with three of the four RBOCs and with Sprint.

        Premise Products.    Premise product revenues were $54.9 million, $57.8 million and $65.1 million for the years ended December 31, 2003, 2002 and 2001, respectively. Demand for premise products declined approximately 13% in 2002 as compared to 2001 and 34% as compared to 2000, with an attendant impact on the pricing in these markets. Demand for these products continued to decline in 2003. Reduction in demand for premise products is principally associated with reductions in overall investments in telecom projects and commercial office construction, including reduced spending for computer networks and other information technology infrastructure projects. We have experienced increased demand for our copper and fiber premise products during the first quarter of 2004 which we believe is due to growing investment in information technology, including new and upgraded computer systems and associated wiring.

        Premise wire and cable is used within buildings to provide connectivity for telecommunications networks and LANs and within switching structures to connect various electronic switching and testing components. Rapid technological advances in communications and computer system capabilities have created increasing demand for greater bandwidth capabilities in wire and cable products. Demand for premise wire and cable products is dependent upon new office building construction, technological upgrades of existing office buildings networks and residential construction.

        There are two primary applications for communications wiring systems within buildings: voice applications, estimated at 15% of new wiring system investment and data applications, estimated at 85% of new wiring system investment. The primary voice application consists of networking telephone stations. The primary data application is LANs, which require the wired interconnection of workstations and peripherals, such as printer and file servers, to form a network.

        Four major types of cables are currently deployed in premise applications: (i) LAN copper twisted pair (unshielded twisted pair, or UTP, and shielded twisted pair, or STP), (ii) LAN fiber optic cable, (iii) LAN coaxial cable and (iv) voice grade twisted copper pair.

        Our current premise wire and cable product offerings include high performance data transmission cables (Category 6 and Category 5e) ranging in size from 4-pair to 25-pair. These cables are designed and manufactured for use in both plenum (horizontal) and riser (vertical) environments. Our fiber optic premise cables contain from one to 144 fibers and are used principally for data network backbone applications.

        Our premise wire and cable products are sold primarily through major national distributors, international distributors, and smaller regional distributors who in turn resell to contractors, international and domestic telephone companies and private overseas contractors for installation in industrial, commercial and residential markets. The premise wire and cable market is fragmented, with more than 25 premise wire and cable manufacturers in North America and more than 75 worldwide.

        Superior Israel.    As previously discussed, during 1998, Superior TeleCom acquired 51% of the outstanding common stock of Cables of Zion, an Israeli wire and cable company. Cables of Zion, in subsequent transactions, acquired the businesses and certain operating assets of Cvalim and Pica Plast. On December 11, 2002, in connection with the Electrical Sale, Superior TeleCom sold 47% of Superior Israel to Alpine Holdco. We continue to own a 3% equity interest in Superior Israel.

        Superior Israel's major product offerings included: (1) communications cable including copper and fiber optic OSP and premise products; (2) high and medium voltage power cable utilized by power utilities; and (3) industrial and automotive wire and cable.

        DNE Systems.    The communications cable segment's operations also included the operations of DNE for periods prior to December 11, 2002, when DNE was sold to Alpine Holdco. DNE designs and manufactures data communications equipment, integrated access devices and other electronic equipment for defense, government and commercial applications. DNE's net sales were not material in relation to the total net sales of the communications cable segment.

Magnet Wire and Distribution

        Our magnet wire and distribution segment of our business develops, manufactures and markets magnet wire and related products to major OEMs for use in motors, transformers and electrical coils and controls. We also distribute, to small OEMs and motor repair facilities, magnet wire and fabricated insulation products manufactured by us and related accessory products purchased from third parties. We market our products internationally to global OEMs and through authorized distributors.

        In 1998, Essex International, prior to its acquisition by Superior TeleCom, acquired BICC's United Kingdom based magnet wire operations. This business is the largest manufacturer of magnet wire in the United Kingdom, as measured by copper equivalent pounds sold. We also have a magnet wire manufacturing facility strategically located in Torreon, Mexico to service major U.S. OEM customers with Mexican manufacturing locations as well as to service new market opportunities in Mexico, Central America and South America. We also distribute insulation and other accessory products to customers in Mexico from this location. The Torreon facility supports both maquiladora companies as well as Mexican national companies. The magnet wire and distribution segment operates seven global magnet wire manufacturing plants, six insulation fabricating plants and 23 warehousing and distribution locations in North America and the United Kingdom.

        Magnet Wire/Winding Wire.    With an approximate 30% North American market share, we are the leading supplier of magnet wire, as measured by revenues and copper equivalent pounds sold. Magnet wire is enamel coated copper or aluminum wire that is wound into coils and used in electrical motors, controls, switches and other electronic devices. The principal end market applications include motors used in industrial, automotive and other applications, and for appliances. Magnet wire is also used in transformers for power generation by power utilities and for power conversion and electrical controls in industrial applications. We offer a comprehensive line of magnet wire products including over 2,000 types of magnet wire ranging in diameter from 4 gauge to 46 gauge. For the years ended December 31, 2003, 2002 and 2001, sales of magnet wire accounted for 74%, 74% and 74%, respectively, of the magnet wire and distribution segment's net sales.

        Due to the weak industrial economic environment, the North American market for magnet wire declined by approximately 12% during 2001 and 7% in 2002 resulting in a reduction in net sales of magnet wire products during this period. This overall decrease was driven by the weak industrial sector as well as the shift of manufacturing by certain customers to lower cost labor regions such as China. Despite some stabilization of the industrial sector in 2003, demand for magnet wire in North America continued to decline in 2003, due to continued weak demand and continuing customer migration to lower cost foreign suppliers. Demand for the first quarter of 2004 has stabilized reflecting the overall improvement in the general economy, as well as in our basic end markets, particularly related to industrial production and durable goods.

        In 2002, in response to reduced demand, Superior TeleCom closed its Rockford, Illinois facility and shifted production to other existing cost-effective plants, including Torreon, Mexico, Vincennes, Indiana, Franklin, Tennessee and Franklin, Indiana. In addition, two major competitors also either completed or are in the process of closing manufacturing facilities and consolidating manufacturing capacity.

        We work closely with global OEMs to develop new magnet wire products and enhancements to existing products for applications in energy efficient motors, generators and transformers. These products include inverter duty magnet wire for use by OEM motor manufacturers where high voltage spikes are encountered and wire with additional abrasion resistance and thermal protection for use in severe motor/generator winding applications and for form wound coils made with rectangular cross section wire. We believe that we are an industry leader in effective product packaging and palletizing resulting in reduced freight damage, environmental issues and overall costs for the customer and us. In addition, we believe our ability to formulate and produce our own enamel coatings allows us to distinguish ourselves in terms of quality and low-cost production relative to our competitors.

        Our magnet wire strategy is built upon the foundation of sales to major OEMs through quality products, strategic sales and marketing efforts, technical and customer service and long-term relationships. Our largest OEM customers include, among many others, A.O. Smith, Bosch, Cooper Industries, Cummins Power Generation, Delphi, Emerson, Howard Industries, Tecumseh Products and

Visteon. Sales to these customers are typically pursuant to annual or multi-year supply agreements with a percentage of each customer's total requirements awarded at a negotiated fixed price, subject to adjustment for the cost of copper. For the years ended December 31, 2003, 2002 and 2001, approximately 82%, 83% and 84%, respectively, of magnet wire sales were pursuant to such supply arrangements.

        Essex Brownell Distribution and Accessory Products.    Within our magnet wire and distribution segment, we control the largest national distribution channel for magnet wire and related products. Our Essex Brownell distribution operations provide a single source for motor repair businesses and smaller OEMs to purchase all of their magnet wire, insulation and related accessory product needs. We also manufacture various fabricated insulation products that are primarily marketed and distributed by Essex Brownell. The Essex Brownell distribution operations include a sales force that covers North America, supported by 23 strategically located distribution and warehouse locations. In addition to internally produced magnet wire and insulation products, the Essex Brownell line includes products from more than 400 third party manufacturers. We believe that we have a distinct competitive advantage as we are the only major North American magnet wire producer that also distributes a full line of complementary electrical accessory products used by the motor repair and small OEM markets.

Copper Rod

        Through our copper rod business segment, we manufacture continuous-cast copper rod products, which are basic raw materials used in the copper wire and cable industry. We operate three copper rod continuous casting units to convert copper cathode into copper rod. The units are located near certain of our major magnet wire manufacturing plants. Prior to 2003, substantially all of the copper rod produced by our facilities was utilized in our wire and cable manufacturing operations. Due to our having unused capacity as a result of the Electrical Sale and reduced production volumes in both the communications cable and magnet wire and distribution segments, in 2003 we began to actively offer copper rod for sale to third parties. Sales of copper rod to third parties for the year ended December 31, 2003 were $171.7 million. Copper rod produced for internal processing is recorded by the consuming segment at cost. Production of copper rod meeting our internal specifications is used to supply approximately one half of our overall internal needs. We sell the remaining copper rod to third parties for various wire and cable applications and to meet a full range of customer needs. We source our remaining internal need for copper rod from third party producers.

        We sell copper rod to Essex Electric under a supply and transitional services agreement discussed below. Sales of copper rod to Essex Electric for the year ended December 31, 2003 were $104.8 million and accounted for 61% of our copper rod sales. Other copper rod customers include major manufacturers and fabricators in the wire and cable industry. Sales to these customers are generally under annual supply arrangements in which the customer agrees to have us supply a portion of the customer's copper rod requirements during the term of the arrangement. Customers are not typically required to purchase any minimum quantities of product under these arrangements. Two customers (in addition to Essex Electric) accounted for approximately 13% each of the copper rod operations' sales for the year ended December 31, 2003 and a total of four customers (excluding Essex Electric) accounted for approximately 34% of sales for this period.

        The market for copper rod is highly competitive and is dominated by a few major producers, including ourselves. Copper rod is produced to customer specifications. Our ability to supply our own copper rod requirements allows us to control the quality and consistency of a substantial portion of our primary raw material and also leads to significant cost savings versus buying all of our copper rod requirements from third parities.

        We believe we have adequate supplies of copper cathode available from producers and merchants, both foreign and domestic.

Electrical

        As previously discussed, on December 11, 2002 Superior TeleCom sold the operations comprising its Electrical Group to Alpine Holdco. The electrical wire business is currently owned and operated by Essex Electric, a subsidiary of Alpine Holdco. As part of the purchase price for the sale, Superior TeleCom received a warrant to purchase 19.9% of the common stock of Essex Electric for a price of $0.6 million. The warrant is only exercisable during the 30-day period prior to expiration on December 11, 2007 or upon the earlier occurrence of certain specified transactions. In addition, pursuant to a securityholders agreement among Essex Electric, Alpine Holdco and Superior TeleCom, preemptive rights were granted to Superior TeleCom to purchase a pro rata share of any new equity securities issued by Essex Electric such that Superior TeleCom's ownership on a fully diluted basis, after consideration of exercise of the warrant, would remain at 19.9%. On July 30, 2003, Superior TeleCom received notice of its right to invest in its pro rata share (19.9%) of a proposed equity offering of up to $2.4 million by Essex Electric. Superior TeleCom exercised its right and invested $0.5 million in this offering and as a result now owns 169 shares of Essex Electric, or 10.2% of the total outstanding shares of Essex Electric. In addition, Superior Essex continues to hold a warrant to purchase an additional 9.7% of the common stock of Essex Electric on a fully diluted basis.

        Essex Electric manufactures a broad range of copper electrical wire products for residential, commercial and industrial buildings for sale to electrical distributors and retailers. These products are generally installed behind walls, in ceilings and underground. Demand for electrical wire is correlated with the level of renovation activity, as well as new construction.

        Essex Electric sells its electrical wire and cable products nationally primarily through manufacturers' representatives as well as a small internal sales group. Its customer base in 2002 consisted primarily of wholesale electrical and specialty distributors, consumer product and home improvement retailers and hardware wholesalers. No single customer accounted for more than 10% of Essex Electric's net sales in 2002.

Supply and Services Agreement

        In connection with the Electrical Sale, Alpine Holdco, Essex Electric and Superior TeleCom entered into a Supply and Transitional Services Agreement. Under this agreement, Essex Electric, among other things, agreed to purchase from Superior TeleCom certain specified quantities of its overall requirements of copper rod. The specified quantities represented a range of Essex Electric's estimated total annual copper rod requirements for use in its building and industrial wire manufacturing process. The purchase price for copper rod specified in this agreement is based on the COMEX price plus an additional amount to reflect conversion to copper rod. This agreement also provided for Superior TeleCom's provision of certain administrative services to Essex Electric. Charges for these services were generally based on actual usage or an allocated portion of the total cost to Superior TeleCom. Sales of copper rod under the agreement from December 11, 2002 to December 31, 2002 were $10.8 million and the cost for administrative services for 2002 was $0.3 million. Sales of copper rod to Essex Electric for the year ended December 31, 2003 were $104.8 million and the cost for administrative services was $4.4 million.

        On November 7, 2003, this agreement was replaced by a new Supply and Services Agreement between Superior Essex and Essex Electric. The new agreement provides for the supply by us to Essex Electric of copper rod, on similar pricing terms, for 2004 and our provision of certain specified administrative services that are more limited than those contained in the original agreement. The new agreement expires on December 31, 2004 but may be terminated at any time prior to that by mutual consent of Essex Electric and us. Additionally, the parties may terminate various services provided for under the agreement upon certain prior notice as provided therein. We may terminate our obligations to supply copper rod upon 60 days' notice given any time after January 1, 2004 if Essex Electric has purchased less than certain minimum quantities of copper rod specified in the agreement.

Raw Materials and Manufacturing

        The principal raw materials we use in the manufacture of our wire and cable products are copper, aluminum, bronze, steel, optical fibers and plastics, such as polyethylene and polyvinyl chloride. Copper rod is the most significant raw material used in our manufacturing process. We believe that we are one of the largest North American consumers of copper rod. Due to the importance of copper to our business, we maintain a centralized metals operation that manages copper procurement and provides vertical integration in the production of copper rod and in scrap recycling.

        As discussed above, we operate three copper rod continuous casting units strategically located in proximity to certain of our major wire producing plants to minimize freight costs. These facilities convert copper cathode into copper rod which is then shipped and utilized directly in our manufacturing operations or sold to third parties.

        We purchase copper cathode and, to the extent not provided internally, copper rod from a number of copper producers and metals merchants. Generally, copper cathode and rod purchases are pursuant to supply agreements which extend for a one-year period and are normally based on the COMEX price and, in the case of rod, an additional amount to reflect cathode conversion, plus a premium to cover transportation costs and payment terms.

        Historically, Superior TeleCom has had adequate supplies of copper available from producers and merchants, both foreign and domestic. In addition, competition from other users of copper has not affected Superior TeleCom's ability to meet its copper procurement requirements. During the last quarter of 2003 and continuing into 2004, foreign economies have been consuming an increasing proportion of worldwide copper production resulting in a reduction of copper stock levels held in COMEX warehouses and sold through merchants. Accordingly, demand for copper could exceed available supply in the event of a major disruption in the supply of copper available from producers. Superior TeleCom has historically purchased the majority of its copper requirements from producers and has accessed COMEX warehouse supplies on only a limited basis. Although Superior TeleCom has not experienced any shortages in the recent past, no assurance can be given that we will be able to procure adequate supplies of our essential raw materials to meet our future needs.

        Copper is a commodity and is therefore subject to price volatility. Fluctuations in the cost of copper have not had a material impact on profitability due to the ability in most cases to adjust product pricing in order to properly match the price of copper billed with the copper cost component of inventory shipped. Additionally, we, to a limited extent, utilize COMEX fixed price futures contracts to manage our commodity price risk. We do not hold or issue these contracts for trading purposes.

        During 1999 and 2000, availability of optical fiber was limited at times due to rapid growth in product demand. Demand for optical fiber declined dramatically in 2001 resulting in substantial excess capacity for optical fiber. Accordingly, we do not anticipate in the foreseeable future, and have not experienced, any shortfall in meeting our procurement requirements for optical fiber.

        In addition to copper rod, we are also vertically integrated in the production of magnet wire enamels. We believe one of our primary cost and quality advantages in the magnet wire business is the ability to produce most of our enamel and copper rod requirements internally.

Export Sales

        Export sales from the U.S. during the years ended December 31, 2003 (combined Superior Essex and Superior TeleCom) and 2002 were $86.1 million and $87.4 million, respectively. Our primary markets for export sales are Latin America and Canada.

Backlog; Returns

        Backlog in the communications cable segment typically consists of two to five weeks of sales depending on seasonal and overall industry demand issues. Our other product lines have no significant order backlog because we follow the industry practice of stocking finished goods to meet customer demand on a just-in-time basis. We believe that the ability to fill orders in a timely fashion is a competitive factor in the markets in which we operate. Historically, sales returns have not had a material adverse effect on results of operations.

Competition

        The market for wire and cable products and copper rod is highly competitive. Each of our businesses competes with at least one major competitor. However, due to the diversity of our product lines as a whole, no single competitor competes with us across the entire spectrum of our product lines.

        Many of our products are made to industry specifications and, therefore, may be interchangeable with competitors' products. We are subject to competition in many markets on the basis of price, delivery time, customer service and our ability to meet specialty needs. We believe we enjoy strong customer relations resulting from our and Superior TeleCom's long participation in the industry, emphasis on customer service, commitment to quality control, reliability and substantial production resources. Furthermore, we believe that our distribution networks enable us to compete effectively with respect to delivery time.

Research and Development

        We operate research and development facilities in Kennesaw, Georgia and Fort Wayne, Indiana. The Kennesaw facility's efforts primarily address the needs of the communications cable segment's premise product lines and product cost-reduction activities. At the Fort Wayne facility, our metallurgical and chemical labs are focused on the development of magnet wire metal properties and processing qualities, as well as enhancement of enamels and their application in the magnet wire manufacturing process. Prior to the Electrical Sale, Superior TeleCom also operated a research and development facility in Lafayette, Indiana focused on the development of improved PVC and rubber compounds which are used as insulation and jacketing materials for many communications, automotive, building and industrial wire products.

        Aggregate research and development expenses during the years ended December 31, 2003 (combined Superior Essex and Superior TeleCom), 2002, 2001 amounted to $3.9 million, $8.4 million and $9.0 million, respectively. The decrease in research and development expenses for the year ended December 31, 2003 as compared to the years ended December 31, 2002 and 2001 is attributable to the effects of the Electrical Sale. Research and development expenses with respect to the communications cable and magnet wire and distribution segments have remained relatively consistent over these periods.

        Although we hold certain trademarks, licenses and patents, none is considered to be material to our business.

Employees

        As of June 30, 2004, we employed approximately 3,000 employees with approximately 600 persons represented by unions. Collective bargaining agreements expire at various times between October 2004 and April 2007, with contracts covering approximately 29% of our unionized work force due to expire at various times through 2004. We consider relations with our employees to be satisfactory.

Properties

        We conduct our principal operations at the facilities set forth below:

Operation	Location	Square Footage	Leased/Owned
Communications Cable
OSP/Premise	Brownwood, Texas	415,000	Leased (expires 2018)
	Chester, South Carolina	236,000	Owned
	Hoisington, Kansas	275,000	Owned
	Kennesaw, Georgia	39,000	Leased (expires 2007)
	Tarboro, North Carolina	300,000	Owned
Magnet Wire and Distribution
Magnet Wire	Charlotte, North Carolina	26,000	Leased (expires 2006)
	Fort Wayne, Indiana	181,000	Owned
	Franklin, Indiana(a)	35,000	Owned
	Franklin, Tennessee	289,000	Leased (expires 2008)
	Huyton Quarry, U.K.	146,000	Owned
	Kendallville, Indiana	88,000	Owned
	Rockford, Illinois(b)	319,000	Owned
	Torreon, Mexico	317,000	Owned
	Vincennes, Indiana	242,000	Owned
Fabricated Insulation	Athens, Georgia	30,000	Leased (expires 2008)
	Clifton Park, New York	22,000	Leased (expires 2008)
	Willowbrook, Illinois	60,000	Leased (expires 2016)
Copper Rod	Columbia City, Indiana	75,000	Owned
	Vincennes, Indiana	25,000	Owned
Administrative Offices	Atlanta, Georgia	48,000	Leased (expires 2009)
	Fort Wayne, Indiana	295,000	Owned

(a)
The Franklin, Indiana facility is approximately 70,000 square feet, of which 35,000 square feet is leased to Femco Magnet Wire Corporation, a joint venture with the Furukawa Electric Co., Ltd., Tokyo, Japan. Femco manufactures and markets magnet wire with special emphasis on products required by Japanese manufacturers with production facilities in the United States.

(b)
The Rockford, Illinois facility was closed in July 2002. We currently utilize approximately 80,000 square feet of this facility as a warehouse.

        In addition to the facilities described in the table above, we own or lease 23 warehousing and distribution facilities throughout the United States, Canada and the United Kingdom to facilitate the sale and distribution of our products.

        We believe that our facilities are generally suitable and adequate for the business being conducted and to service the requirements of our customers. During 2001, Superior TeleCom experienced a decline in demand for its products due to the overall recessionary environment and certain industry specific conditions. In response, Superior TeleCom curtailed production at certain facilities and reduced the level of operations in each of its segments at various times during the year. In 2002, Superior TeleCom closed its communications cable segment's manufacturing facilities in Elizabethtown, Kentucky and Winnipeg, Manitoba and its magnet wire manufacturing facility in Rockford, Illinois. The Elizabethtown and Winnipeg facilities were sold in 2003. In 2003, we closed one of our facilities in Columbia City, Indiana that housed a continuous-cast copper rod unit. We will continue, as necessary, to take the appropriate actions to adjust our productive capacity.

Environmental Matters

        Our manufacturing operations are subject to extensive and evolving federal, foreign, state and local environmental laws and regulations relating to, among other things, the storage, handling, disposal, emission, transportation and discharge of hazardous substances, materials and waste products, as well as the imposition of stringent permitting requirements. We do not believe that compliance with environmental laws and regulations will have a material effect on the level of our capital expenditures or our business, financial condition, liquidity or results of operations. However, violation of, or non-compliance with, these laws, regulations or permit requirements, even if inadvertent, could result in an adverse impact on our operations, business, financial condition, liquidity or results of operations. No material expenditures relating to these matters were made by Superior TeleCom in 1999 or 2000. During 2001, expenditures of $1.4 million were made by Superior TeleCom, principally related to the installation of air emission control equipment at a facility in Indiana. No material expenditures were made in 2002 and 2003.

Legal Proceedings

        On March 3, 2003, Superior TeleCom and certain of its U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the Unites States Bankruptcy Court for the District of Delaware. On October 22, 2003, the Bankruptcy Court confirmed the plan of reorganization, and the plan of reorganization became effective on November 10, 2003. See "Business Chapter—11 Filing and Reorganization."

        Our operations are subject to environmental laws and regulations in each of the jurisdictions in which we own or operate facilities governing, among other things, emissions into the air, discharges to water, the use, handling and disposal of hazardous substances and the investigation and remediation of soil and groundwater contamination both on-site at past and current facilities and at off-site disposal locations. On-site contamination at certain of our facilities is the result of historic activities, including certain activities attributable to Superior TeleCom's and our operations and those occurring prior to the use of a facility by Superior TeleCom or us. Off-site liability includes clean-up responsibilities and response costs incurred by others at various sites, under federal or state statutes, for which Superior TeleCom has been identified by the United States Environmental Protection Agency, or state environmental agency, as a Potentially Responsible Party, or "PRP," or the equivalent. At the effective date of the plan of reorganization, Superior TeleCom or one of its subsidiaries was named as a PRP with respect to seven sites. Certain PRP representatives filed claims in connection with Superior TeleCom's Chapter 11 proceedings. The negotiations respecting these claims are being finalized, and allowed claims will receive a portion of the $3,000,000 amount that the plan of reorganization allocated to holders of general unsecured claims.

        Essex Group's parent, Essex International (including subsidiaries thereof), which Superior TeleCom acquired in 1998 and 1999, has been named as a PRP at a number of sites. Many of the sites for which Essex International is currently named as a PRP are covered by an indemnity from United Technologies Corporation, or United Technologies, provided in connection with the February 1988 sale of Essex Group by United Technologies to Essex International. Pursuant to the indemnity, United Technologies agreed to indemnify Essex International against losses incurred under any environmental protection and pollution control laws or resulting from, or in connection with, damage or pollution to the environment arising from events, operations or activities of Essex Group prior to February 29, 1988, or from conditions or circumstances existing at or prior to February 29, 1988. In order to be covered by the indemnity, the condition, event or circumstance must have been known to United Technologies prior to, and United Technologies must have received notice of the indemnity claim during the five-year period commencing on, February 29, 1988. The sites covered by this indemnity historically have been handled directly by United Technologies and required payments generally have been made directly by United Technologies. Most of these sites are mature sites where allocations of liability have been settled and remediation is well underway or has been completed.

        United Technologies also provided an additional environmental indemnity, referred to as the "basket indemnity." This indemnity relates to liabilities arising from environmental events, conditions or circumstances existing at or prior to February 29, 1988 of which United Technologies received notice during the five-year period commencing on February 29, 1988. As to such liabilities, Essex International is responsible for the first $4.0 million incurred. Thereafter, United Technologies has agreed to indemnify Essex International fully for any liabilities in excess of $4.0 million. Essex International has not incurred any liabilities covered by this indemnity.

        Apart from the indemnified sites, Essex International has been named as a PRP or a defendant in a civil lawsuit at, or has received inquiries from regulatory agencies involving, a number of off-site or formerly owned sites. Operations of Superior Telecommunications Inc. and DNE, which were subsidiaries of Superior TeleCom, have resulted in releases of hazardous substances or wastes at sites currently or formerly owned or operated by such companies. Except for the air quality matters involving two Indiana facilities, none of the sites or matters mentioned above involves the imposition of sanctions, fines or administrative penalties on us. We believe that any of the environmental proceedings in which we are involved have been or will be addressed in the bankruptcy claims resolution process or will not have a material adverse effect upon us. There can be no assurance that future developments will not alter this conclusion.

        Since approximately 1990, Essex International has been named as a defendant in a number of product liability lawsuits brought by electricians and other skilled tradesmen claiming injury from exposure to asbestos found in electrical wire products produced many years ago. Litigation against various past insurers of Essex International who had previously refused to defend and indemnify Essex International against these lawsuits was settled during 1999. Under the settlement, Essex International was reimbursed for substantially all of its costs and expenses incurred in the defense of these lawsuits, and the insurers have undertaken to defend, are currently directly defending and, if it should become necessary, will indemnify Essex International against those asbestos lawsuits, subject to the terms and limits of the respective policies. Under the plan of reorganization, certain of the claimants in these actions will be able to assert claims under applicable insurance coverage and other similar arrangements. We believe that Essex International's liability, if any, in these matters will not have a material adverse effect either individually, or in the aggregate, upon our business, financial condition, liquidity or results of operations. There can be no assurance, however, that future developments will not alter this conclusion.

        On January 18, 2002, United Technologies brought a third party claim against Essex International in a civil action in Massachusetts. United Technologies had been sued by an insurer for, among other things, approximately $3.1 million in compensatory damages for retrospective premiums for 1999, 2000 and 2001 relating to certain events that allegedly occurred while Essex Group was a subsidiary of United Technologies. United Technologies' third party complaint against Essex International contended, among other things, that Essex International had agreed, in the stock purchase agreement dated January 15, 1998, to pay such premiums and sought a declaratory judgment, contribution and indemnification for any such retrospective premiums that United Technologies might have to pay the insurer. On January 13, 2003, the court granted the insurer's motion for summary judgment against United Technologies and Essex International's motion to dismiss with prejudice United Technologies' claim against it. United Technologies thereafter indicated an intention to appeal the ruling dismissing the action against Essex International. However, before Essex International's time to respond, those proceedings were stayed by the filing of Superior TeleCom's bankruptcy proceedings. United Technologies and the insurer filed proofs of claim in connection with Superior TeleCom's bankruptcy. We believe that these claims will be addressed in the bankruptcy claims resolution process or will not have a material adverse effect on us. There can be no assurance that future developments will not alter this conclusion.

        We also are engaged in certain litigations arising in the ordinary course of business. While the outcome of these litigations can never be predicted with certainty, we do not believe that any of these litigations, or any threatened proceedings, either individually or in the aggregate, will have a material adverse effect on our business, financial condition, liquidity or results of operations.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information concerning our directors and executive officers. Our certificate of incorporation provides for the division of our board of directors into three classes, as nearly equal in size as possible, with one class serving until the date of the first annual meeting of stockholders, one class serving until the date of the second annual meeting of stockholders and one class serving until the date of the third annual meeting of stockholders, and until their respective successors are duly elected and qualified. Upon the expiration of the term of office of each class of directors, the directors of that class or their successors will be elected for a term of three years. Messrs. Carter, Gounot and Guthrie have been designated as Class I directors with terms expiring at the first annual meeting of stockholders, Messrs. Africk and Lewis have been designated as Class II directors with terms expiring at the second annual meeting of stockholders and Messrs. Haymon and Hines have been designated as Class III directors with terms expiring at the third annual meeting of stockholders. Our executive officers serve at the discretion of our board of directors.

Name	Age	Position with Us and Other Business Experience
Stephen M. Carter	50	Chief Executive Officer, President and Director
Monte R. Haymon	66	Non executive Chairman of the Board
Andrew D. Africk	38	Director
Denys Gounot	50	Director
James F. Guthrie	60	Director
Andrew P. Hines	64	Director
Perry J. Lewis	65	Director
David S. Aldridge	50	Executive Vice President, Chief Financial Officer and Treasurer
Barbara L. Blackford	47	Executive Vice President, General Counsel and Secretary
Justin F. Deedy, Jr.	48	Executive Vice President and President, Communications Group
H. Patrick Jack	52	Executive Vice President and President, Essex Group Inc., magnet wire and distribution segment

        Stephen M. Carter has been our Chief Executive Officer since November 10, 2003 and our President since May 2004. Mr. Carter became a member of our board of directors upon assuming his role as Chief Executive Officer in November 2003. From July 2000 to November 2002, Mr. Carter was President and Chief Executive Officer of Cingular Wireless, a provider of wireless services. Prior thereto, Mr. Carter served in various positions with SBC Communications and its predecessor company, Southwestern Bell, including President and Chief Executive Officer of SBC Wireless, President of SBC Strategic and Special Markets and President/Chief Executive Officer of Southwestern Bell Telecom.

        Monte R. Haymon has been a member of our board of directors since November 10, 2003 and has been our non-executive Chairman of the Board since January 2004. Mr. Haymon was Chairman of the Board from January 2002 until his retirement in December 2003, and President and Chief Executive Officer from 1995 to January 2002, of Sappi Fine Paper North America, a manufacturer of coated and specialty paper products.

        Andrew D. Africk has been a member of our board of directors since November 10, 2003. Mr. Africk is a senior partner of Apollo Management, L.P., a private equity fund manager, where he has been employed since 1992. Mr. Africk is also a director of SkyTerra Communications, Inc., a provider of satellite and communications services.

        Denys Gounot has been a member of our board of directors since November 10, 2003. Mr. Gounot has been a principal of DG Network, a strategic advisory firm, since 2003. Prior thereto, he held various positions as an officer with Lucent Technologies Inc., or Lucent, a provider of communications networks for communications service providers, including President of Lucent's optical fiber division.

        James F. Guthrie has been a member of our board of directors since November 10, 2003. Mr. Guthrie has been an executive consultant, principally to early stage telecom technology enterprises, since 1999. Prior thereto, Mr. Guthrie was Executive Vice President and Chief Financial officer of
IXC Communications, Inc. (now Broadwing Communications), a network based communications services provider, from 1995 to 1999.

        Andrew P. Hines has been a member of our board of directors since November 10, 2003. Mr. Hines has been a principal of Hines and Associates, a strategic senior management consulting firm, since 2000. Prior thereto, Mr. Hines was Executive Vice President and Chief Financial Officer from October 2000 to October 2001 of Ardent Communications, Inc. (f/k/a CAIS Internet), a provider of broadband access and bundled data services, which filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in October 2001. Mr. Hines was Executive Vice President and Chief Financial Officer from October 1997 to February 2000, and Executive Vice President, Strategic Planning and Business Development from February 2000 to June 2000, of Outboard Marine Corporation, a manufacturer of recreational boats and marine engines, which filed a voluntary Chapter 11 petition in December 2000. Our board of directors has determined that Andrew P. Hines, who is a member of our audit committee, is an "audit committee financial expert," as defined by Commission rules and also satisfies the Commission's and the Nasdaq Stock Market's independence requirements for members of audit committees.

        Perry J. Lewis has been a member of our board of directors since November 10, 2003. Mr. Lewis has been advisory director of CRT Capital Group/Sheffield Merchant Banking, an investment banking and merger and acquisitions advisory firm, since 2001. From 2000 to 2001, Mr. Lewis was Senior Managing Director of Heartland Industrial Partners, a leveraged buyout firm, and was a founder and from 1980 to 2001, partner of Morgan, Lewis, Githens & Ahn, an investment banking and leveraged buyout firm. Mr. Lewis is also a director of Clear Channel Communications, Inc., a diversified media company.

        David S. Aldridge has been our Executive Vice President since March 2004 and our Chief Financial Officer and Treasurer since November 10, 2003. Mr. Aldridge was Chief Financial Officer and Treasurer of Superior TeleCom from 1996 to November 9, 2003 and Chief Restructuring Officer of Superior TeleCom from January 2003 to November 9, 2003. Mr. Aldridge was Chief Financial Officer of Alpine from November 1993 to May 2003 and Treasurer of Alpine from January 1994 through April 2001.

        Barbara L. Blackford has been our Executive Vice President, General Counsel and Secretary since April 14, 2004. From September 2000 to March 2004, Ms. Blackford was Vice President, General Counsel and Secretary of Airgate PCS, Inc., a PCS Affiliate of Sprint, and iPCS, Inc., a wholly owned subsidiary of Airgate PCS, Inc. iPCS, Inc. filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in February 2003. From October 1997 to September 2000, Ms. Blackford was Associate General Counsel and Assistant Secretary at Monsanto Company, serving in a variety of roles, including as head of the corporate securities and mergers and acquisitions law groups and General Counsel of Cereon Genomics. Prior to joining Monsanto Company, Ms. Blackford was a partner with the private law firm Long Aldridge & Norman LLP (now known as McKenna Long & Aldridge LLP) in Atlanta, Georgia and spent twelve years with the law firm Kutak Rock.

        Justin F. Deedy, Jr. has been our Executive Vice President and President of our Communications Group since November 10, 2003. Mr. Deedy was Executive Vice President of Superior TeleCom and President of Superior TeleCom's subsidiary that comprised its communications cable segment from June 1999 to November 9, 2003. Prior thereto, Mr. Deedy was Senior Vice President of Superior TeleCom from July 1996 to June 1999 and President of Superior TeleCom's wholly owned subsidiary, Superior Telecommunications Inc., from July 1993 to December 1999, when Superior Telecommunications Inc. was merged with and into another wholly owned subsidiary of Superior TeleCom as part of an internal reorganization.

        H. Patrick Jack has been our Executive Vice President since March 2004 and President of our subsidiary, Essex Group Inc., that comprises the magnet wire and distribution segment since November 10, 2003. Mr. Jack was President of Superior TeleCom's subsidiary that comprised its magnet wire and distribution segment from August 2002 to November 9, 2003. Prior thereto, Mr. Jack was a consultant to a successor company of Aristech Chemical Corporation, a chemicals and plastics business, from January 2002 to March 2002, and President and Chief Operating Officer of Aristech from 1998 to 2002.

Executive compensation

        In general, under the plan of reorganization, all employment policies, and all compensation and benefit plans, policies and programs, of Superior TeleCom applicable to its employees (whether current, former or retired) and the employees (whether current, former or retired) of its subsidiaries, including all tax-qualified savings plans, tax-qualified retirement plans, healthcare plans, disability plans, vacation and life, accidental death and dismemberment insurance plans, have been assumed by us. We did not assume any employment agreements, any deferred compensation or supplemental retirement plan or any severance plan or policy, except as described below. We retain the right to modify any benefit plan, policy or program in accordance with the terms of the applicable benefit plan or program. On the effective date of the plan of reorganization, we also assumed all outstanding obligations under employment letter agreements with each of Messrs. Aldridge, Deedy and Jack and all obligations under the Key Employee Retention Plan, the Severance Pay Plan, the Change in Control Severance Pay Plan, the Cash Incentive Bonus Pool Plan and the Deferred Compensation Plan of Essex Group approved by the Bankruptcy Court.

        As of the effective date of the plan of reorganization, we adopted our 2003 Stock Incentive Plan, or the 2003 Plan, which provides for the issuance of stock options and/or restricted stock for up to 1,833,333 shares of our common stock (subject to adjustment to reflect changes in capitalization). Options issued to members of management as of November 10, 2003 during the six months following the effective date of the plan of reorganization have an exercise price of $10 per share, which was the value assigned to our common stock as of the effective date of the plan of reorganization. Options issued thereafter will be priced at fair market value on the date of issuance (or as otherwise determined by our board of directors or a committee thereof).

Summary Compensation Table

        The following table sets forth information for the years ended December 31, 2003, 2002 and 2001 with respect to compensation earned by or paid to our Chief Executive Officer and each of our and

Superior TeleCom's four most highly compensated executive officers other than the Chief Executive Officer.

			Annual Compensation(1)					Long Term Compensation Awards
Name and Principal Position	Fiscal Year		Salary	Bonus		Other Annual Compensation		Restricted Stock		Option Shares		Other(9)
Stephen M. Carter Chief Executive Officer	2003 2003 2002 2001	(2) (3)	$80,769					$3,300,000	(6)			$3,000
David S. Aldridge Chief Financial Officer	2003 2003 2002 2001	(2) (3)	$53,077 278,472 290,000 290,000	$144,900 241,500				$275,000	(7)	250,000	(8)	$3,875 5,704 8,709 2,062
Justin F. Deedy, Jr. Executive Vice President	2003 2003 2002 2001	(2) (3)	$51,468 236,585 279,600 278,892	$100,401 167,335		$9,006	(5)	$190,143	(7)	230,476	(8)	$2,700 15,777 178,272 24,860	(10)
H. Patrick Jack President, Magnet Wire Segment	2003 2003 2002 2001	(2) (3)	$31,511 240,629 114,585	$61,875 103,125 75,000	(4)							$1,500 10,500 5,000
Stephen C. Knup(11) Former President and Chief Operating Officer	2003 2003 2002 2001	(2) (3)	$65,569 360,627 425,000 425,000					$550,000	(7)	500,000		$11,218 22,125 20,379

(1)
The aggregate dollar value of all perquisites and other personal benefits, securities or property earned by or paid to any of the named individuals did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus set forth for such individual during the applicable period.

(2)
Represents compensation paid by us from November 10, 2003 through December 31, 2003.

(3)
Represents compensation paid by Superior TeleCom from January 1, 2003 through November 9, 2003.

(4)
Represents a special one-time sign-on bonus paid to Mr. Jack in connection with his commencing employment, which was subject to repayment in certain circumstances.

(5)
Represents the contractual forgiveness of loans to Mr. Deedy for certain fringe benefits made prior to the effective date of the Sarbanes Oxley Act of 2002.

(6)
Represents the grant, pursuant to the terms of Mr. Carter's employment agreement, of 330,000 shares of restricted common stock valued at $10 per share, which is the value assigned to our common stock as of the effective date of the plan of reorganization. Subject to Mr. Carter's continued employment with us, this restricted stock will vest with respect to 12.5% of such shares at the end of each six-month period that occurs during the period commencing on the effective date of the plan of reorganization and ending on the fourth anniversary of that date. Based on the closing price of $14.50 of our common stock on December 31, 2003, the aggregate value of such shares of restricted common stock as of that date was $4,785,000.

(7)
Based on the closing price of $2.75 of Superior TeleCom's common stock on January 2, 2001, the date on which the restricted stock grants were made to the indicated executive officers by Superior TeleCom. These shares of restricted stock vested on each of the first, second and third anniversaries of the date of grant in installments of 25%, 25% and 50%.

Mr. Jack's employment agreement provided that Superior TeleCom would recommend to the compensation committee of its board of directors that Mr. Jack receive a grant of 30,000 shares of restricted stock. This grant was not awarded.

All shares of restricted common stock granted by Superior TeleCom were cancelled pursuant to Superior TeleCom's plan of reorganization.

(8)
Includes, in the case of Messrs. Aldridge and Deedy, grants of replacement options to purchase 104,178 and 230,476 shares, respectively. Stock options (whether vested or unvested) granted by Superior TeleCom prior to January 2, 2001 and for which the exercise price exceeded $2.75, the closing price of Superior TeleCom's common stock on January 2, 2001, were cancelled in exchange for the grant of a replacement stock option to purchase the same number of shares of Superior TeleCom's common stock underlying the cancelled stock option. Each replacement stock option was subject to a right of repurchase by Superior TeleCom, which entitled Superior TeleCom to repurchase 100% of the then unexercised portion of the replacement stock option (whether vested or unvested) for a specified repurchase price. The repurchase right was not exercised and subsequently expired on July 1, 2002.

All options to purchase shares of Superior TeleCom's common stock were cancelled pursuant to Superior TeleCom's plan of reorganization.

(9)
With respect to compensation paid by us, the amounts set forth include (a) with respect to Messrs. Carter and Jack, an automobile allowance, (b) with respect to Messrs. Aldridge, Deedy and Knup, value of the use of a company owned automobile, and (c) with respect to Mr. Knup, medical reimbursement.

With respect to the compensation paid by Superior TeleCom, the amounts set forth include (a) matching contributions made by Superior TeleCom under a defined contribution plan, (b) medical reimbursement, (c) with respect to Mr. Knup, value of the use of a company owned automobile, and (d) with respect to Messrs. Deedy and Jack, an automobile allowance.

(10)
The amount set forth includes $162,358 paid as a result of the termination of the Superior Essex Nonqualified 401(k) Wrap Plan in March 2002.

(11)
Pursuant to the terms of his separation agreement, Mr. Knup resigned from his employment with us as of December 31, 2003. See "Employment and other Agreements and Plans—Separation Agreement with Mr. Knup."

Stock Option Grants During Year Ended December 31, 2003

        There were no stock option grants to any of the named executive officers by us or Superior TeleCom during the year ended December 31, 2003.

Aggregated Option Exercises and Year-End Option Values

        As of December 31, 2003, there were no stock options outstanding for any of the named executive officers.

Compensation of Directors

        As of the effective date of the plan of reorganization, all members of our board of directors who are not our employees received an annual board retainer fee of $35,000 (pro-rated for partial years of service) and an annual retainer fee of $5,000 for board committee service. Non-employee directors also receive $2,000 for each meeting of the board or of a committee of the board attended (with the audit committee chairman receiving $5,000 for each meeting of the audit committee attended and the compensation committee chairman receiving $3,000 for each meeting of the compensation committee attended) and will be reimbursed for their expenses for each meeting attended.

        Non-employee directors also receive annual awards of stock options or restricted stock under our Stock Incentive Plan having a value at the time of grant equal to $35,000. The initial grant to our non-employee directors was in the form of non-qualified stock options to purchase 7,000 shares of our common stock with an exercise price of $10 per share, which was the value assigned to our common stock as of the effective date of the plan of reorganization. The initial stock options granted to non-employee directors vest in equal annual installments over a three year period commencing on the date of grant. Our Stock Incentive Plan currently provides that up to a maximum of 183,333 shares of our common stock (subject to adjustment to reflect changes in capitalization) may be issued to non-employee directors and prospective non-employee directors.

        Monte R. Haymon was elected as our non-executive Chairman of the Board in January 2004. In consideration of his service as chairman and performance of the duties relating thereto, Mr. Haymon will receive, in addition to his annual board retainer fee, an annual retainer of $65,000. He also has received grants of equity, in the form of options to purchase 37,500 shares of our common stock, at an exercise price of $10.00 per share.

Employment and other Agreements and Plans

        Employment Agreement with Mr. Carter.    Stephen M. Carter serves as our Chief Executive Officer under an employment agreement dated November 10, 2003. The employment agreement with Mr. Carter is for an initial four-year term and, thereafter, the term automatically extends for an additional one-year period unless either we or Mr. Carter provides the other 90 days' prior written notice before the end of any term that the term will not be extended. The employment agreement may also be terminated at any time by us with or without "cause" (as defined in the employment agreement) or on account of Mr. Carter's disability, by Mr. Carter with or without "good reason" (as defined in the employment agreement) and automatically upon Mr. Carter's death. An election by us not to extend the agreement is treated as a termination by Mr. Carter for "good reason."

        During the employment term, Mr. Carter will receive an annual base salary of at least $600,000, which base salary will be reviewed by our board of directors annually, and an annual bonus based upon the achievement of certain performance targets, with a target annual bonus of 50% of his then base salary. If we terminate Mr. Carter without "cause" or Mr. Carter terminates for "good reason,"

Mr. Carter will be entitled to receive continued payment of his base salary for 12 months (less any other severance or similar termination benefits payable under our plans, programs or arrangements).

        Pursuant to the employment agreement, in February 2004, we issued to Mr. Carter 330,000 shares of restricted common stock. Subject to Mr. Carter's continued employment with us, this restricted stock will vest with respect to 12.5% of such shares at the end of each six-month period that occurs during the period commencing on the effective date of the plan of reorganization and ending on the fourth anniversary of that date. Upon a change in control, the restricted stock will be fully vested. In addition, if we terminate Mr. Carter without "cause" or Mr. Carter terminates for "good reason" prior to the first anniversary of the effective date of the plan of reorganization, the restricted stock will vest with respect to the number of shares that would have become vested if he had remained employed by us through the first anniversary of the effective date of the plan of reorganization. If such termination occurs on or after the first anniversary of the effective date of the plan of reorganization, the restricted stock will vest with respect to a pro rata portion of the shares that would have become vested if he had remained employed by us through the next vesting date. In certain circumstances, we may be obligated to repurchase shares of common stock from Mr. Carter at its then fair market value if Mr. Carter has a tax liability related to the vesting of any shares in excess of the amount of statutory minimum federal, state and local withholding taxes.

        We have also agreed to indemnify Mr. Carter to the fullest extent permitted by applicable law against all liabilities incurred as a result of his providing services for us, whether such liabilities occur during or following the employment term. We have also agreed to cover Mr. Carter under a directors' and officers' liability insurance policy both during and, while potential liability exists, after the employment term that is no less favorable than the policy covering our other directors and senior officers.

        Employment Agreements with Messrs. Aldridge, Deedy and Jack.    In March, 2004, we also entered into employment agreements with each of David S. Aldridge, Justin F. Deedy and H. Patrick Jack. The employment agreements provide that each of the executives will be an Executive Vice President of Superior Essex. In addition, Mr. Aldridge will be our Chief Financial Officer, Mr. Deedy will be the President of Superior Essex Communications and Mr. Jack will be the President of Essex Group. These agreements supersede the prior letter agreements with the executives regarding our obligation to deliver an employment agreement within three months following the effective date of the plan of reorganization.

        The employment agreements are for an initial three-year term and, thereafter, the term automatically extends for an additional one-year period unless either we or the executive provides the other 90 days' prior written notice before the end of any term that the term will not be extended. The employment agreement may also be terminated at any time by us with or without "cause" (as defined in the employment agreement) or on account of the executive's disability, by the executive with or without "good reason" (as defined in the employment agreement) and automatically upon the executive's death. An election by us not to extend the agreement is treated as a termination by the executive for "good reason." During the employment term, Mr. Aldridge will receive an annual base salary of at least $360,000 and Messrs. Deedy and Jack will each receive an annual base salary of at least $300,000, which base salary will be reviewed by our board of directors annually. Each of the executives is also eligible for an annual bonus based upon the achievement of certain performance targets, with a target annual bonus of 50% of their then base salary.

        If we terminate an executive without "cause" or if an executive terminates for "good reason," the executive will be entitled to receive: (1) a lump sum payment equal to the executive's then base salary (although, if such termination occurs prior to December 31, 2004, the executive will instead be entitled to a lump sum payment equal to $600,000); (2) if the termination occurs after June 30th in any calendar year, a lump sum payment equal to a pro-rata portion of the executive's annual bonus for the performance year in which the termination occurs if, as of the date of termination, the applicable performance targets are met for the portion of the year during which the executive was employed; and (3) continued health and welfare benefits for 12 months following the date of termination. If we terminate an executive without "cause" or if an executive terminates for "good reason" during the one year period following a "change in control" (as defined in the 2003 Stock Incentive Plan), the executive will be entitled to receive (1) a lump sum payment equal to two times the executive's then base salary (although, if such termination occurs between May 11, 2004 and November 10, 2004, the executive will instead be entitled to a lump sum payment equal to 220% of the sum of the executive's then base salary and target annual bonus); and (2) continued health and welfare benefits for 12 months following the date of termination. Any severance payable under the employment agreement is reduced by any other severance or similar termination benefits payable under our plans, programs or arrangements.

        Pursuant to the employment agreements, in March 2004, we issued a non-qualified stock option to each of Messrs. Aldridge, Deedy and Jack to purchase 150,000 shares of common stock of Superior Essex at $10 per share which vests in equal annual installments on each of November 10, 2004, November 10, 2005 and November 10, 2006, provided the executive is employed on each vesting date (subject to earlier termination upon certain events). Shares acquired by exercising the stock option may not be sold prior to the first anniversary of the execution of the employment agreement or, if earlier, the date the executive's employment terminates.

        In addition, pursuant to the employment agreements, in May 2004, we issued the executives 50,000 shares of restricted common stock of Superior Essex. Subject to the executive's continued employment with us, this restricted stock vests on November 10, 2006 for certain shares if the target trading price has been achieved for at least any 20 consecutive trading day period. In the event that all or some of the target trading prices are not achieved, the restricted stock will vest on November 10, 2010, provided that the executive is employed through such vesting date, unless we decide to accelerate the vesting. The target trading prices are $17.50, $22.50 and $28.50 for each one-third of the shares subject to the award.

        If a change in control occurs and (1) the executive does not receive, within 90 days of the change in control, a written offer of employment from the acquiror or successor providing for employment following the change in control on substantially the same terms and conditions as set forth in the employment agreement, (2) the company is no longer a reporting company based on its common stock being publicly traded or (3) the executive's employment is terminated during the one-year period commencing on the change in control by us without "cause" or by the executive for "good reason," then any unvested portion of the stock option granted pursuant to the employment agreement held by the executive will be fully vested and exercisable and any unvested portion of the restricted stock for which the applicable target trading price requirement has been satisfied prior to the change in control will be fully vested.

        We have also agreed to indemnify the executives to the fullest extent permitted by applicable law against all liabilities incurred as a result of the executive's providing services for us, whether such liabilities occur during or following the employment term. We have also agreed to cover the executives under a directors' and officers' liability insurance policy both during and, while potential liability exists, after the employment term that is no less favorable than the policy covering our other directors and senior officers.

        Separation Agreement with Mr. Knup.    In connection with Superior TeleCom's emergence from bankruptcy, Superior TeleCom and Superior Telecommunications entered into a separation letter agreement with Stephen C. Knup under which Mr. Knup resigned, effective as of December 31, 2003, from his position as our President and Chief Operating Officer, from employment with us and our subsidiaries and from all other executive offices and trusteeships with, or relating to, us and our subsidiaries that Mr. Knup held as of that date. Under the separation agreement, Superior Essex paid Mr. Knup a lump sum cash payment in the amount of $426,196, which amount represents the severance benefit payable to Mr. Knup under the Superior TeleCom Inc. Severance Pay Plan. Mr. Knup was also paid $24,588 for accrued vacation plus any unreimbursed business and medical expenses incurred through the date of termination. As a condition of the receipt of the foregoing severance payments and benefits, Mr. Knup is subject to a confidentiality covenant and to a one-year restriction on competition and solicitation.

        Compensation Under Plans.    Messrs. Aldridge, Deedy and Jack have been designated as participants in our Change in Control Severance Pay Plan. If we terminate any of these executives without "cause" or if any of these executives terminates for "good reason" (each as defined in the plan) during the period commencing on the date of a "change in control" (as defined in the plan) and ending on the first anniversary of such date, the executive will be entitled to a lump sum cash severance benefit provided the executive first delivers (and does not revoke) a general release of claims. The amount of the benefit is equal to 220% of the sum of the executive's "base pay" (as defined in the plan) and the executive's target performance bonus (65% of base pay for Messrs. Aldridge and Deedy and 60% for Mr. Jack). The severance benefit payable under our Change in Control Severance Pay Plan will reduce the severance benefit payable under the employment agreements with Messrs. Aldridge, Deedy and Jack described above. The maximum amount of severance benefits payable to all participants under the Change in Control Severance Pay Plan is $4.34 million. If an executive becomes entitled to payments or benefits which would constitute "parachute payments" within the meaning of the Internal Revenue Code and subject the executive to an excise tax, the executive may be entitled to an additional tax gross-up payment. Since a change in control did not occur prior to May 10, 2004, the executives are not entitled to receive any benefits under our Change in Control Severance Pay Plan.

        Messrs. Aldridge, Deedy and Jack were also designated as participants in our Key Employee Retention Plan. The executives were entitled to retention and incentive bonuses based on a percentage of their base salary, with the incentive component based on our liquidity on the effective date of the plan of reorganization. The executive generally had to remain continuously employed through the date bonuses paid to be eligible to receive bonus payments. Messrs. Aldridge, Deedy and Jack received retention bonuses of $386,400, $267,736 and $165,000, respectively, which were paid in three installments. The first two installments were paid on May 3, 2003 and September 4, 2003. The final installments of $144,900, $100,401 and $61,875 for Messrs. Aldridge, Deedy and Jack, respectively, were paid on May 10, 2004. The incentive bonus was paid in a lump sum cash payment on November 25, 2003. Messrs. Aldridge, Deedy and Jack received incentive bonuses of $144,900, $100,401 and $61,875, respectively.

        In July 2004, our board of directors approved the adoption of a senior executive retirement plan, an unfunded non-qualified defined benefit retirement plan, naming Messrs. Aldridge, Deedy and Jack, as well as other senior executives, as participants. Subject to vesting, each of Messrs. Aldridge, Deedy and Jack will be entitled to an annual retirement benefit upon reaching age 62 equal to 2% of the highest average base salary and annual bonus during any three years during the final five years of employment with us multiplied by the executive's years of service with us after November 10, 2003. Messrs. Aldridge, Deedy and Jack will become fully vested in the plan after four years of service beginning after November 10, 2003. For purposes of calculating the accrued benefit under the plan, Messrs. Aldridge, Deedy and Jack will be treated as having accrued an additional five years of service after completing five continuous years of service. The benefit under the senior executive retirement plan is reduced if payments commence prior to age 62 but is not reduced for Social Security or other offset amounts.

Compensation Committee Interlocks and Insider Participation

        Messrs. Africk, Haymon and Lewis served on the compensation committee of our board of directors during the year ended December 31, 2003. There were no compensation committee interlocks or insider (employee) participation during such period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

        On June 30, 2004, there were issued and outstanding 17,006,615 shares of our common stock. The following table contains information as of that date regarding the number of shares of our common stock beneficially owned by (1) each person known by us to have beneficial ownership of more than 5% thereof, (2) each of our directors, (3) each of the named executive officers and (4) all directors and executive officers as a group. The information contained herein is based on information provided to us by such holders and contained in publicly filed documents with the Commission.

	Common Stock
Name and Address of Beneficial Owner(1)
	Number of Shares		Percent of Class
Greenwater Holdings Ltd.(2)	2,491,318		14.6
AP ST, LLC(3)	2,477,288		14.6
Stephen M. Carter	316,615	(4)	1.9
David S. Aldridge	50,000	(4)	*
Justin F. Deedy, Jr.	50,000	(4)	*
H. Patrick Jack	50,000	(4)	*
Barbara L. Blackford	250		*
Stephen C. Knup	—		—
Andrew D. Africk	—	(5)	—
Denys Gounot	—		—
James F. Guthrie	—		—
Monte R. Haymon	—		—
Andrew P. Hines	—		—
Perry J. Lewis	—		—
All directors and executive officers as a group	466,855	(6)	2.7

*
Less than one percent.

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Superior Essex Inc., 150 Interstate North Parkway, Atlanta, Georgia 30339.

(2)
The address of Greenwater Holdings Ltd. is c/o General Electric Capital Corporation, 201 Merritt 7, Norwalk, Connecticut 06856. Greenwater Holdings Ltd. is an indirect wholly owned subsidiary of General Electric Company.

(3)
The address of AP-ST, LLC is Two Manhattanville Road, Purchase, New York 10577. Apollo Management V, L.P., a Delaware limited partnership ("Management"), is the manager of AP-ST, LLC. AIF V Management, Inc., a Delaware corporation ("AIFVM"), is the general partner of Management. The directors and principal executive officers of each of AIFVM and Management are Messrs. Leon D. Black and John J. Hannan. Each of Messrs. Black and Hannan disclaims beneficial ownership of the shares of common stock owned by AP-ST, LLC.

(4)
Shares of restricted common stock of Superior Essex.

(5)
Mr. Africk is a senior partner of Apollo Management, L.P., an affiliate of AP-ST, LLC. Mr. Africk disclaims beneficial ownership of the shares owned by AP-ST, LLC.

(6)
Includes 466,615 shares of restricted common stock of Superior Essex.

Equity Compensation Plan Information

        The following table sets forth certain information regarding our common stock that may be issued under our equity compensation plan as of December 31, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	—		—		—
Equity compensation plans not approved by security holders(1)	42,000	(2)	$10.00	(2)	1,461,333

Total	42,000				1,461,333

(1)
In connection with the plan of reorganization, we adopted the Superior Essex Inc. 2003 Plan, pursuant to which a committee of our board of directors may grant stock options or restricted stock awards to employees, non-employee directors and certain service providers. The 2003 Plan authorizes grants of awards or options to purchase up to 1,833,333 shares of authorized but unissued common stock, stock held in treasury or both. Stock options can be granted with an exercise price less than, equal to or greater than the stock's fair market value at the date of grant. The term of stock options granted shall not exceed 10 years. The 2003 Plan was described in the disclosure statement provided in connection with the plan of reorganization and was part of the plan of reorganization approved by all voting classes of creditors and by the bankruptcy court.

(2)
Excludes 330,000 shares of restricted awarded to our chief executive officer pursuant to his employment contract and the 2003 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Andrew D. Africk, who became one of our directors on the effective date of the plan of reorganization, is a senior partner of Apollo Management, L.P., an affiliate of which held secured debt of Superior TeleCom and was therefore entitled to receive, pursuant to the plan of reorganization, 2,477,288 shares of our common stock, 750,693 shares of Superior Essex Holding's series A preferred stock and $21.8 million principal amount of senior notes of Superior Essex Communications and Essex Group.

        In connection with the Electrical Sale, Alpine Holdco, Essex Electric and Superior TeleCom entered into a Supply and Transitional Services Agreement. Under this agreement, Essex Electric, among other things, agreed to purchase from Superior TeleCom certain specified quantities of its overall requirements of copper rod. The specified quantities represented a range of Essex Electric's estimated total annual copper rod requirements for use in its building and industrial wire manufacturing process. The purchase price for copper rod specified in this agreement is based on the COMEX price plus an additional amount to reflect conversion to copper rod. This agreement also provided for Superior TeleCom's provision of certain administrative services to Essex Electric. Charges for these services were generally based on actual usage or an allocated portion of the total cost to Superior TeleCom.

        On November 7, 2003, this agreement was replaced by a new Supply and Services Agreement between Superior Essex and Essex Electric. The new agreement provides for the supply by us to Essex Electric of copper rod, on similar pricing terms, for 2004 and our provision of certain specified administrative services that are more limited than those contained in the original agreement. The new agreement expires on December 31, 2004 but may be terminated at any time prior to that by mutual consent of Essex Electric and us. Additionally, the parties may terminate various services provided for under the agreement upon certain prior notice as provided therein. We may terminate our obligations to supply copper rod upon 60 days' notice given any time after January 1, 2004 if Essex Electric has purchased less than certain minimum quantities of copper rod specified in the agreement. Sales of copper rod to Essex Electric for the year ended December 31, 2003 were $104.8 million and the cost for administrative services was $4.4 million.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following summary of certain provisions of our senior secured revolving credit facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreement, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Existing senior secured revolving credit facility

        On the effective date of the plan of reorganization, Superior Essex entered into a new $120 million senior secured revolving credit facility with a $25 million sublimit for letters of credit. On March 18, 2004, the credit facility was amended to (i) increase the total facility amount by $30 million to $150 million, (ii) increase the maximum amount of eligible inventory for purposes of computing availability from $60 million to $70 million, and (iii) increase the minimum availability threshold requiring maintenance of a specified EBITDA ratio as discussed below from $10 million to $15 million. On April 2, 2004, the senior secured revolving credit facility was further amended to provide for, among other things, (i) consent by the lenders under the senior secured revolving credit facility to (a) the Belden Asset Acquisition and (b) the issuance of the Notes, (ii) an increase in the $25 million sublimit for letters of credit to $35 million and (iii) an increase in the amount of foreign venture investments in which we may participate from $15 million to $30 million. On April 30, 2004, the senior secured revolving credit facility was amended to increase the facility amount by $25 million to $175 million.

        Term.    The senior secured revolving credit facility matures in November 2007.

        Interest.    Interest will accrue on outstanding borrowings at an annual rate equal to, at our option, LIBOR or a base rate, plus, in each case, an applicable margin, determined quarterly based on average borrowing availability, ranging from 1.75% to 2.75% for LIBOR loans and 0.25% to 1.25% for base rate loans. The applicable margin in effect for the third quarter of 2004 is 1.75% for LIBOR loans and 0.25% for base rate loans.

        Security.    Obligations under the senior secured revolving credit facility are secured by substantially all of our tangible and intangible assets.

        Availability.    Availability under the senior secured revolving credit facility is subject to a borrowing base equal to the lesser of (1) $175 million less outstanding letters of credit and (2) a specified percentage of eligible accounts receivable and inventory less specified reserves. The specified percentages of eligible accounts receivable and eligible inventory are each subject to decrease as determined by the reasonable credit judgment of the administrative agent. Currently, the applicable percentages are (i) 85% of eligible receivables and (ii) with respect to eligible inventory the lesser of (a) $70 million or (b) the lesser of (x) 65% of the value of the eligible inventory and (y) 85% multiplied by the net orderly liquidation value percentage then applicable to our inventory multiplied by the value of the eligible inventory. The specified reserves that reduce availability are not fixed and may be imposed by the administrative agent of the senior secured revolving credit facility in its reasonable credit judgment. Current reserves include (a) rent reserves related to property on which collateral is located, (b) amounts in respect of liabilities or obligations secured by liens on the collateral senior to liens held by the administrative agent and (c) certain outstanding personal property taxes.

        Covenants.    The senior secured revolving credit facility also contains covenants that limit our and our subsidiaries' ability to (i) pay dividends, redeem capital stock or make other restricted payments, (ii) sell or dispose of assets, (iii) incur additional indebtedness or permit liens to exist on our property, (iv) engage in transactions with affiliates and (v) make additional investments or acquisitions. In addition, if availability under the revolving credit line falls below $15 million for any period of two consecutive days, the borrowers will be required to maintain a ratio of 1.1 to 1 of (a) the sum of the consolidated EBITDA of the borrowers minus specified distributions of the borrowers relating to capital expenditures, foreign investments, tax distributions and pension contributions of the borrowers to (b) all principal and cash interest payments on specified debt of the borrowers.

        Fees.    We are currently obligated to pay an unused commitment fee of 0.375% per annum on the unused amount of the maximum committed amount and a fee of 0.125% per annum on the outstanding face amount of outstanding letters of credit.

        Events of default.    The senior secured revolving credit facility contains customary events of default, which include cross default to any default under the indenture governing the Notes.

DESCRIPTION OF NEW NOTES

        Superior Essex Communications LP and Essex Group, Inc., as joint and several obligors (each, an "Issuer" and, together, the "Issuers"), issued the Old Notes, and will issue the New Notes, under the indenture (the "Indenture") among themselves, Superior Essex Inc. ("Holdings"), as Guarantor, Superior Essex Holding Corp. ("Superior Essex Holdings"), as Guarantor, Essex International Inc. ("Essex International"), as Guarantor, the Subsidiaries that are Guarantors and The Bank of New York Trust Company, N.A., as Trustee (the "Trustee"). The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes will be registered under the Securities Act and, therefore, will not contain certain provisions regarding liquidated damages under certain circumstances relating to the registration rights agreement.

        The following is a summary of the material provisions of the Indenture and the registration rights agreement. It does not include all of the provisions of these agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Indenture and the registration rights agreement are filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of these documents in the manner set forth below under "Where you can find more information." You can find definitions of certain capitalized terms used in this description under "Certain Definitions." For purposes of this section, references to the "Issuers" include only Superior Essex Communications LP and Essex Group, Inc., and not their respective Subsidiaries.

        The Notes are the senior unsecured obligations of the Issuers, ranking equal in right of payment with all other senior unsecured obligations of the Issuers. The Notes are effectively subordinated to all existing and future secured debt of the Issuers and the Guarantors to the extent of the assets securing such debt. The Notes are also effectively subordinated to any debt, preferred stock obligations and other liabilities of the Issuers' Subsidiaries that are not Guarantors. As of June 30, 2004 the Issuers and the Guarantors had approximately $48.8 million of secured debt outstanding (and $6.5 million of issued and outstanding letters of credit) and approximately $110.7 million of unused commitments, net of outstanding letters of credit, under the Credit Agreement and the Issuers' Subsidiaries that are not Guarantors had approximately $1.0 million of debt outstanding.

        The Issuers issued the Old Notes and will issue the New Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Issuers may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Issuers will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Issuers' option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Old Notes that remain outstanding after the completion of the exchange offer, together with the New Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

Principal, Maturity and Interest

        The Notes are unlimited in aggregate principal amount, of which $257.1 million in aggregate principal amount of Old Notes were issued and up to $257.1 million in aggregate principal amount of New Notes may be issued in exchange for the Old Notes in the exchange offer. The Notes will mature on April 15, 2012. Additional Notes may be issued from time to time, subject to the limitations set forth under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness." Interest on the Notes accrues at the rate of 9% per annum and is payable semiannually in cash on each April 15 and October 15, commencing on October 15, 2004, to the persons who are registered Holders at the close of business on April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

        The Notes are not entitled to the benefit of any mandatory sinking fund.

Redemption

        Optional Redemption.    Except as described below, the Notes are not redeemable before April 15, 2008. Thereafter, the Issuers may redeem from time to time the Notes at their option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve month period commencing on April 15 of the year set forth below:

Year	Percentage
2008	104.500%
2009	102.250%
2010 and thereafter	100.000%

        In addition, the Issuers must pay accrued and unpaid interest on the Notes redeemed, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Optional Redemption upon Equity Offerings.    At any time, or from time to time, on or prior to April 15, 2007, the Issuers may, at their option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 40% of the original principal amount of the Notes issued under the Indenture at a redemption price of 109% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1)
at least 60% of the original aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption (excluding any Notes held by the Issuers or their affiliates); and

(2)
the Issuers make such redemption not more than 90 days after the consummation of any such Equity Offering.

        "Equity Offering" means any public or private sale of Qualified Capital Stock of Holdings or the Issuers; provided that, in the event of an Equity Offering by Holdings, Holdings contributes to the capital of the Issuers the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the preceding paragraph.

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Issuers.

Escrow; Special Mandatory Redemption

        A portion of the gross proceeds of the Old Notes offering was placed in escrow pending consummation of the Belden Acquisition. The terms of the escrow were set forth in an escrow agreement (the "Escrow Agreement") among the Issuers and The Bank of New York Trust Company,

N.A., as escrow agent (the "Escrow Agent"), pursuant to which the Issuers deposited with the Escrow Agent $50 million plus an amount sufficient to pay 180 days of accrued interest on $50 million principal amount of the Notes. Fifty (50) million principal amount of Notes was subject to a special mandatory redemption in the event the Belden Acquisition was not consummated on or prior to the 180th day after the Issue Date or the Acquisition Agreement was terminated at any time prior thereto.

        The Escrow Agent released the escrowed funds to the Issuers upon consummation of the Belden Acquisition and, accordingly, the special mandatory redemption provisions of the Indenture are no longer applicable.

Selection and Notice of Redemption

        In the event that the Issuers choose to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either

(1)
in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

(2)
if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements).

        No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, then the notice of redemption that relates to such Note must state the portion of the principal amount thereof to be redeemed (in denominations of $1,000). A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuers have deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Guarantees

        The Notes are guaranteed by Holdings, Intermediate Holdings and each existing and future domestic Restricted Subsidiary of Holdings other than IP Licensing LLC, a special purpose entity. The Guarantors jointly and severally guarantee the Issuers' obligations under the Indenture and the Notes on a senior unsecured basis. The obligations of each Subsidiary that is a Guarantor under its Guarantee is limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        Each Guarantor may consolidate with or merge into or sell its assets to the Issuers, Holdings, Intermediate Holdings or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Issuers without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants—Merger, Consolidation and Sale of Assets." If all of the Capital Stock of a Guarantor is sold by the Issuers and the sale complies with the provisions set forth in "Certain Covenants—Limitation on Asset Sales," the Guarantor's Guarantee will be released. In addition, if the Issuers designate any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture, the Guarantee of such Guarantor will be released.

Change of Control

        Upon the occurrence of a Change of Control, unless the Issuers have exercised their right to redeem all of the Notes as described under "Redemption—Optional Redemption", each Holder will have the right to require that the Issuers purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, unless the Issuers have exercised their right to redeem all of the Notes as described under "Redemption—Optional Redemption", the Issuers must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Unless the Issuers default on the purchase price, any Notes accepted for payment pursuant to a Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date. Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note in accordance with the terms and conditions of the Indenture.

        The Issuers will not be required to make a Change of Control Offer if, in connection with or in contemplation of any Change of Control, the Issuers have made an offer to purchase (an "Alternative Offer") any and all Notes validly tendered at a cash price equal to or higher than the purchase price required by any Change of Control Offer and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer so long as the terms and conditions of such contemplated Change of Control are described in reasonable detail to the Holders in the notice delivered in connection with such Alternate Offer.

        In addition, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer or an Alternate Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The Issuer's ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control will constitute a default under the Credit Agreement. In addition, certain events that may constitute a change of control under the Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Issuers and its Restricted Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuer's ability to pay cash to the Holders upon a repurchase may be limited by the Issuers' then existing financial resources.

        Even if sufficient funds were otherwise available, the terms of the Credit Agreement may (and other Indebtedness may) prohibit the Issuers' prepayment of Notes before their scheduled maturity. Consequently, if the Issuers are not able to prepay the Indebtedness relating to the Credit Agreement and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Issuers will be unable to fulfill their repurchase obligations if Holders of Notes exercise their repurchase rights following a Change of Control, resulting in a Default under the Indenture. A Default under the Indenture will result in a cross default under the Credit Agreement.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Issuers by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Issuers, Intermediate Holdings or Holdings to any Person or a group of related Persons. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

        Neither the Board of Directors of the Issuers nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Issuers and their Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Issuers, whether favored or opposed by the management of the Issuers. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Issuers or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuers or any of their Subsidiaries by the management of the Issuers. The definition of "Change of Control" in the Indenture is limited in scope. While such definition may cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction and certain transactions with the Issuers' management or their Affiliates.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer or Alternate Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

        The Indenture contains, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    (a) Holdings, Intermediate Holdings and the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Holdings, Intermediate Holdings or the Issuers or any of their Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of Holdings, Intermediate Holdings or the Issuers that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Holdings would have been at least 2.0 to 1.0.

        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

  (a)
  For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuers may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

  (b)
  Holdings, Intermediate Holdings and the Issuers will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of Holdings, Intermediate Holdings or the Issuers or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Holdings, Intermediate Holdings or the Issuers or such Guarantor, as the case may be.

        For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of Holdings, Intermediate Holdings or the Issuers or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

        Limitation on Restricted Payments.    Holdings will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of Holdings and dividends or distributions payable to Holdings or a Wholly Owned Restricted Subsidiary of Holdings (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis)) on or in respect of shares of Holdings' Capital Stock to holders of such Capital Stock;

(2)
purchase, redeem or otherwise acquire or retire for value any Capital Stock (other than treasury stock) of Holdings; or

(3)
make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2) and (3) being referred to as a "Restricted Payment"); if at the time of such Restricted Payment or immediately after giving effect thereto,

    (i)    a Default or an Event of Default shall have occurred and be continuing;

    (ii)    Holdings is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the first paragraph under the "Limitation on Incurrence of Additional Indebtedness" covenant; or

    (iii)    the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of Holdings) shall exceed the sum of

      (w)    50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Holdings earned subsequent to the Issue Date and on or prior to the date of the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

      (x)    100% of the aggregate net cash proceeds received by Holdings from any Person (other than a Subsidiary of Holdings) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of Holdings or warrants, options or other rights to acquire Qualified Capital Stock of Holdings (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

      (y)    without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by Holdings from a holder of Holdings' Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under "Redemption—Optional Redemption upon Equity Offerings."); plus

      (z)    without duplication, the sum of:

        (1)    the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

        (2)    the net cash proceeds received by Holdings or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of Holdings); and

        (3)    upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

    (1)    the payment of any dividend, distribution on, or redemption of, Capital Stock of Holdings within 60 days after the date of declaration of such dividend or distribution or the giving of notice of such redemption if the dividend, distribution or redemption would have been permitted on the date of declaration or giving of notice of payment or redemption;

    (2)    if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of Holdings, either (i) solely in exchange for shares of Qualified Capital Stock of Holdings or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Holdings) of shares of Qualified Capital Stock of Holdings;

    (3)    if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of Holdings, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Holdings) of (a) shares of Qualified Capital Stock of Holdings or (b) Refinancing Indebtedness;

    (4)    so long as no Default or Event of Default shall have occurred and be continuing, repurchases by Holdings of Common Stock of Holdings from officers, directors and employees of Holdings or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of Holdings or otherwise as required pursuant to the terms of any employment agreement in an aggregate amount not to exceed $2.0 million in any twelve month period; and

    (5)    so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends with respect to the Existing Preferred Stock in an amount not to exceed $475,000 in the aggregate in any twelve month period; provided, however, to the extent such dividends up to such amounts that have not been paid in any twelve month period and have accumulated, the amount payable in respect of the Existing Preferred Stock shall not exceed in any twelve month period the aggregate amount of such accumulation plus $475,000.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a), (4) and (5) shall be included in such calculation. The amount of any non-cash Restricted Payment shall be deemed to be equal to the fair market value thereof at the date of making such Restricted Payment.

        Limitation on Asset Sales.    Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   Holdings or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by Holdings' Board of Directors and/or Managers);

          (2)   at least 75% of the consideration received by Holdings or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined below); provided that the amount of any liabilities (as shown on Holdings' or such Restricted Subsidiary's most recent balance sheet) of Holdings or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision; and

          (3)   upon the consummation of an Asset Sale, Holdings may apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either

            (a)   to permanently reduce Indebtedness under the Credit Agreement or any other Indebtedness of any Restricted Subsidiary; and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

            (b)   to make an investment in or incur expenditures for properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Issuers and their Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"); and/or

            (c)   a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

        Pending the final application of such Net Cash Proceeds, Holdings or the Issuers may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors and/or Managers of Holdings or the Issuers or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Amount") shall be applied by Holdings or the Issuers or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") to all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, that amount of Notes (and Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Issuers or any Restricted Subsidiary of the Issuers, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

        Notwithstanding the foregoing, Holdings may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $7.5 million during any fiscal year and $20.0 million resulting from one or more Asset Sales during the term of the Notes (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $20.0 million, shall be applied as required pursuant to this paragraph).

        In the event of the transfer of substantially all (but not all) of the property and assets of Holdings or the Issuers and their Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of Holdings the Issuers, as the case may be, and their Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Holdings or the Issuers or their Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Pari Passu Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amounts of Notes and Pari Passu Indebtedness tendered (and the Trustee shall select the tendered Notes of tendering Holders on a pro rata basis based on the amount of Notes tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, Holdings may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

        Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, Holdings shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Issuers will not, and will not cause or permit any of their Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Issuers to:

(1)
pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)
make loans or advances to the Issuers or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Issuers or any other Restricted Subsidiary of the Issuers (it being understood that the subordination of loans or advances made to the Issuers or any Restricted Subsidiary to other Indebtedness incurred by the Issuers or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)
transfer any of its property or assets to the Issuers or any other Restricted Subsidiary of the Issuers,

except in each case for such encumbrances or restrictions existing under or by reason of

          (a)   applicable law, rule, regulation or order;

          (b)   the Indenture;

          (c)   customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Issuers;

          (d)   any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

          (e)   agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

          (f)    the Credit Agreement;

          (g)   restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

          (h)   restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person;

          (i)    customary provisions in shareholders', partnership, limited liability company, joint venture agreements and other similar agreements (in each case relating solely to the respective corporation, partnership, limited liability company, joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

          (j)    an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e), (f) and (g) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Issuers in any material respect as determined by the Board of Directors of the Issuers in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e), (f) and (g); and

          (k)   restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

        Limitation on Preferred Stock of Restricted Subsidiaries.    The Issuers will not permit any of their Restricted Subsidiaries to issue any Preferred Stock (other than to the Issuers or to a Wholly Owned Restricted Subsidiary of the Issuers) or permit any Person (other than the Issuers or a Wholly Owned Restricted Subsidiary of the Issuers) to own any Preferred Stock of any Restricted Subsidiary of the Issuers.

        Limitation on Liens.    Holdings and the Issuers will not, and will not cause or permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of Holdings, the Issuers or any of their Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1)
in the case of Liens securing Subordinated Indebtedness, the Notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)
in all other cases, the Notes or the Guarantee of such Guarantor, as the case may be, are equally and ratably secured, except for:

          (a)   Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

          (b)   Liens securing borrowings under the Credit Agreement incurred pursuant to clause (2) of the definition of "Permitted Indebtedness";

          (c)   Liens securing the Notes and the Guarantees;

          (d)   Liens of Holdings, the Issuers or a Wholly Owned Restricted Subsidiary of Holdings or the Issuers on assets of any Restricted Subsidiary of Holdings or the Issuers;

          (e)   Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of Holdings, the Issuers or any of their Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

          (f)    Permitted Liens.

        Merger, Consolidation and Sale of Assets.    None of Holdings, Intermediate Holdings nor the Issuers will, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted

Subsidiary of Holdings to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Holdings' assets (determined on a consolidated basis for Holdings and Holdings' Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)
either:

          (a)   Holdings shall be the surviving or continuing corporation; or

          (b)   the Person (if other than Holdings) formed by such consolidation or into which Holdings is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Holdings and of Holdings' Restricted Subsidiaries substantially as an entirety (the "Surviving Entity");

      (x)
      shall be a corporation, partnership or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

      (y)
      shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the registration rights agreement on the part of Holdings to be performed or observed;

(2)
immediately after giving effect to such transaction and, to the extent applicable, the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Holdings or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant;

(3)
immediately after giving effect to such transaction and, to the extent applicable, the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)
Holdings or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of Holdings, which properties and assets, if held by Holdings instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of Holdings, shall be deemed to be the transfer of all or substantially all of the properties and assets of Holdings. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

        Notwithstanding the foregoing clauses (1), (2) and (3), (i) Holdings may merge with an Affiliate that is a Person which was organized solely for the purpose of reorganizing Holdings in another jurisdiction or (ii) Superior Essex Communications LLC may convert into a Delaware limited partnership pursuant to applicable law.

        The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Holdings in accordance with the foregoing in which Holdings is not the continuing corporation, the successor Person formed by such consolidation or into which Holdings is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Holdings under the Indenture and the Notes with the same effect as if such surviving entity had been named as such. Thereafter, Holdings shall be discharged from all obligations and covenants under the Indenture and the Notes.

        Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "Limitation on Asset Sales") will not, and Holdings will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than Holdings or any other Guarantor unless:

(1)
the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2)
such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

(3)
immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)
immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Holdings could satisfy the provisions of clause (2) of the first paragraph of this covenant.

        Any merger or consolidation of a Guarantor that is a Wholly Owned Restricted Subsidiary of the Issuers with and into the Issuers (with the Issuers being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Issuers need only comply with clause (4) of the first paragraph of this covenant.

        Limitations on Transactions with Affiliates.    (a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of Holdings or such Restricted Subsidiary.

        All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.0 million shall be approved by a majority of disinterested members of the Board of Directors of Holdings, the Issuers or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions; or, in the event that there are no disinterested directors, the Trustee has received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to Holdings, the Issuer or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be. If Holdings or any Restricted Subsidiary of Holdings enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $5.0 million, Holdings or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain an opinion that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate.

        (b)   The restrictions set forth in this covenant shall not apply to:

    (1)
    reasonable fees and compensation (including employment benefits) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings, Intermediate Holdings, the Issuers or any Restricted Subsidiary of Holdings, including without limitation any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation or employee benefit arrangements such as options to purchase Capital Stock of Holdings, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors and/or Managers;

    (2)
    transactions exclusively between or among Holdings and/or any of their Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

    (3)
    any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

    (4)
    any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments;"

    (5)
    to the extent permitted by law, loans or advances to employees, officers or directors in the ordinary course of business of Holdings, the Issuers or any of their Restricted Subsidiaries but in any event not to exceed $1.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date;

    (6)
    Guarantees issued by Holdings, the Issuers or a Restricted Subsidiary for the benefit of the Issuers or a Restricted Subsidiary, as the case may be, in accordance with "Limitation on Incurrence of Additional Indebtedness;"

    (7)
    the issue and sale by Holdings of its Qualified Capital Stock;

    (8)
    any transaction with an Affiliate where the only consideration paid is Qualified Capital Stock of Holdings;

    (9)
    customary shareholders' and registration rights agreements among Holdings or a Restricted Subsidiary and the shareholders thereof;

    (10)
    the pledge of Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof; and

    (11)
    commercial transactions entered into in the ordinary course of business with any joint venture to which Holdings or any Restricted Subsidiary is a party (so long as no Person (other than a Restricted Subsidiary) that is an Affiliate of Holdings has any direct or indirect interest in such joint venture).

        Additional Subsidiary Guarantees.    If Holdings, the Issuers or any of their Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Domestic Restricted Subsidiary that is not a Guarantor, or if Holdings, the Issuers or any of their Restricted Subsidiaries shall organize, acquire or otherwise invest in another Domestic Restricted Subsidiary having total assets with a book value in excess of $500,000, then such transferee or acquired or other Restricted Subsidiary shall execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuers' obligations under the Notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture; provided, that such Subsidiary shall not be required to execute such a supplemental indenture or guarantee if such Subsidiary is an Unrestricted Subsidiary, is prohibited by law from making such a guarantee or such Subsidiary is prohibited by the terms of a preexisting agreement (not entered into in contemplation of such Subsidiary being acquired) which prohibits such guarantee.

        Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged:

          (i)    upon any sale or other disposition of all or substantially all of the assets of such Restricted Subsidiary (including by way of merger or consolidation or any sale of all of the Capital Stock of that Restricted Subsidiary) to a Person that is not the Issuers or a Subsidiary; provided that the Issuers shall, if applicable, apply the Net Cash Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture; or

          (ii)   if the Issuers designate such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the Indenture.

        Conduct of Business.    The Issuers and their Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary or reasonably related to the businesses in which the Issuers and their Restricted Subsidiaries are engaged on the Issue Date.

        Payments for Consent.    The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

        Reports to Trustee and Holders.    The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuers (or Holdings) will furnish to the Trustee, and the Trustee will furnish to the Holders of Notes, within the time periods specified in the Commission's rules and regulations:

(1)
all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers (or Holdings) were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Issuers (or Holdings) and their consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Issuers (or Holdings) and their Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuers, if any) and, with respect to the annual information only, a report thereon by the Issuers' (or Holdings') certified independent accounts; and

(2)
all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers (or Holdings) were required to file such reports.

        In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the Commission, the Issuers will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuers has agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

(1)
the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)
the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer and including the failure to make a special mandatory redemption when required);

(3)
a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Issuers receive written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)
the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Issuers or any Restricted Subsidiary of Holdings, Intermediate Holdings or the Issuers, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by Holdings, Intermediate Holdings or the Issuers or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $10.0 million or more at any time;

(5)
one or more judgments in an aggregate amount in excess of $10.0 million (which are not paid or covered by third party insurance (without contesting coverage) or bond by financially sound insurers) shall have been rendered by a court of competent jurisdiction against Holdings, Intermediate Holdings, the Issuers or any of their Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 consecutive days after such judgment or judgments become final and non-appealable;

(6)
certain events of bankruptcy affecting Holdings, Intermediate Holdings, the Issuers or any of their Significant Subsidiaries; or

(7)
any Guarantee of Holdings, Intermediate Holdings or a Significant Subsidiary ceases to be in full force and effect or any Guarantee of Holdings, Intermediate Holdings or a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of Holdings, Intermediate Holdings or a Significant Subsidiary is found to be invalid or any Guarantor that is Holdings, Intermediate Holdings or a Significant Subsidiary denies its liability under its Guarantee (in each case, other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to Holdings, Intermediate Holdings or the Issuers) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the unpaid principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (6) above with respect to Holdings, Intermediate Holdings or the Issuers occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes, on behalf of all Holders of Notes, may rescind and cancel such declaration and its consequences

(1)
if the rescission would not conflict with any binding judgment or decree;

(2)
if all existing Events of Default with respect to the Notes have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)
to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)
if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)
in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default or failure to comply under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Issuers are required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining actual knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes and the Indenture ("Legal Defeasance"). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for

(1)
the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)
the Issuers' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)
the rights, powers, trust, duties and immunities of the Trustee and the Issuers' obligations in connection therewith; and

(4)
the Legal Defeasance provisions of the Indenture.

        In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        The Issuers may exercise their legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash, in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)
in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

          (a)   the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

          (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes solely as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5)
such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Issuers or any of their Subsidiaries is a party or by which the Issuers or any of their Subsidiaries is bound;

(6)
the Issuers shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;

(7)
the Issuers shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)
certain other customary conditions precedent are satisfied.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when

(1)
either:

          (a)   all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation; or

          (b)   all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)
the Issuers have paid all other sums payable under the Indenture by the Issuers; and

(3)
the Issuers have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Issuers, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including:

(1)
curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect;

(2)
to provide for uncertificated Notes in addition to certificated Notes;

(3)
to comply with the requirements of the Commission under the TIA;

(4)
to evidence and provide for the acceptance of appointment by a successor Trustee of the Notes;

(5)
to add to the covenants of the Issuers for the benefit of the Holders or to surrender any right or power;

(6)
to add any additional Events of Default; or

(7)
to make any change that would provide any additional rights or benefits to the Holders of Notes (including providing for Guarantees of the Notes).

        Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may

(1)
reduce the amount of Notes whose Holders must consent to an amendment, modification, supplement or waiver to the Indenture or the Notes;

(2)
reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes;

(3)
reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4)
make any Notes payable in money other than that stated in the Notes;

(5)
make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive any related Defaults or Events of Default;

(6)
after the Issuers' obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto in a manner that adversely affects the rights of any Holder;

(7)
modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or

(8)
release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

        Without the consent of the Holders of 90% in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes), an amendment or waiver may not:

  (A)
  change the provisions applicable to the special mandatory redemption of any Note; or

  (B)
  make any change in the Escrow Agreement that would adversely affect the Holders.

Governing Law

        The Indenture provides that it, the Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The Trustee shall not be obligated to exercise any of the rights and powers vested in it by the Indenture at the request or direction of the Holders unless such Holders have given to the Trustee security or indemnity satisfactory to the Trustee against costs, expenses and liabilities that the Trustee may incur in compliance therewith.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuers or at the time it merges or consolidates with or into the Issuers or any of their Subsidiaries or assumed in connection with the acquisition of assets (including capital stock) from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuers or such acquisition, merger or consolidation.

        "Acquisition Agreement" means the Asset Purchase Agreement dated as of March 18, 2004 among Superior Essex Communications LLC, as Purchaser, and Belden Communications Company and Belden (Canada) Inc., as Seller.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Asset Acquisition" means (1) an Investment by the Issuers or any Restricted Subsidiary of the Issuers in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the

Issuers or any Restricted Subsidiary of the Issuers, or shall be merged with or into the Issuers or any Restricted Subsidiary of the Issuers, or (2) the acquisition by the Issuers or any Restricted Subsidiary of the Issuers of the assets of any Person (other than a Restricted Subsidiary of the Issuers) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; provided that the Belden Acquisition shall not constitute an Asset Acquisition for purposes of the Indenture.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition or transfer for value by the Issuers or any of their Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Issuers or a Wholly Owned Restricted Subsidiary of the Issuers of: (1) any Capital Stock of any Restricted Subsidiary of the Issuers; or (2) any other property or assets of the Issuers or any Restricted Subsidiary of the Issuers other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Issuers or their Restricted Subsidiaries receive aggregate consideration of less than $2.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuers as permitted under "Merger, Consolidation and Sale of Assets"; (c) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenants or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) disposals or replacements of obsolete or worn out equipment; (f) licenses, as licensor or licensee, of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business, (g) leases or subleases granted by any Issuer or any Restricted Subsidiary to third Persons in arm's length transactions and not interfering in any material respect with the business of the Issuers or any Restricted Subsidiary; (h) transfers or other dispositions of inventory in the ordinary course of business; and (i) transfers or other dispositions to any Issuer or to a Subsidiary to any other Person if after giving effect to such transfer or other disposition such other Person becomes a Wholly Owned Subsidiary of an Issuer.

        "Belden Acquisition" shall mean the acquisition of certain assets pursuant to the Acquisition Agreement.

        "Board of Directors" means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and, if required by the Indenture, delivered to the Trustee.

        "Brownwood Lease" means that certain Lease Agreement, dated as of December 16, 1993, as amended, between Superior Essex Communications LLC (f/k/a Superior Telecommunications Inc.) and ST (TX) LP.

        "Capital Stock" means

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

  (2)
  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests (however designated and whether or not voting) of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

        "Capitalized Lease Obligation" means, as to any Person, the Indebtedness represented by obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such Indebtedness at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

  (2)
  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or the District of Columbia maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

  (3)
  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

  (4)
  certificates of deposit, money market deposit accounts, time deposit accounts, term deposit accounts or bankers' acceptances maturing within one year from the date of acquisition thereof issued or held by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

  (5)
  repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

  (6)
  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events after the Issue Date:

  (1)
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of either of the Issuers, Intermediate Holdings or Holdings to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

  (2)
  the approval by the holders of Capital Stock of either of the Issuers, Intermediate Holdings or Holdings, as the case may be, of any plan or proposal for the liquidation or dissolution of either of the Issuers, Intermediate Holdings or Holdings, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture);

  (3)
  any Person or Group (other than any entity formed for the purpose of owning Capital Stock of the Issuers) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of either of the Issuers, Intermediate Holdings or Holdings; or

  (4)
  the replacement of a majority of the Board of Directors of either of the Issuers, Intermediate Holdings or Holdings over a two-year period from the directors who constituted the Board of Directors of either of the Issuers, Intermediate Holdings or Holdings, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of either of the Issuers, Intermediate Holdings or Holdings, as the case may be, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

        "China Joint Venture" means a joint venture entity through which the Issuers conduct substantially all of their magnet wire business in the People's Republic of China.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

  (1)
  Consolidated Net Income;

  (2)
  to the extent Consolidated Net Income has been reduced thereby,

            (a)   all federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period;

            (b)   Consolidated Interest Expense; and

            (c)   Consolidated Non-Cash Charges; and

  (3)
  to the extent Consolidated Net Income has been increased thereby, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the net proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the net proceeds thereof), occurred on the first day of the Four Quarter Period;

  (2)
  any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted

    Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period), occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness; and

  (3)
  solely in connection with the calculation of any Four Quarter Period which would otherwise include any period ending on or prior to December 31, 2003, Consolidated EBITDA shall be calculated: (x) in respect of any Transaction Date occurring after the Issue Date and on or before July 31, 2004, as 4 times Consolidated EBITDA for the fiscal quarter ending March 31, 2004, (y) in respect of any Transaction Date occurring after July 31, 2004 and on or before October 31, 2004, as 2 times the sum of (1) Consolidated EBITDA for the fiscal quarter ending March 31, 2004 plus (2) Consolidated EBITDA for the fiscal quarter ending June 30, 2004 and (z) in respect of any Transaction Date occurring after October 31, 2004 and on or before January 31, 2004, as 4/3 times the sum of (1) Consolidated EBITDA for the fiscal quarter ending March 31, 2004 plus (2) Consolidated EBITDA for the fiscal quarter ending June 30, 2004 and (3) Consolidated EBITDA for the fiscal quarter ending September 30, 2004.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

  (2)
  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense; plus

  (2)
  the product of (x) the aggregate amount of all cash dividend payments and other distributions on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends and other distributions paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Wholly Owned Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local income tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

  (1)
  the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense); (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

  (2)
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        For the purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Issuers and their Subsidiaries with respect to interest rate agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Issuers. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges incurred in connection with any transaction pursuant to which the Issuers or their Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, plus, solely for purposes of the covenant described under "Certain Covenants—Limitation on Restricted Payments," the amount of any cash dividends or cash distributions received by such Person from Unrestricted Subsidiaries, and plus, for all purposes, cash dividends or cash distributions out of net income received in connection with the China Joint Venture, which shall be included in the computation of Consolidated Net Income for all purposes hereunder; provided that there shall be excluded therefrom

  (1)
  after-tax gains (net of losses) from Asset Sales (without regard to the limitations set forth in the definition thereof) other than in the ordinary course of business or abandonments or reserves relating thereto;

  (2)
  after-tax items classified extraordinary or nonrecurring gains (net of losses);

  (3)
  the net income (but not loss) of any Restricted Subsidiary of the referenced Person to the extent that the payment of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract (other than the Indenture), operation of law or otherwise, but only to the extent such restriction would prevent such Restricted Subsidiary from being able to pay dividends or make other distributions;

  (4)
  the net income of any Person, other than a Restricted Subsidiary of the referenced Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referenced Person by such Person;

  (5)
  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

  (6)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

  (7)
  except as otherwise provided in the definition of "Consolidated Fixed Charge Coverage Ratio," in the case of a successor to the referenced Person by consolidation or merger or as a transferee of the referenced Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

  (8)
  the cumulative effect of changes in accounting principles.

        "Consolidated Net Worth" of any Person at any date means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) the amount of such stockholders' equity attributable to Disqualified Capital Stock of such Person.

        "Consolidated Non-Cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Credit Agreement" means the Credit Agreement dated as of November 10, 2003, as amended through the Issue Date, by and among the Issuers, the lenders party thereto in their capacities as lenders thereunder, Fleet Capital Corporation, as collateral and administrative agent, General Electric Capital Corporation, as syndication agent, and Fleet Securities Inc. and GECC Markets Group, Inc., as co-lead arrangers, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Issuers as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuers or any Restricted Subsidiary of the Issuers against fluctuations in currency values.

        "Default" means an event the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes for anything other than Qualified Capital Stock.

        "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory or possession of the United States.

        "Escrow Agent" has the meaning set forth in the first paragraph under "Escrow; Special Mandatory Redemption" above.

        "Essex International" has the meaning set forth in the first paragraph of this Description of Notes.

        "Escrow Agreement" has the meaning set forth in the first paragraph under "Escrow; Special Mandatory Redemption" above.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Existing Preferred Stock" means the Series A Preferred Stock issued by Intermediate Holdings in an aggregate liquidation preference of $5 million.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a fully informed willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by a majority of the Board of Directors of the Issuers acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Issuers delivered to the Trustee.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, consistently applied as in effect in the United States from time to time.

        "Guarantee" means a guarantee of the Notes by a Guarantor.

        "Guarantor" means (1) each of Holdings, Intermediate Holdings and each existing Domestic Restricted Subsidiary of Holdings; and (2) each of Holdings' Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Holdings" has the meaning set forth in the first paragraph of this "Description of Notes."

        "Indebtedness" means with respect to any Person, without duplication,

  (1)
  all Obligations of such Person for borrowed money;

  (2)
  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such Person;

  (4)
  all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

  (5)
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6)
  guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

  (7)
  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

  (8)
  all Obligations under currency agreements and interest swap agreements of such Person applicable to the foregoing; and

  (9)
  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        Notwithstanding any other provision of the forgoing definition, (i) Indebtedness shall not include any liability for federal, state, local or other taxes or (ii) guarantees of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of such amount shall not also be included.

        "Independent Financial Advisor" means a firm (1) which does not, and whose directors, officers or Affiliates do not, have a direct or indirect financial interest in the Issuers; and (2) which, in the judgment of the Board of Directors of the Issuers, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Intermediate Holdings" means Essex International and Superior Essex Holdings.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by the Issuers and their Restricted Subsidiaries in accordance with normal trade practices of the Issuers or such Restricted Subsidiary, as the case may be. If the Issuers or any Restricted Subsidiary of the Issuers sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Issuers such that, after giving effect to any such sale or disposition, the Issuers no longer own, directly or indirectly, 50% of the outstanding Common Stock of such Restricted Subsidiary, the Issuers shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means the date of original issuance of the Old Notes.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Issuers or any of their Restricted Subsidiaries from such Asset Sale net of:

  (1)
  out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting, and investment banking fees, brokerage fees and sales commissions) and any relocation expenses incurred as a result thereof;

  (2)
  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

  (3)
  repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale; and

  (4)
  appropriate amounts to be provided by the Issuers or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Issuers or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Pari Passu Indebtedness" means any Indebtedness of the Issuers or any Guarantor that ranks pari passu in right of payment with the Notes or the Guarantee of such Guarantor, as applicable.

        "Permitted Indebtedness" means, without duplication, each of the following:

  (1)
  Indebtedness incurred in the offering of the Old Notes issued on the Issue Date or in the Exchange Offer for the New Notes under the Indenture and the Guarantees in an aggregate principal amount not to exceed $257.1 million;

  (2)
  Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed the greater of:

            (A)  $190.0 million less (i) the amount of all scheduled amortization of principal payments actually made by the Issuers, if any, in respect of any term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a replaced Credit Agreement); and (ii) reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder; and

            (B)  the sum of (i) 85% of the book value of the accounts receivable of the Issuers and the Restricted Subsidiaries, (ii) 65% of the book value of the inventory of the Issuers and the Restricted Subsidiaries and (iii) $30.0 million;

  (3)
  other Indebtedness of the Issuers and their Restricted Subsidiaries outstanding on the Issue Date;

  (4)
  Interest Swap Obligations of the Issuers or any Restricted Subsidiary of the Issuers covering Indebtedness of the Issuers or any of their Restricted Subsidiaries entered into for bona fide hedging (and not speculative) purposes; provided, however, that the notional principal amount of all such Interest Swap Obligations in the aggregate do not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which all such Interest Swap Obligations relate;

  (5)
  Indebtedness under Currency Agreements entered into for bona fide hedging (and not speculative) purposes; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Issuers and their Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (6)
  Indebtedness of a Restricted Subsidiary of the Issuers to the Issuers or to a Restricted Subsidiary of the Issuers for so long as such Indebtedness is held by the Issuers or a Restricted Subsidiary of the Issuers or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Issuers or a Restricted Subsidiary of the Issuers or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Issuers or a Restricted Subsidiary of the Issuers or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

  (7)
  Indebtedness of the Issuers to a Restricted Subsidiary of the Issuers for so long as such Indebtedness is held by a Restricted Subsidiary of the Issuers or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Issuers to any Restricted Subsidiary of the Issuers that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Issuers' obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Issuers or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Issuers;

  (8)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

  (9)
  Indebtedness of the Issuers or any of their Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

  (10)
  Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness, and refinancings thereof, of the Issuers and their Restricted Subsidiaries not to exceed $15.0 million at any one time outstanding;

  (11)
  Refinancing Indebtedness;

  (12)
  Indebtedness represented by guarantees by the Issuers or their Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;

  (13)
  Indebtedness of the Issuers or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including without limitation Capital Stock;

  (14)
  additional Indebtedness of the Issuers and their Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement);

  (15)
  the Brownwood Lease;

  (16)
  Guarantees in the ordinary course of business of the obligations of suppliers, landlords, customers, franchisees and licensees of the Issuers and their Subsidiaries; and

  (17)
  Indebtedness issued in the ordinary course of business solely to support the Issuers' or any Subsidiary's insurance of self-insurance obligations (including, without limitation, to secure workers' compensation and other similar insurance overages).

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, Holdings and the Issuers shall, in their sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Credit Agreement on the Issue Date shall be deemed to have been incurred pursuant to clause (2).

        In addition, the following shall apply:

  (1)
  Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

  (2)
  if obligations in respect of letters of credit are incurred pursuant to the Credit Agreement and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

  (3)
  the principal amount of any Disqualified Capital Stock of the Issuers or a Guarantor, or Preferred Stock of a Restricted Subsidiary that is not a Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

  (4)
  Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

  (5)
  the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        Accrual of interest, accrual of dividends accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, and the payment of dividends in the form of additional shares of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Permitted Investments" means:

  (1)
  Investments by the Issuers or any Restricted Subsidiary of the Issuers in any Person that is or will become immediately after such Investment a Subsidiary that is a Guarantor or that will merge or consolidate into the Issuers or a Subsidiary that is a Guarantor or;

  (2)
  Investments in the Issuers by any Restricted Subsidiary of the Issuers; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Issuers' obligations under the Notes and the Indenture;

  (3)
  investments in cash and Cash Equivalents;

  (4)
  loans and advances to employees, directors and officers of the Issuers and their Restricted Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses or, to the extent permitted by applicable law, in connection with stock purchases and other incentive programs) not in excess of $1.0 million at any one time outstanding; provided that that Issuers and their Subsidiaries may make additional loans to executives solely to cover relocation costs in an amount not to exceed in the aggregate $500,000 at any time;

  (5)
  Currency Agreements and Interest Swap Obligations entered into in compliance with the Indenture for bona fide hedging (and not speculative) purposes;

  (6)
  additional Investments not to exceed $20.0 million at any one time outstanding;

  (7)
  additional Investments in a China Joint Venture in amount not to exceed $30.0 million;

  (8)
  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

  (9)
  Investments made by the Issuers or their Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

  (10)
  Investments represented by guarantees that are otherwise permitted under the Indenture;

  (11)
  Investments the payment for which is Qualified Capital Stock of the Issuers;

  (12)
  Investments represented by accounts receivable created or acquired in the ordinary course of business;

  (13)
  Investments existing on the Issue Date;

  (14)
  Investments made in connection with any defeasance of the Notes; and

  (15)
  deposits, prepayments and other credits to suppliers and landlords made in the ordinary course of business consistent with the past practices of the Issuers and their Restricted Subsidiaries.

        "Permitted Liens" means the following types of Liens:

  (1)
  Liens for taxes, assessments or governmental charges, levies or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuers or their Restricted Subsidiaries shall have set aside on their books such reserves as may be required pursuant to GAAP;

  (2)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

  (3)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (4)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (5)
  easements, rights-of-way, encroachments, zoning restrictions and other similar charges, defects in title or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuers or any of their Restricted Subsidiaries;

  (6)
  any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

  (7)
  Liens securing Purchase Money Indebtedness incurred or in the ordinary course of business; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Issuers or any Restricted Subsidiary of the Issuers other than the property and equipment so acquired and (b) the Lien securing such Purchase Money Indebtedness shall be created within 180 days of such acquisition;

  (8)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (9)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (10)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuers or any of their Restricted Subsidiaries, including rights of offset and set-off;

  (11)
  Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

  (12)
  Liens securing Indebtedness under Currency Agreements;

  (13)
  Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that

            (a)   such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuers or a Restricted Subsidiary of the Issuers and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Issuers or a Restricted Subsidiary of the Issuers; and

            (b)   such Liens do not extend to or cover any property or assets of the Issuers or of any of their Restricted Subsidiaries other than the property or assets (and any improvements thereto) that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Issuers or a Restricted Subsidiary of the Issuers and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuers or a Restricted Subsidiary of the Issuers (unless such Liens are otherwise Permitted Liens);

  (14)
  Liens on assets of a Restricted Subsidiary of the Issuers that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

  (15)
  leases, subleases, licenses and sublicenses of real, personal or intellectual property granted to others that do not materially interfere with the ordinary cause of business of the Issuers and their Restricted Subsidiaries;

  (16)
  banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

  (17)
  Liens or purported Liens arising from filing Uniform Commercial Code financing statements or pre-cautionary Uniform Commercial Code financing statements regarding leases;

  (18)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

  (19)
  Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed the greater of $20.0 million and 5% of Consolidated Net Worth of the Issuers;

  (20)
  Liens securing Refinancing Indebtedness to the extent that the Indebtedness that was refinanced thereby was secured by Liens and the Liens securing Refinancing Indebtedness are no more favorable to the lienholders than those securing the Indebtedness that was refinanced; and

  (21)
  Liens on cash earnest money deposits made by the Issuers or any Restricted Subsidiary in connection with any letter of intent or purchase agreement not prohibited hereunder.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Purchase Money Indebtedness" means Indebtedness of the Issuers and their Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Issuers or any Restricted Subsidiary of the Issuers of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9), (10), (12), (13) or (14) of the definition of "Permitted Indebtedness"), in each case that does not:

  (1)
  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Issuers in connection with such Refinancing); or

  (2)
  create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Issuers (and is not otherwise guaranteed by a Restricted Subsidiary of the Issuers), then such Refinancing Indebtedness shall be Indebtedness solely of the Issuers and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuers or a Restricted Subsidiary of any property, whether owned by the Issuers or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Issuers or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "Significant Subsidiary", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

        "Subordinated Indebtedness" means Indebtedness of the Issuers or any Guarantor that is expressly subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

        "Subsidiary", with respect to any Person, means:

  (1)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

  (2)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Superior Essex Holdings" has the meaning set forth in the first paragraph of this Description of Notes.

        "Unrestricted Subsidiary" of any Person means:

  (1)
  any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuers or any other Subsidiary of the Issuers that is not a Subsidiary of the Subsidiary to be so designated; provided that:

  (1)
  the Issuers certify to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

  (2)
  each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuers or any of their Restricted Subsidiaries.

        For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the "Limitation on Restricted Payments" covenant, the portion of the fair market value of the net assets of such Subsidiary of the Issuers at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Issuers and their Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Issuers, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the "Limitation on Restricted Payments" covenant.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  (1)
  immediately after giving effect to such designation, Holdings is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

  (2)
  immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness (including Disqualified Capital Stock) at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness (including Disqualified Capital Stock) into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

EXCHANGE OFFER AND REGISTRATION RIGHTS AGREEMENT

        We, our parent guarantors and our subsidiary guarantors entered into a registration rights agreement with the initial purchasers on the closing date of the offering of the Old Notes. In that agreement, we agreed for the benefit of the holders of the Notes to use our reasonable best efforts to file with the Commission and cause to become effective a registration statement relating to an offer to exchange the Old Notes for an issue of Commission registered New Notes with terms identical to the Old Notes (except that the New Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

        When the Commission declares this exchange offer registration statement effective, we will offer the New Notes in return for the Old Notes. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to noteholders. For each Old Note surrendered to us under the exchange offer, the noteholder will receive a New Note of equal principal amount. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Notes or, if no interest has been paid on the Old Notes, from the closing date of the offering of the Old Notes.

        If applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer, we will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the Notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all Notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder copies of the prospectus that is a part of the shelf registration statement, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the Notes. A noteholder that sells Notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

        If the exchange offer is not completed on or before the date that is 180 days after the closing date of the offering of the Old Notes or, if required, the shelf registration statement is not declared effective within the time periods specified in the registration rights agreement, which we call the target registration date, the annual interest rate borne by the Notes will be increased 0.25% per annum, with respect to the first 90 days after the target registration date, and, if the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) prior to the end of such 90-day period, by an additional 0.25% per annum, in each case until the exchange offer is completed or the shelf registration statement is declared effective to a maximum of 1.0% per annum.

        If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided, however, that we have accepted all Old Notes validly surrendered in accordance with the terms of the exchange offer. Old Notes not tendered in the exchange offer shall bear interest at the rate set forth in, and be subject to all the terms and conditions specified in, the indenture, including transfer restrictions.

        This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part and may be obtained in the manner set forth below under "Where you can find more information."

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The global notes

        The New Notes will be issued in the form of one or more registered notes in global form, without interest coupons, which are called the global notes.

        Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants who validly tendered Old Notes in the exchange offer; and

  •
  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

        All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have Notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Certificated notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indenture should occur.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

General

        The following is a general discussion of certain material U.S. federal income and, in the case of non U.S. holders (as defined below), estate tax consequences relating to the ownership and disposition of the Notes, and the exchange of the Old Notes for the New Notes, by an initial beneficial owner of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, and are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described below. We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences resulting from acquiring, holding or disposing of the Notes.

        In this discussion, we do not purport to address all of the tax consequences that may be relevant to a particular holder of Notes in light of the holder's circumstances, or to certain categories of investors (such as financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, dealers in securities or foreign currency, partnerships or other pass-through entities, or investors in such entities, U.S. expatriates, persons who hold the Notes as part of a hedge, a straddle or a conversion transaction, within the meaning of Section 1258 of the Code, a constructive sale transaction within the meaning of Section 1259 of the Code, or an integrated transaction or other risk reduction transaction, persons liable for alternative minimum tax, traders in securities that elect to use a mark-to-mark method of accounting for their securities holdings, and U.S. holders whose "functional currency" is not the U.S. dollar) that may be subject to special rules. This discussion is limited to initial holders who purchase the Notes for cash in the initial offering at the original offering price and who hold the Notes as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

        If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Notes, you should consult your own tax advisors.

        You should consult your own tax advisors as to the particular tax consequences to you of the ownership and disposition of the Notes, and the exchange of Old Notes for New Notes, including the effect and applicability of state, local or foreign tax laws or any tax treaty.

Additional Payments

        In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and principal payable on the Notes. The obligation to make such payments, including redemption premiums payable in certain circumstances, may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments." If the Notes were deemed to be contingent payment debt instruments, holders might, among other things, be required to treat any gain recognized on the sale or other disposition of a Note as ordinary income rather than as capital gain, and the timing and amount of income inclusion may be different from the consequences discussed herein. We intend to take the position that the likelihood that such payments will be made is remote or incidental and therefore the Notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on a holder unless that holder explicitly discloses on a statement attached to the holder's timely filed U.S. Federal income tax return for the taxable year that includes the acquisition date of the Note that the holder's determination is different. It is possible, however, that the Internal Revenue Service may take a contrary position from that described above, in which case the tax consequences to a holder could differ materially and adversely from those described below. The remainder of this disclosure assumes that the Notes will not be treated as contingent payment debt instruments.

        If payments of additional interest actually are made, the payments likely would be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes and the Notes probably would be treated as reissued for purposes of applying the original issue discount rules under the Code and the Treasury Regulations.

U.S. holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to U.S. holders. As used herein, the term "U.S. holder" means a beneficial owner of a Note who is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S.;

  •
  a corporation or any other entity taxable as a corporation for U.S. federal income tax purposes, which is created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) if a court within the U.S. is able to exercise primary supervision over such trust's administration and one or more U.S. persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        Certain U.S. federal income and estate tax consequences relevant to non-U.S. holders are discussed separately below. As used herein, the term "non-U.S. holder" means a beneficial owner of a Note who is not a U.S. holder or a partnership.

Payments of stated interest

        Stated interest on a Note generally will be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

Original issue discount

        The Notes have original issue discount (OID) for U.S. federal income tax purposes. OID is the excess of a Note's stated redemption price at maturity over its issue price. The stated redemption price at maturity of a Note is the sum of all payments required to be made on the Note through and including maturity, other than payments of qualified stated interest. You will be required to include such OID in gross income for U.S. federal income tax purposes over the term of the Note as it accrues on a constant yield basis (regardless of your regular method of tax accounting), in advance of receipt of the cash attributable to such income. The annual amount of OID includible in gross income each year will be computed by multiplying the adjusted issue price of the Note at the beginning of the year by the yield to maturity of the Note and subtracting qualified stated interest for the year, which is taxable in the manner described above. Under these rules, you generally will include in income increasingly greater amounts of OID in successive accrual periods.

Exchange pursuant to exercise of registration rights

        The exchange of Old Notes for New Notes will not be a taxable event to you, and you will not recognize any taxable gain or loss or any interest income as a result of the exchange. A holder's holding period for a New Note will include the holding period of the Old Notes surrendered and the holder's adjusted basis in the New Note will be the same as the holder's basis in the Old Note surrendered.

Sale, exchange, redemption or other taxable disposition of the Notes

        Upon the disposition of a New Note by sale, exchange, redemption or other taxable disposition, you generally will recognize gain or loss equal to the difference between (i) the amount realized on the sale, exchange, redemption or other taxable disposition (other than amounts attributable to accrued but unpaid stated interest which, if not previously included in income, will be treated as interest paid on the New Note and will then be included in income as described above) and (ii) your adjusted federal income tax basis in the New Note. Your adjusted federal income tax basis in a New Note will initially equal the cost of the Old Note that was exchanged for the New Note and will be increased by the amount of OID included in your gross income.

        Any gain or loss you recognize on a disposition of a New Note generally will constitute capital gain or loss and will be long-term capital gain or loss if you held the New Note and the Old Note that was exchanged for the New Note for longer than one year at the time of disposition. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 15% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Non-U.S. holders

        The following discussion is limited to the U.S. federal income and estate tax consequences relevant to non-U.S. holders. Special rules may apply to certain non-U.S. holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and certain expatriates, that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Taxation of interest and OID

        Subject to the discussion of backup withholding below, the U.S. federal income or withholding tax generally will not apply to any payment of principal or interest, including OID, on the Notes under the "portfolio interest rule," provided that:

  •
  interest or OID paid on the Notes is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

  •
  you are not a controlled foreign corporation that is related (within the meaning of the Code and the Treasury Regulations), directly or indirectly, to us through stock ownership; and

  •
  you have fulfilled the certification requirements set forth in section 871(h) or section 881(c) of the Code, as discussed below.

        The certification requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a U.S. person for federal income tax purposes and provide your name and address, and (i) you file IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a Note held on your behalf by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. With respect to Notes held by a non-U.S. partnership and certain other non-U.S. entities, unless the non-U.S. partnership or entity has entered into a withholding agreement with the IRS, the non-US partnership or entity generally will be required to provide an IRS Form W-8IMY (or successor form) and to associate with such form an appropriate certification or other appropriate documentation from each partner or other member. You should consult your tax advisor regarding possible additional reporting requirements.

        If you cannot satisfy the requirements described above, payments of interest, including OID, made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty and stating your taxpayer identification number or (2) IRS Form W-8ECI (or successor form) stating that payments on the Note are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States, as discussed below, and are includible in your U.S. gross income.

        If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business and, if a tax treaty applies, is attributable to a permanent establishment in the United States, you will be subject to U.S. federal income tax on the interest, including OID, on a net income basis in the same manner as if you were a U.S. holder. See "U.S. holders." In that case, assuming that you provide to the withholding agent a properly executed IRS W-8ECI or other successor form you generally would not be subject to the 30% U.S. federal withholding tax (as noted above). In addition, if you are a non-U.S. corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest or OID on Notes will be included in earnings and profits if so effectively connected.

Exchange pursuant to exercise of registration rights

        The exchange of Old Notes for New Notes will not be a taxable event to you, and you will not recognize any taxable gain or loss or any interest income as a result of the exchange.

Sale, exchange, redemption or other taxable disposition of the Notes

        Subject to the discussion of backup withholding below, any gain realized on the sale, exchange or redemption of Notes generally will not be subject to U.S. federal income or withholding tax unless:

  •
  that gain is effectively connected with the conduct of a trade or business in the United States by you and, if a tax treaty applies, is attributable to a permanent establishment in the United States; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

        If your gain is effectively connected with the conduct of a U.S. trade or business, you will generally be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if you were a U.S. person. If you are a corporation, any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate. If you are subject to the 183-day rule described above, you will generally be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the Note) exceed capital losses allocable to U.S. sources.

U.S. federal estate tax

        Your estate will not be subject to U.S. federal estate tax on Notes beneficially owned by you at the time of your death, provided that any payment to you on the Notes would be eligible for exemption from the 30% U.S. federal withholding tax under the "portfolio interest rule" described above under "Taxation of interest" without regard to the certification requirements described in the fourth bullet point.

Information reporting and backup withholding

        Under the Code, if you are a U.S. holder, you will generally be subject to information reporting requirements and may be subject, under certain circumstances, to backup withholding with respect to certain payments made on or with respect to the Notes. This withholding applies if you (i) fail to furnish your taxpayer identification number ("TIN"), which for an individual is your social security number, within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you have not been notified by the IRS that you are subject to backup withholding. The application for exemption is available by providing a properly completed IRS Form W-9. These information reporting and backup withholding requirements generally do not apply with respect to certain holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, certain financial institutions and individual retirement accounts.

        The backup withholding tax rate equals the fourth lowest rate of tax applicable under Section 1(c) of the Code. That rate is currently 28%. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        Information reporting will generally apply to payments of interest, including OID, on the Notes to non-U.S. holders and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. If you are a non-U.S. holder and you provide the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form, together with all appropriate attachments, signed under penalties of perjury, identifying yourself and stating that you are not a United States person or you otherwise establish an exemption, then you will generally not be subject to U.S. backup withholding with respect to interest payments that we make to you.

        Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note (including a redemption) made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the holder either certifies its status as a non-U.S. holder under penalties of perjury on the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form (as described above) (and the payor does not have actual knowledge or reason to know that the holder is a United States person) or otherwise establishes an exemption. The payment of the proceeds on the disposition of a Note by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. Related Person" (as defined below). The payment of proceeds on the disposition of a Note by a non-U.S. holder to or through a non-U.S. office of a U.S. broker or a U.S. Related Person generally will not be subject to backup withholding but will be subject to information reporting unless the holder (i) certifies its status as a non-U.S. holder under penalties of perjury or the broker has certain documentary evidence in its files as to the non-U.S. holder's foreign status and the broker has no actual knowledge (or reason to know) to the contrary or (ii) otherwise establishes an exemption.

        For this purpose, a "U.S. Related Person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership if at any time during its tax year one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

        Backup withholding is not an additional tax and may be refunded (or credited against the holder's U.S. federal income tax liability, if any), provided that certain required information is furnished. The information reporting to the IRS may apply regardless of whether withholding is required to the IRS.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the Old Notes and New Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or are subject to applicable provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan"). This discussion does not address all aspects of ERISA or Section 4975 of the Code or other applicable federal, state, local, non-U.S. or other law that may be relevant to purchasers of the Old Notes and New Notes that are Plans.

General fiduciary matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the Old Notes and New Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. Plan fiduciaries should also consider the entire discussion under the preceding section entitled "Certain U.S. federal tax considerations," as material contained therein is relevant to any decision by a Plan to purchase the Old Notes or New Notes.

Prohibited transaction issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest" (within the meaning of Section 3(14) of ERISA) or "disqualified persons" (within the meaning of Section 4975 of the Code), unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which we, the initial purchasers, or any guarantors is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the Old Notes and New Notes should not be purchased, held by or transferred to any person investing "plan assets" of any Plan, unless such purchase and holding (and the exchange of Old Notes for New Notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of an Old Note or a New Note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes (and the exchange of Old Notes for New Notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes (and holding the Old Notes or New Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for such period of time as such persons must comply with such requirements in order to resell New Notes, provided that such period will not exceed the period specified in the registration rights agreement.

        We will not receive any proceeds from any sale of New Notes by any broker-dealer. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer that resells New Notes that were received by it for its own account in the exchange offer. Any broker or dealer that participates in a distribution of the New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For the period of time specified in the registration rights agreement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the Old Notes, but excluding commissions or concessions of any brokers or dealers, and will indemnify all holders of Notes, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

        We have not entered into any arrangements or understanding with any person to distribute the New Notes to be received in the exchange offer.

LEGAL MATTERS

        Certain legal matters with regard to the validity of the New Notes will be passed upon for us by Proskauer Rose LLP, New York, New York and Jaffe Raitt Heuer & Weiss, P.C., Detroit, Michigan.

EXPERTS

        The consolidated balance sheet of Superior Essex Inc. and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period November 11, 2003 (inception) to December 31, 2003 and the consolidated balance sheet of Superior TeleCom Inc. and subsidiaries as of December 31, 2002 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period January 1, 2003 to November 10, 2003 and the year ended December 31, 2002, included in this prospectus and the related financial statement schedule included elsewhere in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in this registration statement (which reports express an unqualified opinion and include explanatory paragraphs relating to changes in methods of accounting, application of AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," to the consolidated financial statements of Superior Essex Inc., and the application of procedures related to certain disclosures and reclassifications of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2001, included in this prospectus, have been audited by Arthur Andersen LLP, independent auditors.

CHANGE IN INDEPENDENT AUDITORS

        On May 8, 2002, Superior TeleCom, based on the recommendation of the audit committee of Superior TeleCom's board of directors, terminated the engagement of Arthur Andersen LLP as Superior TeleCom's independent public accountants.

        The audit reports issued by Arthur Andersen on Superior TeleCom's consolidated financial statements as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the years ended December 31, 2001 and 2000, and the subsequent interim periods through May 8, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreements in connection with Arthur Andersen's reports on Superior TeleCom's consolidated financial statements for such periods; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        Superior TeleCom provided Arthur Andersen with a copy of the foregoing disclosures, and a letter from Arthur Andersen confirming its agreement with these disclosures was filed as an exhibit to Superior TeleCom's Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 10, 2002.

        On May 31, 2002, Superior TeleCom, based on the recommendation of the audit committee of Superior TeleCom's board of directors, appointed Deloitte & Touche LLP to serve as Superior TeleCom's independent public accountants for the year ended December 31, 2002.

        During Superior TeleCom's years ended December 31, 2000 and 2001, and through May 31, 2002, it did not consult with Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Superior TeleCom's consolidated financial statements, or any of the other matters or reportable events listed in Item 304(a)(2)(i) and (ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

        Superior Essex is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. We have also agreed, for so long as any of the Notes remain outstanding, to furnish the holders with the following information:

  (1)
  All annual and quarterly financial information required to be contained in a filing with the Commission on Forms 10-K and 10-Q, and, with respect to the annual information only, a report thereon by our independent certified public accountants; and

  (2)
  All reports required to be filed with the Commission on Form 8-K.

        We have filed a registration statement on Form S-4 with the Commission relating to the New Notes and related guarantees described in this prospectus. This prospectus is part of the registration statement. You may obtain from the Commission a copy of the registration statement and exhibits that we filed with the Commission when we registered the New Notes. The registration statement may contain additional information that may be important to you.

        You may read and copy any document we file at the following Commission public reference room:

Judiciary Plaza 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549

        You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Commission at 1-800-SEC-0330.

        Superior Essex also files information electronically with the Commission. Superior Essex's filings are available from the Commission's website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Superior Essex's filings are also available from its website at http://www.superioressex.com. The information on Superior Essex Inc.'s website is not part of this prospectus.

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, or who makes a written request, a copy of any and all of the documents we have filed or will file with the Commission. Requests should be submitted in writing to us at the above below:

Superior Essex Inc. 150 Interstate North Parkway Atlanta, GA 30339 Attention: Hank Pennington

        Your request must be made not later than 5 business days before the date on which you are required to return the letter of transmittal provided herein.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

        The following financial statements of Superior Essex Inc. and Superior TeleCom Inc. are included at the indicated page in this prospectus:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Superior Essex Inc.
Atlanta, Georgia

        We have audited the accompanying consolidated balance sheet of Superior Essex Inc. and subsidiaries (successor) as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period November 11, 2003 (inception) to December 31, 2003. We have audited the accompanying consolidated balance sheet of Superior TeleCom Inc. and subsidiaries (predecessor) as of December 31, 2002 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period January 1, 2003 to November 10, 2003 and the year ended December 31, 2002. These financial statements are the responsibility of management of the companies. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Superior TeleCom Inc. as of December 31, 2001 and for the year then ended, before the inclusion of disclosures described in Note 2, under "Goodwill", and the reclassification described in Note 2, under "New Accounting Standards", to the financial statements, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 18, 2002 (except with respect to certain footnotes described in their report as to which the date was March 28, 2002).

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the consolidated financial statements, on October 22, 2003, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective after the close of business on November 10, 2003. Accordingly, the accompanying financial statements of Superior Essex Inc. and subsidiaries have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with that of Superior TeleCom Inc. and subsidiaries for prior periods, as described in Note 1.

        In our opinion, the consolidated financial statements referred to above of Superior Essex Inc. and subsidiaries present fairly, in all material respects, the financial position of Superior Essex Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the period from November 11, 2003 to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the 2002 and 2003 financial statements referred to above for Superior TeleCom Inc. and subsidiaries, present fairly, in all material respects, the financial position of Superior TeleCom Inc. and subsidiaries as of December 31, 2002 and the results of their operations and their cash flows for the period January 1, 2003 to November 10, 2003, and the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, (1) effective January 1, 2002 the method of accounting for goodwill and other intangible assets was changed to conform with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"; (2) a loss on early extinguishment of debt which occurred in the year ended December 31, 2001 and previously reported as extraordinary, was reclassified to other (expense) income to conform with Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections"; (3) effective January 1, 2003, the accounting for costs associated with exit or disposal activities was changed to conform with Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" and was applied to exit and disposal costs incurred in 2003; and (4) effective June 1, 2003, Statement of Financial Accounting Standards, No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" was adopted and applied to financial instruments issued after that date.

        As discussed above, the consolidated financial statements of Superior TeleCom Inc. and subsidiaries as of December 31, 2001 and for the year then ended were audited by other auditors who have ceased operations. These 2001 consolidated financial statements have been revised as follows:

        1.     The transitional disclosures required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which was adopted by the Company as of January 1, 2002 are included in Note 2, under "Goodwill". Our audit procedures with respect to the disclosures in Note 2, under "Goodwill", with respect to 2001 included (1) comparing the previously reported net loss to the previously issued financial statements and the adjustments to reported net loss representing goodwill amortization expense (including any related income tax effect) recognized in those periods, to the underlying analysis obtained from management, and (2) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss and related loss-per-share amounts.

        2.     As described in Note 2, under "New Accounting Standards", the consolidated financial statements for 2001 have been reclassified to give effect to Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," (SFAS 145) which was adopted on January 1, 2003. We audited the adjustments described in Note 2, under "New Accounting Standards", that were applied to conform the 2001 financial statements to the presentation required by SFAS 145. Our audit procedures with respect to 2001 included (1) comparing the amounts reclassified to other (expense) income and benefit for income taxes in the consolidated statements of operations to the underlying accounting analysis obtained from management, (2) on a test basis, comparing the amounts reclassified to other (expense) income and benefit for income taxes to independent supporting documentation, and (3) testing the mathematical accuracy of the underlying analysis.

        In our opinion, such disclosures are appropriate and reclassifications have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of Superior TeleCom Inc. other than with respect to such disclosures and reclassifications, and accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

Deloitte & Touche LLP
Atlanta, Georgia
March 19, 2004
(July 30, 2004 as to Note 21)

REPORT OF PREDECESSOR INDEPENDENT PUBLIC ACCOUNTANTS

        The following report is a copy of a report previously issued by Arthur Andersen LLP and it has not been reissued by Arthur Andersen LLP.

To Superior Telecom Inc.:

        We have audited the accompanying consolidated balance sheets of Superior Telecom Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Superior Telecom Inc. and subsidiaries as of December 31, 2001 and 2002, and the results of their operations and their cash flows for the each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

/s/  ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 18, 2002

(except with respect to Notes 1, 6, 7 and 20,
as to which the date is March 28, 2002)

SUPERIOR ESSEX INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	Superior Essex Inc. As of December 31, 2003	Superior TeleCom Inc. As of December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$10,606	$7,101
Accounts receivable, net	100,893	84,515
Inventories, net	119,787	104,363
Other current assets	23,316	65,199

Total current assets	254,602	261,178
Property, plant and equipment, net	223,318	275,127
Other assets	9,005	34,300

Total assets	$486,925	$570,605

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short term borrowings	$42,755	$57,691
Current portion of long term debt	—	1,107,231
Accounts payable	35,866	32,411
Accrued expenses	58,199	75,507

Total current liabilities	136,820	1,272,840
Long term debt, less current portion	157,000	—
Other long term liabilities, primarily pension obligations	29,213	44,519

Total liabilities	323,033	1,317,359

Mandatorily Redeemable Trust Convertible Preferred Securities of Superior Trust I holding solely convertible debentures of Superior TeleCom Inc., net of discount	—	137,270
Commitments and contingencies (Note 17)
Stockholders' equity (deficit):
Common stock of Superior Essex Inc. ($.01 par value; 33,000,000 shares authorized; 16,500,000 shares issued at December 31, 2003)	165	—
Common stock of Superior TeleCom Inc. (22,179,834 shares issued at December 31, 2002)	—	222
Capital in excess of par value	168,135	44,828
Accumulated other comprehensive income (loss)	1,221	(13,051)
Accumulated deficit	(2,443)	(897,645)

	167,078	(865,646)
Equity based unearned compensation	(3,186)	—
Treasury stock of Superior TeleCom Inc., at cost (795,210 shares at December 31, 2002)	—	(18,378)

Total stockholders' equity (deficit)	163,892	(884,024)

Total liabilities and stockholders' equity (deficit)	$486,925	$570,605

The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR ESSEX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Superior Essex Inc.	Superior TeleCom Inc.
	Period November 11, 2003 to December 31, 2003	Period January 1, 2003 to November 10, 2003	Years Ended December 31,
			2002	2001
Net sales	$126,409	$861,629	$1,439,958	$1,747,302
Cost of goods sold	116,354	764,311	1,268,695	1,471,409

Gross profit	10,055	97,318	171,263	275,893
Selling, general and administrative expenses	10,284	71,969	143,950	156,017
Restructuring and other charges	1,184	8,638	37,757	5,358
Amortization of goodwill	—	—	—	21,057
Loss on asset sale and impairments (Notes 5 and 15)	—	—	502,578	—

Operating income (loss)	(1,413)	16,711	(513,022)	93,461
Interest expense (contractual interest of $113,500 for the period January 1, 2003 to November 10, 2003)	(2,650)	(26,659)	(114,323)	(115,048)
Other (expense) income, net	349	(785)	(2,916)	(3,324)

Loss before reorganization items, income taxes, distributions on preferred securities of Superior Trust I, minority interest and cumulative effect of accounting change for goodwill impairment	(3,714)	(10,733)	(630,261)	(24,911)
Reorganization items	—	890,729	—	—

Income (loss) before income taxes, distributions on preferred securities of Superior Trust I, minority interest and cumulative effect of accounting change for goodwill impairment	(3,714)	879,996	(630,261)	(24,911)
Benefit for income taxes	1,271	2,759	106,665	5,340

Income (loss) before distributions on preferred securities of Superior Trust I, minority interest and cumulative effect of accounting change for goodwill impairment	(2,443)	882,755	(523,596)	(19,571)
Distributions on preferred securities of Superior Trust I	—	(5,050)	(16,654)	(15,362)

Income (loss) before minority interest and cumulative effect of accounting change for goodwill impairment	(2,443)	877,705	(540,250)	(34,933)
Minority interest in losses of subsidiaries	—	—	3,462	2,430

Income (loss) before cumulative effect of accounting change for goodwill impairment	(2,443)	877,705	(536,788)	(32,503)
Cumulative effect of accounting change for goodwill impairment	—	—	(424,503)	—

Net income (loss)	$(2,443)	$877,705	$(961,291)	$(32,503)

Net income (loss) per share of common stock:
Basic:
Income (loss) before cumulative effect of accounting change for goodwill impairment	$(0.15)	$40.25	$(25.22)	$(1.58)
Cumulative effect of accounting change for goodwill impairment, net	—	—	(19.94)	—

Net income (loss) per basic share of common stock	$(0.15)	$40.25	$(45.16)	$(1.58)

Diluted:
Income (loss) before cumulative effect of accounting change for goodwill impairment	$(0.15)	$34.43	$(25.22)	$(1.58)
Cumulative effect of accounting change for goodwill impairment, net	—	—	(19.94)	—

Net income (loss) per diluted share of common stock	$(0.15)	$34.43	$(45.16)	$(1.58)

Weighted average shares outstanding:
Basic	16,500	21,809	21,287	20,635
Diluted	16,500	25,640	21,287	20,635

The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR ESSEX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(in thousands, except share data)

						Treasury Stock of Superior Telecom Inc.
	Common Stock			Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)
			Capital in Excess of Par					Equity based Unearned Compensation		Comprehensive Income (Loss)
	Shares	Amount				Shares	Amount		Total
Superior TeleCom Inc.:
Balance December 31, 2000	21,133,361	$211	$40,937	$(8,485)	$96,483	828,300	$(19,143)	$—	$110,003
Employee stock purchase plan	534,300	6	890	—	—	—	—	—	896
Stock options and grants	—	—	1,824	—	(147)	(14,943)	346	—	2,023
Net loss	—	—	—	—	(32,503)	—	—	—	(32,503)	$(32,503)
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	(2,283)	—	—	—	—	(2,283)	(2,283)
Additional minimum pension liability (net of tax benefit of $1,221)	—	—	—	(1,305)	—	—	—	—	(1,305)	(1,305)
Change in unrealized gains (losses) on derivatives, net	—	—	—	(91)	—	—	—	—	(91)	(91)

Total comprehensive loss										$(36,182)

Balance December 31, 2001	21,667,661	217	43,651	(12,164)	63,833	813,357	(18,797)	—	76,740
Employee stock purchase plan	163,575	2	157	—	—	—	—	—	159
Stock options and grants	348,598	3	1,020	—	(187)	(18,147)	419	—	1,255
Net loss	—	—	—	—	(961,291)	—	—	—	(961,291)	$(961,291)
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	6,195	—	—	—	—	6,195	6,195
Additional minimum pension liability (net of tax benefit of $3,839)	—	—	—	(6,492)	—	—	—	—	(6,492)	(6,492)
Change in unrealized gains (losses) on derivatives, net	—	—	—	(590)	—	—	—	—	(590)	(590)

Total comprehensive loss										$(962,178)

Balance December 31, 2002	22,179,834	222	44,828	(13,051)	(897,645)	795,210	(18,378)	—	(884,024)
Employee stock purchase plan	—
Stock options and grants	—	4	711	—	(173)	(16,741)	387	—	929
Net income	—	—	—	—	877,705	—	—	—	877,705	$877,705
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	(341)	—	—	—	—	(341)	(341)
Additional minimum pension liability	—	—	—	1,712	—	—	—	—	1,712	1,712
Change in unrealized gains (losses) on derivatives, net	—	—	—	3,697	—	—	—	—	3,697	3,697
Other	—	—	—	(26)	—	—	—	—	(26)	(26)

Total comprehensive income										$882,747

Plan of reorganization and fresh-start:
Elimination of accumulated deficit	—		—		—		8,009	20,113	—	—	—	28,122
Cancellation of Superior TeleCom Inc. Shares	(22,179,834)		(226)		(45,539)		—	—	(778,469)	17,991	—	(27,774)

Balance November 10, 2003	—	$		$		$		$—	—	$—	$—	$—

Superior Essex Inc.:
Balance November 11, 2003	—	$		$		$		$—	—	$—	$—	$—
Issuance of stock under plan of reorganization	16,500,000		165		164,835		—	—	—	—	—	165,000
Restricted stock awards	—		—		3,300		—	—	—	—	(3,300)	—
Recognition of unearned equity-based compensation	—		—		—		—	—	—	—	114	114
Net loss	—		—		—		—	(2,443)	—	—	—	(2,443)	$(2,443)
Other comprehensive income (loss):
Foreign currency translation adjustment	—		—		—		876	—	—	—	—	876	876
Change in unrealized gains(losses) on derivatives, net of deferred tax of $250	—		—		—		380	—	—	—	—	380	380
Other	—		—		—		(35)	—	—	—	—	(35)	(35)

Total comprehensive loss													$(1,222)

Balance December 31, 2003	16,500,000		$165		$168,135		$1,221	$(2,443)	—	$—	$(3,186)	$163,892

The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR ESSEX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Superior Essex Inc.	Superior TeleCom Inc.
	Period November 11, 2003 to December 31, 2003	Period January 1, 2003 to November 10, 2003	Year Ended December 31,
			2002	2001
Cash flows from operating activities:
Income (loss) before cumulative effect of accounting change for goodwill impairment	$(2,443)	$877,705	$(536,788)	$(32,503)
Adjustments to reconcile income (loss) before cumulative effect of accounting change for goodwill to net cash provided by (used for) operating activities:
Depreciation and goodwill amortization	2,574	25,114	43,711	67,249
Deferred distributions on Trust Convertible Preferred Securities	—	5,050	15,424	7,775
Amortization of deferred financing costs	122	7,058	16,211	8,183
Interest costs satisfied by payment-in-kind notes	—	—	21,205	—
Write-down of idled property, plant and equipment	—	3,083	22,812	—
Loss on asset sale and impairments	—	—	502,578	—
Loss on early extinguishment of debt	—	—	—	4,594
Deferred taxes	(573)	(3,259)	(62,551)	(2,492)
Minority interest in losses of subsidiary	—	—	(3,462)	(2,430)
Reorganization items	—	(890,729)	—	—
Change in assets and liabilities:
Accounts receivable, net	4,473	(20,830)	7,986	75,041
Inventories, net	12,111	(18,716)	52,527	(4,266)
Other current and noncurrent assets	(9,077)	54,305	(39,566)	(1,719)
Accounts payable and accrued expenses	(10,940)	33,615	(55,445)	(53,588)
Other, net	459	7,910	3,051	(6,949)

Cash flows provided by (used for) operating activities before reorganization items	(3,294)	80,306	(12,307)	58,895
Reorganization items paid, net	—	(8,663)	—	—

Cash flows provided by (used for) operating activities	(3,294)	71,643	(12,307)	58,895

Cash flows from investing activities:
Capital expenditures	(1,739)	(2,838)	(10,123)	(27,264)
Net proceeds from the sale of assets	—	5,681	83,576	6,389
Superior Israel customer loan repayments (advances)	—	—	6,157	(13,018)
Other	—	633	1,013	11

Cash flows provided by (used for) investing activities	(1,739)	3,476	80,623	(33,882)

Cash flows from financing activities:
Repayments of short-term borrowings, net	(309)	(56,537)	(66,697)	(35,612)
Borrowings (repayments) under revolving credit facilities, net	(842)	14,222	30,239	94,199
Debt issuance costs	—	(3,900)	(3,939)	(2,269)
Long-term borrowings—Israel	—	—	1,479	17,326
Repayments of long-term borrowings	—	(20,203)	(41,677)	(91,561)
Other, net	—	—	159	(627)

Cash flows used for financing activities	(1,151)	(66,418)	(80,436)	(18,544)

Effect of exchange rate changes on cash	558	430	(90)	(160)

Net increase (decrease) in cash and cash equivalents	(5,626)	9,131	(12,210)	6,309
Cash and cash equivalents at beginning of period	16,232	7,101	19,311	13,002

Cash and cash equivalents at end of period	$10,606	$16,232	$7,101	$19,311

Supplemental disclosures:
Cash paid for interest, net of amount capitalized	$4,642	$25,787	$85,437	$122,256
Cash (received) paid for income taxes, net	$65	$(58,331)	$(17,262)	$1,216

The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR ESSEX INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Background and Organization

Description of business and basis of presentation

        Superior Essex Inc. (together with its subsidiaries, unless the context otherwise requires, the "Company" or "SEI"), a Delaware holding company, and its operating subsidiaries were recently formed to acquire and conduct the business formerly conducted by Superior TeleCom Inc. ("Superior TeleCom"), and its subsidiaries, pursuant to a plan of reorganization confirmed by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and implemented by Superior TeleCom effective November 10, 2003 as discussed below. As a result of the reorganization and the Company's implementation of fresh start reporting as described below, the consolidated financial statements of the Company (the successor entity for purposes of fresh start reporting) for periods subsequent to November 10, 2003 reflect a new basis of accounting and are not comparable to the historical consolidated financial statements of Superior TeleCom, the Company's predecessor, for periods prior to the effective date of the plan of reorganization.

        The Company is a manufacturer and supplier of communications wire and cable products and magnet wire and insulation materials for motors, transformers and electrical controls. The Company also converts copper cathode to copper rod for sale to other wire and cable manufacturers. Prior to December 11, 2002, Superior TeleCom was also a manufacturer of building and industrial wire for applications in commercial and residential construction and industrial facilities. The Company operates manufacturing and distribution facilities in the United States, the United Kingdom and Mexico.

Chapter 11 Filing and Reorganization

        On March 3, 2003, Superior TeleCom and certain of its U.S. subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code and continued to manage their properties and operate their businesses as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. The Company's United Kingdom and Mexican operations were not included in the Chapter 11 filings.

        Superior TeleCom decided to file a reorganization proceeding because it had been experiencing continued liquidity shortfalls, which hampered its ability to meet interest and principal obligations on its long-term indebtedness. These shortfalls were primarily a result of both the overall global economic downturn and specific industry conditions, including reduced demand levels in the magnet wire and communications sectors caused by, among other things, substantial spending reductions by the regional Bell operating companies ("RBOCs") and independent telephone operating companies.

        Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most other pending litigation, were stayed and certain contractual provisions could not be enforced against Superior TeleCom. Absent an order of the Bankruptcy Court, substantially all pre-petition liabilities were subject to settlement under a plan of reorganization voted upon by certain classes of the Company's creditors and approved by the Bankruptcy Court.

        As part of the Chapter 11 proceedings, Superior TeleCom filed its original Joint Plan of Reorganization and related disclosure statement on July 30, 2003. On August 28, 2003, Superior TeleCom filed an amended Joint Plan of Reorganization and disclosure statement. As further modified, the amended plan, was confirmed by order of the Bankruptcy Court on October 22, 2003 and became effective on November 10, 2003.

        In accordance with the plan of reorganization, on November 10, 2003, the effective date of the plan, the Company acquired the business formerly conducted by Superior TeleCom and its subsidiaries, and Superior TeleCom and certain of its dormant subsidiaries were deemed dissolved and ceased to have continuing corporate existences, subject only to obligations under the plan of reorganization to satisfy allowed claims. Except as otherwise provided in the plan of reorganization, the Company's new bank credit facility (see Note 6) or any agreement, instrument or indenture relating thereto, on and after the effective date of the plan, all property of Superior TeleCom and its subsidiaries vested in the Company, free and clear of all liens, claims, charges or other encumbrances. On and after the effective date of the plan of reorganization, the Company began operating its business without supervision or approval by the Bankruptcy Court.

        The plan of reorganization provided for the following to occur as of the effective date of the plan (or as soon thereafter as practicable):

  •
  the distribution to Superior TeleCom's senior secured debt holders or their transferees of (1) 16,500,000 shares of common stock of SEI, representing 100% of the outstanding common stock of SEI, (2) 5,000,000 shares of series A non-convertible preferred stock of Superior Essex Holding Corp. ("SEHC"), SEI's direct subsidiary, referred to herein as the series A preferred stock, and (3) $145 million principal amount of senior notes jointly issued by Superior Essex Communications LLC ("SEC-LLC"), SEHC's direct subsidiary, and Essex Group, Inc. ("EGI"), SEHC's indirect subsidiary, having a five-year term, referred to herein as the senior notes;

  •
  the distribution to holders of Superior TeleCom's senior subordinated notes of warrants to purchase, until May 10, 2006, up to 868,421 shares of common stock of SEI at a price of $25.00 per share;

  •
  the payment of $3 million in cash to holders of general unsecured claims against Superior TeleCom;

  •
  the consummation of a new $120 million senior secured revolving credit facility (see Note 6) to (1) fund repayment of Superior TeleCom's "debtor in possession," or DIP, Credit Facility and certain expenses relating to the plan of reorganization, (2) provide for working capital needs, (3) fund debt service on the senior notes of SEC-LLC and EGI and SEHC's series A preferred stock and (4) provide for the issuance of letters of credit in connection with the operation of SEI's business;

  •
  the cancellation of all pre-bankruptcy senior secured debt of Superior TeleCom;

  •
  the cancellation of all pre-bankruptcy senior subordinated notes of Superior TeleCom;

  •
  the cancellation of all 8 1/2% convertible subordinated debentures of Superior TeleCom, which had previously been distributed to holders of the 8 1/2% trust convertible preferred securities of Superior Trust I in liquidation of that trust (see Note 9);

  •
  the cancellation of all equity and debt interests held in Superior TeleCom by The Alpine Group, Inc., Superior TeleCom's former principal stockholder;

  •
  the cancellation of all outstanding shares of common stock of Superior TeleCom, as well as all options, warrants and related rights to purchase or otherwise receive shares of such common stock;

  •
  the ability to issue stock options and/or restricted stock for up to 1.8 million shares of common stock of SEI under SEI's Stock Incentive Plan, with the allocation of awards to be effected by SEI's board of directors following the effective date of the plan of reorganization; and

  •
  the implementation of equity awards to the independent directors of SEI as part of SEI's Stock Incentive Plan.

Fresh Start Reporting

        Upon implementation of the plan of reorganization fresh start reporting was adopted in accordance with AICPA Statement of Position 90-7, or SOP 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," since holders of Superior TeleCom's common stock immediately prior to confirmation of the plan of reorganization received less than 50% of the Company's common stock and the reorganization value of the Company's assets upon emergence was less than Superior TeleCom's post-petition liabilities and allowed claims. Under fresh start reporting, the reorganization value is allocated to the Company's net assets based on their relative fair values in a manner similar to the accounting provisions applied to business combinations under Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"). The Company's reorganization value was less than the fair value of the Company's net assets acquired pursuant to the plan of reorganization. In accordance with SFAS No. 141, the excess of the fair value of the net assets over the reorganization value was used to reduce the value of property, plant and equipment. Liabilities existing at the effective date of the plan of reorganization are stated at the present value of amounts to be paid discounted at appropriate current rates. Debt issued in connection with the plan of reorganization is recorded at the stated value, which approximates fair value.

        In connection with its development of the Plan of Reorganization (the "Plan") Superior TeleCom directed its financial advisor to prepare a valuation analysis of its business and the new securities to be issued under the Plan. In preparing this analysis, Superior TeleCom's financial advisors, among other things, (a) reviewed certain recent publicly available financial results of Superior TeleCom, (b) reviewed certain interim financial and operating data of Superior TeleCom, (c) discussed with certain senior executives the current operations and prospects of Superior TeleCom, (d) reviewed certain operating and financial forecasts prepared by Superior TeleCom, including the financial projections contained in Superior TeleCom's Disclosure Statement, (e) discussed with certain senior executives of Superior TeleCom key assumptions related to the financial projections, (f) prepared a 4 1/2 year discounted cash flow analyses based on the financial projections, utilizing various discount rates ranging from 11% to 15% and EBITDA terminal multiples of 5x to 6.5x based on relevant comparable company analysis, (g) considered the market value of certain publicly traded companies in businesses reasonably comparable to the operating business of Superior TeleCom and (i) conducted such other analyses as they deemed necessary under the circumstances.

        As a result of such analyses, review, discussions, considerations and assumptions, Superior TeleCom's financial advisor presented estimates that the total enterprise value of Superior TeleCom was within a range of $350 million to $400 million with a mid-point value of $375 million. The Company used the mid-point valuation of $375 million as the basis for its reorganization value for purposes of applying fresh start reporting. The total enterprise value of $375 million and its derivation was a key element in negotiations with Superior TeleCom's creditors and equity holders in developing the plan of reorganization which was ultimately approved by Superior TeleCom's creditors and the Bankruptcy

Court. A final determination of the fresh start reporting adjustments, including allocation of the reorganization value to the assets and liabilities based on their respective fair values, has not yet been made. The allocation of the reorganization value as of the effective date of the plan of reorganization, based on current estimates and assumptions which are subject to revision upon finalization of the asset valuations, is summarized as follows (in thousands):

Common equity value	$165,000
Long term debt:
Senior notes	145,000
Sale/leaseback finance obligation	7,000
Series A preferred stock	5,000
Exit financing, including pre emergence accrued reorganization costs	53,000

375,000
Accounts payable and accrued expenses	94,968
Long term liabilities, primarily defined benefit pension obligations	29,055

499,023
Current assets	(267,711)
Other long term assets, primarily debt issue costs	(7,531)
Property, plant and equipment	(223,781)

$—

        The following table reflects adjustments to the consolidated balance sheet resulting from implementation of the plan of reorganization and application of fresh start reporting as of November 10, 2003, the effective date of the plan of reorganization:

	Superior TeleCom Inc. November 10, 2003	Plan of Reorganization		Fresh-Start		Superior Essex Inc. November 10, 2003
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$16,232					$16,232
Accounts receivable	105,366					105,366
Inventories, net	123,082			8,814	(e)	131,896
Other current assets	14,217					14,217

Total current assets	258,897			8,814		267,711
Property, plant and equipment, net	247,475			(23,694	)(f)	223,781
Other assets	28,966	1,975	(b)	(498	)(e)	7,531
		(22,912	)(c)

Total assets	$535,338	(20,937)		(15,378)		$499,023

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings	$40,864	3,042	(b)			$43,906
Accounts payable	42,227	3,000	(a)			45,227
Accrued expenses	39,210	18,993	(a)	1,429	(e)	58,835
		(797	)(b)

Total current liabilities	122,301	24,238		1,429		147,968
Long-term debt	—	157,000	(a)			157,000
Other long-term liabilities	16,167	17,576	(a)	(4,688	)(e)	29,055

Total liabilities not subject to compromise	138,468	198,814		(3,259)		334,023
Liabilities subject to compromise	1,337,965	(1,337,965	)(a)			—

Total liabilities	1,476,433	(1,139,151)		(3,259)		334,023
Stockholders' equity (deficit):
Old common stock	226			(226	)(d)	—
New common stock	—	165	(a)			165
Capital in excess of par value	45,539	164,835	(a)	(45,539	)(d)	164,835
Accumulated other comprehensive loss	(8,009)			8,009	(d)	—
Accumulated deficit	(960,860)	(270	)(b)	7,646	(d)	—
		(22,912	)(c)
		976,396	(a)

	(923,104)	1,118,214		(30,110)		165,000
Treasury stock	(17,991)			17,991	(d)	—

Total stockholders' equity (deficit)	(941,095)	1,118,214		(12,119)		165,000

Total liabilities and stockholders' equity (deficit)	$535,338	(20,937)		(15,378)		$499,023

(a)
To reflect distribution under the plan of reorganization of the Company's new common stock, the series A preferred stock of SEHC and the senior notes jointly issued by SEC-LLC and EGI in settlement of pre-petition liabilities subject to compromise, summarized as follows (in thousands):

Liabilities subject to compromise	$1,337,965
Long term debt:
Senior notes	(145,000)
Sale/leaseback finance obligation assumed	(7,000)
Series A preferred stock	(5,000)
Common equity	(165,000)
Other long term liabilities assumed	(17,576)
Accounts payable assumed	(3,000)
Accrued expenses assumed	(18,993)

Gain on cancellation of indebtedness	$976,396

  (b)
  To reflect application of proceeds from the Company's new senior credit facility, including repayment of the DIP credit facility, as follows (in thousands):

Proceeds from senior credit facility	$42,752
Repayment of DIP credit facility	39,710

Net increase in short term borrowings	3,042
Pay DIP lender working fee	(270)
Pay accrued property taxes and interest	(797)
Debt issue costs	(1,975)

$—

  (c)
  To write off remaining debt issuance costs of Superior TeleCom.

  (d)
  To reflect cancellation of stockholders' equity of Superior TeleCom.

  (e)
  To reflect fresh start accounting adjustments to adjust inventory, pension liabilities and deferred tax liabilities and certain current liabilities. Deferred tax accounts were adjusted to give effect to differences between the new accounting basis and the new tax basis of assets and liabilities. The adjustment to other long-term liabilities is summarized as follows (in thousands):

Pension liabilities	6,260
Deferred income taxes	(10,948)

$(4,688)

  (f)
  To reflect adjustment of assets in excess of reorganization value.

Organizational history of Superior TeleCom

        Superior TeleCom was incorporated in July 1996 as a wholly owned subsidiary of The Alpine Group, Inc. ("Alpine"). On October 2, 1996, Alpine completed a reorganization whereby 100% of the common stock of two of Alpine's subsidiaries, Superior Telecommunications Inc. and DNE Systems, Inc., was contributed to Superior TeleCom in exchange for 100% of the shares of the Superior

TeleCom's then outstanding common stock. In October 1996, Superior TeleCom sold 9.4 million shares of its common stock through an initial public offering.

        On November 27, 1998, Superior TeleCom completed a cash tender offer for 81% of the outstanding common shares of Essex International Inc. On March 31, 1999, Superior TeleCom acquired the remaining 19% of the Essex International Inc. common stock through the issuance of 8 1/2% Trust Convertible Preferred Securities of Superior Trust I, a Delaware trust in which Superior TeleCom owned all the common equity interests.

        On December 11, 2002, in accordance with the terms of the Purchase Agreement, dated October 31, 2002, as amended on December 11, 2002 (the "Purchase Agreement"), by and among Alpine, Alpine Holdco Inc., a newly formed, wholly owned subsidiary of Alpine ("Alpine Holdco"), Superior TeleCom and certain of Superior TeleCom's wholly owned subsidiaries, Superior TeleCom sold the following assets and securities to Alpine Holdco: (1) substantially all of the assets, subject to related accounts payable and accrued liabilities (excluding, however, any secured debt), of Superior TeleCom's' electrical wire business; (2) all of the outstanding shares of capital stock of DNE Systems, Inc., a manufacturer of multiplexers and other communications and electronic products; and (3) all of the outstanding shares of capital stock of Texas SUT Inc. and Superior Cable Holdings (1997) Ltd., which together owned approximately 47% of Superior Cables Ltd. ("Superior Israel"), the largest Israeli based producer of wire and cable products. Superior TeleCom retained a 3% equity interest in Superior Israel, which the Company acquired in accordance with the plan of reorganization.

2.    Summary of significant accounting policies

Principles of consolidation

        The consolidated financial statements represent the consolidation of all majority owned companies. Investments in affiliated companies representing 20% to 50% ownership are accounted for using the equity method of accounting. Other investments representing ownership of less than 20% are recorded at cost. All significant intercompany accounts and transactions have been eliminated. Minority interest recorded in the consolidated financial statements of Superior TeleCom is related to Superior TeleCom's 50.2% owned subsidiary, Superior Cables Limited ("Superior Israel") for periods prior to December 11, 2002.

Cash and cash equivalents

        All highly liquid investments purchased with a maturity at acquisition of 90 days or less are considered to be cash equivalents.

Inventories

        Inventories of communications products are stated at the lower of cost or market, using the first-in, first-out ("FIFO") cost method. Inventories of magnet wire and copper rod are primarily stated at the lower of cost or market, using the last-in, first-out ("LIFO") cost method. Inventories include costs of materials, labor and manufacturing overhead. See Note 3.

Property, plant and equipment

        Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the lease term. Depreciation and amortization are provided over the estimated useful lives of the assets using the straight-line method. The estimated lives are as follows:

Land improvements	10 to 15 years
Buildings and improvements	5 to 40 years
Machinery and equipment	3 to 15 years

        Maintenance and repairs are charged to expense as incurred. Long-term improvements are capitalized as additions to property, plant and equipment. Upon retirement or other disposal, the asset cost and related accumulated depreciation are removed from the accounts and the net amount, less any proceeds, is charged or credited to income. Interest is capitalized during the active construction period of major capital projects. During the years ended December 31, 2002 and 2001, $0.2 million and $1.4 million, respectively, was capitalized in connection with various capital projects. No interest was capitalized in 2003.

Goodwill

        Superior TeleCom adopted SFAS No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002. As of December 31, 2001, $750 million in goodwill was included as an asset in Superior TeleCom's consolidated balance sheet. Changes in goodwill for the year ended December 31, 2002 are described below. SFAS No. 142 required that the amortization of goodwill and certain other intangible assets cease as of January 1, 2002 and that the related recorded value of goodwill be allocated to the identified reporting units and be reviewed annually for impairment. If the carrying value (including goodwill) of any reporting unit exceeds the fair value (determined on a discounted cash flow basis or other fair value method), impairment of goodwill may exist resulting in a charge to earnings to the extent of goodwill impairment.

        The transitional rules for implementing SFAS No. 142 provided for an initial assessment as to whether there was an implied impairment to the carrying value of goodwill within six months of adoption of SFAS No. 142, with a final determination of goodwill impairment completed by the end of 2002. SFAS No. 142 required that any goodwill impairment resulting from initial application of this new rule be reflected through a charge to income as a cumulative effect of an accounting change, applied retroactively to January 1, 2002.

        Superior TeleCom completed its final determination of initial goodwill impairment in August 2002. The application of this new standard and the impact of economic conditions and industry specific conditions affecting Superior TeleCom's business segments resulted in a non-cash goodwill impairment charge of $424 million including $166 million related to Superior TeleCom's Electrical segment and $258 million related to Superior TeleCom's Magnet Wire and Distribution segment. The goodwill impairment charge was recorded retroactively to January 1, 2002 as a cumulative effect of accounting change for goodwill impairment in accordance with SFAS No. 142.

        As required by SFAS No. 142, Superior TeleCom performed its annual assessment of goodwill impairment in the fourth quarter of 2002. As a result of generally depressed economic conditions and specific industry conditions in the telecommunications industry, Superior TeleCom "s operating income and results of operations continued to decline during 2002. Based on that trend, the earnings forecast for the next five years was revised and in the fourth quarter of 2002, Superior TeleCom recognized an additional goodwill impairment loss of $324.7 million in its Magnet Wire and Distribution ($73.4 million) and Communications Cable ($251.3 million) reporting units since the carrying amount of the reporting units was greater than the fair value of the reporting units (as determined using the expected present value of expected future cash flows) and the carrying amount of the reporting unit goodwill exceeded the implied fair value of that goodwill. The impairment charge resulted in the write-off of all remaining goodwill.

        Prior to the adoption of SFAS No. 142, the excess of the purchase price over the net identifiable assets of businesses acquired was amortized ratably over periods not exceeding 40 years and periodically assessed for recoverability by determining if the carrying amount exceeded the undiscounted cash flows of the acquired operations.

        The table below, which provides SFAS No. 142 transitional disclosures, reconciles the reported net income (loss) applicable to common stock (and related per share data) to an adjusted net income (loss) applicable to common stock (and related per share data) adjusted to exclude amortization expense related to goodwill that is no longer required.

	Superior Essex Inc.	Superior TeleCom Inc.
	Period November 11, 2003 to December 31, 2003	Period January 1, 2003 to November 10, 2003
			Year Ended December 31,
			2002	2001
	(in thousands, except per share amounts)
Reported net income (loss)	$(2,443)	$877,705	$(961,291)	$(32,503)
Goodwill amortization	—	—	—	21,057

Adjusted net income (loss)	$(2,443)	$877,705	$(961,291)	$(11,446)

Basic income (loss) per share of common stock:
Reported net income (loss)	$(0.15)	$40.25	$(45.16)	$(1.58)
Goodwill amortization	—	—	—	1.02

Adjusted net income (loss)	$(0.15)	$40.25	$(45.16)	$(0.56)

Reported income (loss) before cumulative effect of accounting change	$(2,443)	$877,705	$(536,788)	$(32,503)
Goodwill amortization	—	—	—	21,057

Adjusted income (loss) before cumulative effect of accounting change	$(2,443)	$877,705	$(536,788)	$(11,446)

Basic income (loss) per share of common stock:
Reported income (loss) before cumulative effect of accounting change	$(0.15)	$40.25	$(25.22)	$(1.58)
Goodwill amortization	—	—	—	1.02

Adjusted income (loss) before cumulative effect of accounting change	$(0.15)	$40.25	$(25.22)	$(0.56)

Deferred financing costs

        Origination costs incurred in connection with outstanding debt financings are included in the balance sheet in other assets. These deferred financing costs are being amortized over the lives of the applicable debt instruments on an effective interest rate basis and are charged to operations as additional interest expense. Total unamortized deferred financing fees at December 31, 2003 and 2002 were approximately $3.1 million and $27.3 million, respectively. As a result of Superior TeleCom's bankruptcy filing and subsequent plan of reorganization, all deferred debt issue costs relating to pre-effective date financing were written-off as a reorganization item in the accompanying consolidated statement of operations during the period January 1, 2003 to November 10, 2003.

Amounts due customers

        Included in accrued expenses at December 31, 2003 and 2002 are certain amounts due customers totaling $3.0 million and $2.2 million, respectively, representing amounts due to customers who meet certain contractual sales volume criteria. Such amounts are recorded as a reduction of sales and are paid periodically to those qualifying customers.

Income taxes

        Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax impact of temporary differences arising from assets and liabilities whose tax bases are different from financial statement amounts. A valuation allowance is established if it is more likely than not that all or a portion of deferred tax assets will not be realized. Realization of the future tax benefits of deferred tax assets is dependent on the Company's ability to generate taxable income within the carryforward period and the periods in which net temporary differences reverse.

Derivative financial instruments

        All derivatives are recognized on the balance sheet at fair value. On the date the derivative contract is entered, the derivative is designated as either (i) a fair value hedge of a recognized asset or liability, (ii) a cash flow hedge of a forecasted transaction, (iii) a hedge of a net investment in a foreign operation, or (iv) a non-designated derivative instrument. The Company engages in certain derivatives that are classified as fair value hedges, cash flow hedges and non-designated derivative instruments. Changes in the fair value of a derivative that is designated as a fair value hedge and the underlying exposure being hedged are adjusted to fair value and are recorded in the consolidated statements of operations in the same line item. Changes in the fair value of a derivative that is designated as a cash flow hedge are recorded in other comprehensive income with any ineffective portion of a financial instrument hedge immediately recognized in earnings. Changes in the fair value of non-designated derivative contracts are reported in current earnings.

        The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk management objectives and strategy for undertaking various hedge transactions. The Company formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flow of hedged items. When it is determined that a derivative is no longer highly effective as a hedge, hedge accounting is discontinued on a prospective basis. Derivative financial instruments and derivative transactions reflected in the consolidated financial statements are discussed in Note 16.

Revenue recognition

        Revenue is recognized when pervasive evidence of an agreement exists, delivery has occurred, the price to the buyer is fixed and determinable and collectability is reasonably assured.

Foreign currency translation

        The financial position and results of operations of foreign subsidiaries, except the Company's Canadian subsidiary, are measured using local currency as the functional currency. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect at year-end. Revenues and expenses are translated at average exchange rates prevailing during the year. The resulting translation gains and losses are charged directly to accumulated other comprehensive income, a component of stockholders' equity, and are not included in net income until realized through sale or liquidation of the investment. The Company's Canadian subsidiary became inactive in 2002 and its accounts are remeasured using the U.S. dollar as the functional currency for periods subsequent to December 31, 2002. Foreign currency exchange gains and losses incurred on foreign currency transactions are included in income as they occur.

Stock Based Compensation Plans

        The Company and Superior TeleCom applied the intrinsic value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for its stock based compensation plans. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock Based Compensation, established accounting and disclosure requirements using a fair-value based method of accounting for stock based employee compensation plans. Compensation expense attributable to fixed stock awards is recognized on a straight-line basis over the related vesting period. As allowed by SFAS No. 123, the Company and Superior TeleCom elected to continue to apply the intrinsic value based method of accounting described above, and adopted only the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net income (loss) if the fair value based method had been applied to all outstanding and unvested awards in each period.

	Superior Essex Inc.	Superior TeleCom Inc.
	Period November 11, 2003 to December 31, 2003	Period January 1, 2003 to November 10, 2003
			Year Ended December 31,
			2002	2001
	(in thousands, except per share amounts)
Net income (loss), as reported	$(2,443)	$877,705	$(961,291)	$(32,503)
Add stock-based employee compensation expense included in reported net income (loss), net of tax	74	930	845	1,300
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(80)	(1,557)	(1,932)	(5,934)

Pro forma net income (loss)	$(2,449)	$877,078	$(962,378)	$(37,137)

Net income (loss) per share:
Basic—as reported	$(0.15)	$40.25	$(45.16)	$(1.58)
Basic—pro forma	(0.15)	40.22	(45.21)	(1.80)
Diluted—as reported	(0.15)	34.43	(45.16)	(1.58)
Diluted—pro forma	(0.15)	34.40	(45.21)	(1.80)

        The effects of applying SFAS No. 123 in the pro forma disclosure are not necessarily indicative of future amounts, since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years. The weighted average per share fair value of options granted at an exercise price equal to the fair market value (using the Black Scholes option pricing model) for the period November 11, 2003 to December 31, 2003 and the years ended December 31, 2002 and 2001 was $5.69, $0.25 and $1.52, respectively. No options were granted during the period January 1, 2003 to November 10, 2003. The weighted average per share fair value of options granted at an exercise price below the fair market value during the year ended December 31, 2001 was $1.94. The fair value for these options was estimated at the date of grant using the Black Scholes option pricing model with the following weighted average assumptions for the period November 11, 2003 to December 31, 2003 and the years ended December 31, 2002 and 2001, respectively: dividend yield of 0% for all periods; expected volatility of 60%, 91% and 72%; risk-free interest rate of 2.44%, 2.64% and 4.16%; and expected life of 3 years, 2 years and 2 years.

Research and development costs

        Research and development costs are expensed as incurred. Research and development costs for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003 and the years ended December 31, 2002 and 2001 were $0.5 million, $3.4 million, $8.4 million and $9.0 million, respectively.

Advertising costs

        Advertising costs are expensed as incurred. Advertising costs for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003 and the years ended December 31, 2002 and 2001 were $0.1 million, $1.2 million, $2.5 million and $2.1 million, respectively.

Insurance reserves

        It is or has been the policy of the Company to self-insure up to certain limits (on an individual and aggregate basis) for certain insurable risks related primarily to workers' compensation, health insurance and comprehensive general and vehicle liability. As of December 31, 2003, the Company has a self-insured retention of $250,000 per claim with an annual aggregate self-insured retention of $8.7 million for workers compensation coverage. The self-insured retention for employee health insurance is $150,000 per employee, spouse or combined dependent coverage. Effective September 2002, the Company became fully insured with respect to general and automobile liability claims. Provisions for losses expected under these programs are recorded based on estimates of the aggregate liabilities for the claims incurred. Total reserves relating to self-insured programs amounted to $5.9 million and $7.6 million at December 31, 2003 and 2002, respectively.

Shipping and handling

        All shipping and handling costs are included in costs of sales and all billings associated with these costs are included in revenues.

Income (loss) per share

        Basic income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. The computation of diluted income (loss) per share does not assume conversion or exercise of securities that would have an antidilutive effect on income (loss) per share. Diluted income (loss) per common share is determined assuming the conversion of the trust convertible preferred securities and inclusion of outstanding stock options and grants under the treasury stock method.

Comprehensive income

        Comprehensive income includes all changes in equity from non-owner sources such as net income, foreign currency translation adjustments, changes in the fair value of derivatives and minimum pension liability adjustments.

        The components of accumulated other comprehensive income (loss) at December 31, 2003 and 2002 were as follows:

	Superior Essex Inc.	Superior TeleCom Inc.
	2003	2002
	(in thousands)
Foreign currency translation adjustment	$876	$(3,332)
Additional minimum pension liability	—	(9,038)
Unrealized gain (loss) on derivatives, net of deferred tax of $250 at December 31, 2003	380	(681)
Other	(35)	—

	$1,221	$(13,051)

Concentrations of risk and allowance for doubtful accounts

        At December 31, 2003 and 2002, accounts receivable from the regional Bell operating companies ("RBOCs") and major independent telephone companies amounted to $9.6 million and $10.0 million, respectively. See Note 19 for concentrations of risk within the Company's business segments.

        Accounts receivable are net of allowances for doubtful accounts of $2.1 million and $7.7 million at December 31, 2003 and 2002, respectively.

Impairment of Long-Lived Assets

        Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. The assets and liabilities of a disposal group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet and are no longer depreciated.

        Prior to the adoption of SFAS No. 144 on January 1, 2002, Superior TeleCom accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

Use of estimates

        The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include the determination of reorganization value and its allocation to assets, liabilities assumed and securities issued; the carrying amount of property, plant and equipment and intangible assets; valuation allowances for receivables, inventories and deferred income tax assets; self-insurance reserves; and obligations related to employee benefits. Actual results could differ from those estimates.

New accounting standards

        Superior TeleCom adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" effective January 1, 2003. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. The adoption of SFAS No. 143 did not have a material impact on the results of operations or financial position of the Company or Superior TeleCom.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 amends existing guidance to eliminate the current requirement that gains and losses on early extinguishment of debt must be classified as extraordinary items and permits such classification only if the debt extinguishment meets the criteria for classification as an extraordinary item under APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. As a result of the adoption of SFAS No. 145 in 2003 Superior TeleCom reclassified to other income (expense) a $4.6 million loss on the early extinguishment of debt previously reported as an extraordinary item (net of deferred tax benefit of $1.7 million) in the accompanying statement of operations for the year ended December 31, 2001.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others," an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. Interpretation No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. Interpretation No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of Interpretation No. 45 are applicable to guarantees issued or modified after December 31, 2002 and have not had a material effect on the consolidated financial statements.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation Transition and Disclosure," an amendment of FASB Statement No. 123. SFAS No. 148 amends FASB Statement No. 123, "Accounting for Stock Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements which are included in the notes to these consolidated financial statements.

        Superior TeleCom adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities effective January 1, 2003. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The restructuring costs incurred during the year ended December 31, 2003 have been accounted for in accordance with SFAS No. 146.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity, and imposes certain additional disclosure requirements. The provisions of SFAS No. 150 are generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. As a result of its mandatory redemption provisions, the series A preferred stock issued by the SEHC has been classified as long-term debt and related dividends have been recorded as interest expense in accordance with Statement of Financial Accountings Standards No. 150.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 requires consolidation of a variable interest entity if a company's variable interest absorbs a majority of the entity's losses or receives a majority of the entity's expected residual returns, or both. Implementation of Interpretation No. 46 did not have any impact on the consolidated financial statements.

3.    Inventories

        At December 31, 2003 and 2002, the components of inventories are as follows:

	Superior Essex Inc.	Superior TeleCom Inc.
	2003	2002
	(in thousands)
Raw materials	$10,407	$13,318
Work in process	18,977	8,646
Finished goods	92,944	82,833

	122,328	104,797
LIFO reserve	(2,541)	(434)

	$119,787	$104,363

        During the year ended December 31, 2001, Superior TeleCom changed the number of pools used to segregate inventory for the purpose of calculating LIFO inventory from three to five in order to reflect the copper component separately. This change was made to more accurately reflect inventory costs in accordance with the LIFO approach as the changes in the prices of copper do not mirror the changes in prices of the other components of inventory. Utilization of the new method for the year ended December 31, 2001 resulted in the net loss being $0.6 million or $0.03 per diluted share less than the net loss under the previous method. The cumulative effect of the change in accounting principle was not material.

        Inventories valued using the LIFO method amounted to $69 million and $63 million at December 31, 2003 and 2002, respectively. The adoption of fresh start reporting resulted in the elimination of the LIFO reserve as of November 10, 2003.

4.    Property, plant and equipment

        At December 31, 2003 and 2002, property, plant and equipment consists of the following:

	Superior Essex Inc.	Superior TeleCom Inc.
	2003	2002
	(in thousands)
Land and land improvements	$12,949	$9,755
Buildings and improvements	33,171	89,444
Machinery and equipment	179,749	301,173

	225,869	400,372
Less accumulated depreciation	2,551	125,245

	$223,318	$275,127

        Depreciation expense for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003 and the years ended December 31, 2002 and 2001 was $2.6 million, $25.1 million, $42.5 million and $45.1 million, respectively.

5.    Asset sale

        On December 11, 2002, in accordance with the terms of the Purchase Agreement, dated October 31, 2002, as amended on December 11, 2002 (the "Purchase Agreement"), by and among Alpine, Alpine Holdco Inc., a newly formed, wholly owned subsidiary of Alpine ("Alpine Holdco"), Superior TeleCom and certain of Superior TeleCom's wholly owned subsidiaries, Superior Telecom sold the following assets and securities to Alpine Holdco: (1) substantially all of the assets, subject to related accounts payable and accrued liabilities (excluding, however any secured debt), of the Superior TeleCom's electrical wire business; (2) all of the outstanding shares of capital stock of DNE Systems, Inc., a manufacturer of multiplexers and other communications and electronic products; and (3) all of the outstanding shares of capital stock of Texas SUT Inc. and Superior Cable Holdings (1997) Ltd., which together owned approximately 47% of Superior Israel. This transaction is referred to herein as the "Electrical Sale". Superior TeleCom retained a 3% equity interest in Superior Israel, which the Company acquired in accordance with the plan of reorganization. The aggregate sales price for the Electrical Sale was approximately $85 million in cash plus the issuance of a warrant to Superior TeleCom to purchase 19.9% of the common stock of Essex Electric, Inc. ("Essex Electric"), a wholly owned subsidiary of Alpine Holdco formed to own and operate the electrical wire business. The warrant is only exercisable during the 30 day period prior to its expiration on December 11, 2007 or upon the earlier occurrence of certain specified transactions. The total exercise price is $0.6 million. The warrant was valued at $1 million based upon a Black Scholes option pricing model and is included in other long-term assets in the accompanying consolidated balance sheet at December 31, 2003 and 2002. In addition, pursuant to a securityholders agreement among Essex Electric, Alpine Holdco and Superior TeleCom, preemptive rights were granted to Superior TeleCom to purchase a pro rata share of any new equity securities issued by Essex Electric such that Superior TeleCom's ownership on a fully diluted basis, after consideration of exercise of the warrant, would remain at 19.9%. On July 30, 2003, Superior TeleCom received notice of its right to invest its pro rata share (19.9%) of a proposed equity offering of up to $2.4 million by Essex Electric. Superior TeleCom exercised its right to invest in its pro rata share in the offering which amounted to $0.5 million.

        In connection with the Electrical Sale, Superior TeleCom, Alpine Holdco and Essex Electric entered into a Supply and Transitional Services Agreement (the "Supply Agreement"). Under the Supply Agreement, Essex Electric, among other things, agreed to purchase from Superior TeleCom certain specified quantities of its overall requirements of copper rod. The specified quantities represented a range of Essex Electric's estimated total annual copper rod requirements for use in its wire manufacturing process. The purchase price for copper rod specified in the Supply Agreement is based on the COMEX price plus an adder to reflect conversion to copper rod. The Supply Agreement also provided for Superior's provision of certain administrative services to Essex Electric. Charges for these services were generally based on actual usage or an allocated portion of the total cost to Superior. The total sales of copper rod by Superior TeleCom under the Supply Agreement during the 2003 and 2002 were $92.1 million and $10.8 million, respectively. Superior TeleCom also recorded $4.0 million as reimbursement for administrative services provided to Essex Electric for the period January 1, 2003 to November 10, 2003 as a reduction of selling, general and administrative expenses. On November 7, 2003, the Supply Agreement was replaced by a new Supply and Services Agreement between the Company and Essex Electric. The new agreement provides for the supply by the Company to Essex Electric of copper rod, on similar pricing terms, for 2004 and the provision of certain specified administrative services that are more limited than those contained in the original agreement. The new agreement expires on December 31, 2004 but may be terminated at any time prior to that by mutual consent of the Company and Essex Electric. Additionally, the parties may terminate various services provided for under the agreement upon certain prior notice as provided therein. The Company may terminate its obligations to supply copper rod upon 60 days' notice given any time after January 1, 2004 if Essex Electric has purchased less than certain minimum quantities of copper rod specified in the agreement. The total sales of copper rod by the Company and charges for administrative services under the new agreement were $12.7 million and $0.4 million, respectively, for the period November 11, 2003 to December 31, 2003.

        The Electrical Sale has not been accounted for as a discontinued operation in the accompanying statement of operations of Superior TeleCom pursuant to SFAS No. 144, as management believes the Essex Electric warrant, the securityholders agreement and the Supply Agreement constitute significant continuing involvement in the disposed operations. By virtue of the Supply Agreement, the Company continues to be a significant supplier to Essex Electric and a participant in the cash flows of Essex

Electric. Additionally, given the nature of the administrative functions provided, management believes that substantial dependence on the Company and its predecessor exists over the term of the Supply Agreement.

6.    Short-term borrowings

        At December 31, 2003 and 2002 short-term borrowings consist of the following:

	Superior Essex Inc.	Superior TeleCom Inc.
	2003	2002
	(in thousands)
Senior secured revolving credit facility	$41,910	$—
Superior TeleCom accounts receivable securitization	—	57,691
Other	845	—

	$42,755	$57,691

        On the effective date of the plan of reorganization, the Company entered into a new $120 million senior secured revolving credit facility with a $25 million sublimit for letters of credit. Interest accrues on outstanding borrowings at an annual rate equal to, at the Company's option, LIBOR or a base rate, plus, in each case, an applicable margin, based on average borrowing availability, ranging from 1.75% to 2.75% for LIBOR loans and 0.25% to 1.25% for base rate loans. The initial margin is 2.25% for LIBOR loans and 0.75% for base rate loans. Obligations under the new senior credit facility are secured by substantially all of the Company's tangible and intangible assets. Availability under the senior credit facility is subject to a borrowing base equal to the lesser of (1) $120 million less outstanding letters of credit and (2) a specified percentage of eligible accounts receivable and inventory less specified reserves. The specified percentages of eligible accounts receivable and eligible inventory are each subject to decrease in the reasonable credit judgment of the lender. At December 31, 2003, the applicable percentages are (i) 85% of the value of the eligible accounts receivable and with respect to inventory the lesser of (a) $60 million or (b) the lesser of (x) 65% of the value of the eligible inventory and (y) 85% multiplied by the net orderly liquidation value percentage then applicable to the Company's inventory multiplied by the value of the eligible inventory. If borrowing availability under the revolving credit facility falls below $10 million for any period of two consecutive days, the borrowers will be required to maintain a ratio of 1.1 to 1 of (a) the consolidated EBITDA of the borrowers minus specified distributions of the borrowers relating to capital expenditures, foreign investments, tax distributions and pension contributions of the borrowers to (b) all principal and cash interest payments on specified debt of the borrowers. The Company is obligated to pay an unused commitment fee of 0.5% per annum on the unused amount of the maximum committed amount and a fee of 0.125% per annum on the outstanding face amount of outstanding letters of credit. The senior credit facility also contains covenants that limit the Companys' ability to (i) pay dividends, redeem capital stock or make other restricted payments, (ii) sell or dispose of assets, (iii) incur additional indebtedness or permit liens to exist on the Company's property, (iv) engage in transactions with affiliates and (v) make additional investments or acquisitions. Undrawn availability (after considering outstanding letters of credit) on December 31, 2003 amounted to $61.4 million. The senior credit facility matures in November 2007, however in accordance with Emerging Issues Task Force Issue 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That

Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement, borrowings under the revolving credit facility have been classified as a current liability. On March 18, 2004, the revolving credit facility was amended to (i) increase the total facility amount to $150 million, (ii) increase the maximum amount of eligible inventory for purposes of computing availability from $60 million to $70 million, and (iii) increase the minimum availability threshold requiring the maintenance of a specified EBITDA ratio as discussed above from $10 million to $15 million.

        The Company entered into two interest rate cap agreements in December 2003 in order to limit the effect of changes in interest rates on borrowings under the revolving credit facility. Amounts currently due to or from interest rate cap counterparties are recorded in interest expense in the period in which they accrue. At December 31, 2003, the Company had an interest rate cap outstanding with a notional amount of $30 million with a 30-day LIBOR cap at 1.75% expiring in December 2005. At December 31, 2003, the Company also had an interest rate cap outstanding with a notional amount of $30 million with a 30-day LIBOR cap at 5.0% expiring in December 2004.. The 30-day LIBOR at December 31, 2003 was 1.12%. The interest rate cap agreements had an aggregate fair value of $0.4 million at December 31, 2003.

        In connection with its filings for relief under Chapter 11 of the Bankruptcy Code, Superior TeleCom received bankruptcy court approval of a $100 million (with a sub-limit of $15 million in letters of credit) debtor-in-possession financing facility (the "DIP Credit Facility") in order to refinance its accounts receivable securitization facility and to provide liquidity during the reorganization process. The DIP Credit Facility also provided for adequate protection payments to certain pre-petition lenders in an amount representing Superior TeleCom's 2002 income tax refunds received in 2003 and monthly payments commencing April 1, 2003 in an amount not to exceed $1.5 million per month. Superior TeleCom paid monthly adequate protection payments of $1.0 million on April 1, May 1, June 1, and November 1, 2003. The adequate protection payments reduced the amount of the pre-petition lenders' allowed claim with respect to pre-petition indebtedness. Additionally, Superior TeleCom received income tax refunds of approximately $58.1 million in May 2003 and, as contemplated by an existing Bankruptcy Court order, applied this amount to the reduction of pre-petition indebtedness.

        Borrowings under the DIP Credit Facility bore interest at the prime rate plus 2.5% or, at Superior TeleCom's option, at the LIBOR rate plus 3.5%. Superior TeleCom was obligated to pay an unused commitment fee of 1% per annum on the unused amount of the maximum committed amount and a fee of 3.5% per annum on the outstanding face amount of outstanding letters of credit. The DIP Credit Facility was fully repaid on the effective date of the plan of reorganization.

        At December 31, 2002 short-term borrowings consist of borrowings under Superior TeleCom's then outstanding accounts receivable securitization program. Borrowings were limited based on a percentage of eligible receivables, as defined by the program. Borrowings under this program bore interest at a variable rate (4.07% at December 31, 2002). As discussed above, borrowings under the accounts receivable securitization program were repaid in connection with Superior TeleCom's Chapter 11 filing on March 3, 2003.

7.    Accrued Expenses

        At December 31, 2003 and 2002 accrued expenses consists of the following:

	Superior Essex Inc.	Superior TeleCom Inc.
	2003	2002
	(in thousands)
Accrued compensation, pension obligations and other benefits	$16,139	$8,284
Accrued interest, Trust Preferred distributions, and debt amendment fees	2,179	40,188
Accrued taxes	8,373	—
Accrued reorganization costs	9,546	—
Accrued self insurance costs	5,922	7,571
Other	16,040	19,464

	$58,199	$75,507

8.    Long-term Debt

        At December 31, 2003 and 2002, long-term debt consists of the following:

	Superior Essex Inc.	Superior TeleCom Inc.
	2003	2002
	(in thousands)
Senior notes	$145,000	$—
Series A redeemable preferred stock	5,000	—
Superior TeleCom senior credit facility:
Revolving credit facility	—	191,480
Term loan A	—	301,793
Term loan B	—	383,404
Superior TeleCom senior subordinated notes	—	221,755
Other	7,000	8,799

Total long term debt	157,000	1,107,231
Less current portion of long term debt	—	1,107,231

	$157,000	$—

        As described in Note 1 above, as of the effective date of the plan of reorganization, $145 million principal amount of senior notes of SEC-LLC and EGI, and 5 million shares of series A preferred stock, par value $1 per share, of SEHC, were issued to creditors of Superior TeleCom in accordance with the plan of reorganization.

        The senior notes issued jointly by SEC-LLC and EGI bear interest at a rate of 9.5% payable semi-annually in cash. However, with respect to the first two interest payments on May 10, 2004 and November 10, 2004, if the Company and its subsidiaries do not meet certain EBITDA thresholds ($20 million for the six months ended March 31, 2004 with respect to the first interest payment and $50 million for the 12 months ended September 30, 2004 with respect to the second interest payment), the Company, at its option, may make those interest payments by issuing payment-in-kind, or PIK, interest notes of the same tenor as the senior notes, including the same maturity date. Upon exercise of this option, SEC-LLC and EGI will become obligated to pay the holders of the senior notes a cash fee in the amount of $362,500 on the next succeeding interest payment date on which cash interest is paid. In the event that the Company does issue PIK interest notes, the issuance will be accounted for as interest expense with a corresponding increase in the outstanding balance of the senior notes. The senior notes provide that all interest payments on the senior notes following the first two payments will be paid in cash. The senior notes mature on November 10, 2008. The obligations under the senior notes are guaranteed by the Company, SEHC and all of the direct and indirect domestic subsidiaries of SEC-LLC and Essex International Inc., the immediate parent company of EGI, and secured by second priority liens on substantially all of the assets of SEI. The senior notes also contain covenants that, among other things, limit the Company's and its subsidiaries' ability to (i) pay dividends, redeem capital stock or make certain other restricted payments, (ii) sell assets without offering to retire indebtedness with the net proceeds of such sale and (iii) engage in transactions with affiliates. Under the terms of the indenture governing the senior notes, substantially all of the net assets of the Company's consolidated subsidiaries amounting to approximately $177 million as of December 31, 2003 are restricted with respect to the payment of dividends. The Company may redeem the senior notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus any accrued and unpaid interest.

        Holders of the series A preferred stock issued by SEHC are entitled to receive cumulative cash dividends at a rate of 9.5% per annum per share, payable semi-annually. However, if, on any dividend payment date during the first year of issuance, SEC-LLC and EGI issue PIK notes in lieu of cash interest on the senior notes in accordance with the terms thereof, then SEHC will issue PIK dividends in lieu of cash dividends on the series A preferred stock. The series A preferred stock ranks junior to all other classes of preferred stock of SEHC. The series A preferred stock is mandatorily redeemable on November 10, 2013 at par value plus accrued and unpaid dividends. The series A preferred stock contains certain other mandatory and optional redemption provisions. Each share of series A preferred stock shall have one vote with respect to all matters submitted to stockholders for a vote, provided however, that holders of the series A preferred stock shall not be entitled to vote generally for directors of the Company. As a result of its mandatory redemption provisions, the series A preferred stock has been classified as long-term debt and related dividends have been recorded as interest expense in accordance with Statement of Financial Accountings Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

        Superior TeleCom's principal pre-petition long-term debt agreements included a senior credit facility comprised of a revolving credit facility along with a term loan A and a term loan B, all of which were governed by an Amended and Restated Credit Agreement (the "Pre-Petition Credit Agreement") and outstanding Senior Subordinated Notes. The revolving credit facility under the Pre-Petition Credit Agreement allowed for borrowings by Superior TeleCom's subsidiaries (other than Superior Israel) of up to $225 million in the aggregate (subject to reductions in 2002 which limited total borrowings to $214 million). Prior to Superior TeleCom's bankruptcy filing, the revolving credit facility was due to mature on May 27, 2004. At December 31, 2002, interest on outstanding borrowings under the Pre-Petition Credit Agreement was based upon LIBOR plus 5.5% or the base rate (prime) plus 5.0% (7.15% at December 31, 2002). The Senior Subordinated Notes included a $120 million term note A and an $80 million term note B which were due in 2007. Interest at December 31, 2002 was based on LIBOR (1.43% at December 31, 2002), plus 12%. As a result of its Chapter 11 filings, Superior TeleCom was in default under its debt agreements and all of its debt outstanding at December 31, 2002 has been reflected as a current liability in the accompanying consolidated balance sheet. As discussed in Note 1, all amounts outstanding under the Pre-Petition Credit Agreement and the Senior Subordinated Notes were cancelled on November 10, 2003 in accordance with the terms of the plan of reorganization.

        Other debt at December 31, 2003 consists of a sale/leaseback finance obligation with a one-time purchase option with respect to one of the Company's manufacturing facilities exercisable during the period December 13, 2008 to December 13, 2009 at a price equal to the greater of $5 million and the then fair value of the leased property.

        The fair value of the Company's long-debt at December 31, 2003 was approximately $173 million based primarily on recent trading activity. The fair value of Superior TeleCom's debt under the Pre-Petition Credit Agreement at December 31, 2002, based on the quoted market price for the same or similar issues or on then current rates offered to Superior TeleCom for debt of the same remaining maturities was approximately $616.3 million. Superior TeleCom was unable to estimate the fair value of the Senior Subordinated Notes at December 31, 2002.

        The aggregate contractual principal maturities of long-term debt for the five years subsequent to December 31, 2003 are as follows:

Year	Amount (in thousands)
2004	$—
2005	—
2006	—
2007	—
2008	145,000
Thereafter	12,000

$157,000

9.    Trust Convertible Preferred Securities

        On March 31, 1999, Superior Trust I (the "Trust"), a trust in which Superior TeleCom owned all the common equity interests, issued 3,332,254 shares of 8 1/2% Trust Convertible Preferred Securities ("Trust Convertible Preferred Securities") with a liquidation value of $50 per share. The sole assets of the Trust were Superior TeleCom's 8 1/2% Convertible Subordinated Debentures ("Convertible Debentures") with an aggregate principal amount of $171.8 million at an interest rate of 8 1/2% per annum and a maturity date of March 30, 2014.

        Superior TeleCom's Chapter 11 filing constituted an early dissolution event under the terms of the instruments governing the Trust and as a result the Trust was liquidated by distributing to holders of the Trust Convertible Preferred Securities an aggregate principal amount of Convertible Debentures equal to the aggregate liquidation amount of their Trust Convertible Preferred Securities. As discussed in Note 1, all outstanding 8 1/2% Convertible Debentures were cancelled on November 10, 2003 in accordance with the terms of the plan of reorganization.

9.    Trust Convertible Preferred Securities

        The estimated aggregate fair value of the Trust Convertible Preferred Securities, when issued, was approximately $133.3 million based on average per share trading values on the New York Stock Exchange. The resulting discount of $33.3 million was being amortized using the effective interest method over the term of the Trust Convertible Preferred Securities. At December 31, 2002, the fair value of the Trust Convertible Preferred Securities, based on quoted market price, was approximately $1.2 million.

10.    Income (loss) per share

        The computation of basic and diluted income (loss) per share for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003, and the years ended December 31, 2002 and 2001 is as follows:

	Superior Essex Inc.			Superior TeleCom Inc.
	Period November 11, 2003 to December 31, 2003			Period January 1, 2003 to November 10, 2003
	Net loss	Shares	Per Share Amount	Net Income	Shares	Per Share Amount
	(in thousands, except per share data)
Basic net income (loss) per common share	$(2,443)	16,500	$(0.15)	$877,705	$21,809	$40.25

Dilutive impact of 8 1/2% Convertible Debentures	—	—		5,050	3,831

Diluted net income (loss) per common	$(2,443)	16,500	$(0.15)	$882,755	25,640	$34.43

	Superior TeleCom Inc.
	Year Ended December 31, 2002			Year Ended December 31, 2001
	Net loss	Shares	Per Share Amount	Net Income	Shares	Per Share Amount
	(in thousands, except per share data)
Basic loss per common share before cumulative effect of accounting change	$(536,788)	21,287	$(25.22)	$(32,503)	20,635	$(1.58)

Dilutive impact of common stock equivalents	—	—		—	—

Diluted net loss per common share before cumulative effect of accounting change	$(536,788)	21,287	$(25.22)	$(32,503)	20,635	$(1.58)

        The basic and diluted loss per share amounts for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003, and the years ended December 31, 2002 and 2001 are computed by dividing the applicable statement of operations amount by the weighted average shares outstanding. The assumed conversion of the Trust Convertible Preferred Securities has been excluded from the loss per share calculation for the years ended December 31, 2002 and 2001 as the impact would be anti-dilutive. None of the Company's or Superior TeleCom's stock options or unvested restricted stock awards outstanding have been included in the computation of diluted earnings per share because to do so would be antidilutive for all periods presented. As discussed in Note 1, the plan of reorganization resulted in the cancellation of all outstanding shares of common stock of Superior TeleCom, as well as all options, warrants and related rights to purchase or otherwise receive shares of Superior TeleCom common stock.

        As a publicly traded company, Superior Israel had certain stock options outstanding pursuant to stock option plans in existence prior to investment by Superior Telecom therein. The dilutive impact of such stock options to the Superior TeleCom' loss per share calculation for the years ended December 31, 2003 and 2002 was immaterial.

11.    Reorganization items

        Reorganization items represent amounts incurred or gains recognized by Superior Telecom as a result of the Chapter 11 filings and the adoption of fresh-start reporting and are summarized as follows for the period January 1, 2003 to November 10, 2003 (in thousands):

Professional fees	$(18,569)
Adjustments to pre petition liabilities	(27,006)
Write off of deferred debt issue costs	(26,364)
Settlement of pre-petition liabilities	5,187
Employee retention and severance	(4,481)
Gain on cancellation of indebtednes	976,396
Fresh-start reporting adjustments	(12,119)
Other	(2,315)

$890,729

        Adjustments to pre-petition liabilities represent amounts to adjust the carrying value of the Trust Convertible Preferred Securities (which were exchanged for Convertible Debentures as a result of the liquidation of the Trust on or about April 30, 2003) to the estimated amount of the allowed claim including accrued and unpaid distributions.

12.    Stock based compensation plans

        In connection with the plan of reorganization, the Company adopted the Superior Essex Inc. 2003 Stock Incentive Plan (the "2003 Plan") pursuant to which a committee of the Company's board of directors may grant stock options or restricted stock awards to employees, non-employee directors and certain service providers. The Plan authorizes grants of awards or options to purchase up to 1,833,333 shares of authorized but unissued common stock, stock held in treasury or both. Stock options can be granted with an exercise price less than, equal to or greater than the stock's fair market value at the date of grant. The term of stock options granted shall not exceed 10 years.

        Superior Telecom sponsored the Superior TeleCom Inc. 1996 Stock Incentive Plan which provided for grants of incentive and non-qualified stock options. In January 2001, Superior TeleCom adopted a stock option restructuring program pursuant to which designated employees and non-employee directors could elect to cancel certain of their outstanding stock options in exchange for the grant of replacement stock options or shares of restricted stock, depending upon the number of stock options held. Approximately 2.9 million options were cancelled and the new options granted were accounted for on a variable basis.

        Superior Telecom also sponsored the Superior TeleCom Employee Stock Purchase Plan (the "ESPP") which allowed eligible employees the right to purchase common stock of Superior Telecom on a quarterly basis at the lower of 85% of the common stock's fair market value on the last day of the preceding calendar quarter or on the last day of the current calendar quarter. A total of 153,260 shares were issued to employees during the year ended December 31, 2001 Because of the depletion of authorized common shares allocated for issuance, the ESPP was suspended effective December 31, 2001.

        Superior Telecom also sponsored the Stock Compensation Plan for Non-Employee Directors. Under the Stock Compensation Plan for Non-Employee Directors, prior to 2003 each non-employee director of Superior TeleCom automatically received 50% of the annual retainer in either deferred common stock or non-qualified stock options, as elected by the director.

        Superior Telecom sponsored unfunded deferred compensation plans whereby certain key management employees were permitted to defer the receipt of all, or a portion of, their salary or bonus (including cash or shares of restricted stock) and shares issued upon stock option exercises, as defined by the plans. The plans also provided for matching contributions by Superior TeleCom in various percentages upon shares of common stock deferred therein. Shares issued pursuant to the deferred stock component of these plans were held in irrevocable grantor trusts.

        As discussed in Note 1, the plan of reorganization resulted in the cancellation of all outstanding shares of common stock of Superior TeleCom, as well as all options, warrants and related rights to purchase or otherwise receive shares of Superior TeleCom common stock.

        Total compensation expense related to all stock based compensation plans for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003 and the years ended December 31, 2002 and 2001 was $0.1 million, $0.9 million $1.3 million and $2.0 million, respectively.

        The following table summarizes stock option activity for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003 and the years ended December 31, 2002 and 2001:

	Shares Outstanding	Weighted Average Exercise Price
Superior TeleCom Inc.:
Outstanding at December 31, 2000	3,307,527	$16.29
Canceled	(3,105,392)	15.81
Granted	4,137,400	2.72

Outstanding at December 31, 2001	4,339,535	3.70
Canceled	(506,510)	5.68
Granted	352,540	0.44

Outstanding at December 31, 2002	4,185,565	2.89
Canceled	(4,185,565)	2.89
Granted	—

Outstanding at November 10, 2003	—

Superior Essex Inc.:
Outstanding at November 11, 2003	—
Granted	42,000	10.00

Outstanding at December 31, 2003	42,000	10.00

        Information with respect to stock-based compensation plan stock options outstanding at December 31, 2003 is as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at December 31, 2003	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number exercisable at December 31, 2003	Weighted average exercise price
$10.00	42,000	10	$10.00	—	—

        Pursuant to an employment agreement, a total of 330,000 shares of restricted stock valued at $10 per share were granted to the Company's chief executive officer. The restricted stock award vests at the rate of 12.5% of the shares granted at the end of each six-month period commencing on November 10, 2003.

13.    Employee benefits

Pension and postretirement benefits

        The Company provides for postretirement employee health care and life insurance benefits for a limited number of its employees. The Company has established a specified amount it will pay per employee for such benefits; therefore, health care cost trends do not affect the calculation of the postretirement benefit obligation or its net periodic benefit cost.

        Superior TeleCom sponsored several defined benefit pension plans which were assumed by the Company pursuant to the plan of reorganization. The defined benefit pension plans generally provide for payment of benefits, commencing at retirement (between the ages of 55 and 65), based on the employee's length of service and earnings. In connection with implementation of the plan of reorganization, benefit accruals for salaried employees and non-union hourly employees were frozen effective January 22, 2004. The impact of the freeze has been reflected in the change in the benefit obligation for the period January 1, 2003 to November 10, 2003.

        Superior TeleCom sponsored an unfunded supplemental executive retirement plan (the "SERP"). The SERP provided for retirement benefits based on the same formula as in effect under a certain salaried employees' plan, but only took into account compensation in excess of amounts that could be recognized under the salaried employees' plan. The SERP was rejected pursuant to the plan of reorganization resulting in a reduction of the benefit obligation of Superior TeleCom of $8.2 million.

13.    Employee benefits

        The change in the projected benefit obligation, the change in plan assets and the funded status of the defined benefit pension plans and the post-retirement health care benefits plans during the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003 and the year ended December 31, 2002 are presented below, along with amounts recognized in the respective consolidated balance sheets:

	Defined Benefit Pension Plans			Post-Retirement Health Care Benefits
	Superior Essex Inc.			Superior Essex Inc.
					Superior TeleCom Inc.
		Superior TeleCom Inc.
	Period November 11, 2003 to December 31, 2003			Period November 11, 2003 to December 31, 2003	Period January 1, 2003 to November 10, 2003
		Period January 1, 2003 to November 10, 2003	Year Ended December 31, 2002			Year Ended December 31, 2002
	(in thousands)
Change in benefit obligation:
Benefit obligation at beginning of period	$117,384	$119,949	$113,109	$2,880	$2,675	$2,203
Service cost	163	2,423	3,455	10	45	52
Interest cost	1,079	6,302	7,942	30	145	167
Actuarial loss	334	5,828	2,519	—	34	477
Impact of foreign currency exchange	107	1,390	26	—	—	—
Benefits paid	(702)	(4,338)	(4,007)	(5)	(19)	(224)
Curtailment	—	(5,931)	(3,202)	—	—	—
Special termination benefit	—	—	107	—	—	—
Plan of reorganization	—	(8,239)	—	—	—	—

Benefit obligation at end of period	$118,365	$117,384	$119,949	$2,915	$2,880	$2,675

Change in plan assets:
Fair value of plan assets at beginning of period	$80,971	$75,617	$90,254	$—	$—	$—
Actual return (loss) on plan assets	2,177	4,801	(13,524)	—	—	—
Employer contributions	—	3,863	2,865	5	19	224
Impact of foreign currency exchange	84	1,028	29	—	—	—
Benefits paid	(702)	(4,338)	(4,007)	(5)	(19)	(224)

Fair value of plan assets at end of period	$82,530	$80,971	$75,617	$—	$—	$—

Funded status	$(35,835)	$(36,413)	$(44,332)	$(2,915)	$(2,880)	$(2,675)
Unrecognized actuarial (gain) loss	(677)	—	23,269	—	—	699
Unrecognized prior service cost	—	—	498	—	—	—

Net amount recognized	$(36,512)	$(36,413)	$(20,565)	$(2,915)	$(2,880)	$(1,976)

	Defined Benefit Pension Plans		Post-Retirement Health Care Benefits
	Superior Essex Inc.		Superior Essex Inc.
		Superior TeleCom Inc.		Superior TeleCom Inc.
	Period November 11, 2003 to December 31, 2003		Period November 11, 2003 to December 31, 2003
		Year Ended December 31, 2002		Year Ended December 31, 2002
	(in thousands)
Amounts recognized in the consolidated balance sheets:
Prepaid benefit cost	$—	$1,631	$—	$—
Accrued benefit liability	(36,512)	(22,196)	(2,915)	(1,976)
Additional minimum liability	—	(14,672)	—	—
Intangible asset	—	498	—	—
Accumulated other comprehensive income	—	14,174	—	—

Net amount recognized	$(36,512)	$(20,565)	$(2,915)	$(1,976)

        The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $118.4 million, $118.4 million and $82.5 million, respectively, as of December 31, 2003.

        The defined benefit pension plan weighted average asset allocations by asset category are as follows:

	Superior Essex Inc.	Superior TeleCom Inc.
	December 31,
	2003	2002
Asset category:
Equity securities	35%	30%
Corporate debt securities	14	16
U.S Government and agency securities	25	27
Mutual funds	17	1
Cash equivalents	9	26

Total	100%	100%

        Pension plan assets are managed by an investment committee. The investment committee has engaged an investment consultant to provide advice on the investment program and assist in selecting outside investment managers. The investment policy with respect to pension assets seeks long-term appreciation and consistency of total portfolio returns with a target average return of 9% compounded annually over a five-year moving time frame. The investment policy provides for the following targeted asset allocation ranges: equity investments of 40-60%; fixed income investments of 25-50%; cash equivalents of 3-10%; and alternative investments (hedge funds) of 5%. Equity securities must be traded on the New York, American and regional stock exchanges or the NASDAQ market and must represent companies with a minimum market capitalization of $300 million. Fixed income securities are limited to securities with less than 5 years to maturity and a Standard & Poor's rating of A or higher at the time of purchase. Investments in private placements, uncovered options, interest rate futures and derivatives are not permitted. Limits are also placed on investments in individual securities and market sectors.

        The components of net periodic benefit cost of the defined benefit pension plans and the post-retirement health care benefit plans during the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003, and the years ended December 31, 2002 and 2001 are presented below:

	Defined Benefit Pension Plans
	Superior Essex Inc.	Superior TeleCom Inc.
	Period November 11, 2003 to December 31, 2003	Period January 1, 2003 to November 10, 2003	Years Ended December 31,
			2002	2001
	(in thousands)
Components of net periodic benefit cost:
Service cost	$163	$2,423	$3,455	$3,486
Interest cost	1,079	6,302	7,942	7,349
Expected return on plan assets	(1,045)	(5,021)	(8,034)	(8,378)
Amortization of prior service cost	—	38	79	84
Actuarial (gain) loss	—	925	5	(1,671)

Net periodic benefit cost	197	4,667	3,447	870
Curtailment	—	—	69	—

Total	$197	$4,667	$3,516	$870

	Post-Retirement Health Care Benefits
	Superior Essex Inc.	Superior TeleCom Inc.
	Period November 11, 2003 to December 31, 2003	Period January 1, 2003 to November 10, 2003	Years Ended December 31,
			2002	2001
	(in thousands)
Components of net periodic benefit cost:
Service cost	$10	$45	$52	$58
Interest cost	30	145	167	148
Expected return on plan assets	—	—	—	—
Amortization of prior service cost	—	—	—	—
Actuarial (gain) loss	—	33	8

Total	$40	$223	$227	$206

        The actuarial present value of the projected pension benefit obligation and the postretirement health care benefits obligation at December 31, 2003, 2002 and 2001 were determined based upon the following assumptions:

	Defined Benefit Pension Plans			Post-Retirement Health Care Benefits
	Superior Essex Inc.	Superior TeleCom		Superior Essex Inc.	Superior TeleCom
	2003	2002	2001	2003	2002	2001
Discount rate	6.0%	6.75%	7.25%	6.0%	6.75%	7.25%
Increase in future compensation	N/A	3%	4.5%	N/A	N/A	N/A

        The net periodic benefit cost of the defined benefit pension plans was determined using the following assumptions:

	Superior Essex Inc.	Superior TeleCom Inc.
			Years Ended December 31,
	Period November 11 to December 31 2003	Period January 1 to November 10, 2003
			2002	2001

Discount rate	6.75%	6.75%	7.25%	7.50%
Expected return on plan assets	8.0%	8.0%	9.0%	9.0%
Increase in future compensation	N/A	3.0%	4.5%	4.5%

        To determine the long-term rate of return on pension assets, the Company considers the current and expected plan asset allocation, as well as historical and expected returns on various categories of plan assets.

        Pursuant to the plan of reorganization the Company assumed several defined contribution plans sponsored by Superior TeleCom and its subsidiaries covering substantially all U.S. employees. The plans provide for limited company matching of participants' contributions. The Company's or Superior TeleCom's contributions for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003 and the years ended December 31, 2002 and 2001 were $0.2 million, $1.6 million, $4.8 million and $4.8 million, respectively.

Employee retention plans

        In connection with the bankruptcy proceedings, Superior TeleCom filed a motion seeking approval of the implementation of a key employee retention plan and related programs. The Bankruptcy Court approved the following programs: (1) Key Employee Retention Plan (the "KERP"), (2) Cash Incentive Bonus Pool Plan (the "CIBP"), (3) Change in Control Severance Pay Plan (the "CIC Plan"), and (4) Severance Pay Plan (the "Severance Plan"). These plans were assumed by the Company pursuant to the plan of reorganization.

KERP

        The KERP provides 26 participants with the right to receive a stay bonus based on a specified percentage of the participant's base salary. Payments will generally be made in three installments: the first installment equal to 25% of the stay bonus was made on May 1, 2003, the second installment equal to 37.5% of the stay bonus was made on September 4, 2003, and the final installment equal to 37.5% of the stay bonus will be made on May 10, 2004. Certain participants also received an incentive bonus, paid in a single installment following the effective date of the plan of reorganization, based upon a specified percentage of the participant's base salary and the achievement of specified "liquidity" targets. Certain employees may also be entitled to receive a discretionary bonus. The maximum potential cost of the KERP is $3.15 million comprised of $2.6 million of stay bonus, $0.3 million of liquidity bonus and $0.25 million discretionary bonus.

CIBP

        The CIBP provides 125 employees not participating in the KERP with the right to receive an annual incentive bonus, generally payable in a single installment on or about January 1, 2004, based on a specified percentage of the participant's base salary. Continued employment through January 1, 2004 is the only condition to receive the bonus. The effective date of the CIBP was April 10, 2003. A total of $2.3 million was paid in January 2004 with respect to benefits provided under the CIBP.

Severance Plan

        The Severance Plan provides approximately 1,000 employees with the right to receive a severance benefit based on a specified percentage of the participant's base salary in the event that the participant's employment is terminated by the Company without "cause." The maximum potential cost of severance benefits under the plan is limited to $11.1 million. Benefits payable to certain participants may be offset by a specified portion of any benefits received under the KERP. The severance plan may be terminated by the Company at any time following the one year anniversary of the effective date of the plan of reorganization.

CIC Plan

        The CIC Plan provides seven employees with the right to receive a severance benefit, in lieu of any severance benefits otherwise payable under the Severance Plan, based on a specified percentage of the participant's base salary and target performance bonus in the event that the participant's employment is terminated by the Company without "cause" or by the participant for "good reason" during the period commencing on a "change in control" (which does not include confirmation of the plan of reorganization) and ending on the first anniversary thereof. Participants may also be entitled to additional payments if the participant becomes entitled to payments and/or benefits which would constitute "excess parachute payments" under the Internal Revenue Code. The maximum potential cost of severance benefits under the CIC Plan is $4.34 million.

        A total of $0.8 million and $6.4 million related to the plans described above was expensed during the period November 11, 2003 to December 31, 2003 and the period January 1, 2003 to November 10, 2003, respectively.

14.    Income taxes

        The provision for income tax expense (benefit) for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003 and the years ended December 31, 2002 and 2001 is comprised of the following:

	Superior Essex Inc.	Superior TeleCom Inc.
	Period November 11, 2003 to to December 31, 2003	Period January 1, 2003 to to November 10, 2003
			Year Ended December 31,
			2002	2001
	(in thousands)
Current:
Federal	$—	$—	$(59,072)	$(6,641)
State	48	210	15,471	99
Foreign	(746)	290	(513)	3,694

Total current	(698)	500	(44,114)	(2,848)

Deferred:
Federal	(1,266)	(6,627)	(45,128)	1,681
State	(59)	(286)	(13,262)	(2,375)
Foreign	752	3,654	(4,161)	(1,798)

Total deferred	(573)	(3,259)	(62,551)	(2,492)

Total income tax benefit	$(1,271)	$(2,759)	$(106,665)	$(5,340)

        Income (loss) before income taxes, distributions on preferred securities of Superior Trust I, minority interest and cumulative effect of accounting change attributable to domestic and foreign operations was as follows:

	Superior Essex Inc.	Superior TeleCom Inc.
	Period November 11, 2003 to to December 31, 2003	Period January 1, 2003 to to November 10, 2003
			Year Ended December 31,
			2002	2001
	(in thousands)
United States	$(3,722)	$883,725	$(593,680)	$(25,851)
Foreign	8	(3,729)	(36,581)	940

Income (loss) before income taxes, distributions on preferred securities of Superior Trust I, minority interest and cumulative effect of accounting change	$(3,714)	$879,996	$(630,261)	$(24,911)

        The provision (benefit) for income taxes differs from the amount computed by applying the U.S. federal income tax rate of 35% because of the effect of the following items:

	Superior Essex Inc.	Superior TeleCom Inc.
	Period November 11 2003 to to December 31, 2003	Period January 1 2003 to to November 10, 2003
			Year Ended December 31,
			2002	2001
	(in thousands)
Expected income tax expense at U.S. federal statutory tax rate	$(1,300)	$307,999	$(220,591)	$(8,719)
State income tax expense (benefit), net of U.S. federal income tax benefit	(13)	210	(9,926)	(931)
Taxes on foreign income at rates which differ from the U.S. federal statutory rate	20	(167)	4,915	1,897
Distributions on preferred securities of Superior Trust I	—	(839)	(5,829)	(5,377)
Nondeductible goodwill amortization and impairment	—	—	113,633	7,113
Reorganization items	—	(316,561)	—	—
Change in valuation allowance	—	6,403	16,800	—
Other, net	22	196	(5,667)	677

Benefit for income taxes	$(1,271)	$(2,759)	$(106,665)	$(5,340)

        Items that result in deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:

	Superior Essex Inc.	Superior TeleCom Inc.
	2003	2002
	(in thousands)
Deferred tax assets:
Sale leaseback	$2,702	$1,875
Accruals not currently deductible for tax	586	7,736
Pension and post retirement benefits	13,085	14,078
Net operating loss carryforwards	5,782	36,440
Other	404	8,296

Total deferred tax assets	22,559	68,425

Deferred tax liabilities:
Inventory reserves	—	11,152
Property, plant and equipment	19,647	50,018
Other	2,321	10,514

Total deferred tax liabilities	21,968	71,684

Net deferred income tax asset (liability)	$591	$(3,259)

        At December 31, 2003, the Company had net operating loss carryforwards for federal income tax purposes of $15 million which are available to offset future federal taxable income through 2023. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon these considerations, management believes it is more likely than not the Company will realize the benefits of these deductible differences at December 31, 2003.

15.    Asset impairments, restructuring and other charges

        As a result of the Electrical Sale (see Note 5), Superior TeleCom evaluated for impairment the long-lived assets of its Electrical wire business, DNE and Superior Israel as of September 30, 2002 pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". In accordance with SFAS No. 144, such impairment test was based on probability weighted estimated future cash flows related to such assets including assessment of cash proceeds associated with the sale to Alpine of the Electrical wire business, DNE and Superior TeleCom's investment in Superior Israel. As a result of such review and the subsequent asset sale in connection with the Electrical Sale, Superior TeleCom recorded a pre-tax charge, principally related to the Electrical wire business, of $177.9 million to recognize an impairment of the identified long-lived assets of the Electrical wire business and Superior Israel and the loss on consummation of the Electrical Sale transaction. Additionally, as further discussed in Note 2, Superior TeleCom recognized a goodwill impairment loss of $324.7 million in its Magnet Wire and Distribution and Communications Cable reporting units.

        During the year ended December 31, 2002, Superior TeleCom recorded restructuring and other charges of $37.8 million. These charges included $31.8 million, $4.2 million, $0.9 million and $0.9 million, respectively, related to (i) the closure of its Communications Cable segment's Elizabethtown, Kentucky and Winnipeg, Canada manufacturing facilities; (ii) the closure of its Magnet Wire and Distribution segment's Rockford, Illinois manufacturing facility; (iii) the shutdown of its Electrical Group Canadian operations and (iv) operational restructuring activities at Superior Israel. These actions were principally taken to more closely align productive capacity with current market demands and to reduce overall manufacturing costs. The $37.8 million charge included a $22.6 million write-down of idled property, plant and equipment, $9.0 million of employee separation costs (422 employees) and $6.2 million of other facility related closure costs. Costs to relocate inventory and manufacturing equipment into remaining facilities are being expensed as incurred. At December 31, 2002, $3.2 million, primarily related to employee separation costs, is included in accrued liabilities in the consolidated financial statements. Superior TeleCom incurred an additional $2.3 million of restructuring and other charges for the period January 1, 2003 to November 10, 2003 primarily relating to ongoing closure activities at the Elizabethtown and Winnipeg facilities offset by foreign currency transaction gains of $1.5 million related to Superior TeleCom's Canadian subsidiary. Restructuring and other charges for the period January 1, 2003 to November 10, 2003 also included pre-petition professional fees of $3.6 million incurred in connection with preparation for Superior TeleCom's Chapter 11 filings, $1.1 million of severance payments related to a workforce reduction at Superior TeleCom's U.K. subsidiary, $2.3 million of asset impairments resulting from closure of one of Superior TeleCom's continuous casting lines and $0.8 million of asset impairments resulting from the write-off of abandoned equipment. Restructuring and other charges for the period November 11, 2003 to

December 31, 2003 were $1.2 million consisting primarily of ongoing professional fees related to the implementation of the plan of reorganization and employee retention and severance payments under plans established by Superior TeleCom during the pendency of its bankruptcy proceedings.

        During the year ended December 31, 2001, Superior TeleCom recorded restructuring and other charges of $5.4 million, which included (i) a $3.1 million charge related to professional and legal fees incurred for corporate debt restructurings and (ii) a $2.3 million charge related to operational restructuring activities at Superior Israel.

Superior Israel

        During 2000, Superior Israel recorded a $3.8 million restructuring charge, which included a provision for further consolidation of manufacturing facilities. As of December 31, 2001, $3.8 million has been incurred and paid. The restructuring actions resulted in the elimination of approximately 123 positions, most of which were manufacturing related employees. During the year ended December 31, 2001, Superior Israel recorded a $2.3 million restructuring charge for additional exit costs associated with the restructuring.

        During the year ended December 31, 2002, Superior Israel recorded restructuring and other charges of $0.9 million related to operational restructuring activities.

16.    Derivative financial instruments and fair value information

        The Company, to a limited extent, uses or has used forward fixed price contracts and derivative financial instruments to manage foreign currency exchange, commodity price and interest rate risks. The Company does not hold or issue financial instruments for investment or trading purposes. The Company is exposed to credit risk in the event of nonperformance by counter parties for foreign exchange forward contracts, metal forward price contracts and metals futures contracts but the Company does not anticipate nonperformance by any of these counter parties. The amount of such exposure is generally limited to any unrealized gains within the underlying contracts.

Foreign exchange risk management

        Superior TeleCom previously utilized foreign currency forward exchange contracts to hedge certain receivables and payables denominated in foreign currencies to minimize the risk to cash flows related to fluctuations in foreign currency exchange rates. At December 31, 2003, the Company had no such forward exchange contracts.

Commodity price risk management

        The costs of copper, the Company's most significant raw material, and aluminum have historically been subject to considerable volatility. To manage the risk associated with such volatility, the Company enters into futures contracts to match the metal component of customer product pricing with the cost component of the inventory shipped. At December 31, 2003, the Company had futures purchase contracts for 10.5 million pounds of copper expiring through December 2004 and 5.2 million pounds of aluminum expiring through December 2004 related to certain future customer firm sales commitments. At December 31, 2003 the Company also had futures contracts to purchase 110,000 MMBTUs of natural gas expiring through June 2004. These futures contracts have been designated as cash flow hedges with unrealized gains and losses recorded in other comprehensive income until the hedged sales transactions are reflected in the income statement which are generally expected to occur in the next twelve months. Hedge ineffectiveness, which is not significant, is immediately recognized in earnings. At December 31, 2003, the Company had an unrealized gain of $3.6 million on these futures contracts. A total of $0.6 million of this unrealized gain arose during the period November 11, 2003 to December 31, 2003 and is recorded in other comprehensive income. The Company recorded a liability of $3.0 million representing the unrealized loss on sales commitments to customers in connection with the application of fresh-start reporting as of November 10, 2003 corresponding with a $3.0 million unrealized gain on copper futures contracts at that time. Additionally, at December 31, 2003, the Company had futures sales contracts for 10.7 million pounds of copper, or $9.5 million, expiring in March 2004 with an estimated fair value(loss) of $(1.6) million. Changes in the fair value of these contracts are recorded in the consolidated statement of operations on the same line as the underlying exposure being hedged.

        In order to hedge the risk associated with the anticipated future liquidation of a LIFO layer created during 2001, Superior TeleCom entered into certain futures contracts that were classified as cash flow hedges. During the second quarter of 2001, Superior TeleCom determined that the hedge was no longer effective, as the LIFO layer was deemed to be permanent in nature. On July 1, 2001, Superior TeleCom removed the hedge designation for certain LIFO inventory hedge contracts and settled such contracts in September. As a result, Superior TeleCom recorded $1.1 million as a reduction in inventory carrying value and a gain of $0.5 million related to changes in the fair market value of these contracts subsequent to the removal of the hedge designation. The Company has no LIFO layer hedges outstanding at December 31, 2003. The net impact of hedge ineffectiveness for the year ended December 31, 2002 was immaterial.

Interest rate risk management

        In order to limit its exposure to rising interest rates with respect to borrowings under its revolving credit facility, the Company entered into two interest rate cap agreements in December 2003. At December 31, 2003, the Company had outstanding an interest rate cap with a notional amount of $30 million with a 30-day LIBOR cap at 1.75% expiring in December 2005, and an interest rate cap with a notional amount of $30 million with a 30-day LIBOR cap at 5.0% expiring in December 2004. The 30-day LIBOR at December 31, 2003 was 1.12%. The interest rate cap agreements had an aggregate fair value of $0.4 million at December 31, 2003. Changes in the fair value of these interest rate caps are recorded in the consolidated statement of operations.

17.    Commitments and contingencies

        Total rent expense under cancelable and noncancelable operating leases was $1.2 million, $7.1 million, $13.2 million and $13.2 million for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003 and the years ended December 31, 2002 and 2001, respectively.

        At December 31, 2003, future minimum lease payments under noncancelable operating leases are as follows (in thousands):

Year
2004	$6,369
2005	5,129
2006	3,988
2007	3,449
2008	3,279
Thereafter	5,719

$27,933

        The Company is subject to lawsuits incidental to its business. In the opinion of management, based on its examination of such matters and discussions with counsel, the ultimate resolution of all pending or threatened litigation, claims and assessments will have no material adverse effect upon the Company's financial position, liquidity or results of operations.

        The Company's operations are subject to environmental laws and regulations in each of the jurisdictions in which it owns or operates facilities governing, among other things, emissions into the air, discharges to water, the use, handling and disposal of hazardous substances and the investigation and remediation of soil and groundwater contamination both on-site at past and current facilities and at off-site disposal locations. On-site contamination at certain of the Company's facilities is the result of historic activities, including certain activities attributable to Superior TeleCom's and the Company's operations and those occurring prior to the use of a facility by Superior TeleCom or the Company. Off-site liability includes clean-up responsibilities and response costs incurred by others at various sites, under federal or state statutes, for which Superior TeleCom has been identified by the United States Environmental Protection Agency, or state environmental agency, as a Potentially Responsible Party, or "PRP," or the equivalent. At the effective date of the plan of reorganization, Superior TeleCom or one of its subsidiaries was named as a PRP with respect to seven sites. Certain PRP representatives filed claims in connection with Superior TeleCom's Chapter 11 proceedings. These claims are being negotiated, and allowed claims will receive a portion of the $3.0 million amount that the plan of reorganization allocated to holders of general unsecured claims.

        Essex International Inc. (including subsidiaries thereof), which Superior TeleCom acquired in 1998 and 1999, has been named as a PRP at a number of sites. Many of the sites for which Essex International is currently named as a PRP are covered by an indemnity from United Technologies Corporation provided in connection with the February 1988 sale of Essex Group Inc. ("EGI") by United Technologies to Essex International. Pursuant to the indemnity, United Technologies agreed to indemnify Essex International against losses incurred under any environmental protection and pollution control laws or resulting from, or in connection with, damage or pollution to the environment arising from events, operations or activities of EGI prior to February 29, 1988, or from conditions or circumstances existing at or prior to February 29, 1988. In order to be covered by the indemnity, the condition, event or circumstance must have been known to United Technologies prior to, and United Technologies must have received notice of the indemnity claim during the five-year period commencing on, February 29, 1988. The sites covered by this indemnity historically have been handled directly by United Technologies and required payments generally have been made directly by United Technologies.

Most of these sites are mature sites where allocations of liability have been settled and remediation is well underway or has been completed.

        United Technologies also provided an additional environmental indemnity, referred to as the "basket indemnity." This indemnity relates to liabilities arising from environmental events, conditions or circumstances existing at or prior to February 29, 1988 of which United Technologies received notice during the five-year period commencing on February 29, 1988. As to such liabilities, Essex International is responsible for the first $4.0 million incurred. Thereafter, United Technologies has agreed to indemnify Essex International fully for any liabilities in excess of $4.0 million. Essex International has not incurrred any liabilities covered by this indemnity.

        Apart from the indemnified sites, Essex International has been named as a PRP or a defendant in a civil lawsuit at, or has received inquiries from regulatory agencies involving, a number of off-site or formerly owned sites. Operations of Superior Telecommunications Inc. and DNE, which were subsidiaries of Superior TeleCom, have resulted in releases of hazardous substances or wastes at sites currently or formerly owned or operated by such companies.

        Except for the air quality matters involving two Indiana facilities, none of the sites or matters mentioned above involves the imposition of sanctions, fines or administrative penalties on the Company. The Company believes that any of the environmental proceedings in which it is involved have been or will be addressed in the bankruptcy claims resolution process or will not have a material adverse effect either individually, or in the aggregate, upon its business, financial condition, liquidity or results of operations. There can be no assurance that future developments will not alter this conclusion.

        Since approximately 1990, Essex International has been named as a defendant in a number of product liability lawsuits brought by electricians and other skilled tradesmen claiming injury from exposure to asbestos found in electrical wire products produced many years ago. Litigation against various past insurers of Essex International who had previously refused to defend and indemnify Essex International against these lawsuits was settled during 1999. Under the settlement, Essex International was reimbursed for substantially all of its costs and expenses incurred in the defense of these lawsuits, and the insurers have undertaken to defend, are currently directly defending and, if it should become necessary, will indemnify Essex International against those asbestos lawsuits, subject to the terms and limits of the respective policies. Under the plan of reorganization, certain of the claimants in these actions will be able to assert claims under applicable insurance coverage and other similar arrangements. The Company believes that Essex International's liability, if any, in these matters will not have a material adverse effect either individually, or in the aggregate, upon its business, financial condition, liquidity or results of operations. There can be no assurance, however, that future developments will not alter this conclusion.

        On January 18, 2002, United Technologies brought a third party claim against Essex International in a civil action in Massachusetts. United Technologies had been sued by an insurer for, among other things, approximately $3.1 million in compensatory damages for retrospective premiums for 1999, 2000 and 2001 relating to certain events that allegedly occurred while EGI was a subsidiary of United Technologies. United Technologies' third party complaint against Essex International contended, among other things, that Essex International had agreed, in the stock purchase agreement dated January 15, 1998, to pay such premiums and sought a declaratory judgment, contribution and indemnification for any such retrospective premiums that United Technologies might have to pay the insurer. On January 13, 2003, the court granted the insurer's motion for summary judgment against United

Technologies and Essex International's motion to dismiss with prejudice United Technologies' claim against it. United Technologies thereafter indicated an intention to appeal the ruling dismissing the action against Essex International. However, before Essex International's time to respond, those proceedings were stayed by the filing of Superior TeleCom's bankruptcy proceedings. United Technologies and the insurer filed proofs of claim in connection with Superior TeleCom's bankruptcy. The Company believes that these claims will be addressed in the bankruptcy claims resolution process or will not have a material adverse effect either individually, or in the aggregate, upon its business, financial condition, liquidity or results of operations. There can be no assurance that future developments will not alter this conclusion.

        The Company accepts certain customer orders for future delivery at fixed prices. As copper is the most significant raw material used in the manufacturing process, the Company enters into forward purchase fixed price commitments for copper to properly match its cost to the value of the copper to be billed to the customers. At December 31, 2003, the Company had forward fixed price copper purchase commitments for $26.0 million.

18.    Related party transactions

        As discussed in Note 5, in December 2002 Superior TeleCom sold certain assets and securities to Alpine. Also as discussed in Note 5, the Company entered into a Supply and Transitional Services Agreement with Essex Electric, a wholly owned subsidiary of Alpine.

        Superior TeleCom and Alpine were parties to a services agreement (the "Services Agreement") whereby Alpine has provided during certain periods financial, audit and accounting, corporate finance and strategic planning, legal, treasury, insurance and administrative services in return for an annual fee in addition to reimbursement of incidental costs and expenses incurred in connection with Alpine's provision of such services. Under the Services Agreement as amended to date, Superior TeleCom incurred expense of $1.1 million and $2.9 million during the years ended December 31, 2002 and 2001, respectively. The Services Agreement expired on June 30, 2002.

        In 2001, Alpine entered into a commitment to advance to Superior TeleCom approximately $3.8 million to be used solely by Superior TeleCom to make one quarterly cash interest payment on its Senior Subordinated Notes. In 2002, the commitment was funded, and Superior TeleCom issued subordinated notes to Alpine in the face amount of the funds advanced, with such notes due seven years from the date issued. In connection with the funding, Superior TeleCom issued warrants to Alpine to acquire 250,000 shares of its common stock at an exercise price of $1.41 per share and warrants to acquire an additional 2.1 million shares of its common stock at an exercise price of $1.69 per share, subject to Superior TeleCom stockholder approval. The warrants were canceled in connection with the Electrical Sale. The debt was cancelled pursuant to the plan of reorganization.

19.    Business segments and foreign operations

        Reportable segments are strategic businesses that offer different products and services to different customers. These segments are Communications Cable (formerly known as Communications), Magnet Wire and Distribution (formerly known as OEM), Copper Rod and prior to December 11, 2002, Electrical. The Communications Cable segment includes (i) copper and fiber optic outside plant wire and cable for voice and data transmission in telecommunications networks (ii) copper and fiber optic datacom or premise wire and cable for use within homes and offices for local area networks, Internet connectivity and other applications, and (iii) prior to December 11, 2002, all of Superior Israel's and DNE's products. The Magnet Wire and Distribution segment includes magnet wire and related products. Prior to 2003, substantially all copper rod produced by Superior TeleCom was used in its manufacturing operations. Due to available capacity resulting from the Electrical Sale and reduced production volumes in both the Communications Cable and Magnet Wire and Distribution segments, in 2003 Superior TeleCom began to actively offer copper rod for sale to external parties, including Essex Electric. Copper rod produced for internal processing is recorded by the consuming segment at cost as a component of cost of goods sold. Other intersegment transactions are insignificant. The Electrical segment included building and industrial wire and cable. As discussed in Note 5, Superior TeleCom sold DNE, substantially all of its investment in Superior Israel and the operations comprising its Electrical segment on December 11, 2002.

        Segment performance is evaluated based on a number of factors with operating income, excluding restructuring and other charges, asset impairments, and goodwill amortization, being the most critical.

        Operating results for each of the Company's reportable segments are presented below. Corporate and other items shown below are provided to reconcile to the Company's consolidated statements of operations, cash flows and balance sheets.

	Superior Essex Inc.	Superior TeleCom Inc.
	Period November 11, 2003 to December 31, 2003	Period January 1, 2003 to November 10, 2003	Year Ended December 31,
			2002	2001
	(in thousands)
Net Sales (a):
Communications Cable (b)	$41,552	$298,658	$490,602	$726,768
Magnet Wire and Distribution	58,855	417,260	493,542	533,634
Copper Rod (a)	26,002	145,711	13,740	—
Electrical	—	—	442,074	486,900

	$126,409	$861,629	$1,439,958	$1,747,302

Depreciation and amortization expense::
Communications Cable	$1,303	$11,937	$19,661	$21,864
Magnet Wire and Distribution	1,183	11,814	13,749	11,921
Copper Rod	84	1,262	—	—
Electrical	—	—	7,601	9,945
Corporate and other	4	101	2,700	2,462
Amortization of goodwill	—	—	—	21,057

	$2,574	$25,114	$43,711	$67,249

Operating income (loss)::
Communications Cable	$942	$16,661	$22,360	$100,627
Magnet Wire and Distribution	(92)	19,209	$37,540	48,791
Copper Rod	376	(549)	1,055	—
Electrical	—	—	(9,697)	(4,074)
Corporate and other	(1,455)	(9,972)	(23,945)	(25,468)
Restructuring and other charges and asset impairments	(1,184)	(8,638)	(540,335)	(5,358)
Amortization of goodwill	—	—	—	(21,057)

	$(1,413)	$16,711	$(513,022)	$93,461

	Superior Essex Inc.	Superior TeleCom Inc.
	Period November 11, 2003 to December 31, 2003	Period January 1, 2003 to November 10, 2003	Year Ended December 31,
			2002	2001
	(in thousands)
Total assets::
Communications Cable	$180,262		$192,738
Magnet Wire and Distribution	239,468		261,148
Copper Rod	46,625		32,539
Electrical	—		—
Corporate and other	20,570		84,180

	$486,925		$570,605

Capital expenditures::
Communications Cable	$426	$899	$4,136	$16,741
Magnet Wire and Distribution	1,240	1,896	2,225	5,352
Copper Rod	73	27
Electrical	—	—	2,676	2,655
Corporate and other	—	16	1,086	2,516

	$1,739	$2,838	$10,123	$27,264

(a)
Sales of copper rod to Essex Electric accounted for 11% and 10% of consolidated sales for the period January 1, 2003 to November 10, 2003 and the period November 11, 2003 to December 31, 2003, respectively. No other customer accounted for more than 10% of net sales for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003 and the years ended December 31, 2002 and 2001.

(b)
Two customers accounted for 22% and 12%, 19% and 18%, 14% and 13%, and 15% and 11% of the Communications Cable segment's net sales for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003 and the years ended December 31, 2002 and 2001, respectively. Net sales to the RBOCs and major independent telephone companies accounted for 57%, 57%, 34% and 40% of the Communications Cable segment's sales for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003 and the years ended December 31, 2002 and 2001, respectively. Superior Israel net sales represent 21% and 17% of the Communications Cable segment's sales for the years ended December 31, 2002 and 2001, respectively.

        The following provides information about domestic and foreign operations for the period November 11, 2003 to December 31, 2003, the period January 1, 2003 to November 10, 2003, and the years ended December 31, 2002 and 2001.

	Superior Essex Inc.	Superior TeleCom Inc.
	Period November 11, 2003 to December 31, 2003	Period January 1, 2003 to November 10, 2003
			Year Ended December 31,
			2002	2001
	(in thousands)
Net Sales:
United States	$122,051	$832,345	$1,282,760	$1,542,742
Canada	—	—	21,459	41,964
Israel	—	—	103,158	125,868
United Kingdom	4,358	29,284	32,581	36,728

	$126,409	$861,629	1,439,958	$1,747,302

Long-lived assets:
United States	$188,579		219,607
Canada	57		1,351
Israel	—		—
United Kingdom	9,307		10,607
Mexico	25,375		43,562

	$223,318		$275,127

20.    Quarterly financial information (unaudited)

        The unaudited quarterly results of operations of the Company for the period November 11, 2003 to December 31, 2003 and for Superior TeleCom for the period January 1, 2003 to November 10, 2003 and the year ended December 31, 2002 are as follows:

	2003
	Superior TeleCom Inc.				Superior Essex Inc.
	Quarter or Period Ended
					Period November 11 to December 31
	March 31	June 30	September 30	November 10
	(in thousands, except per share data)
Net sales	$249,538	$248,780	$247,660	$115,561	$126,409
Gross profit	26,089	30,012	28,010	13,207	10,055
Restructuring and other charges	4,166	669	2,136	1,667	1,184
Operating income (loss)	1,176	8,389	5,168	1,481	(1,413)
Reorganization items	(34,768)	1,800	(7,338)	931,035	—
Net income (loss)	$(56,001)	$6,557	$(4,407)	$931,556	$(2,443)

Net income (loss) per basic share of common stock(a)	$(2.58)	$0.30	$(0.20)	$42.64	$(0.15)
Net income (loss) per diluted share of common stock(a):	$(2.58)	$0.30	$(0.20)	$36.33	$(0.15)

	2002
	Superior TeleCom Inc.
	Quarter Ended
	March 31	June 30	September 30	December 31
Net sales	$376,778	$391,797	$368,186	$303,197
Gross profit	45,965	48,616	45,837	30,845
Restructuring and other charges	12,590	19,089	1,077	5,001
Operating loss	(3,901)	(7,186)	(107,022)	(394,913)
Loss before cumulative effect of accounting change	(21,170)	(25,256)	(94,926)	(395,436)
Net loss	$(445,673)	$(25,256)	$(94,926)	$(395,436)

Loss before cumulative effect of accounting change per basic and diluted share of common stock(a)	$(1.01)	$(1.18)	$(4.44)	$(18.49)

Net loss per basic and diluted share of common stock(a):	$(21.18)	$(1.18)	$(4.44)	$(18.49)

(a)
Net income per share of common stock is determined by computing a year-to-date weighted average of the incremental shares included in each quarterly net income per share calculation. As a result, the sum of the net income per share for the four quarterly periods may not equal the net income per share for the twelve month period.

21.    Supplemental guarantor information

       The 9% senior unsecured notes issued on April 14, 2004 were issued by Superior Essex Communications LLC and Essex Group, Inc. as joint and several obligors. The notes are jointly and severally guaranteed by the Company and each of its existing and future domestic restricted subsidiaries (as defined in the indenture governing the notes). All of the Company's current domestic subsidiaries, other than IP Licensing LLP, are restricted subsidiaries. The following consolidating information presents information about the Company (the "Parent"), the issuers, guarantor subsidiaries and non-guarantor subsidiaries. As a result of the plan of reorganization and the Company's implementation of fresh-start reporting, the consolidating financial information for periods subsequent to November 10, 2003 reflects a new organizational structure and basis of accounting and is not comparable to the historical consolidating financial information of Superior TeleCom for periods prior to the effective date of the plan of reorganization. For purposes of this presentation for periods prior to November 10, 2003 the parent is Superior TeleCom, Inc., the issuers are Superior Telecommunications Inc. and Essex Group Inc., the guarantor subsidiaries are all direct and indirect domestic subsidiaries of Superior TeleCom, and the non-guarantor subsidiaries are all direct and indirect non-domestic subsidiaries of Superior TeleCom together with Superior Trust I. Investments in subsidiaries are presented on the equity method. Intercompany transactions are eliminated in consolidation.

	Superior Essex Inc. December 31, 2003
	Parent	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$—	$6,544	$300	$3,762	$—	$10,606
Accounts receivable, net	—	92,717	1,632	6,544	—	100,893
Inventories, net	—	111,228	5,427	3,132	—	119,787
Other current assets	4,345	16,337	237	2,397	—	23,316

Total current assets	4,345	226,826	7,596	15,835	—	254,602
Property, plant and equipment, net	502	187,319	16,714	18,783	—	223,318
Other assets	3,457	5,547	1	—	—	9,005
Investment in subsidiaries	176,134	40,760	308,382	—	(525,276)	—
Intercompany accounts	2,068	10,619	888	—	(13,575)	—

Total assets	$186,506	$471,071	$333,581	$34,618	$(538,851)	$486,925

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	—	41,910	—	845	—	42,755
Accounts payable	4,298	28,975	610	1,983	—	35,866
Accrued expenses	18,100	40,254	585	(740)	—	58,199

Total current liabilities	22,398	111,139	1,195	2,088	—	136,820
Long term-debt, less current portion	—	152,000	5,000	—	—	157,000
Other long-term liabilities	216	27,066	—	1,931	—	29,213
Intercompany accounts	—	—	—	13,575	(13,575)	—

Total liabilities	22,614	290,205	6,195	17,594	(13,575)	323,033
Stockholders' equity	163,892	180,866	327,386	17,024	(525,276)	163,892

Total liabilities and stockholders' equity	$186,506	$471,071	$333,581	$34,618	$(538,851)	$486,925

	Superior TeleCom Inc. December 31, 2002
	Parent	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$—	$4,957	$203	$1,941	$—	$7,101
Accounts receivable, net	—	74,304	3,621	6,590	—	84,515
Inventories, net	—	92,590	8,864	2,909	—	104,363
Other current assets	50,105	8,451	56	6,587	—	65,199

Total current assets	50,105	180,302	12,744	18,027	—	261,178
Property, plant and equipment, net	—	215,231	31,727	28,169	—	275,127
Other assets	1,836	32,461	3	—	—	34,300
Investment in subsidiaries	—	272,806	40,659	—	(313,465)	—
Intercompany accounts	15,690	—	168,140	166,502	(350,332)	—

Total assets	$67,631	$700,800	$253,273	$212,698	$(663,797)	$570,605

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings	—	57,691	—	—	—	57,691
Current portion of long-term debt	3,748	1,103,431	52	—	—	1,107,231
Accounts payable	—	26,993	5,070	348	—	32,411
Accrued expenses	211	47,925	412	26,959	—	75,507

Total current liabilities	3,959	1,236,040	5,534	27,307	—	1,272,840
Long term-debt, less current portion	—	—	—	—	—	—
Other long-term liabilities	—	42,702	564	1,253	—	44,519
Intercompany accounts	—	350,332	—	—	(350,332)	—

Total liabilities	3,959	1,629,074	6,098	28,560	(350,332)	1,317,359
Accumulated losses in excess of net investment in subsidiaries	947,696	—	—	—	(947,696)	—
Mandatorily redeemable trust convertible preferred securities	—	—	—	137,270	—	137,270
Stockholders' equity (deficit)	(884,024)	(928,274)	247,175	46,868	634,231	(884,024)

Total liabilities and stockholders' equity (deficit)	$67,631	$700,800	$253,273	$212,698	$(663,797)	$570,605

	Superior Essex Inc. Period November 11, 2003 to December 31, 2003
	Parent	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net sales	$2,420	$123,957	$7,707	$5,759	$(13,434)	$126,409
Cost of goods sold	—	113,911	7,872	5,585	(11,014)	116,354

Gross profit	2,420	10,046	(165)	174	(2,420)	10,055
Selling, general and administrative expenses	1,454	11,059	35	156	(2,420)	10,284
Restructuring and other charges	966	224	—	(6)	—	1,184

Operating income (loss)	—	(1,237)	(200)	24	—	(1,413)
Interest expense	—	(2,578)	(66)	(6)	—	(2,650)
Other income (expense), net	—	352	7	(10)	—	349

Income (loss) before income taxes and equity in loss of subsidiaries	—	(3,463)	(259)	8	—	(3,714)
Benefit (provision) for income taxes	—	1,236	99	(64)	—	1,271
Equity in loss of subsidiaries	(2,443)	(174)	(2,824)	—	5,441	—

Net Loss	$(2,443)	$(2,401)	$(2,984)	$(56)	$5,441	$(2,443)

	Superior TeleCom Inc. Period January 1, 2003 to November 10, 2003
	Parent	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net sales	$—	$816,267	$68,355	$39,068	$(62,061)	$861,629
Cost of goods sold	—	720,115	66,877	39,380	(62,061)	764,311

Gross profit	—	96,152	1,478	(312)	—	97,318
Selling, general and administrative expenses	2,327	65,623	2,538	1,481	—	71,969
Restructuring and other charges	—	8,700	—	(62)	—	8,638

Operating income (loss)	(2,327)	21,829	(1,060)	(1,731)	—	16,711
Interest income (expense)	13,207	(42,503)	(1)	2,638	—	(26,659)
Other expense, net	—	(45)	(699)	(41)	—	(785)

Income (loss) before reorganization items, income taxes, distributions on preferred securities of Superior Trust I and equity in earnings (loss) of subsidiaries	10,880	(20,719)	(1,760)	866	—	(10,733)
Reorganization items	34,655	951,962	(81,169)	(14,719)	—	890,729
Benefit (provision) for income taxes	73	2,253	518	(85)	—	2,759

Income (loss) before distributions on preferred securities of Superior Trust I and equity in earnings (loss) of subsidiaries	45,608	933,496	(82,411)	(13,938)	—	882,755
Distributions on preferred securities of Superior Trust I	—	—	—	(5,050)	—	(5,050)
Equity in earnings (loss) of subsidiaries	832,097	(27,844)	71,651	—	(875,904)	—

Net income (loss)	$877,705	$905,652	$(10,760)	$(18,988)	$(875,904)	$877,705

	Superior TeleCom Inc. Year Ended December 31, 2002
	Parent	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net sales	$—	$1,015,648	$338,813	$167,382	$(81,885)	$1,439,958
Cost of goods sold	—	887,153	308,365	155,062	(81,885)	1,268,695

Gross profit	—	128,495	30,448	12,320	—	171,263
Selling, general and administrative expenses	3,561	103,399	24,597	12,393	—	143,950
Restructuring and other charges	—	20,861	—	16,896	—	37,757
Loss (gain) on asset sale and impairments	(1,578)	471,992	16,818	15,346	—	502,578

Operating loss	(1,983)	(467,757)	(10,967)	(32,315)	—	(513,022)
Interest income (expense)	2,113	(127,062)	(507)	11,133	—	(114,323)
Other income (expense), net	—	(25,052)	22,155	(19)	—	(2,916)

Income (loss) before income taxes, distributions on preferred securities of Superior Trust I, equity in loss of subsidiaries, minority interest and cumulative effect of accounting change	130	(619,871)	10,681	(21,201)	—	(630,261)
Benefit (provision) for income taxes	—	105,787	(3,092)	3,970	—	106,665

Income (loss) before distributions on preferred securities of Superior Trust I, equity in loss of subsidiaries, minority interest and cumulative effect of accounting change	130	(514,084)	7,589	(17,231)	—	(523,596)
Distributions on preferred securities of Superior Trust I	—	—	—	(16,654)	—	(16,654)
Equity in loss of subsidiaries	(961,421)	(642,241)	(607,720)	—	2,211,382	—
Minority interest in losses of subsidiaries	—	—	—	3,462	—	3,462

Loss before cumulative effect of accounting change	(961,291)	(1,156,325)	(600,131)	(30,423)	2,211,382	(536,788)
Cumulative effect of accounting change	—	(416,370)	(8,133)	—	—	(424,503)

Net loss	$(961,291)	$(1,572,695)	$(608,264)	$(30,423)	$2,211,382	$(961,291)

	Superior TeleCom Inc. Year Ended December 31, 2001 (unaudited)
	Parent	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net sales	$—	$1,263,645	$350,787	$201,958	$(69,088)	$1,747,302
Cost of goods sold	—	1,053,730	311,038	175,729	(69,088)	1,471,409

Gross profit	—	209,915	39,749	26,229	—	275,893
Selling, general and administrative expenses	1,543	111,022	28,768	14,684	—	156,017
Restructuring and other charges	—	3,086	—	2,272	—	5,358
Amortization of goodwill	—	20,358	296	403	—	21,057

Operating income (loss)	(1,543)	75,449	10,685	8,870	—	93,461
Interest income (expense)	1,797	(123,110)	(2,893)	9,158	—	(115,048)
Other income (expense), net	—	(28,212)	26,862	(1,974)	—	(3,324)

Income (loss) before income taxes, distributions on preferred securities of Superior Trust I, equity in loss of subsidiaries and minority interest	254	(75,873)	34,654	16,054	—	(24,911)
Benefit (provision) for income taxes	—	21,361	(13,349)	(2,672)	—	5,340

Income (loss) before distributions on preferred securities of Superior Trust I, equity in loss of subsidiaries and minority interest	254	(54,512)	21,305	13,382	—	(19,571)
Distributions on preferred securities of Superior Trust I	—	—	—	(15,362)	—	(15,362)
Equity in earnings (loss) of subsidiaries	(32,757)	7,949	(10,396)	—	35,204	—
Minority interest in losses of subsidiaries	—	—	—	2,430	—	2,430

Net income (loss)	$(32,503)	$(46,563)	$10,909	$450	$35,204	$(32,503)

	Superior Essex Inc. Period November 11, 2003 to December 31, 2003
	Parent	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows provided by (used for) operating activities	$976	$(2,553)	$1,178	$(2,446)	$(449)	$(3,294)
Cash flows from investing activities:
Capital expenditures	—	(1,627)	(112)	—	—	(1,739)

Cash flows used for investing activities	—	(1,627)	(112)	—	—	(1,739)

Cash flows from financing activities:
Repayments of short-term borrowings, net	—	—	—	(309)	—	(309)
Repayments under revolving credit facilities, net	—	(842)	—	—	—	(842)
Intercompany accounts	(2,068)	994	(888)	1,962	—	—
Other	(449)	—	—	—	449	—

Cash flows provided by (used for) financing activities	(2,517)	152	(888)	1,653	449	(1,151)

Effect of exchange rate changes on cash	—	(82)	—	640	—	558

Net increase (decrease) in cash and cash equivalents	(1,541)	(4,110)	178	(153)	—	(5,626)
Cash and cash equivalents at beginning of period	1,541	10,654	122	3,915	—	16,232

Cash and cash equivalents at end of period	$—	$6,544	$300	$3,762	—	$10,606

	Superior TeleCom Inc. Period January 1, 2003 to November 10, 2003
	Parent	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows provided by (used for) operating activities	$(4,374)	$76,707	$(2,092)	$1,402	—	$71,643
Cash flows from investing activities:
Capital expenditures	(16)	(2,883)	61	—	—	(2,838)
Net proceeds from sale of assets	—	3,935	7	1,739	—	5,681
Other	(471)	1,275	(171)	—	—	633

Cash flows provided by (used for) investing activities	(487)	2,327	(103)	1,739	—	3,476

Cash flows from financing activities:
Short-term borrowings (repayments), net	—	(57,691)	—	1,154	—	(56,537)
Borrowings under revolving credit facilities, net	—	14,222	—	—	—	14,222
Debt issuance costs	—	(3,900)	—	—	—	(3,900)
Repayments of long-term borrowings	—	(20,151)	(52)	—	—	(20,203)
Intercompany accounts	6,402	(5,817)	2,166	(2,751)	—	—

Cash flows used for financing activities	6,402	(73,337)	2,114	(1,597)	—	(66,418)

Effect of exchange rate changes on cash	—	—	—	430	—	430

Net increase (decrease) in cash and cash equivalents	1,541	5,697	(81)	1,974	—	9,131
Cash and cash equivalents at beginning of period	—	4,957	203	1,941	—	7,101

Cash and cash equivalents at end of period	$1,541	$10,654	$122	$3,915	—	$16,232

	Superior TeleCom Inc. Year Ended December 31, 2002
	Parent	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows provided by (used for) operating activities	$(3,788)	$(33,362)	$17,949	$6,894	—	$(12,307)
Cash flows from investing activities:
Capital expenditures	—	(7,675)	(1,210)	(1,238)	—	(10,123)
Net proceeds from sale of assets	13,941	57,581	13,437	(1,383)	—	83,576
Superior Israel customer loan repayments, net	—	—	—	6,157	—	6,157
Other	—	5,471	—	310	(4,768)	1,013

Cash flows provided by investing activities	13,941	55,377	12,227	3,846	(4,768)	80,623

Cash flows from financing activities:
Repayments of short-term borrowings, net	—	(66,697)	—	—	—	(66,697)
Borrowings under revolving credit facilities, net	—	22,480	—	7,759	—	30,239
Debt issuance costs	—	(3,939)	—	—	—	(3,939)
Long-term borrowings—Israel	—	—	—	1,479	—	1,479
Long-term borrowings (repayments)	3,748	(30,382)	(173)	(14,870)	—	(41,677)
Intercompany accounts	(14,060)	53,353	(31,166)	(8,127)	—	—
Dividends paid	—	—	—	(4,768)	4,768	—
Other, net	159	—	—	—	—	159

Cash flows used for financing activities	(10,153)	(25,185)	(31,339)	(18,527)	4,768	(80,436)

Effect of exchange rate changes on cash	—	—	—	(90)	—	(90)

Net decrease in cash and cash equivalents	—	(3,170)	(1,163)	(7,877)	—	(12,210)
Cash and cash equivalents at beginning of period	—	8,127	1,366	9,818	—	19,311

Cash and cash equivalents at end of period	$—	$4,957	$203	$1,941	—	$7,101

	Superior TeleCom Inc. Year Ended December 31, 2001 (unaudited)
	Parent	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows provided by operating activities	$357	$32,590	$7,268	$18,680	—	$58,895
Cash flows from investing activities:
Capital expenditures	—	(20,013)	(3,226)	(4,025)	—	(27,264)
Net proceeds from sale of assets	—	4,325	10	2,054	—	6,389
Superior Israel customer loan advances, net	—	—	—	(13,018)	—	(13,018)
Other	—	—	—	11	—	11

Cash flows provided used for investing activities	—	(15,688)	(3,216)	(14,978)	—	(33,882)

Cash flows from financing activities:
Repayments of short-term borrowings, net	—	(35,612)	—	—	—	(35,612)
Borrowings (repayments) under revolving credit facilities, net	—	101,029	—	(6,830)	—	94,199
Debt issuance costs	—	(2,269)	—	—	—	(2,269)
Long-term borrowings—Israel	—	—	—	17,326	—	17,326
Repayments of long-term borrowings	—	(82,185)	(209)	(9,167)	—	(91,561)
Intercompany accounts	(1,247)	770	(1,492)	1,969	—	—
Other, net	890	(1,517)	—	—	—	(627)

Cash flows provided by (used for) financing activities	(357)	(19,784)	(1,701)	3,298	—	(18,544)

Effect of exchange rate changes on cash	—	—	—	(160)	—	(160)

Net increase (decrease) in cash and cash equivalents	—	(2,882)	2,351	6,840	—	6,309
Cash and cash equivalents at beginning of period	—	11,009	(985)	2,978	—	13,002

Cash and cash equivalents at end of period	$—	$8,127	$1,366	$9,818	—	$19,311

SUPERIOR ESSEX INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

June 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$12,512
Accounts receivable (less allowance for doubtful accounts of $2,041)	151,635
Inventories, net	162,864
Other current assets	17,379

Total current assets	344,390
Property, plant and equipment, net	239,495
Other assets	41,257

Total assets	$625,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$49,748
Accounts payable	61,005
Accrued expenses	56,568

Total current liabilities	167,321
Long-term debt	262,132
Other long-term liabilities, primarily pension obligations	28,039

Total liabilities	457,492
Stockholders' equity:
Common stock, $.01 par value; 33,000,000 shares authorized; 17,020,000 shares issued at June 30, 2004	170
Capital in excess of par value	170,730
Accumulated other comprehensive income	1,226
Retained earnings (accumulated deficit)	953

173,079
Equity-based unearned compensation	(5,238)
Treasury stock, at cost (13,385 shares at June 30, 2004)	(191)

Total stockholders' equity	167,650

Total liabilities and stockholders' equity	$625,142

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUPERIOR ESSEX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)
(in thousands, except per share data)
(unaudited)

	Superior Essex Inc.	Superior TeleCom Inc.
	Six Months Ended June 30,
	2004	2003
Net sales	$659,202	$498,318
Cost of goods sold	595,985	442,217

Gross profit	63,217	56,101
Selling, general and administrative expenses	43,182	41,701
Restructuring and other charges	1,486	4,835

Operating income	18,549	9,565
Interest expense (contractual interest of $67,792 for the six months ended June 30, 2003)	(11,980)	(23,021)
Loss on early extinguishment of debt	(407)	—
Other expense, net	(186)	(30)

Income (loss) before reorganization items, income taxes and distributions on preferred securities of Superior Trust I	5,976	(13,486)
Reorganization items	—	(32,968)
Income tax (expense) benefit	(2,580)	2,060

Income (loss) before distributions on preferred securities of Superior Trust I	3,396	(44,394)
Distributions on preferred securities of Superior Trust I	—	(5,050)

Net income (loss)	$3,396	$(49,444)

Net income (loss) per share of common stock:
Basic	$0.21	$(2.27)
Diluted	$0.20	$(2.27)

Weighted average shares outstanding:
Basic	16,508	21,783
Diluted	16,607	21,783

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUPERIOR ESSEX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Superior Essex Inc.	Superior TeleCom Inc.
	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$3,396	$(49,444)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	9,889	14,751
Deferred distributions on Trust Convertible Preferred Securities	—	5,050
Amortization of deferred financing costs and discount	772	4,891
Reorganization items	—	32,968
Change in operating assets and liabilities:
Accounts receivable, net	(50,622)	(20,480)
Inventories, net	(4,661)	(9,862)
Other current and non-current assets	5,083	41,519
Accounts payable, accrued expenses and other liabilities	29,124	41,210
Other, net	654	854

Cash flows provided by (used for) operating activities before reorganization items	(6,365)	61,457
Reorganization items paid, net	(12,253)	(2,828)

Cash flows provided by (used for) operating activities	(18,618)	58,629

Cash flows from investing activities:
Capital expenditures	(3,910)	(1,175)
Belden asset acquisition, including related fees and expenses (note 6)	(83,010)	—
Proceeds from asset sales	25	5,304
Other	—	196

Cash flows provided by (used for) investing activities	(86,895)	4,325

Cash flows from financing activities:
Short-term borrowings (repayments), net	6,977	(11,829)
Repayment of pre-petition revolving credit facilities, net	—	(28,330)
Debt issuance costs	(4,507)	(3,900)
Long-term borrowings	250,004	—
Repayments of long-term borrowings	(145,000)	(19,402)

Cash flows provided by (used for) financing activities	107,474	(63,461)

Effect of exchange rate changes on cash	(55)	1,822

Net increase in cash and cash equivalents	1,906	1,315
Cash and cash equivalents at beginning of period	10,606	7,101

Cash and cash equivalents at end of period	$12,512	$8,416

Supplemental disclosures:
Cash paid for interest	$10,898	$13,076
Cash paid (received) for income taxes, net	$851	$(57,846)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUPERIOR ESSEX INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004

(unaudited)

1.    General

Basis of presentation

        Superior Essex Inc., a Delaware holding company, and its operating subsidiaries were formed in 2003 to acquire and conduct the business formerly conducted by Superior TeleCom Inc., and its subsidiaries, pursuant to a plan of reorganization confirmed by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and implemented by Superior TeleCom effective November 10, 2003 as discussed below. As a result of the reorganization and the Company's implementation of fresh-start reporting as described below, the consolidated financial statements of the Company (the successor entity for purposes of fresh-start reporting) for periods subsequent to November 10, 2003 reflect a new basis of accounting. Accordingly, the historical consolidated financial statements of Superior TeleCom, the Company's predecessor for financial reporting purposes, are not comparable to the consolidated financial statements of the Company for periods subsequent to the effective date of the plan of reorganization.

        The Company is a manufacturer and supplier of communications wire and cable products to telephone companies, CATV companies, distributors and systems integrators, and magnet wire and insulation materials to major original equipment manufacturers, or OEMs, and, through its distribution operations, to small OEMs and the motor maintenance, repair and overhaul industry. The Company also converts copper cathode to copper rod for sale to other wire and cable manufacturers. The Company operates manufacturing and distribution facilities in the United States, the United Kingdom and Mexico.

Chapter 11 Filing and Reorganization

        On March 3, 2003, Superior TeleCom and certain of its U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code and continued to manage their properties and operate their businesses as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most other pending litigation, were stayed and certain contractual provisions could not be enforced against Superior TeleCom. Absent an order of the Bankruptcy Court, substantially all pre-petition liabilities were subject to settlement under a plan of reorganization voted upon by certain classes of Superior TeleCom's creditors and approved by the Bankruptcy Court. A plan of reorganization was confirmed by order of the Bankruptcy Court on October 22, 2003 and became effective on November 10, 2003.

        In accordance with the plan of reorganization, on November 10, 2003 the Company acquired the business formerly conducted by Superior TeleCom and its subsidiaries, and Superior TeleCom and certain of its dormant subsidiaries were deemed dissolved and ceased to have continuing corporate existences, subject only to obligations under the plan of reorganization to satisfy allowed claims. Except as otherwise provided in the plan of reorganization, the Company's senior secured revolving credit facility, the Company's senior notes or any agreement, instrument or indenture relating thereto, on and after the effective date of the plan, all property of Superior TeleCom and its subsidiaries vested in the Company, free and clear of all liens, claims, charges or other encumbrances. On and after the effective date of the plan of reorganization, the Company began operating its business without supervision or approval by the Bankruptcy Court.

Fresh-Start Reporting

        Upon implementation of the plan of reorganization, fresh-start reporting was adopted in accordance with AICPA Statement of Position 90-7, or SOP 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code. Under fresh-start reporting, the reorganization value was allocated to the Company's net assets based on their relative fair values in a manner similar to the accounting provisions applied to business combinations under Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS No. 141"). The Company's reorganization value was less than the fair value of the net assets acquired pursuant to the plan of reorganization. In accordance with SFAS No. 141, the excess of the fair value of the net assets over the reorganization value was used to reduce the value of property, plant and equipment. Liabilities existing at the effective date of the plan of reorganization were stated at the present value of amounts to be paid discounted at appropriate current rates. Debt issued in connection with the plan of reorganization was recorded at the stated value, which approximated fair value. All of the fresh-start reporting adjustments, including allocation of the reorganization value to the assets and liabilities based on their respective fair values, have not been finalized.

Stock-Based Compensation Plans

        The Company and Superior TeleCom applied the intrinsic-value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for stock-based compensation plans. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Compensation expense attributable to fixed awards is recognized on a straight-line basis over the related vesting period. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company and Superior TeleCom elected to continue to apply the intrinsic-value based method of accounting described above, and adopted only the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net income (loss) if the fair-value based method had been applied to all outstanding and unvested awards in each period.

	Superior Essex Inc.	Superior TeleCom Inc.
	Six Months Ended June 30,
	2004	2003
Net income (loss), as reported	$3,396	$(49,444)
Add stock-based employee compensation expense included in reported net income (loss), net of tax	545	712
Deduct total stock-based employee compensation expense determined under fair-value based method for all awards, net of tax	(680)	(1,092)

Pro forma net income (loss)	$3,261	$(49,824)

Net income (loss) per share:
As reported:
Basic	$0.21	$(2.27)
Diluted	0.20	(2.27)
Pro forma:
Basic	0.20	(2.29)
Diluted	0.20	(2.29)

        The effects of applying SFAS No. 123 in the pro forma disclosure are not necessarily indicative of future amounts, since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years. Options to purchase 750,500 shares of common stock with a weighted average fair value per option of $6.21 were granted during the six months ended June 30, 2004 at an exercise price below the fair value of the underlying common stock at the date of grant in accordance with the terms of the 2003 Stock Incentive Plan. The 2003 Stock Incentive Plan provides that the exercise price would be the initial value of the Company's stock on the effective date of the plan of reorganization ($10 per share) for options granted prior to May 10, 2004 to individuals who were members of management as of the effective date of the plan of reorganization. Options to purchase 100,000 shares of common stock with a weighted average fair value per option of $3.87 were granted during the six months ended June 30, 2004 at an exercise price equal to the fair value of the underlying common stock at the date of grant. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 41%, risk-free interest rate of 2.5%, and expected life of three years. No options were granted during the six months ended June 30, 2003.

        During the first quarter of 2004, the Company awarded 150,000 shares of restricted stock with a weighted average per share value at the date of award of $13.25 to certain members of senior management. These restricted stock awards vest after 7 years with earlier vesting after 3 years if the Company's stock price exceeds certain specified levels for a period of 20 consecutive trading days. An additional 40,000 shares of restricted stock with a weighted average per share value at the date of award of $15.25 were granted during the first quarter of 2004 to other members of management. These shares vest 50% after three years and 50% after five years.

2.    Inventories, net

        At June 30, 2004 the components of inventories were as follows:

June 30, 2004
(in thousands)
Raw materials	$20,821
Work in process	24,988
Finished goods	127,626

173,435
LIFO reserve	(10,571)

$162,864

        Inventories valued using the LIFO method amounted to $74 million at June 30, 2004.

3.    Comprehensive income (loss)

        The components of comprehensive income (loss) for the six months ended June 30, 2004 and 2003 were as follows:

	Superior Essex Inc.	Superior TeleCom Inc.
	Six Months Ended June 30,
	2004	2003
	(in thousands)
Net income (loss)	$3,396	$(49,444)
Foreign currency translation adjustment	(53)	1,712
Change in unrealized gains on derivatives, net	(7)	1,183
Additional minimum pension liability	—	(291)
Other	65	11

Comprehensive income (loss)	$3,401	$(46,829)

        The components of accumulated other comprehensive income at June 30, 2004 were as follows:

June 30, 2004
(in thousands)
Foreign currency translation adjustment	$823
Unrealized gain on derivatives, net of deferred tax of $240 at June 30, 2004	373
Other	30

$1,226

4.    Reorganization items

        Reorganization items represent amounts incurred by Superior TeleCom as a result of its Chapter 11 filings and are summarized as follows for the six months ended June 30, 2003:

Six Months Ended June 30, 2003
(in thousands)
Professional fees	$6,790
Adjustments to pre-petition liabilities	27,006
Deferred debt issue costs	3,452
Settlement of pre-petition liabilities	(5,010)
Other	730

$32,968

        Adjustments to pre-petition liabilities represent amounts to adjust the carrying value of Superior TeleCom's Trust Convertible Preferred Securities (which were exchanged for Convertible Debentures as a result of the liquidation of the Trust on or about April 30, 2003) to the estimated amount of the allowed claim including accrued and unpaid distributions.

5.    Restructuring and other charges

        During the six months ended June 30, 2003, Superior TeleCom recorded restructuring and other charges of $1.2 million primarily related to ongoing closure activities at the communication cable segment's facilities in Elizabethtown, Kentucky and Winnipeg, Manitoba which were closed in 2002. Restructuring and other charges for the six months ended June 30, 2003 also included pre-petition professional fees of $3.6 million incurred in connection with preparation for Superior TeleCom's Chapter 11 filings. Restructuring and other charges for the six months ended June 30, 2004 were $1.5 million consisting primarily of ongoing professional fees related to implementation of the plan of reorganization and employee retention and severance payments under plans established by Superior TeleCom in connection with its bankruptcy proceedings.

6.    Belden Asset Acquisition

        On June 1, 2004, Superior Essex Communications acquired certain assets from operating subsidiaries of Belden Inc. ("Belden") related to their North American copper OSP communications wire and cable business (the "Belden Asset Acquisition"). Under the terms of the asset purchase agreement, Superior Essex Communications acquired certain inventories, selected machinery and equipment and certain customer contracts related to a portion of Belden's communications business for total consideration not to exceed $95 million (including a contingent payment of up to $10 million to be made nine months after closing based on business relationships successfully transitioned to Superior Essex Communications). Superior Essex Communications intends to use the equipment acquired from Belden in its communications wire and cable business. Belden retained its manufacturing facilities and employees together with all of the associated liabilities, including, among others, accounts payable, any employee-related obligations, plant shutdown costs and environmental obligations. The Company paid an initial cash price of $82.2 million on June 1, 2004. The initial purchase price is subject to adjustment based on a final accounting of the inventories acquired. Additionally, the Company has accrued the full contingent payment of $10 million as of June 30, 2004 as the Company believes the payment of this amount is probable based on customers transitioned to date. The allocation of the purchase price, including the method and period of amortization for acquired intangibles, based on the relative fair values of the assets acquired, has not been finalized and is subject to adjustment pending finalization of asset appraisals. The preliminary allocation of the purchase price is summarized as follows (in thousands):

Initial purchase price	$82,165
Acquisition costs	2,100
Contingent payment	10,000

$94,265

Allocated to:
Inventory and amounts due from seller	45,545
Machinery and equipment	22,209
Intangible asset—customer base	26,511

$94,265

        The Company intends to install the machinery and equipment acquired in the Belden Asset Acquisition in certain of its manufacturing plants and replace certain existing machinery and equipment. As a result, machinery and equipment with a net book value of approximately $2.2 million at June 30, 2004 is expected to be taken out of service over the next twelve months. Accordingly, the Company has revised the estimated depreciable lives of the machinery and equipment to be replaced resulting in additional depreciation charges included in cost of goods sold of $0.3 million during the six months ended June 30, 2004. Additionally, the Company incurred approximately $0.7 million of plant employee training costs for acquisition-related production capacity expansion which have been included in cost of goods sold in the accompanying statement of operations for the six months ended June 30, 2004.

7.    Debt

        At June 30, 2004 short-term borrowings and long-term debt consist of the following:

June 30, 2004
(in thousands)
Short-term borrowings:
Senior secured revolving credit facility	$48,764
Other	984

$49,748

Long-term debt:
9% senior notes (net of discount of $6,968)	$250,132
Series A redeemable preferred stock	5,000
Other	7,000

Total long-term debt	$262,132

        On March 18 and April 30, 2004, the senior secured revolving credit facility was amended to (i) increase the total facility by $55 million to $175 million, (ii) increase the maximum amount of eligible inventory for purposes of computing availability from $60 million to $70 million, and (iii) increase the minimum availability threshold requiring the maintenance of a specified EBITDA ratio from $10 million to $15 million. Undrawn availability under the senior secured revolving credit facility (after considering outstanding letters of credit) on June 30, 2004 amounted to $110.7 million.

        On April 14, 2004, the Company completed a Rule 144A private placement offering of $257.1 million of 9% unsecured senior notes due April 2012. Interest on the 9% senior notes is payable April 15 and October 15 of each year beginning on October 15, 2004. The 9% senior notes were issued at an original issue discount of $7.1 million. The proceeds from the offering were primarily used to redeem the existing $145 million of 9 1/2% senior notes and fund the Belden Asset Acquisition.

        The 9% senior notes were issued by Superior Essex Communications and Essex Group and are fully and unconditionally guaranteed by the Company and each of the Company's existing and future domestic subsidiaries. The Company may redeem some or all of the 9% senior notes at any time on or after April 15, 2008 at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on April 15 of the year set forth below:

Year:	Percentage
2008	104.50%
2009	102.25%
2010 and after	100.00%

        The Company may also redeem up to 40% of the aggregate principal amount of the 9% senior notes at a redemption price of 109% of the principal amount thereof using the proceeds of one or more equity offerings completed before April 15, 2007. Additionally, upon the occurrence of specific kinds of changes in control of the Company, as specified in the indenture governing the 9% senior notes, holders of the 9% senior notes will have the right to require the Company to purchase all or a portion of the outstanding 9% senior notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest.

        The Company has entered into a registration rights agreement with the initial purchasers of the 9% senior notes requiring the Company to use its reasonable best efforts to file with the Securities and Exchange Commission (the "SEC") and cause to become effective a registration statement relating to an offer to exchange the 9% senior notes for an issue of notes registered under the Securities Act of 1933, as amended, with terms substantially identical to the 9% senior notes. If the exchange offer is not completed before October 11, 2004, the annual interest rate on the 9% senior notes will be increased by 0.25% per annum on October 11, 2004 and at the end of each 90-day period thereafter up to a maximum of 1.0% per annum until the exchange offer is completed.

        The indenture governing the 9% senior notes contains covenants which restrict the ability of the Company and certain of its subsidiaries to, among other things: incur additional debt and issue preferred stock; make certain distributions, investments and other restricted payments; create certain liens; enter into transactions with affiliates; and merge, consolidate or sell substantially all of the Company's assets.

8.    Income (loss) per share

        The computation of basic and diluted income (loss) per share for the six months ended June 30, 2004 and 2003 is as follows:

	Superior Essex Inc.			Superior TeleCom Inc.
	Six Months Ended June 30,
	Net Income	Shares	Per Share Amount	Net Loss	Shares	Per Share Amount
	2004			2003
	(in thousands, except per share amounts)
Basic income (loss) per common share	$3,396	16,508	$0.21	$(49,444)	21,783	$(2.27)

Effect of dilutive securities
Restricted stock awards	—	82		—	—
Stock options	—	17		—	—

Diluted income (loss) per common share	$3,396	16,607	$0.20	$(49,444)	21,783	$(2.27)

        The assumed conversion of Superior TeleCom's Trust Convertible Preferred Securities has been excluded from the loss per share calculation for the six months ended June 30, 2003 as the impact would be anti-dilutive. Stock options outstanding at June 30, 2003 with respect to 4.2 million shares of Superior TeleCom common stock have not been included in the computation of diluted income (loss) per share for the six months ended June 30, 2003 because to do so would be anti-dilutive. A total of

258,728 anti-dilutive weighted average shares with respect to outstanding stock options and restricted stock awards have been excluded from the computation of diluted income per share for the six months ended June 30, 2004.

9.    Employee benefits

        Superior TeleCom sponsored several defined benefit pension plans which were assumed by the Company pursuant to the plan of reorganization. The components of net periodic benefit cost of the defined benefit pension plans for the six months ended June 30, 2004 and 2003 are presented below.

	Superior Essex Inc.	Superior TeleCom Inc.
	Six Months Ended June 30,
	2004	2003
	(in thousands)
Components of net periodic benefit cost:
Service cost	$212	$1,600
Interest cost	3,136	3,184
Expected return on plan assets	(3,078)	(2,660)
Actuarial loss	—	255

	$270	$2,379

        The Company's cash contributions to the defined benefit plans amounted to $3.1 million during the six months ended June 30, 2004. The Company expects to make additional cash contributions of $8.8 million for the remainder of 2004.

        In July 2004, the Company's board of directors approved the adoption of an unfunded supplemental executive retirement plan (the "SERP"). The SERP is designed to provide benefits to certain specified members of management commencing at retirement (between the ages of 55 and 65) based on the employee's length of service and compensation.

10.    Derivative financial instruments

        The Company, to a limited extent, uses forward fixed price contracts and derivative financial instruments to manage commodity price and interest rate risks. The Company does not hold or issue financial instruments for investment or trading purposes. The Company is exposed to credit risk in the event of nonperformance by counterparties for foreign exchange forward contracts, metal forward price contracts and metals futures contracts, but the Company does not anticipate nonperformance by any of these counterparties. The amount of such exposure is generally limited to any unrealized gains within the underlying contracts.

Commodity price risk management

        The costs of copper, our most significant raw material, and aluminum, have historically been subject to considerable volatility. To manage the risk associated with such volatility, we enter into futures contracts to match the metal component of customer product pricing with the cost component of the inventory shipped. At June 30, 2004, we had futures purchase contracts for 13.5 million pounds of copper expiring through March 2006 and 2.5 million pounds of aluminum expiring through December 2004 related to certain future customer firm sales commitments. These futures contracts have been designated as cash flow hedges with unrealized gains and losses recorded in other comprehensive income until the hedged sales transactions are reflected in the income statement which are generally expected to occur in the next twenty-four months. Hedge ineffectiveness, which is not significant, is immediately recognized in earnings. At June 30, 2004, we had an unrealized gain of $1.5 million on these futures contracts. A total of $0.6 million of this unrealized gain arose subsequent to November 11, 2003 and is recorded in accumulated other comprehensive income net of deferred income taxes of $0.2 million. We recorded a liability of $3.0 million ($0.9 million as of June 30, 2004) representing the unrealized loss on sales commitments to customers in connection with the application of fresh-start reporting as of November 10, 2003 corresponding with a $3.0 million unrealized gain on copper futures contracts at that time.

Interest rate risk management

        In order to limit our exposure to rising interest rates with respect to borrowings under our variable rate senior secured revolving credit facility, we have entered into interest rate cap agreements. The following interest rate cap agreements were outstanding as of June 30, 2004:

Type	Notional Amount	Interest Rate	Cap Rate	Expiration Date	Fair Value
	(in thousands)				(in thousands)
Interest rate cap	$30,000	30-day LIBOR	1.75%	December 2005	$421
Interest rate cap	30,000	30-day LIBOR	5.0%	December 2004	1
Interest rate cap	15,000	30-day LIBOR	5.0%	April 2005	—
Interest rate cap	12,500	3-month LIBOR	7.0%	May 2005	1

11.    Commitments and contingencies

        The Company's operations are subject to environmental laws and regulations in each of the jurisdictions in which it owns or operates facilities governing, among other things, emissions into the air, discharges to water, the use, handling and disposal of hazardous substances and the investigation and remediation of soil and groundwater contamination both on-site at past and current facilities and at off-site disposal locations. On-site contamination at certain of the Company's facilities is the result of historic activities, including certain activities attributable to Superior TeleCom's and the Company's operations and those occurring prior to the use of a facility by Superior TeleCom or the Company. Off-site liability includes clean-up responsibilities and response costs incurred by others at various sites, under federal or state statutes, for which Superior TeleCom has been identified by the United States Environmental Protection Agency, or state environmental agency, as a Potentially Responsible Party, or "PRP," or the equivalent. At the effective date of the plan of reorganization, Superior TeleCom or one of its subsidiaries was named as a PRP with respect to seven sites. Certain PRP representatives filed claims in connection with Superior TeleCom's Chapter 11 proceedings. These claims are being negotiated, and allowed claims will receive a portion of the $3.0 million amount that the plan of reorganization allocated to holders of general unsecured claims.

        Essex International (including subsidiaries thereof), which Superior TeleCom acquired in 1998 and 1999, has been named as a PRP at a number of sites. Many of the sites for which Essex International is currently named as a PRP are covered by an indemnity from United Technologies Corporation provided in connection with the February 1988 sale of Essex Group by United Technologies to Essex International. Pursuant to the indemnity, United Technologies agreed to indemnify Essex International against losses incurred under any environmental protection and pollution control laws or resulting from, or in connection with, damage or pollution to the environment arising from events, operations or activities of Essex Group prior to February 29, 1988, or from conditions or circumstances existing at or prior to February 29, 1988. In order to be covered by the indemnity, the condition, event or circumstance must have been known to United Technologies prior to, and United Technologies must have received notice of the indemnity claim during the five-year period commencing on, February 29, 1988. The sites covered by this indemnity historically have been handled directly by United Technologies and required payments generally have been made directly by United Technologies. Most of these sites are mature sites where allocations of liability have been settled and remediation is well underway or has been completed.

        United Technologies also provided an additional environmental indemnity, referred to as the "basket indemnity." This indemnity relates to liabilities arising from environmental events, conditions or circumstances existing at or prior to February 29, 1988 of which United Technologies received notice during the five-year period commencing on February 29, 1988. As to such liabilities, Essex International is responsible for the first $4.0 million incurred. Thereafter, United Technologies has agreed to indemnify Essex International fully for any liabilities in excess of $4.0 million. Essex International has not incurred any liabilities covered by this indemnity.

        Apart from the indemnified sites, Essex International has been named as a PRP or a defendant in a civil lawsuit at, or has received inquiries from regulatory agencies involving, a number of off-site or formerly owned sites. Operations of Superior Telecommunications Inc. and DNE, which were subsidiaries of Superior TeleCom, have resulted in releases of hazardous substances or wastes at sites currently or formerly owned or operated by such companies.

        Except for the air quality matters involving two Indiana facilities, none of the sites or matters mentioned above involves the imposition of sanctions, fines or administrative penalties on the Company. The Company believes that any of the environmental proceedings in which it is involved have been or will be addressed in the bankruptcy claims resolution process or will not have a material adverse effect either individually, or in the aggregate, upon its business, financial condition, liquidity or results of operations. There can be no assurance that future developments will not alter this conclusion.

        Since approximately 1990, Essex International has been named as a defendant in a number of product liability lawsuits brought by electricians and other skilled tradesmen claiming injury from exposure to asbestos found in electrical wire products produced many years ago. Litigation against various past insurers of Essex International who had previously refused to defend and indemnify Essex International against these lawsuits was settled during 1999. Under the settlement, Essex International was reimbursed for substantially all of its costs and expenses incurred in the defense of these lawsuits, and the insurers have undertaken to defend, are currently directly defending and, if it should become necessary, will indemnify Essex International against those asbestos lawsuits, subject to the terms and limits of the respective policies. Under the plan of reorganization, certain of the claimants in these actions will be able to assert claims under applicable insurance coverage and other similar arrangements. The Company believes that Essex International's liability, if any, in these matters will not have a material adverse effect either individually, or in the aggregate, upon its business, financial condition, liquidity or results of operations. There can be no assurance, however, that future developments will not alter this conclusion.

        On January 18, 2002, United Technologies brought a third party claim against Essex International in a civil action in Massachusetts. United Technologies had been sued by an insurer for, among other things, approximately $3.1 million in compensatory damages for retrospective premiums for 1999, 2000 and 2001 relating to certain events that allegedly occurred while Essex Group was a subsidiary of United Technologies. United Technologies' third party complaint against Essex International contended, among other things, that Essex International had agreed, in the stock purchase agreement dated January 15, 1998, to pay such premiums and sought a declaratory judgment, contribution and indemnification for any such retrospective premiums that United Technologies might have to pay the insurer. On January 13, 2003, the court granted the insurer's motion for summary judgment against United Technologies and Essex International's motion to dismiss with prejudice United Technologies' claim against it. United Technologies thereafter indicated an intention to appeal the ruling dismissing the action against Essex International. However, before Essex International's time to respond, those proceedings were stayed by the filing of Superior TeleCom's bankruptcy proceedings. United Technologies and the insurer filed proofs of claim in connection with Superior TeleCom's bankruptcy. The Company believes that these claims will be addressed in the bankruptcy claims resolution process or will not have a material adverse effect either individually, or in the aggregate, upon its business, financial condition, liquidity or results of operations. There can be no assurance that future developments will not alter this conclusion.

        The Company accepts certain customer orders for future delivery at fixed prices. As copper is the most significant raw material used in the manufacturing process, the Company enters into forward purchase fixed price commitments for copper to properly match its cost to the value of the copper to be billed to the customers. At June 30, 2004, the Company had forward fixed price copper purchase commitments for $42.4 million.

12.    Business segments

        Reportable segments are strategic businesses that offer different products and services to different customers. These segments are communications cable, magnet wire and distribution and copper rod. The communications cable segment manufactures communications wire and cable products sold to telephone companies, CATV companies, distributors and systems integrators, principally in North America. The magnet wire and distribution segment manufactures and supplies magnet wire, fabricated insulation and accessory products for motors, transformers and electrical controls sold primarily to original equipment manufacturers. The copper rod segment includes sales of copper rod produced by the Company's continuous casting units to external customers. Copper rod produced for internal processing is recorded by the consuming segment at cost as a component of cost of goods sold.

        The Company evaluates segment performance based on a number of factors, with operating income, excluding restructuring and other charges, being the most critical.

        Financial information with respect to reportable segments is presented below. Corporate and other items shown below are provided to reconcile to the accompanying consolidated statements of operations.

	Superior Essex Inc.	Superior TeleCom Inc.
	Six Months Ended June 30,
	2004	2003
	(in thousands)
Net sales:
Communications cable	$221,626	$168,124
Magnet wire and distribution	299,516	244,079
Copper rod	138,060	86,115

	$659,202	$498,318

Operating income (loss):
Communications cable	$9,941	$9,112
Magnet wire and distribution	15,971	14,779
Copper rod	819	(2,745)
Corporate and other	(6,696)	(6,746)
Restructuring and other charges	(1,486)	(4,835)

	$18,549	$9,565

June 30, 2004
(in thousands)
Total assets:
Communications Cable	$294,229
Magnet Wire and Distribution	261,968
Copper Rod	40,291
Corporate and other	28,654

$625,142

13.    Supplemental guarantor information

        The 9% senior unsecured notes issued on April 14, 2004 were issued by Superior Essex Communications LLC and Essex Group, Inc. as joint and several obligors. The notes are jointly and severally guaranteed by the Company and each of its existing and future domestic restricted subsidiaries (as defined in the indenture governing the notes). All of the Company's current domestic subsidiaries, other than IP Licensing LLP, are restricted subsidiaries. The following consolidating information presents information about the Company (the "Parent"), the issuers, guarantor subsidiaries and non-guarantor subsidiaries. As a result of the plan of reorganization and the Company's implementation of fresh-start reporting, the consolidating financial information for periods subsequent to November 10, 2003 reflects a new organizational structure and basis of accounting and is not comparable to the historical consolidating financial information of Superior TeleCom for periods prior to the effective date of the plan of reorganization. For purposes of this presentation for the six months ended June 30, 2003 the parent is Superior TeleCom, Inc., the issuers are Superior Telecommunications Inc. and Essex Group Inc., the guarantor subsidiaries are all direct and indirect domestic subsidiaries of Superior TeleCom, and the non-guarantor subsidiaries are all direct and indirect non-domestic subsidiaries of Superior TeleCom together with Superior Trust I. Investments in subsidiaries are presented on the equity method. Intercompany transactions are eliminated in consolidation.

	Superior Essex Inc. June 30, 2004
	Parent	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$754	$10,978	$85	$695	—	$12,512
Accounts receivable, net	—	141,885	1,588	8,162	—	151,635
Inventories, net	—	153,073	7,607	2,184	—	162,864
Other current assets	1,875	13,001	73	2,430	—	17,379

Total current assets	2,629	318,937	9,353	13,471	—	344,390
Property, plant and equipment, net	448	207,632	15,465	15,950	—	239,495
Other assets	3,848	37,408	1	—	—	41,257
Investment in subsidiaries	179,469	37,938	318,494	—	(535,901)	—
Intercompany accounts	—	14,866	937	—	(15,803)	—

Total assets	$186,394	$616,781	$344,250	$29,421	$(551,704)	$625,142

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings	—	48,764	—	984	—	49,748
Accounts payable	3,555	55,315	714	1,421	—	61,005
Accrued expenses	13,268	43,626	164	(490)	—	56,568

Total current liabilities	16,823	147,705	878	1,915	—	167,321
Long term-debt	—	257,132	5,000	—	—	262,132
Other long-term liabilities	577	27,586	—	(124)	—	28,039
Intercompany accounts	1,344	—	—	14,459	(15,803)	—

Total liabilities	18,744	432,423	5,878	16,250	(15,803)	457,492

Stockholders' equity (deficit)	167,650	184,358	338,372	13,171	(535,901)	167,650
Total liabilities and stockholders' equity (deficit)	$186,394	$616,781	$344,250	$29,421	$(551,704)	$625,142

	Superior Essex Inc. Six Months Ended June 30, 2004
	Parent	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
	(in thousands)
Net sales	$8,588	$640,115	$43,894	$27,429	$(60,824)	$659,202
Cost of goods sold	—	578,290	43,240	26,691	(52,236)	595,985

Gross profit	8,588	61,825	654	738	(8,588)	63,217
Selling, general and administrative expenses	6,675	43,929	182	984	(8,588)	43,182
Restructuring and other charges	1,057	429	—	—	—	1,486

Operating income (loss)	856	17,467	472	(246)	—	18,549
Interest expense	(453)	(11,267)	(239)	(21)	—	(11,980)
Other expense, net	(403)	(66)	(5)	(119)	—	(593)

Income (loss) before income taxes and equity in earnings (loss) of subsidiaries	—	6,134	228	(386)	—	5,976
Provision for income taxes	—	(2,461)	(88)	(31)	—	(2,580)
Equity in earnings (loss) of subsidiaries	3,396	(116)	10,618	—	(13,898)	—

Net income (loss)	$3,396	$3,557	$10,758	$(417)	$(13,898)	$3,396

	Superior TeleCom Inc. Six Months Ended June 30, 2003
	Parent	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
	(in thousands)
Net sales	$—	$466,245	$45,345	$22,930	$(36,202)	$498,318
Cost of goods sold	—	412,031	43,349	23,039	(36,202)	442,217

Gross profit	—	54,214	1,996	(109)	—	56,101
Selling, general and administrative expenses	1,506	37,883	1,432	880	—	41,701
Restructuring and other charges	—	4,689	—	146	—	4,835

Operating income (loss)	(1,506)	11,642	564	(1,135)	—	9,565
Interest income (expense)	6,507	(32,170)	(1)	2,643	—	(23,021)
Other income (expense), net	—	628	(608)	(50)	—	(30)

Income (loss) before reorganization items, income taxes, distributions on preferred securities of Superior Trust I and equity in loss of subsidiaries	5,001	(19,900)	(45)	1,458	—	(13,486)
Reorganization items	(27,005)	(6,321)	358	—	—	(32,968)
Benefit (provision) for income taxes	74	2,085	(19)	(80)	—	2,060

Income (loss) before distributions on preferred securities of Superior Trust I and equity in loss of subsidiaries	(21,930)	(24,136)	294	1,378	—	(44,394)
Distributions on preferred securities of Superior Trust I	—	—	—	(5,050)	—	(5,050)
Equity in earnings (loss) of subsidiaries	(27,514)	2,184	3,682	—	21,648	—

Net income (loss)	$(49,444)	$(21,952)	$3,976	$(3,672)	$21,648	$(49,444)

	Superior Essex Inc. Six Months Ended June 30, 2004
	Parent	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
	(in thousands)
Cash flows used for operating activities	$(2,676)	$(12,274)	$(765)	$(2,903)	—	$(18,618)
Cash flows from investing activities:
Capital expenditures	(7)	(3,888)	—	(15)	—	(3,910)
Belden asset acquisition	—	(83,010)	—	—	—	(83,010)
Proceeds from asset sales	25	—	—	—	—	25
Other	—	942	—	—	(942)	—

Cash flows provided by (used for) investing activities	18	(85,956)	—	(15)	(942)	(86,895)

Cash flows from financing activities:
Short-term borrowings, net	—	6,854	—	123	—	6,977
Debt issuance costs	—	(4,507)	—	—	—	(4,507)
Long-term borrowings	—	250,004	—	—	—	250,004
Repayments of long-term borrowings	—	(145,000)	—	—	—	(145,000)
Intercompany accounts	3,412	(4,846)	550	884	—	—
Other	—	—	—	(942)	942

Cash flows provided by financing activities	3,412	102,505	550	65	942	107,474

Effect of exchange rate changes on cash	—	159	—	(214)	—	(55)

Net increase (decrease) in cash and cash equivalents	754	4,434	(215)	(3,067)	—	1,906
Cash and cash equivalents at beginning of period	—	6,544	300	3,762	—	10,606

Cash and cash equivalents at end of period	$754	$10,978	$85	$695	—	$12,512

	Superior TeleCom Inc. Six Months Ended June 30, 2003
	Parent	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
	(in thousands)
Cash flows provided by (used for) operating activities	$(675)	$63,285	$(752)	$(3,229)	—	$58,629
Cash flows from investing activities:
Capital expenditures	—	(1,229)	58	(4)	—	(1,175)
Proceeds from asset sales		3,356	7	1,941		5,304
Other	—	(4,571)	—	—	4,767	196

Cash flows provided by (used for) investing activities	—	(2,444)	65	1,937	4,767	4,325

Cash flows from financing activities:
Short-term borrowings (repayments), net	—	(13,061)	—	1,232	—	(11,829)
Repayments of pre-petition revolving credit facilities, net	—	(28,330)	—	—	—	(28,330)
Debt issuance costs	—	(3,900)	—	—	—	(3,900)
Repayments of long-term borrowings	—	(19,394)	(8)	—	—	(19,402)
Intercompany accounts	675	4,839	710	(6,224)	—	—
Other	—	—	—	4,767	(4,767)	—

Cash flows used for financing activities	675	(59,846)	702	(225)	(4,767)	(63,461)
Effect of exchange rate changes on cash	—	1,424	—	398	—	1,822

Net increase (decrease) in cash and cash equivalents	—	2,419	15	(1,119)	—	1,315
Cash and cash equivalents at beginning of period	—	4,957	203	1,941	—	7,101

Cash and cash equivalents at end of period	$—	$7,376	$218	$822	—	$8,416

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Delaware Registrants

        The following registrants are, as specified below, corporations or limited liability companies organized under the laws of the State of Delaware: Superior Essex Inc., Superior Essex Holding Corp., Essex International Inc., Essex Canada Inc., Essex Group Mexico Inc., Essex Group, Inc. and Essex Technology, Inc. (the "Delaware Corporate Registrants"), and Superior Essex Communications LP and Essex Mexico Holdings, L.L.C.

        Section 145 of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

        Section 18-108 of the Delaware Limited Liability Company Act, empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any all claims and demands whatsoever.

        Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

        Pursuant to authority conferred by Delaware law, the certificates of incorporation of certain Delaware Corporate Registrants contain provisions providing that no director shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law as then in effect or as it may be amended. This provision is intended to eliminate the risk that a director or member might incur personal liability to the company or its stockholders for breach of the duty of care.

        The certificates of incorporation and bylaws of certain Delaware Corporate Registrants contain provisions requiring the Delaware Corporate Registrants to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for each registrant's officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advancement and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and in certain cases only if the director or officer is not adjudged to be liable to the company.

Michigan Registrants

        The following registrants are corporations organized under the laws of the State of Michigan: Essex Group, Inc. and Essex Wire Corporation.

        Sections 561–571 of the Michigan Business Corporation Act ("MBCA"), grant a corporation broad powers to indemnify any person in connection with legal proceedings brought against him or her by reason of his or her present or past status as an officer or director of a corporation, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The MBCA also empowers the corporation to indemnify any such person against reasonable expenses in connection with any action by or in the right of the corporation, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the corporation is required by the MBCA to indemnify him or her against expenses, including attorneys' fees, that are actually and reasonably incurred by him or her in connection therewith.

        Essex Group, Inc.'s by-laws contain a provision entitling directors and officers of Essex Group, Inc. to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

        In addition, we maintain insurance policies pursuant to which our directors and officers are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 21.    Exhibits and Financial Statement Schedules.

  (a)
  The exhibits listed below in the "Index to Exhibits" are part of this Registration Statement on Form S-4 and are numbered in accordance with Item 601 of Regulation S-K.

  (b)
  Financial Statement Schedules

      Report of Independent Registered Public Accounting Firm

      Report of Independent Public Accountants

      Schedule II Valuation and Qualifying Accounts

Item 22.    Undertakings.

  (1)
  The undersigned registrants hereby undertake that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2)
  The undersigned registrants hereby undertake that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of Superior Essex's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4)
  The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (5)
  The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (6)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrants pursuant to the foregoing provisions, or otherwise, the undersigned registrants have been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrants of expenses incurred or paid by a director, officer or controlling person of the undersigned registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (7)
  The undersigned registrants hereby undertake:

  a.
  To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement.

    b.
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    c.
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of August, 2004.

Superior Essex Communications LP
By:	SE Communications GP Inc., its General Partner
By:	/s/ STEPHEN M. CARTER Stephen M. Carter Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ STEPHEN M. CARTER Stephen M. Carter	Chief Executive Officer (Principal Executive Officer) and Director
* David S. Aldridge	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer) and Director

* Justin F. Deedy, Jr.	Director
*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of August, 2004.

Essex Group, Inc., a Michigan corporation
By:	/s/ STEPHEN M. CARTER Stephen M. Carter Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ STEPHEN M. CARTER Stephen M. Carter	Chief Executive Officer (Principal Executive Officer) and Director
* David S. Aldridge	Vice President and Treasurer (Principal Financial and Accounting Officer) and Director
* H. Patrick Jack	Director
*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of August, 2004.

Superior Essex Inc.
By:	/s/ STEPHEN M. CARTER Stephen M. Carter Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

* Monte R. Haymon	Chairman of the Board
/s/ STEPHEN M. CARTER Stephen M. Carter	Chief Executive Officer (Principal Executive Officer) and Director
* David S. Aldridge	Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial and Accounting Officer)
* Andrew D. Africk	Director
* Denys Gounot	Director
* James F. Guthrie	Director

* Andrew P. Hines	Director
* Perry H. Lewis	Director
*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of August, 2004.

Superior Essex Holding Corp.
By:	/s/ STEPHEN M. CARTER Stephen M. Carter President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ STEPHEN M. CARTER Stephen M. Carter	President (Principal Executive Officer) and Director
* David S. Aldridge	Vice President and Treasurer (Principal Financial and Accounting Officer) and Director
* Justin F. Deedy, Jr.	Director
*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of August, 2004.

SE Communications GP Inc.
By:	/s/ STEPHEN M. CARTER Stephen M. Carter Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ STEPHEN M. CARTER Stephen M. Carter	Chief Executive Officer (Principal Executive Officer) and Director
* David S. Aldridge	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer) and Director
* Justin F. Deedy, Jr.	Director
*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of August, 2004.

Essex International Inc.
By:	/s/ STEPHEN M. CARTER Stephen M. Carter President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ STEPHEN M. CARTER Stephen M. Carter	President (Principal Executive Officer) and Director
* David S. Aldridge	Chief Financial Officer, Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer) and Director
* H. Patrick Jack	Director
*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of August, 2004.

Essex Canada Inc.
By:	/s/ STEPHEN M. CARTER Stephen M. Carter President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ STEPHEN M. CARTER Stephen M. Carter	President (Principal Executive Officer) and Director Vice President, Treasurer and Assistant Secretary (Principal
* David S. Aldridge	Financial and Accounting Officer) and Director
* H. Patrick Jack	Director
*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of August, 2004.

Essex Group Mexico Inc.
By:	/s/ STEPHEN M. CARTER Stephen M. Carter President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ STEPHEN M. CARTER Stephen M. Carter	President (Principal Executive Officer) and Director Vice President, Treasurer and Assistant Secretary (Principal
* David S. Aldridge	Financial and Accounting Officer) and Director
* H. Patrick Jack	Director
*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of August, 2004.

Essex Group, Inc., a Delaware corporation
By:	/s/ STEPHEN M. CARTER Stephen M. Carter President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ STEPHEN M. CARTER Stephen M. Carter	President (Principal Executive Officer) and Director
* David S. Aldridge	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer) and Director
* H. Patrick Jack	Director
*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of August, 2004.

Essex Mexico Holdings, L.L.C.
By:	Essex Group, Inc., a Michigan corporation, its Manager
By:	/s/ STEPHEN M. CARTER Stephen M. Carter Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ STEPHEN M. CARTER Stephen M. Carter	Chief Executive Officer (Principal Executive Officer) and Director
* David S. Aldridge	Vice President and Treasurer (Principal Financial and Accounting Officer) and Director
* H. Patrick Jack	Director
*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of August, 2004.

Essex Technology, Inc.
By:	/s/ H. PATRICK JACK H. Patrick Jack President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ H. PATRICK JACK H. Patrick Jack	President (Principal Executive Officer) and Director
* David S. Aldridge	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer) and Director
* Stephen M. Carter	Director
*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of August, 2004.

Essex Wire Corporation
By:	/s/ STEPHEN M. CARTER Stephen M. Carter President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ STEPHEN M. CARTER Stephen M. Carter	President (Principal Executive Officer) and Director
* David S. Aldridge	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer) and Director
* H. Patrick Jack	Director
*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Description
2.1		Disclosure Statement with respect to First Amended Joint Plan of Reorganization of Superior TeleCom Inc. and its affiliated debtors and debtors-in-possession (including the Amended Joint Plan of Reorganization attached as Exhibit A thereto) (incorporated herein by reference to Exhibit 2(a) to the Registration Statement on Form 10 (Registration No. 000-50514) of Superior Essex Inc., as filed with the Securities and Exchange Commission on December 15, 2003, as amended (the "Superior Essex Form 10")).
3.1	*	Certificate of Limited Partnership of Superior Essex Communications LP.
3.2	*	Limited Partnership Agreement of Superior Essex Communications LP.
3.3	*	Restated Articles of Incorporation of Essex Group, Inc., a Michigan corporation, as amended.
3.4	*	Bylaws of Essex Group, Inc., a Michigan corporation.
3.5		Amended and Restated Certificate of Incorporation of Superior Essex Inc. (incorporated herein by reference to Exhibit 3(a) to the Superior Essex Form 10).
3.6		Restated By-Laws of Superior Essex Inc. (incorporated herein by reference to Exhibit 3(b) to the Superior Essex Form 10).
3.7	*	Amended and Restated Certificate of Incorporation of Superior Essex Holding Corp.
3.8	*	Restated By-laws of Superior Essex Holding Corp.
3.9	*	Certificate of Incorporation of SE Communications GP Inc.
3.10	*	By-laws of SE Communications GP Inc.
3.11	*	Amended and Restated Certificate of Incorporation of Essex International Inc., as amended.
3.12	*	Amended and Restated By-laws of Essex International Inc.
3.13	*	Certificate of Incorporation of Essex Canada Inc. (formerly known as Essex International, Inc.), as amended.
3.14	*	By-laws of Essex Canada Inc. (formerly known as Essex International, Inc.).
3.15	*	Certificate of Incorporation of Essex Group Mexico Inc., as amended.
3.16	*	By-laws of Essex Group Mexico Inc.
3.17	*	Certificate of Incorporation of Essex Group, Inc., a Delaware corporation (formerly known as Unitrode Corporation), as amended.
3.18	*	By-laws of Essex Group, Inc., a Delaware corporation (formerly known as Unitrode Corporation).
3.19	*	Amended and Restated Certificate of Formation of Essex Mexico Holdings, L.L.C.
3.20	*	Limited Liability Company Agreement of Essex Mexico Holdings, L.L.C.
3.21	*	Certificate of Incorporation of Essex Technology, Inc., as amended.

3.22	*	By-laws of Essex Technology, Inc.
3.23	*	Articles of Incorporation of Essex Wire Corporation (formerly known as Essex International, Inc.), as amended.
3.24	*	By-laws of Essex Wire Corporation (formerly known as Essex International, Inc.).
4.1
Indenture dated as of April 14, 2004 among Superior Essex Communications LLC and Essex Group, Inc., as Co-Issuers, the Guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee (incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of Superior Essex Inc. for the quarter ended March 31, 2004 (the "Q1 2004 Form 10-Q")).
4.2		Form of 9% Senior Series B Note due 2012 (included in Exhibit 4.1) (incorporated herein by reference to Exhibit 10.3 to the Q1 2004 Form 10-Q).
4.3
Escrow Agreement dated April 14, 2004, between Superior Essex Communications LLC and Essex Group Inc. as the issuers and The Bank of New York Trust Company, N.A. as escrow agent (incorporated herein by reference to Exhibit 10.4 to the Q1 2004 Form 10-Q).
4.4
Registration Rights Agreement dated April 14, 2004 by and among Superior Essex Communications LLC, Essex Group, Inc., the Guarantors named therein, J.P. Morgan Securities Inc., Lehman Brothers Inc., UBS Securities LLC, Wachovia Capital Markets, LLC and Fleet Securities, Inc. (incorporated herein by reference to Exhibit 10.5 to the Q1 2004 Form 10-Q).
5.1	*	Opinion of Proskauer Rose LLP (including the consent of such firm) regarding legality of securities being offered.
5.2	*	Opinion of Jaffe Raitt Heuer & Weiss, P.C. (including the consent of such firm) regarding legality of securities being offered.
8.1	*	Opinion of Proskauer Rose LLP regarding the material United States federal income tax consequences to the holders of the securities being offered.
10.1
Credit Agreement, dated November 10, 2003, by and among Superior Essex Communications LLC, as a borrower, Essex Group, Inc., as a borrower, the financial institutions party thereto, as lenders, Fleet Capital Corporation, as collateral and administrative agent for the lenders, General Electric Capital Corporation, as syndication agent, Fleet Securities, Inc. and GECC Capital Markets Group, Inc., as co-lead arrangers (incorporated herein by reference to Exhibit 10(a) to the Superior Essex Form 10).
10.2
First Amendment to Credit Agreement, dated February 20, 2004, by and among Superior Essex Communications LLC, as a borrower, Essex Group Inc., as a borrower, the financial institutions party thereto, as lenders, Fleet Capital Corporation, as collateral and administrative agent for the lenders, General Electric Capital Corporation, as syndication agent, Fleet Securities, Inc. and GECC Capital Markets Group, Inc., as co-lead arrangers (incorporated herein by reference to Exhibit 10(b) to the Annual Report on Form 10-K of Superior Essex Inc. for the year ended December 31, 2003 (the "2003 Form 10-K")).

10.3
Second Amendment to Credit Agreement, dated March 18, 2004, by and among Superior Essex Communications LLC, as a borrower, Essex Group Inc., as a borrower, the financial institutions party thereto, as lenders, Fleet Capital Corporation, as collateral and administrative agent for the lenders, General Electric Capital Corporation, as syndication agent, Fleet Securities, Inc. and GECC Capital Markets Group, Inc., as co-lead arrangers (incorporated herein by reference to Exhibit 10(c) to the 2003 Form 10-K).
10.4
Third Amendment to Credit Agreement, dated April 2, 2004, by and among Superior Essex Communications LLC, as a borrower, Essex Group Inc., as a borrower, the financial institutions party thereto, as lenders, Fleet Capital Corporation, a collateral and administrative agent for the lenders, General Electric Capital Corporation, as syndication agent for the lenders. (incorporated herein by reference to Exhibit 10.1 to the Q1 2004 Form 10-Q).
10.5
Fourth Amendment to Credit Agreement, dated April 30, 2004, by and among Superior Essex Communications LLC, as a borrower, Essex Group inc., as a borrower, the financial institutions party thereto, as lenders, Fleet Capital Corporation, as collateral and administrative agent for the lenders, General Electric Capital Corporation, as syndication agent for the lenders. (incorporated herein by reference to Exhibit 10.2 to the Q1 2004 Form 10-Q).
10.6
Fifth Amendment to Credit Agreement, dated June 16, 2004, by and among Superior Essex Communications LLC, as a borrower, Essex Group Inc., as a borrower, the financial institutions party thereto, as lenders, Fleet Capital Corporation, as collateral and administrative agent for the lenders, General Electric Capital Corporation, as syndication agent for the lenders (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Superior Essex Inc. for the quarter ended June 30, 2004).
10.7
Warrant Agreement, dated as of November 10, 2003, between Superior Essex Inc. and American Stock Transfer & Trust Company, as warrant agent (incorporated herein by reference to Exhibit 10(d) to the Superior Essex Form 10).
10.8	Superior Essex Inc. 2003 Stock Incentive Plan (incorporated herein by reference to Exhibit 10(e) to the Superior Essex Form 10).
10.9	Employment Agreement, dated November 10, 2003, between Superior Essex and Stephen M. Carter (incorporated herein by reference to Exhibit 10(f) to the Superior Essex Form 10).
10.10	Employment Agreement, dated March 15, 2004, between SEI and David S. Aldridge (incorporated herein by reference to Exhibit 10(i) to the 2003 Form 10-K).
10.11	Employment Agreement, dated March 15, 2004, between SEI and Justin F. Deedy, Jr. (incorporated herein by reference to Exhibit 10(j) to the 2003 Form 10-K).
10.12	Employment Agreement, dated March 5, 2004, between SEI and H. Patrick Jack (incorporated herein by reference to Exhibit 10(k) to the 2003 Form 10-K).
10.13	Letter Agreement, dated February 26, 2004, between Superior Essex Inc. and Barbara L. Blackford (incorporated herein by reference to Exhibit 10.6 to the Q1 2004 Form 10-Q).
10.14	Separation Agreement, dated November 5, 2003, between Superior Essex Inc. and Stephen C. Knup (incorporated herein by reference to Exhibit 10(j) to the Superior Essex Form 10).

10.15		Severance Pay Plan (incorporated herein by reference to Exhibit 10(k) to the Superior Essex Form 10).
10.16		Change in Control Severance Pay Plan (incorporated herein by reference to Exhibit 10(l) to the Superior Essex Form 10).
10.17		Key Employee Retention Plan (incorporated herein by reference to Exhibit 10(m) to the Superior Essex Form 10).
10.18
Lease Agreement, dated as of December 16, 1993, by and between ALP (TX) QRS 11-28, Inc. and Superior TeleTec Transmission Products, Inc. (incorporated herein by reference to Exhibit (i) to the Quarterly Report on Form 10-Q of The Alpine Group, Inc. for the quarter ended January 31, 1994).
10.19
First Amendment to Lease Agreement, dated as of May 10, 1995, by and between ALP (TX) QRS 11-28, Inc. and Superior TeleTec Inc. (incorporated herein by reference to Exhibit 10(o) to the Annual Report on Form 10-K of The Alpine Group, Inc. for the year ended April 30, 1995 (the "1995 Alpine 10-K")).
10.20
Second Amendment to Lease Agreement, dated as of July 21, 1995, by and between ALP (TX) QRS 11-28, Inc. and Superior Telecommunications Inc. (incorporated herein by reference to Exhibit 10(x) to the 1995 Alpine 10-K).
10.21
Third Amendment to Lease Agreement, dated as of October 2, 1996, by and between ALP (TX) QRS 11-28, Inc. and Superior Telecommunications Inc. (incorporated herein by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (Registration No. 333-09933) of Superior TeleCom Inc., as filed with the Securities and Exchange Commission on August 9, 1996, as amended (the "Superior TeleCom S-1")).
10.22
First Amendment to Guaranty and Surety Agreement, dated as of October 2, 1996, among Superior TeleCom Inc., The Alpine Group, Inc. and ALP (TX) QRS 11-28, Inc. (incorporated herein by reference to Exhibit 10.12 to the Superior TeleCom S-1).
10.23
Fourth Amendment to Lease Agreement, dated as of November 27, 1998, between ALP (TX) QRS 11-28, Inc. and Superior Telecommunications Inc. (incorporated herein by reference to Exhibit 10(x) to the Annual Report on Form 10-K of Superior TeleCom Inc. for the year ended December 31, 1999 (the "1999 Superior TeleCom 10-K")).
10.24
Second Amendment to Guaranty and Suretyship Agreement, dated as of November 27, 1998, among ALP (TX) QRS 11-28, Inc., Superior TeleCom Inc. and The Alpine Group, Inc. (incorporated herein by reference to Exhibit 10(y) to the 1999 Superior TeleCom 10-K).
10.25
Fifth Amendment to Lease Agreement and Waiver, dated as of December 27, 2001, between ALP (TX) QRS 11-28, Inc. and Superior Telecommunications Inc. (incorporated herein by reference to Exhibit 10(yy) to the Annual Report on Form 10-K of Superior TeleCom Inc. for the year ended December 31, 2001).
10.26
Consent, Amendment and Waiver to Lease Agreement, dated as of December 11, 2002, between ST (TX) LP and Superior Telecommunications Inc. (incorporated herein by reference to Exhibit 10(eee) to the Annual Report on Form 10-K of Superior TeleCom Inc. for the year ended December 31, 2002).
12.1	**	Statement re: Computation of Ratio of Earnings to Fixed Charges.

21.1		List of Subsidiaries (incorporated herein by reference to Exhibit 21 to the Superior Essex Form 10).
23.1	*	Consent of Proskauer Rose LLP (included as part of its opinion filed as Exhibit 5.1 hereto).
23.2	*	Consent of Jaffe Raitt Heuer & Weiss, P.C. (included as part of its opinion filed as Exhibit 5.2 hereto).
23.3	**	Consent of Deloitte & Touche LLP.
24.1	*	Powers of Attorney.
25.1	*	Form T-1, Statement of Eligibility and Qualification of Trustee.
99.1	*	Form of Letter of Transmittal.
99.2	*	Form of Notice of Guaranteed Delivery.
99.3	*	Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner.
99.4	*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
Previously filed.

**
Filed herewith.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Superior Essex Inc.
Atlanta, Georgia

        We have audited the consolidated financial statements of Superior Essex Inc. as of December 31, 2003 and for the period November 11, 2003 (inception) to December 31, 2003, and the consolidated financial statements of Superior TeleCom Inc. as of December 31, 2002 and for the period January 1, 2003 to November 10, 2003 and the year ended December 31, 2002, and have issued our report thereon dated March 19, 2004 (July 30, 2004 as to Note 21) (which report expresses an unqualified opinion and contains explanatory paragraphs that describe changes in methods of accounting and application of AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," to the consolidated financial statements of Superior Essex Inc. and certain limited procedures applied to disclosures and reclassifications in the 2001 financial statements audited by other auditors who have ceased operations); such financial statements and report are included elsewhere in this registration statement. Our audits also included the 2002 and 2003 financial statement schedule listed in Item 21(b) of this registration statement. This financial statement schedule is the responsibility of management. Our responsibility is to express an opinion based on our audits. In our opinion, such 2002 and 2003 financial statement schedules, when considered in relation to the 2002 and 2003 basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. The financial statement schedule for the year ended December 31, 2001 was audited by other auditors who have ceased operations. Those auditors expressed an opinion, in their report dated February 18, 2002, that such 2001 financial statement schedule, when considered in relation to the 2001 basic financial statements taken as a whole (prior to the disclosures and reclassifications referred to above), presented fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 19, 2004

        The following report is a copy of a report previously issued by Arthur Andersen LLP and it has not been reissued by Arthur Andersen LLP.

Report of Independent Public Accountants

To Superior TeleCom Inc.:

        We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of Superior TeleCom Inc. and subsidiaries included in this annual report on Form 10-K and have issued our report thereon dated February 18, 2002 (except with respect to the matters discussed in Notes 1, 6, 7 and 20, as to which the date is March 28, 2002). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule II listed in the index to financial statements is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                      Arthur Andersen LLP

Atlanta, Georgia
February 18, 2002

SUPERIOR ESSEX INC. AND SUBSIDIARIES
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
Period November 11, 2003 to December 31, 2003, Period January 1, 2003 to
November 10, 2003, and Years Ended December 31, 2002 and 2001
(in thousands)

	Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at End of Period
Superior Essex Inc.:
Period November 11, 2003 to December 31, 2003:
Allowance for restructuring activities	$112	$—	$—		$(79)	(a)	$33
Allowance for doubtful accounts	1,827	353	—		(40)	(b)	2,140
Superior TeleCom Inc.:
Period January 1, 2003 to November 10, 2003:
Allowance for restructuring activities	3,214	—	—		(3,102)	(a)	112
Allowance for doubtful accounts	7,676	832	—		(6,681)	(b)	1,827
Year ended December 31, 2002:
Allowance for restructuring activities	608	9,852	—		(7,246)	(a)	3,214
Allowance for doubtful accounts	8,391	1,020	—		(1,735)	(e)	7,676
Year ended December 31, 2001:
Allowance for restructuring activities	2,326	194	—		(1,912)	(a)	608
Allowance for doubtful accounts	4,998	2,820	1,658	(d)	(1,085)	(b)	8,391

(a)
Payments for restructuring liabilities

(b)
Write-offs net of recoveries

(c)
Accrued as a component of acquisition purchase price

(d)
Reclassified from other accounts

(e) Write-offs net of recoveries	$(1,278)
Effect of Electrical Sale	(457)

$(1,735)

QuickLinks

TABLE OF CONTENTS
INDUSTRY AND MARKET DATA
FORWARD LOOKING STATEMENTS
SUMMARY
Summary of the exchange offer
Summary of the New Notes
Risk Factors
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Superior Essex Inc. and Subsidiaries Unaudited Pro Forma Consolidated Statement of Operations Year Ended December 31, 2003 (in thousands, except per share data)
Superior Essex Inc. and Subsidiaries Notes to Unaudited Pro Forma Consolidated Statement of Operations Year Ended December 31, 2003
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NEW NOTES
EXCHANGE OFFER AND REGISTRATION RIGHTS AGREEMENT
BOOK-ENTRY SETTLEMENT AND CLEARANCE
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
CHANGE IN INDEPENDENT AUDITORS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF PREDECESSOR INDEPENDENT PUBLIC ACCOUNTANTS
SUPERIOR ESSEX INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
SUPERIOR ESSEX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
SUPERIOR ESSEX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (in thousands, except share data)
SUPERIOR ESSEX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
SUPERIOR ESSEX INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SUPERIOR ESSEX INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share data) (unaudited)
SUPERIOR ESSEX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Continued) (in thousands, except per share data) (unaudited)
SUPERIOR ESSEX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
SUPERIOR ESSEX INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2004 (unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings.
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
INDEX TO EXHIBITS
Report of Independent Public Accountants
SUPERIOR ESSEX INC. AND SUBSIDIARIES SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS Period November 11, 2003 to December 31, 2003, Period January 1, 2003 to November 10, 2003, and Years Ended December 31, 2002 and 2001 (in thousands)